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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 4, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Neiman Marcus Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5311 (Primary Standard Industrial Classification Code Number)	80-0950874 (I.R.S. Employer Identification Number)

One Marcus Square
1618 Main Street
Dallas, Texas 75201
(214) 743-7600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Tracy M. Preston, Esq.
Neiman Marcus Group, Inc.
One Marcus Square
1618 Main Street
Dallas, Texas 75201
(214) 743-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Philippa M. Bond Jonathan Benloulou Proskauer Rose LLP 2049 Century Park East, Suite 3200 Los Angeles, California 90067 (310) 557-2900/(310) 557-2193 (Facsimile)	Kirk A. Davenport II Jason M. Licht Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200/(212) 751-4864 (Facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A Common Stock, $0.001 par value per share	$100,000,000	$11,620

(1)
Includes offering price of additional shares that the underwriters have the option to purchase to cover overallotments, if any. See "Underwriting."

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(3)
Calculated pursuant to Rule 457(o) under the Securities Act.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 4, 2015

Shares

Neiman Marcus Group, Inc.

Common Stock

       This is an initial public offering of shares of our common stock. Prior to this offering, there has been no public market for our common stock. We are selling                shares of our common stock. The estimated initial public offering price is between $        and $        per share. We intend to apply to list our common stock on the                under the symbol "NMG."

       Investing in our common stock involves risks. You should consider carefully the "Risk Factors" beginning on page 13 of this prospectus.

       The underwriters have an option to purchase up to                  additional shares of our common stock at the initial public offering price, less the underwriting discount, for the purpose of covering overallotments, if any. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds to us (before expenses)	$	$

       The underwriters expect to deliver the shares of our common stock to investors on or about                        , 2015.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2015

The destination for the best the world has to offer–an inviting experience of Fashion, Luxury, *and unparalleled* Service.

        Neither we nor the underwriters have authorized anyone to give you any information or to make any representations other than those contained in this prospectus and in any related free-writing prospectus we have prepared or authorized to be delivered to you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

        Persons who come into possession of this prospectus and any related free-writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free-writing prospectus applicable to that jurisdiction.

i

Our Common Stock

        After giving effect to the Equity Conversion (as defined below), we will have two authorized classes of common stock: Class A common stock (as defined below) and Class B common stock (as defined below). Our Class B common stock generally will have rights identical to our Class A common stock, except that Class B common stock will be non-voting with respect to the election and removal of directors, and will be convertible into our Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. Additionally, each share of Class A common stock is convertible into one share of Class B common stock at any time and from time to time at the option of the holder so long as such holder holds one or more shares of Class B common stock at the time of conversion. In this prospectus, unless otherwise indicated or the context suggests otherwise, references to our "common stock" refer to our Class A common stock. See "Equity Conversion."

Market and Industry Data

        We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties (including Euromonitor International Ltd., or "Euromonitor," and Wealth-X). We did not fund and are not otherwise affiliated with the third-party sources that we cite. All industry data from Euromonitor International is presented using retail selling prices and in real terms, or unadjusted for inflation, and all transactions in foreign currency are translated to U.S. dollars, using the 2014 year-end exchange rates.

        Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and management's understanding of industry conditions. Statements based on internal data and estimates and management's understanding are distinguished by the use of the words "we believe" or similar formulations.

        Research by Euromonitor International should not be considered as the opinion of Euromonitor International as to the value of any security or the advisability of investing in the Company and accordingly, such information should not be relied upon for making any investment decision in respect of the Company.

        While we believe the industry, market and competitive position data used throughout this prospectus to be accurate as of the date of this prospectus, projections, assumptions and estimates of our future performance and the future performance of our industry are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under "Special Note Regarding Forward-Looking Statements" and "Risk Factors." These and other factors could cause our results to differ materially from the projections, assumptions and estimates expressed in this prospectus, including those based on the estimates made by independent industry analysts, other third-party sources and us.

Basis of Presentation

        Neiman Marcus Group, Inc. (f/k/a NM Mariposa Holdings, Inc.), the issuer of common stock in this offering, was incorporated on September 9, 2013 and became the ultimate parent company of our subsidiaries upon consummation of the Acquisition (as defined below). All of the financial information in this prospectus prior to that time represents the results of operations of our indirect subsidiary, Neiman Marcus Group LTD LLC (f/k/a Neiman Marcus Group LTD Inc. and Neiman Marcus, Inc.).

        The accompanying Consolidated Financial Statements (as defined below) are presented as "Predecessor" or "Successor" to indicate whether they relate to the period preceding the Acquisition or the period succeeding the Acquisition, respectively. All significant intercompany accounts and transactions have been eliminated.

        Throughout this prospectus, we have prepared our presentation and discussion of the results of operations for the fiscal year ended August 2, 2014 by comparing the results of operations of the Predecessor for the fiscal year ended August 3, 2013 to the combined amounts obtained by adding the results of operations and cash flows for the Predecessor thirteen week period ended November 2, 2013 and the Successor thirty-nine week period ended August 2, 2014. We have also prepared our presentation and discussion of the results of operations for the thirty-nine weeks ended May 3, 2014 by adding the operations and cash flows for the Predecessor thirteen week period ended November 2, 2013 and the Successor twenty-six week period ended May 3, 2014. Although this combined presentation does not comply with U.S. generally accepted accounting principles (GAAP), we believe that it assists readers in understanding and assessing the trends and significant changes in our results of operations, provides a more meaningful method of comparison and does not impact the drivers of the financial changes between the relevant periods. The combined results of operations have not been prepared on a pro forma basis under applicable regulations and may not reflect the actual results we would have achieved absent the Acquisition and may not be predictive of future results of operations. For a presentation of our results of operations for the fiscal year ended August 2, 2014 and the thirty-nine weeks ended May 3, 2014 on a GAAP basis showing the separate Predecessor and Successor periods, see the accompanying Consolidated Financial Statements and Condensed Consolidated Financial Statements.

        Our fiscal year ends on the Saturday closest to July 31. Like many other retailers, we follow a 4-5-4 reporting calendar, which means that each fiscal quarter consists of thirteen weeks divided into periods of four weeks, five weeks and four weeks. This resulted in an extra week in fiscal year 2013 (the 53rd week). All references to fiscal year 2014 relate to the combined fifty-two weeks ended August 2, 2014 (calculated as described in the paragraph above). All references to fiscal year 2013 relate to the fifty-three weeks ended August 3, 2013, and all references to fiscal year 2012 relate to the fifty-two weeks ended July 28, 2012. References to fiscal year 2015 and years thereafter relate to our fiscal years for such periods.

        We refer to our audited financial statements for the fiscal years ended July 31, 2010, July 30, 2011, July 28, 2012, August 3, 2013 and August 2, 2014 as the "Consolidated Financial Statements." We refer to our unaudited financial statements for the thirty-nine weeks ended May 3, 2014 and May 2, 2015 included elsewhere in this prospectus as the "Condensed Consolidated Financial Statements."

        Certain amounts presented in tables are subject to rounding adjustments and, as a result, the totals in such tables may not sum.

Trademarks

        We own or have rights to trademarks or tradenames that we use in conjunction with the operation of our business. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent of the law, our rights or the rights of the applicable licensor to these trademarks and tradenames. In this prospectus, we also refer to product names, trademarks, tradenames and service marks that are the property of other companies. Each of the product names, trademarks, tradenames or service marks of other companies appearing in this prospectus belongs to its owners. Our use or display of other companies' product names, trademarks, tradenames or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the product, trademark, tradename or service mark owner, unless we otherwise indicate.

Comparable Revenues

        With respect to any period, comparable revenues include (i) revenues derived from our retail stores open for more than fifty-two weeks, including stores that have been relocated or expanded, and (ii) revenues from our online operations. Comparable revenues exclude (i) revenues of closed stores, including our Neiman Marcus store in Minneapolis, which we closed in January 2013, (ii) revenues from designer websites created and operated pursuant to contractual arrangements with certain designers, all of which expired by the first quarter of fiscal year 2015, and (iii) revenues from our MyTheresa brand, which we acquired in October 2014. The calculation of the change in comparable revenues for (i) fiscal year 2013 is based on revenues for the fifty-two weeks ended July 27, 2013 compared to revenues for the fifty-two weeks ended July 28, 2012 and (ii) fiscal year 2014 is based on revenues for the fifty-two weeks ended August 2, 2014 compared to revenues for the fifty-two weeks ended July 27, 2013.

Non-GAAP Financial Measures

        To supplement our financial information presented in accordance with GAAP, we use Adjusted EBITDA and Adjusted Net Earnings to monitor and evaluate the performance of our business and believe the presentation of these measures enhances investors' ability to analyze trends in our business and evaluate our performance relative to other companies in our industry. We define (i) Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of our ongoing performance, and (ii) Adjusted Net Earnings as net earnings (loss) adjusted to eliminate the effects of items management does not believe are representative of our ongoing performance. These financial metrics are not presentations made in accordance with GAAP.

        Adjusted EBITDA and Adjusted Net Earnings should not be considered as alternatives to operating earnings (loss) or net earnings (loss) as measures of operating performance. In addition, Adjusted EBITDA and Adjusted Net Earnings are not presented as and should not be considered as alternatives to cash flows as measures of liquidity. Adjusted EBITDA and Adjusted Net Earnings have important limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

        These limitations include the fact that:

  •
  Adjusted EBITDA and Adjusted Net Earnings:

  •
  exclude certain tax payments that may represent a reduction in cash available to us;

  •
  exclude certain adjustments for purchase accounting;

  •
  do not reflect changes in, or cash requirements for, our working capital needs, capital expenditures or contractual commitments;

  •
  in the case of Adjusted EBITDA, does not reflect our significant interest expense; and

  •
  do not reflect the cash requirements necessary to service interest or principal payments on our debt.

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted Net Earnings do not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Earnings differently than we do, limiting their usefulness as comparative measures.

        In calculating these financial measures, we make certain adjustments that are based on assumptions and estimates that may prove inaccurate. In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. For reconciliations of Adjusted EBITDA and Adjusted Net Earnings to net earnings (loss), a GAAP measure, see "Prospectus Summary—Summary Financial and Other Data" and "Selected Consolidated Financial Information and Other Data."

        Additionally, throughout this prospectus we have prepared our presentation and discussion of the results of operations for the fiscal year ended August 2, 2014 and the thirty-nine weeks ended May 3, 2014 by adding the results of operations and cash flows for the Predecessor and the Successor, which is not in accordance with GAAP. See "—Basis of Presentation."

 PROSPECTUS SUMMARY

        The following summary contains selected information about us and about this offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus in its entirety, including matters set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus. Some of the statements in the following summary constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

        In this prospectus, unless otherwise indicated or the context suggests otherwise, references to "Neiman Marcus Group, Inc.," "Neiman Marcus Group," the "Company," "we," "us," and "our" refer to Neiman Marcus Group, Inc., a Delaware corporation, and, where appropriate, its consolidated subsidiaries. Unless otherwise indicated, the information in this prospectus (i) has been adjusted to give effect to the Equity Conversion (as defined below) and (ii) assumes no exercise by the underwriters of their option to purchase additional shares of our common stock to cover overallotments, if any.

Our Company

        Founded over 100 years ago, we are one of the largest omni-channel luxury fashion retailers in the world, with approximately $4.8 billion in revenues for fiscal year 2014, of which approximately 24% were transacted online. Our Neiman Marcus, Bergdorf Goodman and MyTheresa brands are synonymous with fashion, luxury and style. We offer a distinctive selection of women's and men's apparel, handbags, shoes, cosmetics and precious and designer jewelry from premier luxury and fashion designers to our loyal and affluent customers "anytime, anywhere, any device." We have a longstanding heritage of providing the highest level of personalized, concierge-style service to our customers through our experienced team of sales associates.

        Under each of our primary brands, we offer our customers a curated and compelling assortment of narrowly distributed merchandise from luxury and fashion designers, including Chanel, Gucci, Prada, Akris, Brioni, Ermenegildo Zegna, David Yurman, Christian Louboutin, Valentino, Burberry, Louis Vuitton, Goyard, Brunello Cucinelli, Van Cleef & Arpels and Tom Ford. We believe we are the retail partner of choice to luxury designers because we offer a distinctive distribution channel that accesses our loyal and affluent customers and adhere to strict presentation, marketing and promotional standards consistent with the luxury experience. We also have a long history of identifying, partnering with and nurturing emerging designers with the potential for rapid growth. The combined offering from established and emerging designers ensures our merchandise assortment remains unique, compelling and relevant as fashion trends evolve.

        As a leader in omni-channel retailing, we provide our customers a deep assortment of luxury merchandise and a consistent, seamless shopping experience, whether our customers shop in our stores, on our websites or via e-mail, text or phone communications with our sales associates. Our comprehensive digital platform integrates and personalizes the online and in-store experience. We empower our sales associates with mobile devices and proprietary technology to improve their connection with our customers, and we utilize advanced analytics to personalize merchandise presentations to our customers when they shop online. We believe that over 75% of the total luxury spending of our customers is digitally influenced.

        We engage our customers primarily through three brands:

        Neiman Marcus.    Our Neiman Marcus brand caters to affluent luxury customers. We operate 41 full-line stores in marquee retail locations in major U.S. markets. Our stores are designed to provide a modern, luxurious ambiance by blending art, architecture and technology. In addition, we provide our customers access to our Neiman Marcus brand through our website, neimanmarcus.com, and our mobile app.

        Bergdorf Goodman.    Our Bergdorf Goodman brand caters to the most discerning luxury clientele. We operate two full-line stores that feature elegant shopping environments in landmark locations on Fifth Avenue in New York City and through our Bergdorf Goodman online platform, bergdorfgoodman.com. The Bergdorf Goodman stores are our most productive, with in-store sales per square foot of approximately 3.5x that of our total full-line stores.

        MyTheresa.    Our MyTheresa brand appeals to younger, fashion-forward, luxury customers, primarily from Europe, Asia and the Middle East. We operate mytheresa.com, our mobile app and the THERESA flagship store in Munich, Germany.

        Based only on sales transacted in store, the combined productivity of our 43 full-line stores was $589 per square foot for the twelve-month period ended May 2, 2015.

Our Industry

        We operate in the large and growing global luxury fashion market, which includes the sales of apparel, accessories, watches, jewelry and beauty products. According to Euromonitor International, the global luxury fashion market is projected to grow from $308 billion in 2015 to $354 billion in 2019, representing a compounded annual growth rate (CAGR) of 3.6%. Over the same period, the North American luxury fashion market is projected to grow from $81 billion to $95 billion, or at a CAGR of 4.1%. Additionally, the luxury fashion market in Asia Pacific and the Middle East and Africa is projected to grow at a rate over 45% faster than the global luxury fashion market and at a rate over 25% faster than the North American luxury market, to $120 billion in 2019.

        The increasing demand for luxury fashion will be driven primarily by the growing affluence of luxury consumers in the North American and other developed markets and by the increasing desire for luxury goods exhibited by consumers in developing international markets, especially Asia and the Middle East. According to Wealth-X, the United States is the largest ultra high net worth country in the world, accounting for a third of the global ultra high net worth population and wealth. In 2013, the number of ultra high net worth U.S. households grew year-over-year by over 8% and the total wealth of those households by over 9%. Asia's ultra high net worth population is the fastest-growing in the world and the wealth of those ultra high net worth households is expected to exceed the wealth of ultra high net worth households in Europe within three years and the United States within 10 years.

        Technology has transformed how global consumers discover and purchase luxury goods by combining their in-store and online activity to identify a potential purchase, evaluate brand alternatives and use social media to share feedback regarding potential purchase decisions. According to Euromonitor International, the online sales of the luxury goods market represent over 4% of the U.S. luxury goods market by value in 2014, an increase of over 40% from 2009. We believe that we are uniquely positioned to benefit from the increasing demand and adoption of omni-channel shopping among domestic and international luxury consumers.

Our Customers

        Our customers are educated, affluent and digitally connected. The average age of our customers is 51 and approximately 48% of our customers are 50 or younger. Approximately 79% of our customers are female and approximately 38% of our customers have a median household income of over $200,000. Our customers are active on social media, and we engage them through an active presence on Facebook, Twitter, Instagram and Pinterest, our primary social media platforms.

        Our InCircle loyalty program is designed to cultivate long-term relationships with our customers. This program includes marketing features, such as private in-store events, as well as the ability to accumulate points for qualifying purchases. Approximately 40% of our total revenues in fiscal year 2014 were generated by our InCircle loyalty program members who achieved reward status. These customers spend approximately 11 times more annually with us than our other customers.

Our Competitive Strengths

        Preeminent Gateway to the Luxury Customer.    We have strong relationships with many of the world's most affluent luxury consumers built upon a heritage of exceptional customer service. We provide our customers with access to a curated collection of merchandise from the world's leading luxury and fashion designers. Our customers can access our merchandise "anytime, anywhere, any device" in an upscale, personalized shopping environment in our premier retail locations or through our digital platforms. Our highly trained associates are always available to provide high-quality customer service, both in store and online. Our position as a preeminent gateway to the global luxury customer makes us a desirable partner to luxury designers and allows us to acquire a superior allocation of narrowly distributed merchandise.

        With approximately $4.8 billion in revenues for fiscal year 2014, we are one of the largest omni-channel luxury fashion retailers in the world. We reach our luxury customers through our portfolio of 43 full-line stores and our digital platform. Our full-line stores offer an unmatched combination of luxurious environments and iconic destinations and are located in the most prestigious shopping districts of leading cities, including New York (Fifth Avenue near Central Park), Los Angeles (Beverly Hills), Dallas (North Park), Houston (Galleria), Chicago (Michigan Avenue), Miami (Bal Harbour) and San Francisco (Union Square). According to Wealth-X, approximately 70% of ultra high net worth individuals in the United States reside within 50 miles of a Neiman Marcus or Bergdorf Goodman store. Our portfolio of stores in iconic locations would be virtually impossible to replicate.

        Leading Portfolio of Established and Emerging Luxury and Fashion Designers.    We have deep and longstanding relationships with most of the world's exclusive luxury designers, including Chanel, Gucci, Prada, Akris, Brioni, Ermenegildo Zegna, David Yurman, Christian Louboutin, Valentino, Burberry, Louis Vuitton, Goyard, Brunello Cucinelli, Van Cleef & Arpels and Tom Ford. Our designer partners regard us as their retailer of choice due to our commitment to offering merchandise in an environment consistent with their images and marketing and promotional standards. Each of our Neiman Marcus, Bergdorf Goodman and MyTheresa brands has a dedicated merchandising team, enabling us to optimize assortments based on our superior curation abilities, extensive local market knowledge and data analytics. We have a long history of identifying, partnering with and nurturing emerging design talent. We believe these relationships, along with our size, reach and reputation, allow us to obtain a superior assortment and larger allocation of merchandise from a more desirable portfolio of luxury and fashion designers than our competitors. As a result, we offer a compelling and highly differentiated selection of narrowly distributed merchandise.

        Leading Innovator in Omni-Channel Retail.    We are dedicated to remaining at the forefront of innovation in retail and are transforming the way customers shop for luxury goods. We have made significant investments to address the dynamic and evolving ways in which customers interact with retailers and to realign our business to support our omni-channel approach. We shifted our organization under the Neiman Marcus brand so that both stores and online report to our President, Neiman Marcus Stores and Online, who is responsible for the total customer experience. We believe this role is unique among our peers. We also merged the merchandising and planning organizations for Neiman Marcus stores and Neiman Marcus online into one team under our President, Chief Merchandising Officer. These initiatives have enabled us to better coordinate our in-store and online marketing campaigns, merchandise assortments, creative resources, promotional calendars and delivery, pick-up and return processes.

        We provide our sales associates and our customers with leading-edge technology and capabilities. Recognizing our customers' increasing usage of mobile devices, we believe Neiman Marcus was the first national retailer to provide smartphones and dedicated mobile apps to sales associates to communicate with customers. This has enabled our sales associates to strengthen relationships with our customers in real time through text messages and emails. We also offer customers a variety of options to take delivery of their purchases and make returns, including free shipping and returns, same-day delivery, buy online and pick up in store and buy online and pick up in department.

        Culture of Superior Customer Service Provided by Highly Trained Sales Associates.    Our sales associates are dedicated to always providing the exceptional service our customers expect from a luxury experience. Consistent with our emphasis on building sales through long-term customer relationships, our sales associates are trained in relationship selling, rather than transaction-based results. Our selling culture encourages them to initiate and maintain contact with our customers to provide personalized updates on the latest merchandise offerings and fashion trends. Our sales associates are educated in fashion trends both by us and directly by designers and are empowered to act as personal shoppers and style advisors to our affluent customers. We have invested in technology to enhance our sales associates' ability to develop and maintain close relationships with our customers. Sales associates who have been with us for longer than one year have an average tenure of approximately nine years and had a turnover rate in fiscal year 2014 of 12%. These tenured associates are highly productive, with more than 40% of them each generating over $750,000 of revenues in fiscal year 2014.

        Strong and Consistent Financial Performance.    Our business model has allowed us to achieve strong financial results. From fiscal year 2010 through fiscal year 2014, we increased revenues from $3.7 billion to $4.8 billion, representing a CAGR of 7.0%. Through the end of our third quarter of fiscal year 2015, we have achieved 22 consecutive quarters of positive quarterly comparable revenue growth, with an average quarterly increase of over 6%. From fiscal year 2010 through fiscal year 2014, we increased our Adjusted EBITDA from $474 million to $698 million, representing a CAGR of 10.2%.

        Exceptional Management Team with Specialized Skills.    Our management team is led by Karen W. Katz, our President and Chief Executive Officer. Over the past 30 years, Ms. Katz has held multiple store and merchandising leadership roles at the Company, as well as responsibility for our online business. Our leadership team has a deep understanding of the luxury customer and close relationships with luxury and fashion designers. They also have expertise in managing and motivating sales associates for affluent customers, as well as all aspects of omni-channel retailing. With an average of 20 years of industry experience and 11 years at the Neiman Marcus Group, our senior leadership team has a demonstrated track record of delivering strong growth and increased profitability.

Our Growth Strategy

        We expect to continue driving our sales and profit growth by executing the following strategies:

        Invest in Technology to Drive Revenues and Enhance Customer Loyalty.    Since Ms. Katz became our President and Chief Executive Officer in 2010, we have moved aggressively to identify and develop ways to utilize technology to transform and grow our business. Our President, Neiman Marcus Stores and Online brings the insights developed over 20 years of technology and e-commerce experience to his role, which includes responsibility for the total customer experience. We have also added executives with extensive technology and e-commerce experience to our board of directors. The components of our technology initiative include:

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  Personalize the shopping experience:  We are able to associate approximately 90% of our total revenues with specific customers. Additionally, we are able to associate substantially all browsing behavior on our digital platforms with unique individuals. By aggregating this data and employing advanced analytics, we are able to generate a single view of these customers'

    engagement with our brands. We utilize this data to enhance the interactions with our customers when they are in our stores and personalize the presentation of merchandise to our customers when they shop online. We employ the same data to increase the efficiency and effectiveness of both our traditional and digital marketing. We intend to continue to invest in advanced algorithms and methodologies to improve the relevance of personalized merchandise suggestions and the effectiveness of our marketing spend.

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  Productivity:  Our store management tracks a range of sales productivity metrics on a real-time basis, including comparisons of sales performance by category, department and brand, and comparisons of sales performance to targets. We also capture metrics to measure our sales associates' usage of our proprietary mobile technology, including the nature and frequency of communication with our customers. We believe that as our sales associates continue to optimize their utilization of the full and evolving functionality of our mobile technology, we will improve sales productivity and sales associate efficiency and increase the number and quality of customer-facing interactions.

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  NMG One:  We are in the process of implementing a new Oracle-based merchandising system, which we call NMG One, that will enable us to purchase, share, manage and sell our inventory across channels more efficiently. We expect the implementation of NMG One to be substantially completed during calendar year 2016, and expect to see significant margin and cash flow benefits in the future.

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  Mobile:  We are investing significant resources to enable our customers to browse and shop online and in store on mobile devices. We continually enhance the functionality and user interface of our platforms to incorporate the latest available technology. We expect that improvements in our mobile technology will enable us to generate further insights into our customers and drive greater engagement and loyalty.

        Increase Revenue Through Innovative Merchandising Strategies.    We have a history of leadership and innovation in luxury and fashion merchandising. Over many years, we have developed deep and longstanding relationships with leading designers. Our most senior merchants, including our President and Chief Executive Officer, President and Chief Merchandising Officer of Neiman Marcus, and President of Bergdorf Goodman, each have over 20 years of experience working with luxury fashion designers. These close relationships allow us to collaborate with the designers on a broad range of activities to differentiate our merchandise assortment.

        Our merchandising strategies include:

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  Create unique and carefully curated assortments by working with leading designers. Areas of focus include achieving a greater level of exclusive merchandise, negotiating exclusivity for merchandise categories and geographies, collaborating with designers on brand extensions into new merchandise categories and increasing our allocation of the best-trending items.

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  Provide insight and guidance to designers regarding merchandise attributes (including pricing, fabrics and materials, silhouette, fit, classification, color direction and other trends), marketing and operations, thereby helping them optimize their product offerings and elevate their brand profiles.

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  Partner with designers to create new in-store shops and remodel existing ones.

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  Identify new luxury fashion designers and provide them the opportunity to rapidly grow their businesses and increase their exposure through our omni-channel retail platform.

  •
  Leverage our omni-channel capabilities by optimizing the selection of merchandise categories and items that are presented in store, online or both.

        These merchandising strategies are designed to bring uniqueness to our assortment and newness to our stores and to ensure we reinforce our merchandising leadership to the luxury fashion consumer.

        Grow Our International Footprint.    Through our acquisition of MyTheresa in October 2014, we became the only omni-channel multi-branded luxury fashion retailer with a global platform. MyTheresa is a high-growth luxury fashion retailer with revenues of €136 million during the twelve-month period ended June 30, 2015, representing a 38% increase over the prior twelve-month period. We are expanding MyTheresa's merchandise offering through Neiman Marcus's and Bergdorf Goodman's strong relationships with luxury and fashion designers. We are applying best practices from our Neiman Marcus and Bergdorf Goodman brands to enhance the merchandising and the marketing programs of MyTheresa. MyTheresa is expected to contribute to our future comparable revenue growth.

        We also will utilize the MyTheresa platform to grow Neiman Marcus and Bergdorf Goodman revenues internationally. MyTheresa's fulfillment capabilities provide us with the infrastructure to source and distribute Neiman Marcus Group merchandise directly in Europe, which gives us a distinct logistical advantage over many of our U.S.-based competitors.

        In addition, given the high global awareness of our brands, we believe there may be opportunities to pursue growth through international acquisitions and the opening of new stores in premier locations in Europe, the Middle East and Asia under our Neiman Marcus, Bergdorf Goodman and MyTheresa brands.

        Invest in Our Store Base to Generate Attractive Returns.    We have embarked on a significant capital investment program in our stores. We plan to remodel 23 of our 43 full-line stores, including Bergdorf Goodman in New York City and our Neiman Marcus stores in Beverly Hills, Boston, Houston and Palo Alto. In fiscal year 2016, the program contemplates remodeling approximately 7% of our over 850 designer shops and increasing the number of designer shops by approximately 20%.

        The store remodeling program will modernize our stores and reallocate selling space to more productive merchandise categories. It will enhance the presentation of merchandise from select luxury designers through continued building of new designer shops within our stores and remodels of many existing designer shops. We believe these actions will strengthen our relationships with our designers, increase customer traffic and generate significant returns.

        Expand Our Full-Line Store Base in Select Domestic Locations.    We will continue to evaluate opportunities to open full-line stores in major U.S. markets to add to our portfolio of prestigious shopping destinations. We have a disciplined approach to new store development, based on an analytical, research-driven site selection method and a rigorous real estate approval process. We currently have two Neiman Marcus locations in development in New York:

  •
  Roosevelt Field:  We expect to open an approximately 100,000 square-foot full-line Neiman Marcus store in Long Island, New York in the third quarter of fiscal year 2016. The store will be located in the Roosevelt Field Mall in Garden City, which is currently undergoing a $200 million redevelopment program.

  •
  Hudson Yards:  We have signed a lease to open a flagship full-line Neiman Marcus store on Manhattan's flourishing west side at Hudson Yards, a new $20 billion, 28-acre mixed-use development project. The approximately 250,000 square-foot, multi-level store, which we currently expect to open in fiscal year 2019, marks the first full-line Neiman Marcus store in New York City and will anchor the one-million-square-foot Shops at Hudson Yards. This new store will offer to New York's residents and visitors Neiman Marcus's signature mix of the world's most exclusive luxury brands and superior customer service.

        Expand Our Operating Margins.    We have embarked on a comprehensive cost re-engineering project called "Organizing for Growth" to optimize our resources and organizational processes. We are addressing over $1 billion of annual costs across multiple functional areas including stores, marketing and distribution, and we expect this project will result in efficiencies and cost savings, improving operating margins.

        In addition, over the last 24 months, we have invested significantly in a range of initiatives including transitioning to free shipping and free returns, remodeling stores, innovating with technology (including NMG One) and realigning our merchant organization to position us for future revenue growth. We believe that as our revenues grow, we will be able to leverage these investments, along with other fixed costs of our business, resulting in operating margin improvements.

Our Sponsors

        Entities affiliated with Ares Management, L.P. (Ares) and Canada Pension Plan Investment Board (CPPIB and, together with Ares, our Sponsors) and certain co-investors hold substantially all of our outstanding common stock. After giving effect to this offering and the Equity Conversion, Ares and CPPIB will hold             and            shares, respectively, of our aggregate common stock, representing approximately        % and        %, respectively, of our aggregate common stock. Our Sponsors will have significant power to control our affairs and policies, including with respect to the election of directors (and through the election of directors and the appointment of management). Our Class A common stock and Class B common stock vote together as a single class on all matters and are substantially identical in all respects, except that our Class B common stock does not entitle its holder to vote for the election or removal of directors. In addition, a holder of Class B common stock may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock or, under certain circumstances, convert shares of Class A common stock into an equal number of shares of Class B common stock. See "Equity Conversion."

Corporate Information

        Neiman Marcus Group, Inc. (f/k/a NM Mariposa Holdings, Inc.), a Delaware corporation, was incorporated on September 9, 2013 in connection with our Sponsors' acquisition of the Company. On October 25, 2013, Neiman Marcus Group LTD LLC (f/k/a Neiman Marcus Group LTD Inc. and Neiman Marcus, Inc.) merged with and into Mariposa Merger Sub LLC (Mariposa) pursuant to an Agreement and Plan of Merger, dated September 9, 2013, by and among Neiman Marcus Group, Inc., Mariposa and Neiman Marcus Group LTD LLC, with Neiman Marcus Group LTD LLC surviving the merger as a wholly owned subsidiary of Neiman Marcus Group, Inc. (the Acquisition). We are owned by our Sponsors and certain co-investors. We changed our name to Neiman Marcus Group, Inc. on May 29, 2015. Our principal executive offices are located at One Marcus Square, 1618 Main Street, Dallas, Texas 75201. Our telephone number is (214) 743-7600. Our website address is www.neimanmarcusgroup.com. The information on, or accessible through, our website is not a part of this prospectus or the registration statement of which this prospectus forms a part, nor is such information incorporated by reference herein, and you should not rely on such information in making a decision to purchase our common stock.

 The Offering

Common stock offered by us	shares
Common stock to be issued and outstanding immediately after this offering	shares, including shares of Class A common stock and shares of Class B common stock.
Overallotment option

We have granted the underwriters the option for a period of 30 days following the date of this prospectus to purchase up to                additional shares of our common stock at the initial public offering price, less the underwriting discount, for the purpose of covering overallotments, if any.

Voting rights

Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of our stockholders. Each holder of our Class B common stock is also entitled to one vote for each share of Class B common stock held on all matters submitted to a vote of our stockholders, except for the election and removal of directors. Our stockholders do not have cumulative voting rights. See "Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock."

Use of proceeds

We estimate that our net proceeds from the sale of shares of our common stock in this offering will be approximately $             million, assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We intend to use approximately $             million of the net proceeds from this offering to repay indebtedness, and to use any remaining net proceeds from this offering for general corporate purposes. See "Use of Proceeds."

Dividend policy

We do not currently intend to pay dividends on our common stock. Instead, we currently intend to use all of our earnings for the operation and growth of our business and the repayment of indebtedness. See "Dividend Policy."

Risk factors

You should read the section entitled "Risk Factors" beginning on page 13 of, and the other information included in, this prospectus for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.

Stock exchange symbol	"NMG"

        Except as otherwise indicated, all information in this prospectus reflects and assumes the following:

  •
  the consummation of the Equity Conversion prior to the closing of this offering; and

  •
  no exercise by the underwriters of their option to purchase up to an additional                shares of our common stock.

        The number of shares of our common stock to be outstanding immediately after this offering is based on                shares of our common stock outstanding immediately prior to the closing of this offering, and excludes the following:

  •
                      shares of our Class A common stock issuable upon the exercise of stock options granted under the NM Mariposa Holdings, Inc. Management Equity Incentive Plan (the 2013 Management Incentive Plan) and outstanding immediately prior to the closing of this offering, at a weighted average exercise price of $            per share; and

  •
                      shares of our Class A common stock reserved for future issuance under our new 2015 Stock Incentive Plan (the 2015 Stock Incentive Plan and, together with the 2013 Management Incentive Plan, the Stock Incentive Plans), which we intend to adopt prior to the closing of this offering.

 Summary Financial and Other Data

        The following tables summarize consolidated financial information of Neiman Marcus Group, Inc. You should read these tables along with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our Consolidated Financial Statements and Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period and results of operations for interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

        The results of operations data set forth below for the fiscal years ended July 28, 2012, August 3, 2013 and August 2, 2014 and the balance sheet data set forth below as of August 3, 2013 and August 2, 2014 have been derived from our Consolidated Financial Statements included elsewhere in this prospectus. The results of operations data set forth below for the thirteen weeks ended November 2, 2013 and each of the thirty-nine weeks ended August 2, 2014 and May 2, 2015 and the balance sheet data set forth below as of November 2, 2013, August 2, 2014 and May 2, 2015 have been derived from our Condensed Consolidated Financial Statements included elsewhere in this prospectus. The balance sheet data set forth below as of July 28, 2012 has been derived from our Consolidated Financial Statements not included in this prospectus.

					Fiscal year ended
		Fiscal year ended August 2, 2014(1)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013
	Thirty-nine weeks ended May 2, 2015				August 3, 2013(2)	July 28, 2012
(dollars in millions, except per share data and sales per square foot)	(Successor)	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
OPERATING RESULTS DATA
Revenues	$3,928.4	$4,839.3	$3,710.2	$1,129.1	$4,648.2	$4,345.4
Cost of goods sold including buying and occupancy costs (excluding depreciation)	2,502.6	3,248.4	2,563.0	685.4	2,995.4	2,794.7
Selling, general and administrative expenses (excluding depreciation)	894.7	1,101.4	835.0	266.4	1,047.8	1,006.9
Income from credit card program	(40.8)	(55.3)	(40.7)	(14.7)	(53.4)	(51.6)
Depreciation and amortization(3)	244.0	307.9	262.0	46.0	188.9	180.2
Operating earnings	299.8	41.0	8.8	32.1	446.4	403.6
Net earnings (loss)	47.8	(147.2)	(134.1)	(13.1)	163.7	140.1
Earnings (loss) per share—basic(4)
Earnings (loss) per share—diluted(4)
Weighted average shares—basic(4)
Weighted average shares—diluted(4)
BALANCE SHEET DATA (at period end)
Total assets	8,871.4		8,761.7		5,300.2	5,201.9
Total liabilities	7,416.7		7,329.1		4,469.2	4,586.3
Long-term debt, excluding current maturities	4,708.6		4,580.5		2,697.1	2,781.9
OTHER DATA
Change in comparable revenues(5)	4.5%	5.5%	5.4%	5.7%	4.9%	7.9%
Number of full-line stores open at period end	43	43	43	43	43	44
Sales per square foot(6)	$457	$578	$440	$138	$552	$535
Percentage of revenues transacted online	25.8%	23.9%	24.6%	21.4%	22.2%	20.2%
Adjusted EBITDA(7)	$602.7	$698.4	$501.3	$197.2	$682.7	$619.5
Adjusted EBITDA as a percentage of revenues	15.3%	14.4%	13.5%	17.5%	14.7%	14.3%
Adjusted Net Earnings(7)	$161.4	$169.2	$101.9	$67.3	$224.7	$195.4
Net capital expenditures(8)	152.5	168.3	132.3	36.0	139.3	142.2
Depreciation expense	136.6	147.6	113.3	34.2	141.5	130.1
Rent expense and related occupancy costs	85.9	103.7	79.6	24.1	96.7	91.9

(1)
The presentation of the combined fiscal year ended August 2, 2014 does not comply with GAAP. For more information, see "Basis of Presentation" on page ii of this prospectus. This note also applies to the corresponding information set forth in the tables in note 7 below.

(2)
Fiscal year 2013 consists of the fifty-three weeks ended August 3, 2013. All other fiscal years consist of fifty-two weeks. This note also applies to the corresponding information set forth in the tables in note 7 below.

(3)
Amounts include incremental depreciation expense arising from fair value adjustments recorded in connection with purchase accounting.

(4)
Basic earnings per common share amounts are calculated using the weighted average number of shares of our common stock outstanding for the period, after giving effect to the Equity Conversion. Diluted earnings per common share amounts are calculated using the weighted average number of shares of our common stock outstanding for the period and include the dilutive impact of stock options using the treasury stock method, after giving effect to the Equity Conversion.

(5)
For more information regarding our calculation of comparable store sales growth, see "Comparable Revenues" on page iii of this prospectus.

(6)
Sales per square foot are calculated as net sales of our Neiman Marcus and Bergdorf Goodman full-line stores for the applicable period divided by weighted average square footage. Weighted average square footage includes a percentage of period-end square footage for new and closed stores equal to the percentage of the period during which they were open.

(7)
For an explanation of Adjusted EBITDA and Adjusted Net Earnings, see "Non-GAAP Financial Measures" on page iv of this prospectus.

Adjusted EBITDA is calculated as follows:

					Fiscal year ended
		Fiscal year ended August 2, 2014	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013
	Thirty-nine weeks ended May 2, 2015				August 3, 2013(2)	July 28, 2012
(dollars in millions)	(Successor)	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Net earnings (loss)	$47.8	$(147.2)	$(134.1)	$(13.1)	$163.7	$140.1
Income tax expense (benefit)	34.1	(81.9)	(89.8)	7.9	113.7	88.3
Interest expense, net	217.9	270.1	232.7	37.3	169.0	175.2
Depreciation expense	136.6	147.6	113.3	34.2	141.5	130.1
Amortization of intangible assets and favorable lease commitments	107.4	160.3	148.6	11.7	47.4	50.1

EBITDA	$543.9	$348.9	$270.8	$78.1	$635.3	$583.8
Amortization of inventory step-up(a)	6.8	129.6	129.6	—	—	—
Incremental rent expense(b)	8.2	9.3	8.5	0.8	4.0	4.5
Transaction and other costs(c)	15.1	164.8	55.4	109.4	—	—
Non-cash stock-based compensation	6.4	8.8	6.2	2.5	9.7	6.9
Equity in loss of foreign e-commerce retailer(d)	—	5.1	3.6	1.5	13.1	1.5
Expenses related to cyber-attack(e)	4.1	12.6	12.6	—	—	—
Management fee due to Former Sponsors(f)	—	2.8	—	2.8	10.0	10.0
Expenses incurred in connection with openings of new stores/remodels of existing stores(g)	9.3	5.8	4.0	1.8	5.1	6.6
Other non-recurring expenses(h)	8.8	10.7	10.5	0.2	5.4	6.2

Adjusted EBITDA(i)	$602.7	$698.4	$501.3	$197.2	$682.7	$619.5

Adjusted Net Earnings are calculated as follows:

					Fiscal year ended
		Fiscal year ended August 2, 2014	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013
	Thirty-nine weeks ended May 2, 2015				August 3, 2013	July 28, 2012
(dollars in millions)	(Successor)	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Net earnings (loss)	$47.8	$(147.2)	$(134.1)	$(13.1)	$163.7	$140.1
Pre-tax adjustments to eliminate impact of purchase accounting:
Amortization of inventory step-up(a)	6.8	129.6	129.6	—	—	—
Amortization of intangible assets	107.4	160.3	148.6	11.7	47.4	50.1
Incremental depreciation charges on step-up in property & equipment(j)	20.5	10.5	9.1	1.5	5.5	5.2
Incremental rent expense(b)	8.2	9.3	8.5	0.8	4.0	4.5
Transaction and other costs(c)	15.1	164.8	55.4	109.4	—	—
Other pre-tax adjustments:
Non-cash stock-based compensation	6.4	8.8	6.2	2.5	9.7	6.9
Equity in loss of foreign e-commerce retailer(d)	—	5.1	3.6	1.5	13.1	1.5
Expenses related to cyber-attack(e)	4.1	12.6	12.6	—	—	—
Management fee due to Former Sponsors(f)	—	2.8	—	2.8	10.0	10.0
Expenses incurred in connection with openings of new stores/remodels of existing stores(g)	9.3	5.8	4.0	1.8	5.1	6.6
Other non-recurring expenses(h)	8.8	10.7	10.5	0.2	5.4	6.2

Total pre-tax adjustments	186.8	520.4	388.2	132.3	100.3	91.0
Tax impact of adjustments(k)	73.2	204.0	152.2	51.9	39.3	35.7

Adjustments to net earnings (loss), net of tax	113.6	316.4	236.0	80.4	61.0	55.3

Adjusted Net Earnings(i)	$161.4	$169.2	$101.9	$67.3	$224.7	$195.4

  (a)
  The carrying values of inventories acquired in connection with the Acquisition and the acquisition of MyTheresa were stepped up to estimated fair value as of the respective acquisition dates and amortized into cost of goods sold as the acquired inventories were sold.

  (b)
  Rental obligations and deferred real estate credits were revalued at fair value in connection with the Acquisition. These fair value adjustments increase post-acquisition rent expense.

  (c)
  Amounts relate to costs and expenses incurred in connection with the Acquisition and the acquisition of MyTheresa.

  (d)
  Amounts relate to our equity in losses incurred in connection with our prior non-controlling investment in a foreign e-commerce retailer. See Note 14 of the Notes to Consolidated Financial Statements.

  (e)
  For a further description of the cyber-attack, see "Risk Factors—Risks Related to Our Business and Industry—A breach in information privacy could negatively impact our operations" and Note 14 of the Notes to Consolidated Financial Statements.

  (f)
  Amounts represent management fees paid to the Former Sponsors (as defined below) prior to the Acquisition. See "Certain Relationships and Related Party Transactions."

  (g)
  Amounts represent direct and incremental expenses incurred in connection with the openings of new stores as well as remodels to our existing stores.

  (h)
  Amounts consist primarily of expenses incurred in connection with NMG One and non-recurring settlements of class action litigation claims.

  (i)
  Further details of Adjusted EBITDA and Adjusted Net Earnings are as follows:

	Last twelve months ended May 2, 2015	Thirty-nine weeks ended May 3, 2014
Adjusted EBITDA	$714.0	$587.1
Adjusted Net Earnings	160.2	170.5
  (j)
  The carrying values of our property and equipment acquired in connection with the Acquisition and the acquisition of MyTheresa were stepped up to estimated fair value as of the respective acquisition dates. These fair value adjustments are being depreciated over the useful lives of the acquired property and equipment.

  (k)
  Tax effect of adjustments to net earnings (loss) at our incremental tax rate of 39.2%.

(8)
Amounts are net of developer contributions of $30.5 million, $5.7 million, $5.7 million, $0.0 million, $7.2 million and $10.6 million, respectively, for the periods presented.

RISK FACTORS

        This offering and investing in our common stock involve a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the other information contained in this prospectus, including our Consolidated Financial Statements and Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus, before deciding to invest in our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could adversely affect our business, financial condition or results of operations, in which case the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

Economic conditions may negatively impact consumer spending and demand for our merchandise.

        We sell luxury retail merchandise. Purchases of merchandise by our customers are discretionary, and therefore highly dependent upon the level of consumer spending, particularly among affluent customers. A number of factors affect the level of consumer spending on our merchandise, and in turn our revenues and comparable revenues, including:

  •
  general economic and industry conditions, including inflation, deflation, changes related to interest rates, rates of economic growth, current and expected unemployment levels and government fiscal and monetary policies;

  •
  the performance of the financial, equity and credit markets;

  •
  consumer disposable income levels, consumer confidence levels, the availability, cost and level of consumer debt and consumer behaviors towards incurring and paying debt;

  •
  changes in prices for commodities and energy, including fuel; and

  •
  current and expected tax rates and policies.

        During an actual or perceived economic downturn, fewer customers may shop with us and those who do shop may limit the amounts of their purchases. Deterioration in domestic and global economic conditions leading to reductions in consumer spending have had a significant adverse impact on our business in the past. While economic conditions have improved since the severe downturn we experienced in calendar years 2008 and 2009, domestic and global economic conditions remain volatile, and there can be no assurance that the economy will continue to improve. The recurrence of adverse economic conditions could have an adverse effect on our business, financial condition and results of operations.

If we fail to anticipate, identify and respond effectively to changing consumer demands, fashion trends and consumer shopping preferences, our business, financial condition and results of operations may be adversely affected.

        Our success depends in large part on our ability to identify fashion trends and consumer shopping preferences, and to anticipate, identify and react effectively to rapidly changing consumer demands in a timely manner. We make decisions regarding the purchase of our merchandise well in advance of the season in which it will be sold. For example, women's apparel, men's apparel, shoes and handbags are typically ordered six to nine months in advance of the date the merchandise will be offered for sale, while jewelry and other categories are typically ordered three to six months in advance of such date.

        If our sales during any season are significantly lower than we anticipated, we may not be able to adjust our expenditures for inventory and other expenses in a timely fashion and may be left with unsold inventory. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess inventory, which could have an adverse effect on our gross margins and results of operations. Conversely, if we fail to purchase a sufficient quantity of merchandise, we may not have an adequate supply of merchandise to meet consumer demand, thereby causing us to lose sales opportunities or adversely affect our customer relationships. Any failure on our part to anticipate, identify and respond effectively to these changes could adversely affect our business, financial condition and results of operations.

The luxury retail industry is highly competitive.

        The luxury retail industry is highly competitive and fragmented. We compete for customers with luxury and premium multi-branded retailers, designer-owned proprietary boutiques, specialty retailers, national apparel chains, individual specialty apparel stores, pure-play online retailers and "flash sale" businesses, which primarily sell out-of-season products. Many of our competitors have greater financial resources than we do.

        We face strong competition to attract new customers, maintain relationships with existing customers and obtain merchandise from key designers. We compete for customers principally on the basis of quality and fashion, customer service, value, assortment and presentation of merchandise, marketing and customer loyalty programs and store and online ambiance. Our failure to compete successfully based on these and other factors may have an adverse effect on our results of operations and cause us to lose market share to our competitors.

        A number of other competitive factors could have an adverse effect on our business, financial condition and results of operations, including:

  •
  competitive pricing strategies, including discounting of prices and/or the discounting or elimination of revenues collected for services;

  •
  expansion of product or service offerings by existing competitors;

  •
  entry by new competitors into markets and channels in which we currently operate;

  •
  alteration of the distribution channels used by designers for the sale of their goods to consumers; and

  •
  adoption by existing competitors of innovative retail sales methods.

        We may not be able to continue competing successfully with our existing or new competitors, and prolonged periods of deep discount pricing by our competitors may have a material adverse effect on our business, financial condition and results of operations.

We focus on providing a seamless, cohesive and high-quality experience through our omni-channel retail model, and our failure to successfully execute our plans could adversely affect our business, financial condition and results of operations.

        With the expansion of the integrated omni-channel retail model, including through the implementation of NMG One, we believe our overall business has become and will continue to become more complex. These changes have forced us to develop new expertise in response to the new challenges, risks and uncertainties inherent in the delivery of an integrated omni-channel retailing model. As we execute our plans and continue to evolve and transform our strategy, we may not adequately manage the related organizational changes to align with our strategy, make investments at the right time or pace or in the right manner, or appropriately monitor, report or communicate the changes in an effective manner. In addition, although we continually analyze trends in the way our customers shop, as well as the relationships between our stores and online offerings to maximize incremental sales, we may not gather accurate and relevant data or effectively utilize that data, which may impact our strategic planning and decision making. If we do not properly allocate our capital between the store and online environment, or adapt our store operations to the integrated omni-channel retail model, our competitive position and overall sales and profitability could suffer.

We depend on the success of our advertising and marketing programs.

        Our business depends on attracting an adequate volume of customers who are likely to purchase our merchandise. We have a significant number of marketing initiatives and regularly fine-tune our approach and adopt new ones. However, there can be no assurance that we will be able to effectively execute our advertising and marketing programs in the future, and any failure to do so could adversely affect our business, financial condition and results of operations.

        Our InCircle loyalty program is designed to cultivate long-term relationships with our customers and enhance the quality of service we provide to our customers. We must constantly monitor and update the terms of this loyalty program so that it continues to meet the demands and needs of our customers and remain competitive with loyalty programs offered by other luxury and premium multi-branded retailers. Approximately 40% of our total revenues in fiscal year 2014 were generated by our InCircle loyalty program members who achieved reward status. If our InCircle loyalty program were to fail to provide competitive rewards and quality service to our customers, our business and results of operations could be adversely affected.

Our business depends significantly on the success of the expansion and growth of our retail stores, which are subject to numerous risks, some of which are beyond our control.

        The success of our business is dependent on our ability to develop and execute our growth strategies. Our continued growth depends on our successful development, opening and operation of new stores. Successful execution of this strategy depends upon a number of factors, including our ability to identify suitable sites for new stores, negotiate and execute leases on acceptable terms, construct, furnish and supply a store in a timely and cost effective manner, accurately assess the demographic or retail environment at a given location, hire and train qualified personnel, obtain necessary permits and zoning approvals, obtain commitments from a core group of vendors to supply a new store, integrate a new store into our distribution network and build customer awareness and loyalty. Our new stores are typically large-scale construction projects that are subject to numerous risks. Construction costs may exceed our original estimates due to increases in materials, labor or other costs, and we may experience permitting or construction delays, which may further increase project costs and delay projected sales. These risks may be exacerbated to the extent we engage third party developers or contractors in connection with such projects or are subject to approvals of regulatory bodies to complete the projects. For example, the Shops at Hudson Yards project is a significant, multi-year development project managed by a third party and we cannot assure you that the project, including the full-line Neiman Marcus store, will be completed within the timeframe or budget that we currently contemplate. As each new store represents a significant investment of capital, time and other resources, delays or failures in opening new stores, or achieving lower than expected sales in new stores, could materially and adversely affect our growth.

        Our growth strategies may also lead us to expand into additional geographical markets in the future, either by opening new stores or through acquisitions. These markets may have different competitive conditions, consumer trends and discretionary spending patterns than our existing markets, which may cause our operations in these markets to be less successful than in our existing markets.

If we are unable to successfully maintain a relevant and reliable omni-channel experience for our customers, our financial performance and brand image could be adversely affected.

        As an omni-channel retailer, increasingly we interact with our customers across a variety of different channels, including in-store, online, mobile technologies, and social media. Our customers are increasingly using tablets and mobile phones to make purchases online and facilitate purchasing decisions when in our stores. Our customers also engage with us online by providing feedback and public commentary about all aspects of our business. Omni-channel retailing is rapidly evolving, and our success depends on our ability to anticipate and implement innovations in customer experience and logistics to appeal to customers who increasingly rely on multiple channels to meet their shopping needs. If for any reason we are unable to implement our omni-channel initiatives, provide a convenient and consistent experience for our customers across all channels or provide our customers the products they want, when and where they want them, our financial performance and brands could be adversely affected.

        We are also vulnerable to certain additional risks and uncertainties associated with our e-commerce websites, including changes in required technology interfaces, website downtime and other technical failures, internet connectivity issues, costs and technical issues as we upgrade our website software, computer viruses, changes in applicable federal and state regulations, security breaches and consumer privacy concerns. In addition, we must keep up to date with competitive technology trends, including the use of new or improved technology, evolving creative user interfaces and other e-commerce marketing trends such as paid search, re-marketing and the proliferation of mobile usage, among others, which may increase our costs and which may not succeed in increasing sales or attracting customers. Our failure to successfully respond to these risks and uncertainties could adversely affect the sales or margins in our e-commerce business, as well as damage our reputation and brands.

Our business and performance may be adversely affected by the significant costs associated with our expansion and growth strategies.

        We intend to make significant ongoing investments to support our growth strategies. For example, we make capital investments in our new and existing stores, websites, omni-channel model (including in connection with NMG One) and distribution and support facilities, as well as in information technology, and incur expenses for headcount, advertising and marketing, professional fees and other costs in support of our growth initiatives. The amounts of such investments, expenses and costs are often difficult to predict because they require us to anticipate our customers' needs, our needs as we grow, trends within our industry and our competitors' actions. If we fail to accurately predict the amounts of these investments, expenses and costs, our results of operations could be adversely affected.

        For example, we routinely evaluate the need to expand and/or remodel our existing stores. In undertaking store expansions or remodels, we must complete the expansion or remodel in a timely, cost-effective manner, minimize disruptions to our existing operations and succeed in creating an improved shopping environment. In addition, new store openings involve the risks described under "Our business depends significantly on the expansion and growth of our retail stores, which are subject to numerous risks, some of which are beyond our control."

        Failure to execute on these or other aspects of our store growth strategies in a cost-effective manner could adversely affect our revenues and results of operations.

Investments and partnerships in new business strategies and acquisitions could impact our business, financial performance and results of operations.

        We may, from time to time, acquire other businesses, such as our acquisition of MyTheresa in October 2014, or make other investments in businesses or partnerships, which would subject us to additional associated risks, including the integration of operations and personnel, the achievement of any expected operational, branding and other synergies, and the diversion of management resources to effect and implement acquisitions. These acquisitions and investments may not perform as expected or cause us to assume liabilities unrecognized or underestimated in due diligence. In addition, we may be unable to retain key employees in any business we acquire, we may experience difficulty integrating any businesses we acquire, and any such acquisitions may result in the diversion of our capital and our management's attention from other business issues and opportunities, any of which could harm our business, financial performance and results of operations.

A significant portion of our revenue is from our stores in four states, which exposes us to downturns or catastrophic occurrences in those states.

        Our stores located in California, Florida, New York and Texas together represented approximately 50% of our revenues in fiscal year 2014. As a result, we are more vulnerable to conditions in those states, particularly the major metropolitan areas in those states, than our more geographically diversified competitors. Any unforeseen events or circumstances that negatively affect those states could materially adversely affect our revenues and profitability. These factors include, among other things, changes in demographics, population and employee bases, wage increases, changes in economic conditions, severe weather conditions and other catastrophic occurrences. Such conditions may result in reduced customer traffic and spending in our stores, physical damage to our stores, loss of inventory, closure of one or more of our stores, inadequate work force in our markets, temporary disruption in the supply of merchandise, delays in the delivery of merchandise to our stores and a reduction in the availability of merchandise in our stores. Any of these factors may disrupt our business and materially adversely affect our business, financial condition and results of operations.

We are dependent on our relationships with certain designers, vendors and other sources of merchandise.

        Our relationships with established and emerging designers are a key factor in our success as a luxury merchandise retailer because sales of designer merchandise represent a substantial portion of our revenues. Many of our key vendors limit the number of retail channels they use to sell their merchandise, and we have no guaranteed supply arrangements with our principal sources of merchandise. In addition, nearly all of our top designer brands are sold by competing retailers and have their own proprietary retail stores and/or websites. Accordingly, there can be no assurance that any of such sources or designers will continue to sell to us or meet our quality, style and volume requirements.

        If one or more of our top designers were to (i) limit the supply of merchandise made available to us for resale on a wholesale basis or otherwise, (ii) increase the supply of merchandise made available to our competitors, (iii) increase the supply of merchandise made available to their own proprietary retail stores and websites or significantly increase the number of their proprietary retail stores, (iv) convert the distribution of merchandise made available to us from a wholesale arrangement to a concession arrangement (whereby the designer merchandises its boutique within our store and pays us a pre-determined percentage of the revenues derived from the sale of such merchandise) or (v) cease the wholesale distribution of their merchandise to retailers, our business could be adversely affected. Any decline in the quality or popularity of our top designer brands could also adversely affect our business.

        During periods of adverse changes in general economic, industry or competitive conditions, some of our designers and vendors may experience serious cash flow issues, reductions in available credit from banks, factors or other financial institutions, or increases in the cost of capital. In response, such designers and vendors may attempt to increase their prices, alter historical credit and payment terms available to us or take other actions. Any of these actions could have an adverse impact on our relationship with such designers or vendors, or constrain the amounts or timing of our purchases from such designers or vendors, and, ultimately, have an adverse effect on our revenues, results of operations and liquidity.

A breach in information privacy could negatively impact our operations.

        The protection of our customer, employee and company data is critically important to us. We utilize customer data captured through both our proprietary credit card programs and our in-store and online activities. Our customers have a high expectation that we will adequately safeguard and protect their personal information. Despite our security measures, our information technology and infrastructure may be vulnerable to criminal cyber-attacks or security incidents due to employee error, malfeasance or other vulnerabilities. Any such incident could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. In addition, we outsource certain functions, such as customer communication platforms and credit card transaction processing, and these relationships allow for the storage and processing of customer information by third parties, which could result in security breaches impacting our customers.

        We discovered in January 2014 that malicious software (malware) was clandestinely installed on our computer systems (the Cyber-Attack). Based on information from our forensic investigation, it appears that the malware actively attempted to collect payment card data from July 16, 2013 through October 30, 2013 at 77 of our 85 stores, on different dates at each store within this time period. During that time period, information from approximately 370,000 customer payment cards could have been potentially collected by the malware.

        We have been cooperating with the U.S. Secret Service in its investigation into the Cyber-Attack. In testimony before Congress in February 2014, a Secret Service official explained that the attack on our systems was exceedingly sophisticated, and was unprecedented in the manner in which it was customized to defeat our defenses and remain undetected. The Secret Service official also testified that we used a robust security plan to protect customer data, but that, given its level of sophistication, the attacker nevertheless succeeded in having malware operate on our systems.

        In light of the Cyber-Attack, we have taken steps to further strengthen the security of our computer systems, and continue to assess, maintain and enhance the ongoing effectiveness of our information security systems. Nevertheless, there can be no assurance that we will not suffer a similar criminal attack in the future, that unauthorized parties will not gain access to personal information, or that any such incident will be discovered in a timely way. In particular, the techniques used by criminals to obtain unauthorized access to sensitive data change frequently and often are not recognized until launched against a target; accordingly, we may be unable to anticipate these techniques or implement adequate preventative measures.

        As described in "Management's Discussion and Analysis of Financial Condition and Results of Operations," we incurred costs in fiscal year 2014 associated with the Cyber-Attack, including legal fees, investigative fees, costs of communications with customers and credit monitoring services. In the future, payment card companies and associations may require us to reimburse them for unauthorized card charges and costs to replace cards and may also impose fines or penalties in connection with the Cyber-Attack, and federal and state enforcement authorities may also impose fines or other remedies against us. We expect to incur additional costs to investigate and remediate the matter in the foreseeable future. Such costs are not currently estimable but could be material to our future results of operations.

        As described in "Business—Legal Proceedings—Cyber-Attack Class Actions Litigation" and Note 15 of the Notes to Consolidated Financial Statements, the Cyber-Attack has given rise to putative class action litigation on behalf of customers and regulatory investigations. At this point, we are unable to predict the developments in, outcome of, and economic and other consequences of pending or future litigation or government inquiries related to this matter. Any future criminal cyber-attack or data security incident may result in additional regulatory investigations, legal proceedings or liability under laws that protect the privacy of personal information, all of which may damage our reputation and relationships with our customers and adversely affect our business, financial condition and results of operations.

A material disruption in our information systems could adversely affect our business or results of operations.

        We rely on our information systems to process transactions, summarize our results of operations and manage our business. The reliability and capacity of our information systems is critical to our operations and the implementation of our growth initiatives. Our information systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war or terrorism and usage errors by our employees. If our information systems are damaged or cease to function properly, we may have to make a significant investment to fix or replace them, and we may suffer losses of critical data and/or interruptions or delays in our operations. To keep pace with changing technology, we must continuously implement new information technology systems as well as enhance our existing systems. Moreover, the successful execution of some of our growth strategies, in particular the expansion of our omni-channel and online capabilities, is dependent on the design and implementation of new systems and technologies and/or the enhancement of existing systems, such as our ongoing implementation of NMG One. Any material disruption in our information systems, or delays or difficulties in implementing or integrating new systems or enhancing or expanding current systems, could have an adverse effect on our business, in particular our online operation, and results of operations.

Our continued success is substantially dependent on positive perceptions of our company, which, if eroded, could adversely affect our customer and employee relationships.

        We have a reputation associated with a high level of integrity, customer service and quality merchandise, which is one of the reasons customers shop with us and employees choose us as a place of employment. To be successful in the future, we must continue to preserve, grow and leverage the value of our reputation. Reputational value is based in large part on perceptions. While reputations may take decades to build, negative incidents, including actions taken by our business partners, can quickly erode trust and confidence, particularly if they result in adverse mainstream and social media publicity, governmental investigations or litigation. Any significant damage to our reputation could negatively impact sales, diminish customer trust, reduce employee morale and productivity and lead to difficulties in recruiting and retaining qualified employees.

Conditions in the countries where we source our merchandise and international trade conditions could adversely affect us.

        A substantial majority of our merchandise is manufactured overseas, mostly in Europe and, to a lesser extent, China, Mexico and South America, and delivered to us by our vendors as finished goods. As a result, political or financial instability, labor strikes, natural disasters or other events resulting in the disruption of trade or transportation from other countries or the imposition of additional regulations relating to foreign trade could cause significant delays or interruptions in the supply of our merchandise or increase our costs, either of which could have an adverse effect on our business. If we are forced to source merchandise from other countries, such merchandise might be more expensive or of a different or inferior quality from the merchandise we now sell. If we were unable to adequately replace the merchandise we currently source with merchandise produced elsewhere, our business could be adversely affected.

Our business is affected by foreign currency fluctuations and inflation.

        We purchase a substantial portion of our inventory from foreign suppliers whose costs are affected by the fluctuation of their local currency against the U.S. dollar or who price their merchandise in currencies other than the U.S. dollar. While fluctuations in the Euro-U.S. dollar exchange rate can affect us most significantly, we source merchandise from numerous countries and thus are affected by changes in numerous other currencies and, generally, by fluctuations in the value of the U.S. dollar relative to such currencies. Changes in the value of the U.S. dollar relative to foreign currencies may impact the retail prices of merchandise offered for sale and/or our cost of goods sold. Weakening foreign currency exchange rates may create disincentives to, or changes in the pattern, practice or frequency of, travel to and spending by foreign tourists in the regions in which we operate our retail stores. Also, a strengthening U.S. dollar may impact U.S. consumers' willingness or ability to travel abroad and purchase merchandise we offer for sale at lower prices from foreign retailers. Any of these effects could cause our revenues or product margins to decrease.

        We have also experienced certain inflationary effects in our cost base due to increases in selling, general and administrative expenses, particularly with regard to employee health care and other benefits, and increases in fuel prices, which impact freight and transportation costs. Inflation can harm our margins and profitability if we are unable to increase prices or cut costs to offset the effects of inflation in our cost base.

Economic, political and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

        As part of our business strategy, we intend to increase our sales outside the United States. We have limited experience operating overseas subsidiaries and managing non-U.S. employees and, as a result, may encounter cultural challenges with local practices and customs that may result in harm to our reputation and the value of our brands. Our international revenues are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will increase the effects of these risks. These risks include: (i) political, economic and civil instability of foreign markets (including acts of terrorism); (ii) foreign governments' restrictive trade policies; (iii) sudden policy changes by foreign agencies or governments; (iv) the imposition of, or increase in, duties, taxes, government royalties or non-tariff trade barriers; (v) difficulty in collecting international accounts receivable and potentially longer payment cycles; (vi) restrictions on repatriation of cash and investments in operations in certain countries; (vii) problems entering international markets with different cultural bases and consumer preferences; (viii) labor unrest in foreign markets; (ix) compliance with laws and regulations applicable to international operations, such as the Foreign Corrupt Practices Act and regulations promulgated by the Office of Foreign Asset Control; and (x) operating in new, developing or other markets in which there are significant uncertainties regarding the interpretation, application and enforceability of laws and regulations relating to contract and intellectual property rights. Any of these risks could have a material adverse effect on our international operations and our growth strategy.

We outsource certain business processes to third-party vendors, which subjects us to risks, including disruptions in our business and increased costs.

        We outsource certain technology-related processes to third parties. These include credit card authorization and processing, insurance claims processing, payroll processing, record keeping for retirement and benefit plans and certain information technology functions. In addition, we depend on third-party vendors for delivery of our merchandise from manufacturers and to our customers. We review outsourcing alternatives on a regular basis and may decide to outsource additional processes in the future. If third-party providers fail to meet our performance standards and expectations, including with respect to data security, our reputation, sales and results of operations could be adversely affected. In addition, we could face increased costs associated with finding replacement vendors or hiring new employees to provide these services in-house.

The loss of senior management or attrition among our buyers or key sales associates could adversely affect our business.

        Our success in the global luxury merchandise industry is dependent on our senior management team, buyers and key sales associates. We rely on the experience of our senior management, and their knowledge of our business and industry would be difficult to replace. If we were to lose a portion of our buyers or key sales associates, our ability to benefit from long-standing relationships with key designers or to provide relationship-based customer service could suffer. We may not be able to retain our current senior management team, buyers or key sales associates and the loss of any of these individuals could adversely affect our business. We do not maintain key person insurance on any employee.

Our business may be adversely affected by union activities.

        Certain employees of our Bergdorf Goodman stores, representing less than 1% of our total employees, are subject to a collective bargaining agreement. We may experience pressure from labor unions or become the target of campaigns similar to those faced by our competitors, and the unionization of a more significant portion of our workforce could increase the overall costs at the affected locations and adversely affect our flexibility to run our business competitively and otherwise adversely affect our business, financial condition and results of operations.

Changes in our credit card arrangements and regulations with respect to those arrangements could adversely impact our business.

        We maintain a proprietary credit card program through which credit is extended to customers and have a related marketing and servicing alliance with affiliates of Capital One Financial Corporation (Capital One). Pursuant to an agreement with Capital One (the Program Agreement), Capital One currently offers credit cards and non-card payment plans under both the "Neiman Marcus" and "Bergdorf Goodman" brand names. Also, we receive payments from Capital One based on sales transacted on our proprietary credit cards. We may receive additional payments based on the profitability of the portfolio as determined under the Program Agreement depending on a number of factors, including credit losses. In addition, we receive payments from Capital One for marketing and servicing activities we provide to Capital One. The Program Agreement terminates in July 2020 (renewable thereafter for three-year terms), subject to early termination provisions.

        In connection with the Program Agreement, we have changed and may continue to change the terms of credit offered to our customers. In addition, Capital One has discretion over certain policies and arrangements with credit card customers and may change these policies and arrangements in ways that affect our relationships with these customers. Moreover, changes in credit card use, payment patterns and default rates may result from a variety of economic, legal, social and other factors that we cannot control or predict with certainty. Any such changes in our credit card arrangements may adversely affect our credit card program and, ultimately, our business.

        Credit card operations such as our proprietary program through Capital One are subject to numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider such as the Credit Card Accountability Responsibility and Disclosure Act of 2009 (the CARD Act) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act). The CARD Act included new and revised rules and restrictions on credit card pricing, finance charges and fees, customer billing practices and payment application. The Dodd-Frank Act was enacted in July 2010 and increased the regulatory requirements affecting providers of consumer credit. These changes significantly restructured regulatory oversight and other aspects of the financial industry, created a new federal agency to supervise and enforce consumer lending laws and regulations and expanded state authority over consumer lending. We anticipate more regulation and interpretations of the new rules to continue, and, depending on the nature and extent of these new regulations and interpretations, we may be required to make changes to our credit card practices and systems. Any regulation or change in the regulation of credit arrangements, pursuant to the CARD Act, the Dodd-Frank Act or otherwise, that would materially limit the availability of credit to our customer base could adversely affect our business.

We are subject to risks associated with owning and leasing substantial amounts of real estate.

        We own or lease substantial amounts of real estate, primarily our retail stores and office facilities, and many of the stores we own are subject to ground leases or operating covenants. Accordingly, we are subject to all of the risks associated with owning and leasing real estate. In particular, the value of the relevant assets could decrease, or costs to operate stores could increase, in either case because of changes in the supply or demand of available store locations, demographic trends or the overall investment climate for real estate. Pursuant to the operating covenants in certain of our leases, we could be required to continue to operate a store that no longer meets our performance expectations, requirements or current operating strategies. The terms of our real estate leases, including renewal options, range from two to 130 years. We believe that we have been able to lease real estate on favorable terms, but there is no guarantee that we will be able to continue to negotiate these terms in the future. If we are not able to enter into new leases or renew existing leases on terms acceptable to us, our business and results of operations could be adversely affected.

Our ability to timely deliver merchandise to our stores and customers is dependent on a limited number of distribution facilities. The loss of, or disruption in, one or more of our distribution facilities could adversely affect our business and operations.

        We operate a limited number of distribution facilities. Our ability to meet the needs of our retail stores and online operations depends on the proper operation of these distribution facilities. Although we believe that we have appropriate contingency plans, unforeseen disruptions in operations due to freight difficulties, strikes, fire, weather conditions, natural disasters or for any other reason may result in the loss of inventory and/or delays in the delivery of merchandise to our stores and customers. In such an event, our customers may decide to purchase merchandise from our competitors instead of from us. In addition, we could incur higher costs and longer lead times associated with the distribution of our merchandise during the time it takes to reopen or replace a damaged facility. Any of the foregoing factors could adversely affect our business, financial condition and results of operations.

Our business may be adversely affected by catastrophic events and extreme or unseasonable weather conditions.

        Unforeseen events, including war, terrorism and other international conflicts, public health issues and natural disasters such as earthquakes, hurricanes or tornadoes, whether occurring in the United States or abroad, could disrupt our supply chain operations, international trade or result in political or economic instability. Any of the foregoing events could result in property losses, reduce demand for our merchandise or make it difficult or impossible to obtain merchandise from our suppliers.

        Extreme weather conditions in the areas in which our stores are located, particularly in markets where we have multiple stores, could adversely affect our business. For example, heavy snowfall, rainfall or other extreme weather conditions over a prolonged period might make it difficult for our customers to travel to our stores and thereby reduce our sales and profitability. Our business is also susceptible to unseasonable weather conditions. For example, extended periods of unseasonably warm temperatures during the winter season or cool weather during the summer season could render a portion of our inventory incompatible with those unseasonable conditions. Reduced sales from extreme or prolonged unseasonable weather conditions could adversely affect our business.

Our failure to comply with, or developments in, laws, rules or regulations could affect our business or results of operations.

        We are subject to customs, anti-corruption laws, truth-in-advertising, intellectual property, labor and other laws, including consumer protection regulations, credit card regulations, environmental laws and zoning and occupancy ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise, regulate wage and hour matters with respect to our employees and govern the operation of our retail stores and warehouse facilities. Although we undertake to monitor our compliance with and developments in these laws, rules and regulations, if these laws are violated by us or our importers, designers, manufacturers, distributors or other business partners, or if the interpretation of these laws, rules or regulations changes, we could experience delays in shipments and receipt of merchandise, suffer damage to our reputation or be subject to fines or other penalties under the controlling regulations, any of which could adversely affect our business or results of operations.

Our Pension Plan funding could increase at a higher than anticipated rate.

        Significant changes in interest rates, decreases in the fair value of assets of our Pension Plan (as defined below) and investment losses on plan assets could affect the funded status of our Pension Plan and could increase future funding requirements of our Pension Plan. A significant increase in future funding requirements could have a negative impact on our cash flows, financial condition or results of operations.

If we are unable to enforce our intellectual property rights, if we are accused of infringing a third party's intellectual property rights, or if the merchandise we purchase from vendors is alleged to have infringed a third party's intellectual property rights, our business or results of operations may be adversely affected.

        Our future success and competitive position depend in part on our ability to maintain and protect our brand. We and our subsidiaries currently own various intellectual property rights in the United States and in various foreign jurisdictions, including our trademarks, tradenames and service marks, such as the "Neiman Marcus," "Bergdorf Goodman" and "mytheresa" marks, that differentiate us from our competitors. We currently rely on a combination of copyright, trademark, trade dress and unfair competition laws to establish and protect our intellectual property and other proprietary rights, but the steps we take to protect such rights may be inadequate to prevent infringement of our trademarks and proprietary rights by others. Such unauthorized use of our trademarks, trade secrets, or other proprietary rights may cause significant damage to our brand and have an adverse effect on our business. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States and there can be no assurance that we are adequately protected in all countries or that we will prevail when defending our trademark or proprietary rights. The loss or reduction of any of our significant intellectual property or proprietary rights could have an adverse effect on our business.

        Additionally, third parties may assert claims against us alleging infringement, misappropriation or other violations of their intellectual property or other proprietary rights, whether or not the claims have merit. Such claims could be time consuming and expensive to defend and may divert management's attention and resources. This could have an adverse effect on our business or results of operations and cause us to incur significant litigation costs and expenses. In addition, resolution of such claims may require us to cease using the relevant intellectual property or other rights or selling the allegedly infringing products, or to license rights from third parties.

        We purchase merchandise from vendors that may incorporate protected intellectual property, and we do not independently investigate whether these vendors legally hold intellectual property rights to merchandise that they are manufacturing or distributing. As a result, we rely upon the vendors' representations and indemnifications set forth in our purchase orders and supplier agreements concerning their right to sell us the products that we purchase from them. If a third party claims to have rights with respect to merchandise we purchased from a vendor, or if we acquire unlicensed merchandise, we could be obligated to remove such merchandise from our stores, incur costs associated with destruction of such merchandise if the distributor or vendor is unwilling or unable to reimburse us and be subject to liability under various civil and criminal causes of action, including actions to recover unpaid royalties and other damages and injunctions. Any of these results could harm our brand image and have a material adverse effect on our business and growth.

Claims under our insurance plans and policies may differ from our estimates, which could adversely affect our results of operations.

        We use a combination of insurance and self-insurance plans to provide for potential liabilities for workers' compensation, general liability, business interruption, property and directors' and officers' liability insurance, vehicle liability and employee health-care benefits. Our insurance coverage may not be sufficient, and any insurance proceeds may not be timely paid to us. In addition, liabilities associated with the risks that are retained by us are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions, and our business, financial condition and results of operations may be adversely affected if such assumptions are incorrect.

Our high level of fixed lease obligations could adversely affect our business, financial condition and results of operations.

        Our high level of fixed lease obligations will require us to use a significant portion of cash generated by our operations to satisfy these obligations and could adversely affect our ability to obtain future financing to support our growth or other operational investments. We will require substantial cash flows from operations to make our payments under our operating leases, which in some cases provide for periodic adjustments in our rent rates. If we are not able to make the required payments under the leases, the owners of or lenders with a security interest in the relevant stores, distribution centers or administrative offices may, among other things, repossess those assets, which could adversely affect our ability to conduct our operations. In addition, our failure to make payments under our operating leases could trigger defaults under other leases or under agreements governing our indebtedness, which could cause the counterparties under those agreements to accelerate the obligations due thereunder.

Risks Related to our Indebtedness

Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to fulfill our obligations with respect to such indebtedness.

        As of May 2, 2015, the principal amount of our total indebtedness was approximately $4.7 billion, and we had unused commitments under our Asset-Based Revolving Credit Facility (as defined below) available to us of $660.0 million, subject to a borrowing base.

        The existence and terms of our substantial indebtedness could adversely affect our business, financial condition and results of operations by:

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  making it more difficult for us to satisfy our obligations with respect to our indebtedness;

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  limiting our ability to incur, or guarantee, additional indebtedness or obtain additional financing to fund future working capital, capital expenditures, acquisitions, execution of our business and growth strategies or other general corporate requirements;

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  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes and future growth;

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  limiting our ability to pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

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  increasing our vulnerability to general adverse economic, industry and competitive conditions and government regulations;

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  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Senior Secured Credit Facilities (as defined below), are at variable rates of interest;

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  limiting our flexibility in planning for and reacting to changes in the industry in which we compete and our ability to take advantage of new business opportunities;

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  placing us at a disadvantage compared to other, less leveraged competitors and affecting our ability to compete;

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  increasing our cost of borrowing; and

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  causing our suppliers or other parties with which we maintain business relationships to experience uncertainty about our future and seek alternative relationships with third parties or seek to alter their business relationships with us.

        We may also incur substantial indebtedness in the future, subject to the restrictions contained in the indentures governing the Notes (as defined below) and the credit agreements governing our Senior Secured Credit Facilities. If such new indebtedness is in an amount greater than our current indebtedness levels, the related risks that we now face could intensify. However, we cannot assure you that any such additional financing will be available to us on acceptable terms or at all. See "—Our ability to obtain adequate financing or raise capital in the future may be limited."

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and results of operations, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. As a result, we cannot assure you that our business will generate a level of cash flows from operating activities sufficient to permit us to make payments on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling our assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our indebtedness will depend on the conditions of the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may also restrict us from adopting some of these alternatives.

        If we cannot make scheduled payments on our debt, we will be in default and holders of the Notes and the lenders under our Senior Secured Credit Facilities could declare all outstanding principal and interest to be due and payable, the lenders under our Senior Secured Credit Facilities could terminate their commitments to loan additional money to us and we could be forced into bankruptcy or liquidation.

        The occurrence of any of the foregoing would materially and adversely affect our business, financial position and results of operations.

Our debt agreements contain restrictions that may limit our flexibility in operating our business.

        The indentures governing the Notes and the credit agreements governing our Senior Secured Credit Facilities contain, and any agreements governing future indebtedness will likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our long-term best interest, including restrictions on our and our subsidiaries' ability to:

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  incur additional indebtedness and guarantee indebtedness;

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  create liens;

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  make investments, loans or advances;

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  merge or consolidate;

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  sell assets, including capital stock of subsidiaries or make acquisitions;

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  pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

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  prepay, redeem or repurchase certain indebtedness;

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  enter into transactions with affiliates; and

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  alter our lines of business.

        In addition, the springing financial covenant in the credit agreement governing our Asset-Based Revolving Credit Facility requires the maintenance of a minimum fixed charge coverage ratio, which covenant is triggered when excess availability under our Asset-Based Revolving Credit Facility is less than the greater of $50.0 million and 10% of the Line Cap (as defined in the credit agreement governing the Asset-Based Revolving Credit Facility) then in effect. Our ability to meet the financial covenant could be affected by events beyond our control.

        A breach of the covenants under the indentures governing the Notes or under the credit agreements governing our Senior Secured Credit Facilities could result in an event of default under the applicable debt document. Such a default, if not cured or waived, may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt that is subject to an applicable cross-acceleration or cross-default provision. In addition, an event of default under the credit agreements governing our Senior Secured Credit Facilities would permit the lenders under our Senior Secured Credit Facilities to terminate all commitments to extend further credit under the facilities. Furthermore, if we were unable to repay the amounts due and payable under our Senior Secured Credit Facilities, those lenders could proceed against the collateral granted to them to secure that indebtedness. If our lenders or holders of the Notes accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. See "Description of Certain Indebtedness" for more information.

        Based on the foregoing factors, the operating and financial restrictions and covenants in our current debt agreements and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

Our ability to obtain adequate financing or raise capital in the future may be limited.

        Our business and operations may consume resources faster than we anticipate. To support our operating strategy, we must have sufficient capital to continue to make significant investments in our new and existing stores, online operations and advertising. While some of these investments can be financed with borrowings under our Asset-Based Revolving Credit Facility, the amount of such borrowings is limited to a periodic borrowing base valuation of our accounts receivable and domestic inventory and is therefore potentially subject to significant fluctuations, as well as certain discretionary rights of the administrative agent of our Asset-Based Revolving Credit Facility in respect of the calculation of such borrowing base value.

        Since availability under our Asset-Based Revolving Credit Facility and/or cash generated by our operations may not be sufficient to allow us to fund our capital requirements in the future, we may need to raise additional funds through credit, the issuance of new equity or debt securities or a combination of both. Additional financing may not be available on favorable terms or at all. If we obtain credit or issue new debt securities, the debt holders would have rights senior to holders of our common stock to make claims on our assets and the terms of any indebtedness could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution and the new equity securities could have rights senior to those of our common stock. Because our decision to obtain credit or issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of such transactions. Thus, investors in our common stock bear the risk of our future indebtedness or securities offerings reducing the market price of our common stock and/or diluting their interests.

        In addition, the credit and securities markets and the financial services industry have recently experienced disruption characterized by the bankruptcy, failure, collapse or sale of various financial institutions, increased volatility in securities prices, diminished liquidity and credit availability and intervention from the U.S. and other governments. The cost and availability of credit has been and may continue to be adversely affected by these conditions. We cannot be certain that funding for our capital needs will be available from our existing financial institutions and the credit and securities markets if needed, and if available, to the extent required, and on acceptable terms.

        The Asset-Based Revolving Credit Facility matures on October 25, 2018, the Senior Secured Term Loan Facility matures on October 25, 2020, the Cash Pay Notes (as defined below) and the PIK Toggle Notes (as defined below) mature on October 15, 2021, and the 2028 Debentures (as defined below) mature on June 1, 2028. If we cannot renew or refinance the foregoing indebtedness upon their respective maturities or, more generally, obtain funding when needed, in each case on acceptable terms, we may be unable to continue to fund our capital requirements, which may have an adverse effect on our business, financial condition and results of operations.

We may elect to pay interest on the PIK Toggle Notes in the form of PIK Interest or partial PIK Interest rather than in the form of Cash Interest.

        In the future, we may elect to pay either 50% or all of the interest due on the PIK Toggle Notes for such period in PIK Interest (as defined below) by either increasing the principal amount of the outstanding PIK Toggle Notes or by issuing new PIK Toggle Notes for the entire amount of the interest payment, thereby increasing the aggregate principal amount of the PIK Toggle Notes. We may elect to pay interest in the form of PIK Interest or partial PIK Interest on up to six interest payments in the aggregate on any interest payment date in respect of the third interest payment in April 2015 (which was paid in cash) through the tenth interest payment in October 2018. If we make such future interest payments in the form of PIK Interest or partial PIK Interest, the principal amount of the outstanding PIK Toggle Notes would be increased, which in turn would further increase our substantial indebtedness. See "Risks Related to our Indebtedness—Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to fulfill our obligations with respect to such indebtedness."

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Borrowings under our Senior Secured Credit Facilities are at variable rates of interest and expose us to interest rate risk. We have historically hedged against interest rate fluctuations by using standard hedging instruments, but we are not required to do so and may not do so in the future. Interest rates are currently at historically low levels. If interest rates increase and we are unable to effectively hedge our interest rate risk, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed may remain the same, and our net earnings and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all revolving loans are fully drawn (and to the extent that LIBOR is in excess of the 1.00% floor rate with respect to our Senior Secured Term Loan Facility (as defined below)), each quarter point change in interest rates would result in a $9.5 million change in annual interest expense on the indebtedness under our Senior Secured Credit Facilities. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments to reduce interest rate volatility. However, it is possible that we will not maintain interest rate swaps with respect to any of our variable rate indebtedness. Alternatively, any swaps we enter into may not fully or effectively mitigate our interest rate risk.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

        Our indebtedness currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes in our business, warrant. Any downgrade by any ratings agency may increase the interest rate on our Senior Secured Credit Facilities or result in higher borrowing costs. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing.

Risks Related to This Offering and Ownership of Our Common Stock

An active trading market for our common stock may never develop or be sustained, which could impede your ability to sell your shares at or above the offering price or at all.

        Prior to this offering, there has been no public market for our common stock and there can be no assurance that an active trading market for our common stock will develop or, if developed, that the active trading market will be sustained. The initial public offering price of our common stock has been determined by negotiation between us and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following this offering. If the market price of our common stock declines significantly, or if an active trading market for our common stock is not developed or sustained, you may be unable to resell your shares at or above the offering price or at all.

The market price and trading volume of our common stock may be volatile, which could result in a rapid and substantial loss or impairment of your investment.

        Even if an active trading market for our common stock develops and is sustained, the market price and trading volume of our common stock may be highly volatile and could be subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described above in "Risks Related to Our Business and Industry" and the following:

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  actual or anticipated variations in our quarterly or annual results of operations (including our comparable revenues) or those of our competitors; the financial guidance we may provide to the public, any changes in such guidance or our failure to meet such guidance;

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  the contents of published research reports about us or our industry, the failure of securities analysts to cover our common stock after this offering, changes in financial estimates by securities analysts that follow us or our failure to meet such estimates;

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  additions or departures of key management personnel;

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  any increased indebtedness we may incur in the future;

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  announcements by us or others and developments affecting us;

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  sales or anticipated sales of large blocks of our common stock, including by us, our Sponsors or members of our Board of Directors or management;

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  waiver, termination or expiration of lock-up agreements with our management team and principal shareholders;

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  short selling of our common stock;

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  actions by institutional stockholders;

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  litigation and governmental investigations;

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  new laws or regulations or new interpretation of existing laws or regulations applicable to us and our business;

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  changes in stock market prices and trading volumes of securities of similar companies;

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  speculation or reports by the press or investment community with respect to us, our competitors or our industry in general, including rumors, whether or not correct;

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  increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

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  announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments;

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  the granting or exercise of employee stock options;

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  default on our indebtedness;

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  the failure of any of our initiatives to achieve commercial success;

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  changes in accounting principles or methodologies;

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  general market, regulatory, political and economic conditions, including any such conditions and local conditions in the markets in which our customers are located; and

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  the realization of any risks described under this "Risk Factors" section.

        Furthermore, the stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent years, which have affected and continue to affect the market prices of equity securities of many companies. These fluctuations sometimes have been unrelated or disproportionate to the actual operating performance of those companies. These and other factors may cause the market price and demand for our common stock to fluctuate substantially regardless of our actual operating performance, which may limit or prevent you from readily selling your shares of common stock and may otherwise adversely affect the price or liquidity of our common stock.

        In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against the company that issued the security. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources. As a result, such litigation may adversely affect our business, financial condition and results of operations.

Future offerings of equity or debt securities by us may adversely affect the market price of our common stock.

        In the future, we may attempt to obtain financing or to increase further our capital resources by issuing additional shares of our common stock or other equity securities or by offering debt securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock.

        Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our stockholders and/or reduce the market price of our common stock. Preferred shares, if issued, could have a preference with respect to payments that could limit our ability to pay dividends to holders of our common stock. Upon liquidation, holders of debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion.

        Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their interest in us.

The market price of our common stock could be negatively affected by future sales or the possibility of future sales of substantial amounts of our common stock in the public markets.

        The market price of our common stock could be negatively affected as a result of (i) future sales, or the perception that future sales could occur, of a large number of shares of our common stock in the market after this offering, particularly sales by our significant stockholders (including our Sponsors) and members of our Board of Directors and management, and (ii) a large number of shares of our common stock being registered or offered for sale. After this offering, there will be            shares of our common stock outstanding (or            shares of our common stock if the underwriters' option to purchase additional shares from us is exercised in full). Of these shares, the common stock sold in this offering will be freely transferable, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

        Additionally, after the closing of this offering,            shares of our common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through                    , with an average weighted exercise price of $            per share. Of such options,                    are currently exercisable. As soon as practicable after the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under the Stock Incentive Plans. The Form S-8 registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described below and Rule 144 limitations applicable to affiliates.

        We and our executive officers, directors and substantially all of our stockholders, including our Sponsors, have entered into lock-up agreements, pursuant to which neither we nor they will sell any shares of our common stock without the prior written consent of                    for a period of 180 days after the date of this prospectus, subject to certain exceptions and extensions under certain circumstances. See "Underwriting." Following the expiration of the applicable lock-up period, all of these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144, which could cause the market price of our common stock to decline significantly. In addition, our Sponsors have certain demand registration rights, and all of our stockholders have piggyback registration rights with respect to their shares of common stock. See "Shares Eligible for Future Sale" for a discussion of the shares of our common stock that may be sold into the public market in the future, including the shares of common stock held by our Sponsors.

        A decline in the market price of our common stock and sales of shares of our common stock as restrictions end may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Our Sponsors will continue to have substantial control over us after this offering, will be able to influence corporate matters and may take actions that conflict with your interests and have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of other stockholders to approve transactions they deem to be in their best interests.

        Upon the closing of this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately        % of our outstanding common stock (or approximately        % if the underwriters' option to purchase additional shares from us is exercised in full). Ares and CPPIB will beneficially own approximately        % and        %, respectively, of our aggregate common stock (or approximately         % and        %, respectively, if the underwriters' option to purchase additional shares from us is exercised in full). As a result, our Sponsors will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of us or all or substantially all of our assets. The interests of our Sponsors could conflict in material respects with yours, and this concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

You will suffer immediate and substantial dilution in your investment because our earlier investors paid substantially less than the initial public offering price when they purchased their shares.

        If you purchase shares in this offering, you will incur immediate and substantial dilution of $            in net tangible book value (deficit) per share (and $            if the underwriters' option to purchase additional shares from us is exercised in full), based on an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, because the price that you pay will be substantially greater than the net tangible book value (deficit) per share of the shares acquired. This dilution arises because our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our common stock. Furthermore, there will be options to purchase shares of common stock outstanding upon the closing of this offering that have exercise prices below the initial public offering price. To the extent such options are exercised in the future, there may be further dilution to new investors. See "Dilution."

In the future, we expect to issue options, restricted stock and/or other forms of share-based compensation, which have the potential to dilute stockholders' value and cause the price of our common stock to decline.

        We expect to offer stock options, restricted stock and/or other forms of share-based compensation to our directors and employees in the future. The availability of shares of common stock for award under the Stock Incentive Plans or the grant of stock options, restricted stock or other forms of share-based compensation may adversely affect the market price of our common stock. In addition, if any options that we issue are exercised or any restrictions on restricted stock that we issue lapse, and those shares are sold into the public market, the market price of our common stock may decline.

Since we have no current plans to pay regular cash dividends on our common stock following this offering, you may not receive any return on your investment unless you sell your common stock for a price greater than that which you paid for it.

        We do not expect to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends on our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial position, results of operations, liquidity, legal requirements, contractual restrictions, including under the agreements governing our Senior Secured Credit Facilities and the indentures governing the Notes, and other factors deemed relevant by our Board of Directors. Therefore, any return on your investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. Investors seeking cash dividends should not purchase our common stock. See "Dividend Policy" for more detail.

Although we do not expect to rely on the "controlled company" exemption, since we will qualify as a "controlled company" within the meaning of the applicable stock exchange upon completion of this offering, we will qualify for exemptions from certain corporate governance requirements.

        Under the rules of the                    , a company of which more than 50% of the voting power is held by another person or group of persons acting together is a "controlled company" and may elect not to comply with certain rules of such stock exchange regarding corporate governance, including:

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  the requirement that our Board of Directors be composed of a majority of independent directors;

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  the requirement that we have a nominating and corporate governance committee of our Board of Directors composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the requirement that we have a compensation committee of our Board of Directors composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  the requirement that our Board of Directors conducts an annual performance evaluation of the nominating and corporate governance committee of our Board of Directors and the compensation committee of our Board of Directors.

        These requirements will not apply to us as long as we remain a "controlled company." Although we will qualify as a "controlled company" upon completion of this offering, we do not expect to rely on this exemption, and we intend to fully comply with all corporate governance requirements under the rules of the applicable stock exchange. However, if we were to utilize some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the rules of the                    regarding corporate governance.

If securities or industry analysts do not publish or cease publishing research or reports about us or our industry, if they adversely change their recommendations regarding our common stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our industry or our competitors. We do not have any control over these analysts. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our common stock, publish inaccurate or unfavorable research about our business or provide relatively more favorable recommendations about our competitors, our stock price could decline.

Negative publicity may affect our business performance and could affect our stock price.

        Unfavorable media related to our industry, company, brands, designers, marketing, personnel, operations, business performance, or prospects may affect our stock price and the performance of our business, regardless of its accuracy or inaccuracy. Our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. Adverse publicity or negative commentary on social media outlets, such as blogs, websites, or newsletters, could hurt our results of operations, as consumers might avoid brands that receive bad press or negative reviews. Negative publicity may result in a decrease in results of operations that could lead to a decline in the price of our common stock and cause you to lose all or a portion of your investment.

Conflicts of interest may arise because some of our directors are representatives of our Sponsors.

        Entities affiliated with Ares and affiliates of CPPIB may hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. In addition, Norman H. Axelrod provides consulting services to affiliates of Ares Management (as defined below), David B. Kaplan and Adam L. Stein are partners or employees of Ares Management or its affiliates, and Shane D. Feeney and Scott T. Nishi are employees of CPPIB or its affiliates. As a result of these relationships, when conflicts arise between the interests of our Sponsors and their affiliates, on the one hand, and the interests of the Company and our other stockholders, on the other hand, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to the Company, under Delaware law, transactions that we enter into in which a director or officer has a financial interest are not void or voidable solely as a result of such interest so long as (i) the material facts relating to the director's or officer's relationship or interest and as to the transaction are disclosed or are known to our Board of Directors and a majority of our disinterested directors, or a committee consisting solely of disinterested directors approves the transaction, (ii) the material facts relating to the director's or officer's relationship or interest and as to the transaction are disclosed or are known to our stockholders and a majority of our disinterested stockholders specifically approves the transaction or (iii) the transaction is otherwise fair to us. Under our amended and restated certificate of incorporation that will be in effect upon the closing of this offering (our certificate of incorporation), representatives of Ares and CPPIB are not required to offer to us any business opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is offered to them in writing solely in their capacity as an officer or director of us.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

        Our management will have broad discretion to use the net proceeds from this offering and you will be relying on the judgment of our management regarding the application of such proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering to repay indebtedness and for general corporate purposes. Our management might not be able to generate a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence management's decisions regarding how to use the net proceeds from this offering.

Anti-takeover provisions could impair a takeover attempt and adversely affect existing stockholders and the trading price of our common stock.

        Certain provisions of our certificate of incorporation and our amended and restated bylaws that will be in effect upon the closing of this offering (our bylaws) and applicable provisions of Delaware law may have the effect of rendering more difficult, delaying or preventing an acquisition of the Company, even when such an acquisition would be in the best interest of our stockholders. These provisions include:

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  a classified Board of Directors;

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  the inability of stockholders to remove directors without cause from and after the time that our Sponsors and their affiliates cease to beneficially own shares of our common stock representing at least a majority of our outstanding common stock (the Trigger Date);

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  the sole power of our Board of Directors to fix the number of directors;

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  the requirement that certain advance notice procedures be followed for our stockholders to submit nominations of candidates for election to our Board of Directors and to bring other proposals before a meeting of the stockholders;

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  the power of our Board of Directors to amend our bylaws without stockholder approval;

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  the sole power of our Board of Directors to fill any newly created directorship or vacancy on our Board of Directors, whether such vacancy occurs as a result of the resignation, removal or death of a director or otherwise;

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  the ability of our Board of Directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

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  the requirement that, to the fullest extent permitted by law and unless we consent to an alternate forum, certain intracorporate proceedings against or involving us or our directors, officers, employees or stockholders be brought exclusively in the Court of Chancery in the State of Delaware;

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  the lack of cumulative voting rights at elections of directors;

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  the inability of stockholders to act by written consent from and after the Trigger Date; and

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  the inability of stockholders to call special meetings.

        Our issuance of shares of preferred stock could delay, defer or prevent a change of control of the Company without further action by our stockholders, even where stockholders are offered a premium for their shares. As of the closing of this offering, our Board of Directors will have the authority to cause us to issue, without any further vote or action by our stockholders, up to                       shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series and to fix the rights, powers, preferences, privileges of such series and qualifications, limitations and restrictions thereof, including dividend rights, voting rights, conversion rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

        In addition, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. Also, the issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in our common stock less attractive. For example, a conversion feature could cause the trading price of our common stock to decline to the conversion price of the preferred stock. We currently do not anticipate issuing any shares of preferred stock in the foreseeable future.

        These provisions could delay or prevent hostile takeovers and changes in control or changes in our management. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control or otherwise makes an investment in our common stock less attractive could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock. See "Description of Capital Stock."

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

        Our certificate of incorporation, as it will be in effect upon the closing of this offering, will require, to the fullest extent permitted by law, unless otherwise consented to by us, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the DGCL) or our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and by avoiding the time and expense of multi-forum litigation, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and subordinates your rights as a stockholder to the rights of creditors of our subsidiaries in the event of an insolvency or liquidation of any of our subsidiaries.

        We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities. As a result, our cash flow depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us, which are restricted by the covenants in the agreements governing our Senior Secured Credit Facilities and the indentures governing the Notes. Our subsidiaries have no obligation to provide us with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, you as a stockholder will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before we, as a stockholder, would be entitled to receive any distribution from that sale or disposal.

As a public company, we will incur additional costs, be subject to additional regulations and face increased demands on our management, which could lower our profits or make it more difficult to run our business.

        As a public company with shares listed on a U.S. exchange, we will need to comply with an extensive body of regulations and will incur significant legal, accounting and other expenses that we have not incurred as a private company with a subsidiary that is a voluntary filer. Our internal infrastructure may not have adequate resources to support the increased reporting obligations associated with being a public company and we may be unable to hire, train or retain necessary staff and may initially be reliant on engaging outside consultants or professionals to overcome our lack of experience in these areas. Our business could be adversely affected if our internal infrastructure is inadequate, if we are unable to engage outside consultants or are otherwise unable to fulfill our new public company obligations.

If we are unable to maintain effective internal control over financial reporting in the future, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

        As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, we will be required to file a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. If we identify any material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be adversely affected. In addition, we could become subject to sanctions or investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional financial and management resources.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "plan," "predict," "expect," "estimate," "intend," "would," "will," "could," "should," "anticipate," "believe," "project" or "continue" or the negative thereof or other similar expressions.

        The forward-looking statements contained in this prospectus reflect our views as of the date of this prospectus and are based on our expectations and beliefs concerning future events, as well as currently available data as of the date of this prospectus. While we believe there is a reasonable basis for our forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause our actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements and you should not rely on them. A variety of factors could cause our actual results to differ materially from the anticipated or expected results expressed in our forward-looking statements, including those factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Factors that could cause our actual results to differ from our expectations include, but are not limited to:

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  economic conditions may negatively impact consumer spending and demand for our merchandise;

  •
  if we fail to anticipate, identify and respond effectively to changing consumer demands, fashion trends and consumer shopping preferences, our business, financial condition and results of operations may be adversely affected;

  •
  the luxury retail industry is highly competitive;

  •
  our failure to successfully execute our omni-channel plans could adversely affect our business, financial condition and results of operations;

  •
  we depend on the success of our advertising and marketing programs;

  •
  we depend significantly on the success of the expansion and growth of our retail stores, which are subject to numerous risks, some of which are beyond our control;

  •
  if we are unable to successfully maintain a relevant and reliable omni-channel experience for our customers, our financial performance and brand image could be adversely affected;

  •
  our business and performance may be adversely affected by costs associated with our expansion and growth strategies;

  •
  a significant portion of our revenue is from our stores in four states, which exposes us to downturns or catastrophic occurrences in those states;

  •
  we are dependent on our relationships with certain designers, vendors and other sources of merchandise;

  •
  a breach in information privacy could negatively impact our operations;

  •
  our continued success is substantially dependent on positive perceptions of our company, which, if eroded, could adversely affect our customer and employee relationships;

  •
  the loss of, or disruption in, one or more of our distribution facilities could adversely affect our business and operations;

  •
  our failure to comply with, or developments in, laws, rules or regulations could affect our business or results of operations;

  •
  our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to fulfill our obligations with respect to such indebtedness;

  •
  our debt agreements contain restrictions that may limit our flexibility in operating our business; and

  •
  other risks, uncertainties and factors set forth in this prospectus, including those set forth under "Risk Factors."

        The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Each of the forward-looking statements contained in this prospectus speaks only as of the date of this prospectus. Except to the extent required by law, we undertake no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

 EQUITY CONVERSION

        Prior to the consummation of the equity conversion described below, the authorized capital stock of Neiman Marcus Group, Inc. consisted of the following:

  •
  3,200,000 authorized shares of Class A common stock, par value $0.001 per share (Existing Class A common stock), with full economic rights and one vote per share on all matters to be voted on by our stockholders other than the election or removal of directors; and

  •
  3,200,000 authorized shares of Class B common stock, par value $0.001 per share (Existing Class B common stock), with no economic rights other than the par value and one vote per share on the election and removal of directors (but no other matters).

        Except for shares issued to CPPIB and ACOF Mariposa Holdings LLC, each share of Existing Class A common stock was issued in combination with a share of Existing Class B common stock as a "Common Unit." Each Common Unit represented the full set of rights attributable to a typical share of common stock.

        Prior to the consummation of this offering, we will complete a recapitalization of our capital stock (the Equity Conversion), whereby:

  •
  each share of Existing Class A common stock will be automatically converted into                shares of Class B common stock;

  •
  each share of Existing Class B common stock will be automatically converted into one share of Class C common stock, par value $0.001 per share (Class C common stock), with no economic rights other than a liquidation preference equal to the par value and one vote per share on the election and removal of directors (but no other matters), and which shall be redeemable by us at any time and from time to time for the par value thereof;

  •
  we will redeem all of the outstanding shares of Class C common stock for an amount in cash equal to the aggregate par value thereof, or approximately $                ; and

  •
  (i) CPPIB will exercise its right to convert the number of shares of Class B common stock into Class A common stock that will result in CPPIB owning approximately 29% of the outstanding shares of Class A common stock following the conversion, and (ii) each other holder of shares of Class B common stock will exercise such holder's right to convert all of such holder's shares of Class B common stock into an equal number of shares of Class A common stock.

        After giving effect to the Equity Conversion, the authorized capital stock of Neiman Marcus Group, Inc. will consist of the following:

  •
                          shares of Class A common stock, par value $0.001 per share (Class A common stock), with full economic rights and one vote per share on all matters to be voted on by our stockholders, including the election and removal of directors; and

  •
                          shares of Class B common stock, par value $0.001 per share (Class B common stock), with each share of Class B common stock being (i) identical to a share of Class A common stock except that it does not have the right to vote on the election or removal of directors and (ii) convertible into one share of Class A common stock at any time and from time to time upon the election of the holder.

        Additionally, each share of Class A common stock is convertible into one share of Class B common stock at any time and from time to time at the option of the holder so long as such holder holds one or more shares of Class B common stock at the time of conversion.

        Due to regulations applicable to Canadian pension funds, CPPIB is prohibited from holding, directly or indirectly, greater than 30% of equity interests that have the right to elect or remove directors. We expect that, after giving effect to the Equity Conversion, CPPIB will be the only holder of shares of our Class B common stock.

        The Equity Conversion will not affect our operations, which we will continue to conduct through our operating subsidiaries.

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $                 million, assuming an initial public offering price of $                per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

        A $1.00 increase (decrease) in the assumed initial public offering price of $                per share would increase (decrease) the net proceeds from this offering by $                 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remained the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds from this offering by $                 million, assuming the assumed initial public offering price of $                per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remained the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

        We intend to use approximately $                 million of the net proceeds from this offering to repay indebtedness, and to use any remaining net proceeds from this offering for general corporate purposes. We will have broad discretion in the way we use the net proceeds.

 DIVIDEND POLICY

        We do not currently intend to pay dividends on our common stock. Instead, we currently intend to use all of our earnings for the operation and growth of our business and the repayment of indebtedness.

        Any future determination to pay dividends on our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial position, results of operations, liquidity, legal requirements, contractual restrictions, including under the agreements governing our Senior Secured Credit Facilities and the indentures governing the Notes, and other factors deemed relevant by our Board of Directors. For a further description of the restrictions imposed by the agreements governing our Senior Secured Credit Facilities and the indentures governing the Notes, see "Description of Certain Indebtedness."

        We did not declare or pay any dividends on our common stock in fiscal year 2013 or fiscal year 2014, or during the thirty-nine weeks ended May 2, 2015.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of May 2, 2015 on:

  •
  an actual basis; and

  •
  a pro forma basis, giving effect to:

  •
  the issuance and sale of             shares of our common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated expenses payable by us;

  •
  the application of the estimated net proceeds from this offering as described under "Use of Proceeds"; and

  •
  the Equity Conversion.

        You should read this table in conjunction with "Use of Proceeds," "Selected Consolidated Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our Condensed Consolidated Financial Statements and the related notes and other financial information included elsewhere in this prospectus.

	As of May 2, 2015
	Actual	Pro Forma(1)
	(in millions, except share data)
Cash and cash equivalents	$82.2	$

Total debt:
Asset-Based Revolving Credit Facility	$150.0
Senior Secured Term Loan Facility (including $29.4 million of current maturities)	2,905.8
Cash Pay Notes	960.0
PIK Toggle Notes	600.0
2028 Debentures	122.2

Total debt	4,738.0

Stockholders' equity:
Undesignated preferred stock, par value $0.001 per share; 500,000 shares authorized, no shares issued and outstanding, actual and pro forma	—
Class A common stock, par value $0.001 per share; 3,200,000 shares authorized, actual; shares authorized, pro forma; 1,557,350 shares issued and outstanding, actual; shares issued and outstanding, pro forma	—
Class B common stock, par value $0.001 per share; 3,200,000 shares authorized, actual; shares authorized, pro forma; 1,557,350 shares issued and outstanding, actual; shares issued and outstanding, pro forma	—
Additional paid-in capital	1,584.1
Accumulated other comprehensive loss	(43.1)
Accumulated deficit	(86.3)

Total stockholders' equity	1,454.7

Total capitalization	$6,192.7	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would result in approximately a $             million increase (decrease) in the pro forma amounts of each of (i) total debt, (ii) additional paid-in capital, (iii) total stockholders' equity and (iv) total capitalization, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remained the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would result in approximately a $             million increase (decrease) in the pro forma amounts of each of (i) total debt, (ii) additional paid-in capital, (iii) total stockholders' equity and (iv) total capitalization, assuming the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover of this prospectus, remained the same and before deducting the estimated underwriting discount and estimated offering expenses payable by us.

 DILUTION

        If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share in this offering and the pro forma net tangible book value per share of our common stock immediately following consummation of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of our common stock then issued and outstanding. Pro forma net tangible book value (deficit) per share gives effect to (i) the sale by us of             shares of common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us, and (ii) the application of the estimated net proceeds from this offering as described under "Use of Proceeds."

        Our net tangible book value (deficit) as of May 2, 2015 was $             million, or $            per share. Our pro forma net tangible book value (deficit) as of May 2, 2015 was $             million, or $            per share. This represents an immediate increase in pro forma net tangible book value (deficit) per share of $            to our existing stockholders and an immediate dilution of $            per share to new investors purchasing our common stock in this offering.

        The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share	$
Net tangible book value (deficit) per share as of May 2, 2015
Increase (decrease) in pro forma net tangible book value (deficit) per share attributable to new investors purchasing our common stock in this offering
Pro forma net tangible book value (deficit) per share

Dilution per share to new investors purchasing our common stock in this offering	$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value (deficit) after this offering by $            and $            per share and decrease (increase) the dilution to new investors by $            and $            per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remained the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

        Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the pro forma net tangible book value (deficit) after this offering by $            and $            per share and decrease (increase) the dilution in pro forma to investors participating in this offering by $            and $            per share, assuming the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover of this prospectus, remained the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

        If the underwriters were to fully exercise their option to purchase additional shares of our common stock, the pro forma net tangible book value (deficit) per share as of May 2, 2015 would be $            per share, and the dilution in pro forma net tangible book value (deficit) per share to new investors purchasing our common stock in this offering would be $            per share.

        The following table summarizes, as of May 2, 2015, on a pro forma basis as described above, the differences between the number of shares of common stock, the total consideration and the average price per share (i) paid to us by existing stockholders and (ii) to be paid by the new investors purchasing our common stock in this offering at an assumed initial public offering price of $            per

share, which is the midpoint of the price range set forth on the front cover page of this prospectus, before deducting the estimated underwriting discount and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price per Share
	Number	Percent		Amount	Percent
	(in thousands)			(in thousands)
Existing stockholders			%	$		%	$
New investors

Total			%	$		%	$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors by $             million and increase (decrease) the percentage of total consideration paid by new investors by        %, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remained the same and before deducting the estimated underwriting discount and estimated offering expenses payable by us.

        Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) total consideration paid by new investors by $             million and increase (decrease) the percent of total consideration paid by new investors by        %, assuming the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover of this prospectus, remained the same and before deducting the estimated underwriting discount and estimated offering expenses payable by us.

        If the underwriters were to fully exercise their option to purchase additional shares of our common stock, the percentage of shares of our common stock held by existing stockholders will be reduced to        % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to              shares, or        % of the total number of shares of our common stock outstanding after this offering.

        The discussion and tables above are based on             shares of our common stock outstanding as of May 2, 2015, assuming the consummation of the Equity Conversion prior to the closing of this offering, and exclude:

  •
               shares of our common stock issuable upon the exercise of stock options outstanding as of May 2, 2015 at a weighted average exercise price of $            per share; and

  •
               shares of common stock reserved for future issuance under the 2015 Stock Incentive Plan.

        If all of these outstanding options were exercised, then our existing stockholders, including the holders of these outstanding options, would own        % and our new investors would own        % of the total number of shares of our common stock outstanding upon the closing of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these outstanding options, would be approximately $             million, or        %, the total consideration paid by our new investors would be $             million, or        %, the average price per share paid by our existing stockholders would be $            , and the average price per share paid by our new investors would be $            .

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

 SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

        The following tables present selected consolidated financial information of Neiman Marcus Group, Inc. You should read these tables in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our Consolidated Financial Statements and Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period and results of operations for interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

        The results of operations data set forth below for the fiscal years ended July 28, 2012, August 3, 2013 and August 2, 2014 and the balance sheet data set forth below as of August 3, 2013 and August 2, 2014 have been derived from our Consolidated Financial Statements included elsewhere in this prospectus. The results of operations data set forth below for the thirteen weeks ended November 2, 2013 and each of the thirty-nine weeks ended August 2, 2014 and May 2, 2015 and the balance sheet data set forth below as of August 2, 2014 and May 2, 2015 have been derived from our Condensed Consolidated Financial Statements included elsewhere in this prospectus. The results of operations data set forth below for each of the fiscal years ended July 31, 2010 and July 30, 2011 and the balance sheet data set forth below as of July 31, 2010, July 30, 2011 and July 28, 2012 have been derived from our Consolidated Financial Statements not included in this prospectus.

					Fiscal year ended
		Fiscal year ended August 2, 2014(1)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013
	Thirty-nine weeks ended May 2, 2015				August 3, 2013(2)	July 28, 2012	July 30, 2011	July 31, 2010
(in millions, except share and per share data)	(Successor)	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
OPERATING RESULTS DATA
Revenues	$3,928.4	$4,839.3	$3,710.2	$1,129.1	$4,648.2	$4,345.4	$4,002.3	$3,692.8
Cost of goods sold including buying and occupancy costs (excluding depreciation)	2,502.6	3,248.4	2,563.0	685.4	2,995.4	2,794.7	2,589.3	2,417.6
Selling, general and administrative expenses (excluding depreciation)	894.7	1,101.4	835.0	266.4	1,047.8	1,006.9	924.3	878.1
Income from credit card program	(40.8)	(55.3)	(40.7)	(14.7)	(53.4)	(51.6)	(46.0)	(59.1)
Depreciation and amortization(3)	244.0	307.9	262.0	46.0	188.9	180.2	194.9	215.1
Operating earnings	299.8	41.0	8.8	32.1	446.4	403.6	329.7	231.8
Net earnings (loss)	47.8	(147.2)	(134.1)	(13.1)	163.7	140.1	31.6	(1.8)
Earnings (loss) per share—basic(4)
Earnings (loss) per share—diluted(4)
Weighted average shares—basic(4)
Weighted average shares—diluted(4)
BALANCE SHEET DATA (at period end)
Total assets	8,871.4		8,761.7		5,300.2	5,201.9	5,364.8	5,532.3
Total liabilities	7,416.7		7,329.1		4,469.2	4,586.3	4,370.5	4,606.9
Long-term debt, excluding current maturities	4,708.6		4,580.5		2,697.1	2,781.9	2,681.7	2,879.7
Cash dividends per share	—		—		—	435.0	—	$—

					Fiscal year ended
		Fiscal year ended August 2, 2014(1)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013
	Thirty-nine weeks ended May 2, 2015				August 3, 2013(2)	July 28, 2012	July 30, 2011	July 31, 2010
(dollars in millions, except sales per square foot)	(Successor)	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
OTHER DATA
Change in comparable revenues(5)	4.5%	5.5%	5.4%	5.7%	4.9%	7.9%	8.1%	(0.1)%
Number of full-line stores open at period end	43	43	43	43	43	44	43	43
Sales per square foot(6)	$457	$578	$440	$138	$552	$535	$505	$466
Percentage of revenues transacted online	25.8%	23.9%	24.6%	21.4%	22.2%	20.2%	18.9%	18.5%
Adjusted EBITDA(7)	$$602.7	$698.4	$501.3	$197.2	$682.7	$619.5	$544.6	$473.5
Adjusted EBITDA as a percentage of revenues	15.3%	14.4%	13.5%	17.5%	14.7%	14.3%	13.6%	12.8%
Adjusted Net Earnings(7)	$161.4	$169.2	$101.9	$67.3	$224.7	$195.4	$85.6	$63.2
Net capital expenditures(8)	152.5	168.3	132.3	36.0	139.3	142.2	83.7	44.3
Depreciation expense	136.6	147.6	113.3	34.2	141.5	130.1	132.4	141.8
Rent expense and related occupancy costs	85.9	103.7	79.6	24.1	96.7	91.9	87.6	85.0

(1)
The presentation of the combined fiscal year ended August 2, 2014 does not comply with GAAP. For more information see "Basis of Presentation" on page ii of this prospectus. The note also applies to the corresponding information set forth in the tables in note 7 below.

(2)
Fiscal year 2013 consists of the fifty-three weeks ended August 3, 2013. All other fiscal years consist of fifty-two weeks. The note also applies to the corresponding information set forth in the tables in note 7 below.

(3)
Amounts include incremental depreciation expense arising from fair value adjustments recorded in connection with purchase accounting.

(4)
Basic earnings per common share amounts are calculated using the weighted average number of shares of our common stock outstanding for the period, after giving effect to the Equity Conversion. Diluted earnings per common share amounts are calculated using the weighted average number of shares of our common stock outstanding for the period and include the dilutive impact of stock options using the treasury stock method, after giving effect to the Equity Conversion.

(5)
For more information regarding our calculation of comparable store sales growth, see "Comparable Revenues" on page iii of this prospectus.

(6)
Sales per square foot are calculated as net sales of our Neiman Marcus and Bergdorf Goodman full-line stores for the applicable period divided by weighted average square footage. Weighted average square footage includes a percentage of period-end square footage for new and closed stores equal to the percentage of the period during which they were open.

(7)
For an explanation of Adjusted EBITDA and Adjusted Net Earnings, see "Non-GAAP Financial Measures" on page iv of this prospectus.

  Adjusted EBITDA is calculated as follows:

					Fiscal year ended
		Fiscal year ended August 2, 2014	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013
	Thirty-nine weeks ended May 2, 2015				August 3, 2013	July 28, 2012	July 30, 2011	July 31, 2010
(dollars in millions)	(Successor)	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Net earnings (loss)	$47.8	$(147.2)	$(134.1)	$(13.1)	$163.7	$140.1	$31.6	$(1.8)
Income tax expense (benefit)	34.1	(81.9)	(89.8)	7.9	113.7	88.3	17.6	(3.5)
Interest expense, net	217.9	270.1	232.7	37.3	169.0	175.2	280.5	237.1
Depreciation expense	136.6	147.6	113.3	34.2	141.5	130.1	132.4	141.8
Amortization of intangible assets and favorable lease commitments	107.4	160.3	148.6	11.7	47.4	50.1	62.5	73.3

EBITDA	$543.9	$348.9	$270.8	$78.1	$635.3	$583.8	$524.7	$446.9
Amortization of inventory step-up(a)	6.8	129.6	129.6	—	—	—	—	—
Incremental rent expense(b)	8.2	9.3	8.5	0.8	4.0	4.5	4.3	4.3
Transaction and other costs(c)	15.1	164.8	55.4	109.4	—	—	—	—
Non-cash stock-based compensation	6.4	8.8	6.2	2.5	9.7	6.9	3.9	10.1
Equity in loss of foreign e-commerce retailer(d)	—	5.1	3.6	1.5	13.1	1.5	—	—
Expenses related to cyber-attack(e)	4.1	12.6	12.6	—	—	—	—	—
Management fee due to Former Sponsors(f)	—	2.8	—	2.8	10.0	10.0	10.0	9.2
Expenses incurred in connection with openings of new stores/remodels of existing stores(g)	9.3	5.8	4.0	1.8	5.1	6.6	1.7	3.1
Other non-recurring expenses(h)	8.8	10.7	10.5	0.2	5.4	6.2	—	—

Adjusted EBITDA(i)	$602.7	$698.4	$501.3	$197.2	$682.7	$619.5	$544.6	$473.5

Adjusted Net Earnings are calculated as follows:

					Fiscal year ended
		Fiscal year ended August 2, 2014	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013
	Thirty-nine weeks ended May 2, 2015				August 3, 2013	July 28, 2012	July 30, 2011	July 31, 2010
(dollars in millions)	(Successor)	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Net earnings (loss)	$47.8	$(147.2)	$(134.1)	$(13.1)	$163.7	$140.1	$31.6	$(1.8)
Pre-tax adjustments to eliminate impact of purchase accounting:
Amortization of inventory step-up(a)	6.8	129.6	129.6	—	—	—	—	—
Amortization of intangible assets	107.4	160.3	148.6	11.7	47.4	50.1	62.5	73.3
Incremental depreciation charges on step-up in property & equipment(j)	20.5	10.5	9.1	1.5	5.5	5.2	6.3	7.0
Incremental rent expense(b)	8.2	9.3	8.5	0.8	4.0	4.5	4.3	4.3
Transaction and other costs(c)	15.1	164.8	55.4	109.4	—	—	—	—
Other pre-tax adjustments:
Non-cash stock-based compensation	6.4	8.8	6.2	2.5	9.7	6.9	3.9	10.1
Equity in loss of foreign e-commerce retailer(d)	—	5.1	3.6	1.5	13.1	1.5	—	—
Expenses related to cyber-attack(e)	4.1	12.6	12.6	—	—	—	—	—
Management fee due to Former Sponsors(f)	—	2.8	—	2.8	10.0	10.0	10.0	9.2
Expenses incurred in connection with openings of new stores/remodels of existing stores(g)	9.3	5.8	4.0	1.8	5.1	6.6	1.7	3.1
Other non-recurring expenses(h)	8.8	10.7	10.5	0.2	5.4	6.2	—	—

Total pre-tax adjustments	186.8	520.4	388.2	132.3	100.3	91.0	88.8	106.9
Tax impact of adjustments(k)	73.2	204.0	152.2	51.9	39.3	35.7	34.8	41.9

Adjustments to net earnings (loss), net of tax	113.6	316.4	236.0	80.4	61.0	55.3	54.0	65.0

Adjusted Net Earnings(i)	$161.4	$169.2	$101.9	$67.3	$224.7	$195.4	$85.6	$63.2

  (a)
  The carrying values of inventories acquired in connection with the Acquisition and the acquisition of MyTheresa were stepped up to estimated fair value as of the respective acquisition dates and amortized into cost of goods sold as the acquired inventories were sold.

  (b)
  Rental obligations and deferred real estate credits were revalued at fair value in connection with the Acquisition. These fair value adjustments increase post-acquisition rent expense.

  (c)
  Amounts relate to costs and expenses incurred in connection with the Acquisition and the acquisition of MyTheresa.

  (d)
  Amounts relate to our equity in losses incurred in connection with our prior non-controlling investment in a foreign e-commerce retailer. See Note 14 of the Notes to Consolidated Financial Statements.

  (e)
  For a further description of the cyber-attack, see "Risk Factors—Risks Related to Our Business and Industry—A breach in information privacy could negatively impact our operations" and Note 14 of the Notes to Consolidated Financial Statements.

  (f)
  Amounts represent management fees paid to the Former Sponsors (as defined below) prior to the Acquisition. See "Certain Relationships and Related Party Transactions."

  (g)
  Amounts represent direct and incremental expenses incurred in connection with the openings of new stores as well as remodels to our existing stores.

  (h)
  Amounts consist primarily of expenses incurred in connection with NMG One and non-recurring settlements of class action litigation claims.

  (i)
  Further details of Adjusted EBITDA and Adjusted Net Earnings are as follows:

	Last twelve months ended May 2, 2015	Thirty-nine weeks ended May 3, 2014
Adjusted EBITDA	$714.0	$587.1
Adjusted Net Earnings	160.2	170.5
  (j)
  The carrying values of our property and equipment acquired in connection with the Acquisition and the acquisition of MyTheresa were stepped up to estimated fair value as of the respective acquisition dates. These fair value adjustments are being depreciated over the useful lives of the acquired property and equipment.

  (k)
  Tax effect of adjustments to net earnings (loss) at our incremental tax rate of 39.2%.

(8)
Amounts are net of developer contributions of $30.5 million, $5.7 million, $5.7 million, $0.0 million, $7.2 million, $10.6 million, $10.5 million and $14.4 million, respectively, for the periods presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes and other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements. See "Special Note Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Results" and elsewhere in this prospectus.

OVERVIEW

        Neiman Marcus Group, Inc. (f/k/a NM Mariposa Holdings, Inc.) is a holding company that conducts operations through its indirect wholly owned subsidiary, Neiman Marcus Group LTD LLC and its subsidiaries (NMG). NMG is a luxury retailer conducting operations principally under the Neiman Marcus, Bergdorf Goodman and MyTheresa brand names. References to "we," "our" and "us" are used to refer to the Company or collectively to the Company and its subsidiaries, as appropriate to the context.

        On October 25, 2013, NMG merged with and into Mariposa Merger Sub LLC (Mariposa) pursuant to an Agreement and Plan of Merger, dated September 9, 2013, by and among NM Mariposa Holdings, Inc., Mariposa and NMG, with NMG surviving the merger (the Acquisition). As a result of the Acquisition and the Conversion (as defined below), the Company is now a direct parent of Mariposa Intermediate Holdings LLC (Holdings), which in turn is a direct parent of NMG. The Company is owned by entities affiliated with Ares Management, L.P. and Canada Pension Plan Investment Board (together, the Sponsors) and certain co-investors. Previously, The Neiman Marcus Group, Inc. (Predecessor) was a subsidiary of Newton Holding, LLC, which was controlled by investment funds affiliated with TPG Global, LLC (collectively with its affiliates, TPG) and Warburg Pincus LLC (together with TPG, the Former Sponsors). On October 28, 2013, NMG and the Predecessor each converted from a Delaware corporation to a Delaware limited liability company (the Conversion).

        We conduct our luxury retail operations in an integrated omni-channel model consisting of both specialty retail stores and online websites. As a result, we view and report our specialty retail stores and online operations as a single, omni-channel reporting segment.

        The accompanying Consolidated Financial Statements and Condensed Consolidated Financial Statements are presented as "Predecessor" or "Successor" to indicate whether they relate to the period preceding the Acquisition or the period succeeding the Acquisition, respectively. The Acquisition and the allocation of the purchase price have been recorded for accounting purposes as of November 2, 2013, the end of our first quarter of fiscal year 2014.

        We have prepared our presentation and discussion of the results of operations for the fiscal year ended August 2, 2014 by comparing the results of operations of the Predecessor for the fiscal year ended August 3, 2013 to the combined amounts obtained by adding the operations and cash flows for the Predecessor thirteen week period ended November 2, 2013 and the Successor thirty-nine week period ended August 2, 2014. We have also prepared our presentation and discussion of the results of operations for the thirty-nine weeks ended May 3, 2014 by adding the operations and cash flows for the Predecessor thirteen week period ended November 2, 2013 and the Successor twenty-six week period ended May 3, 2014. Although this combined presentation does not comply with GAAP, we believe that it assists readers in understanding and assessing the trends and significant changes in our results of operations, provides a more meaningful method of comparison and does not impact the drivers of the financial changes between the relevant periods. The combined results of operations have not been prepared on a pro forma basis under applicable regulations and may not reflect the actual results we would have achieved absent the Acquisition and may not be predictive of future results of operations. For a presentation of our results of operations for the fiscal year ended August 2, 2014 and the thirty-nine weeks ended May 3, 2014 on a GAAP basis showing the separate Predecessor and Successor periods, see the accompanying Consolidated Financial Statements and Condensed Consolidated Financial Statements.

        Our fiscal year ends on the Saturday closest to July 31. Like many other retailers, we follow a 4-5-4 reporting calendar, which means that each fiscal quarter consists of thirteen weeks divided into periods of four weeks, five weeks and four weeks. This resulted in an extra week in fiscal year 2013 (the 53rd week). All references to (i) the third quarter of fiscal year 2015 relate to the thirteen weeks ended May 2, 2015, (ii) the third quarter of fiscal year 2014 relate to the thirteen weeks ended May 3, 2014, (iii) year-to-date fiscal 2015 relate to the thirty-nine weeks ended May 2, 2015, (iv) year-to-date fiscal 2014 relate to the combined thirty-nine weeks ended May 3, 2014 (calculated as described above), (v) fiscal year 2014 relate to the combined fifty-two weeks ended August 2, 2014 (calculated as described above), (vi) fiscal year 2013 relate to the fifty-three weeks ended August 3, 2013 and (vii) fiscal year 2012 relate to the fifty-two weeks ended July 28, 2012. References to fiscal year 2015 and years thereafter relate to our fiscal years for such periods.

        In connection with the Acquisition, the Company incurred substantial new indebtedness, in part in replacement of former indebtedness. See "Liquidity and Capital Resources." In addition, the purchase price paid in connection with the Acquisition has been allocated to state the acquired assets and liabilities at fair value. The purchase accounting adjustments increased the carrying value of our property and equipment and inventory, revalued our intangible assets related to our tradenames, customer lists and favorable lease commitments and revalued our long-term benefit plan obligations, among other things. As a result, our Successor financial statements subsequent to the Acquisition are not necessarily comparable to our Predecessor financial statements.

KEY FACTORS AFFECTING OUR RESULTS

        Revenues.    We generate our revenues from the sale of luxury merchandise. Components of our revenues include:

  •
  Sales of merchandise—Revenues are recognized at the later of the point-of-sale or the delivery of goods to the customer. Revenues are reduced when our customers return goods previously purchased. We maintain reserves for anticipated sales returns primarily based on our historical trends. Revenues exclude sales taxes collected from our customers.

  •
  Delivery and processing—We generate revenues from delivery and processing charges related to certain merchandise deliveries to our customers.

Our revenues can be affected by the following factors:

  •
  general economic conditions;

  •
  changes in the level of consumer spending generally and, specifically, on luxury goods;

  •
  our ability to acquire goods meeting customers' tastes and preferences;

  •
  changes in the level of full-price sales;

  •
  changes in the level and timing of promotional events conducted;

  •
  changes in the level of delivery and processing revenues collected from our customers;

  •
  our ability to successfully implement our expansion and growth strategies; and

  •
  changes in the composition and the rate of growth of our sales transacted in store and online.

In addition, our revenues are seasonal, as discussed below under "Seasonality."

        Cost of goods sold including buying and occupancy costs (excluding depreciation).    COGS consists of the following components:

  •
  Inventory costs—We utilize the retail inventory method of accounting. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio, for various groupings of similar items, to the retail value of our inventories. The cost of the inventory reflected on the Condensed Consolidated Financial Statements is decreased by charges to cost of goods sold at average cost and the retail value of the inventory is lowered through the use of markdowns. Our net earnings are negatively impacted when merchandise is marked down. With the introduction of new fashions in the first and third fiscal quarters of each fiscal year and our emphasis on full-price selling in these quarters, a lower level of markdowns and higher margins are characteristic of these quarters.

  •
  Buying costs—Buying costs consist primarily of salaries and expenses incurred by our merchandising and buying operations.

  •
  Occupancy costs—Occupancy costs consist primarily of rent, property taxes and operating costs of our retail, distribution and support facilities. A significant portion of our buying and occupancy costs are fixed in nature and are not dependent on the revenues we generate.

  •
  Delivery and processing costs—Delivery and processing costs consist primarily of delivery charges we pay to third party carriers and other costs related to the fulfillment of customer orders not delivered at the point-of-sale.

        Consistent with industry business practice, we receive allowances from certain of our vendors in support of the merchandise we purchase for resale. Certain allowances are received to reimburse us for markdowns taken or to support the gross margins that we earn in connection with the sales of the vendor's merchandise. These allowances result in an increase to gross margin when we earn the allowances and they are approved by the vendor. Other allowances we receive represent reductions to the amounts we pay to acquire the merchandise. These allowances reduce the cost of the acquired merchandise and are recognized at the time the goods are sold. We received vendor allowances of $55.0 million, or 1.4% of revenues, in year-to-date fiscal 2015 and $52.0 million, or 1.4% of revenues, in year-to-date fiscal 2014. The amounts of vendor allowances we receive fluctuate based on the level of markdowns taken and did not have a significant impact on the year-over-year change in gross margin during year-to-date fiscal 2015 and 2014.

        Changes in our COGS as a percentage of revenues can be affected by the following factors:

  •
  our ability to order an appropriate amount of merchandise to match customer demand and the related impact on the level of net markdowns and promotions costs incurred;

  •
  customer acceptance of and demand for the merchandise we offer in a given season and the related impact of such factors on the level of full-price sales;

  •
  factors affecting revenues generally, including pricing and promotional strategies, product offerings and actions taken by competitors;

  •
  changes in delivery and processing costs and our ability to pass such costs on to our customers;

  •
  changes in occupancy costs primarily associated with the opening of new stores or distribution facilities; and

  •
  the amount of vendor reimbursements we receive during the reporting period.

        Selling, general and administrative expenses (excluding depreciation).    SG&A principally consists of costs related to employee compensation and benefits in the selling and administrative support areas and advertising and marketing costs. A significant portion of our SG&A expenses is variable in nature and is dependent on the revenues we generate.

        Advertising costs consist primarily of (i) online marketing costs, (ii) advertising costs incurred related to the production of the photographic content for our websites and (iii) costs incurred related to the production, printing and distribution of our print catalogs and other promotional materials mailed to our customers. We receive advertising allowances from certain of our merchandise vendors. Substantially all the advertising allowances we receive represent reimbursements of direct, specific and incremental costs that we incur to promote the vendor's merchandise in connection with our various advertising programs, primarily catalogs and other print media. Advertising allowances fluctuate based on the level of advertising expenses incurred and are recorded as a reduction of our advertising costs when earned. Advertising allowances aggregated approximately $47.9 million, or 1.2% of revenues, in year-to-date fiscal 2015 and $47.4 million, or 1.3% of revenues, in year-to-date fiscal 2014.

        We also receive allowances from certain merchandise vendors in connection with compensation programs for employees who sell the vendor's merchandise. These allowances are netted against the related compensation expenses that we incur. Amounts received from vendors related to compensation programs were $59.3 million, or 1.5% of revenues, in year-to-date fiscal 2015 and $56.4 million, or 1.5% of revenues, in year-to-date fiscal 2014.

        Changes in our SG&A expenses are affected primarily by the following factors:

  •
  changes in the level of our revenues;

  •
  changes in the number of sales associates, which are primarily due to new store openings and expansion of existing stores, and the health care and related benefits expenses incurred as a result of such changes;

  •
  changes in expenses incurred in connection with our advertising and marketing programs; and

  •
  changes in expenses related to employee benefits due to general economic conditions such as rising health care costs.

        Income from credit card program.    We maintain a proprietary credit card program through which credit is extended to customers and have a related marketing and servicing alliance with affiliates of Capital One. Pursuant to the Program Agreement, Capital One currently offers credit cards and non-card payment plans under both the "Neiman Marcus" and "Bergdorf Goodman" brand names.

        We receive payments from Capital One based on sales transacted on our proprietary credit cards. We recognize income from our credit card program when earned. In the future, the income from our credit card program may:

  •
  increase or decrease based upon the level of utilization of our proprietary credit cards by our customers;

  •
  increase or decrease based upon the overall profitability and performance of the credit card portfolio due to the level of bad debts incurred or changes in interest rates, among other factors;

  •
  increase or decrease based upon future changes to our historical credit card program in response to changes in regulatory requirements or other changes related to, among other things, the interest rates applied to unpaid balances and the assessment of late fees; and

  •
  decrease based upon the level of future marketing and other services we provide to Capital One.

        Effective income tax rate.    Our effective income tax rate may fluctuate from period to period due to a variety of factors, including changes in our assessment of certain tax contingencies, valuation allowances, changes in federal and state tax laws, outcomes of administrative audits, the impact of accounting for stock-based compensation, changes in our corporate structure, the impact of other discrete or non-recurring items and the mix of earnings among our U.S. and international operations, where the statutory rates are generally lower than in the United States. As a result, our effective income tax rate may vary significantly from the federal statutory tax rate.

        For example, our effective income tax rate was 43.6% on the earnings for the third quarter of fiscal year 2015 and 58.5% on the loss for the third quarter of fiscal year 2014, primarily due to (i) state income taxes, (ii) with respect to the third quarter of fiscal year 2015, the non-deductible portion of transaction and other costs incurred in connection with our acquisition of MyTheresa, and (iii) with respect to the third quarter of fiscal year 2014, the lack of a U.S. tax benefit related to the losses from our prior investment in a foreign e-commerce retailer.

        While our future effective income tax rate will depend on the factors described above, we currently anticipate that our effective income tax rate in future periods will be closer to our historical effective income tax rates at approximately 39.2%.

Seasonality

        We conduct our selling activities in two primary selling seasons—Fall and Spring. The Fall season is comprised of our first and second fiscal quarters and the Spring season is comprised of our third and fourth fiscal quarters.

        Our first fiscal quarter is generally characterized by a higher level of full-price sales with a focus on the initial introduction of Fall season fashions. Marketing activities designed to stimulate customer purchases, a lower level of markdowns and higher margins are characteristic for this quarter. The second fiscal quarter is more focused on promotional activities related to the December holiday season, the early introduction of resort season collections from certain designers and the sale of Fall season goods on a marked-down basis. As a result, margins are typically lower in the second fiscal quarter. However, due to the seasonal increase in revenues that occurs during the holiday season, the second fiscal quarter is typically the quarter in which our revenues are the highest and in which expenses as a percentage of revenues are the lowest. Our working capital requirements are also the greatest in the first and second fiscal quarters as a result of higher seasonal requirements.

        Our third fiscal quarter is generally characterized by a higher level of full-price sales with a focus on the initial introduction of Spring season fashions. Marketing activities designed to stimulate customer purchases, a lower level of markdowns and higher margins are again characteristic for this quarter. Revenues are generally the lowest in the fourth fiscal quarter with a focus on promotional activities offering Spring season goods to customers on a marked-down basis, resulting in lower margins during the quarter. Our working capital requirements are typically lower in the third and fourth fiscal quarters compared to the other quarters.

        A large percentage of our merchandise assortment, particularly in the apparel, fashion accessories and shoe categories, is ordered months in advance of the introduction of such goods. For example, women's apparel, men's apparel, shoes and handbags are typically ordered six to nine months in advance of the products being offered for sale while jewelry and other categories are typically ordered three to six months in advance. As a result, our success depends in large part on our ability to identify fashion trends and consumer shopping preferences and to identify and react effectively to rapidly changing consumer demands in a timely manner.

        We monitor the sales performance of our inventories throughout each season. We seek to order additional goods to supplement our original purchasing decisions when the level of customer demand is higher than originally anticipated. However, in certain merchandise categories, particularly fashion apparel, our ability to purchase additional goods can be limited. This can result in lost sales opportunities in the event of higher than anticipated demand for the merchandise we offer or a higher than anticipated level of consumer spending. Conversely, in the event we buy merchandise that is not accepted by our customers or the level of consumer spending is less than we anticipated, we could incur a higher than anticipated level of markdowns, net of vendor allowances, resulting in lower operating profits. Any failure on our part to anticipate, identify and respond effectively to these changes could adversely affect our business, financial condition and results of operations.

RESULTS OF OPERATIONS

Performance Summary for the Thirteen and Thirty-nine Weeks Ended May 2, 2015

        The following table sets forth certain items expressed as percentages of net revenues for the periods indicated.

	Thirteen weeks ended May 2, 2015	Thirteen weeks ended May 3, 2014	Thirty-nine weeks ended May 2, 2015	Thirty-nine weeks ended May 3, 2014	Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Successor)	(Combined)	(Successor)	(Predecessor)
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold including buying and occupancy costs (excluding depreciation)	61.9	64.3	63.7	66.7	69.4	60.7
Selling, general and administrative expenses (excluding depreciation)	23.4	23.3	22.8	22.6	22.2	23.6
Income from credit card program	(1.0)	(1.1)	(1.0)	(1.2)	(1.1)	(1.3)
Depreciation expense	3.9	3.1	3.5	2.9	2.8	3.0
Amortization of intangible assets	1.3	3.1	1.7	2.1	2.8	0.6
Amortization of favorable lease commitments	1.1	1.2	1.0	0.8	1.0	0.4
Other expenses	0.5	0.7	0.7	5.0	2.8	10.1

Operating earnings	8.8	5.4	7.6	0.9	0.1	2.8
Interest expense, net	6.0	7.1	5.5	5.3	6.2	3.3

Earnings (loss) before income taxes	2.9	(1.7)	2.1	(4.4)	(6.1)	(0.5)
Income tax expense (benefit)	1.3	(1.0)	0.9	(1.6)	(2.6)	0.7

Net earnings (loss)	1.6%	(0.7)%	1.2%	(2.8)%	(3.5)%	(1.2)%

        Set forth in the following table is certain summary information with respect to our operations for the periods indicated.

	Thirteen weeks ended May 2, 2015	Thirteen weeks ended May 3, 2014	Thirty-nine weeks ended May 2, 2015	Thirty-nine weeks ended May 3, 2014	Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Successor)	(Combined)	(Successor)	(Predecessor)
CHANGE IN COMPARABLE REVENUES(1)
Total revenues	2.2%	5.9%	4.5%	5.7%	5.7%	5.7%
Online revenues	13.3%	12.4%	14.6%	13.3%	14.1%	11.2%
SALES PER SQUARE FOOT(2)	$140	$140	$457	$446	$308	$138
STORE COUNT
Neiman Marcus and Bergdorf Goodman full-line stores open at end of period	43	43	43	43	43	43
Last Call stores open at end of period	42	36	42	36	36	36

(1)
Comparable revenues include (1) revenues derived from our retail stores open for more than fifty-two weeks, including stores that have been relocated or expanded and (2) revenues from our online operations. Comparable revenues exclude revenues of (1) closed stores, (2) designer websites created and operated pursuant to contractual arrangements with certain designer brands that had expired by the first quarter of fiscal year 2015 and (3) MyTheresa, which was acquired in October 2014.

(2)
Sales per square foot are calculated as net sales of our Neiman Marcus and Bergdorf Goodman full-line stores for the applicable period divided by weighted average square footage. Weighted average square footage includes a percentage of period-end square footage for new and closed stores equal to the percentage of the period during which they were open.

Results of Operations for the Thirteen Weeks Ended May 2, 2015 Compared to the Thirteen Weeks Ended May 3, 2014

        Revenues.    Our revenues for the third quarter of fiscal year 2015 of $1,220.1 million increased by $55.4 million, or 4.8%, from $1,164.7 million in the third quarter of fiscal year 2014. Comparable revenues for the third quarter of fiscal year 2015 were $1,169.0 million compared to $1,143.9 million in the third quarter of fiscal year 2014, representing an increase of 2.2%. New stores generated revenues of $6.3 million and MyTheresa generated revenues of $44.8 million in the third quarter of fiscal year 2015. In addition, revenues generated by our online operations aggregated $330.4 million, representing a comparable increase of 13.3% from the third quarter of the prior year. Revenues from MyTheresa are included in revenues generated by our online operations but are excluded from all calculations of comparable revenues.

        Cost of goods sold including buying and occupancy costs (excluding depreciation).    COGS for the third quarter of fiscal year 2015 compared to the third quarter of fiscal year 2014 were:

	Thirteen weeks ended
	May 2, 2015 (Successor)		May 3, 2014 (Successor)
(in millions, except percentages)	$	% of revenues	$	% of revenues
COGS, as reported	$755.0	61.9%	$749.0	64.3%
Less: amortization of inventory step-up	(3.5)	(0.3)	(30.6)	(2.6)

COGS, before purchase accounting adjustments	$751.5	61.6%	$718.4	61.7%

        As a result of purchase accounting adjustments to revalue acquired inventories and subsequent sale of a portion of the acquired inventories, COGS was increased by $3.5 million, or 0.3% of revenues, in the third quarter of fiscal year 2015 (related to the MyTheresa acquisition) and $30.6 million, or 2.6% of revenues, in the third quarter of fiscal year 2014 (related to the Acquisition).

        COGS before purchase accounting adjustments decreased to 61.6% of revenues in the third quarter of fiscal year 2015 from 61.7% of revenues in the third quarter of fiscal year 2014. The decrease in COGS before purchase accounting adjustments of 0.1% of revenues was primarily due to the leveraging of buying and occupancy costs on higher revenues.

        Selling, general and administrative expenses (excluding depreciation).    SG&A expenses as a percentage of revenues increased to 23.4% of revenues in the third quarter of fiscal year 2015 compared to 23.3% of revenues in the third quarter of fiscal year 2014. The net increase in SG&A expenses by 0.1% of revenues in the third quarter of fiscal year 2015 was primarily due to:

  •
  higher expenses of approximately 0.4% of revenues driven by the recent expansion of our small format stores, the remodels of our full-line stores and the acquisition of MyTheresa; partially offset by

  •
  lower current incentive compensation costs of approximately 0.4% of revenues.

        Income from credit card program.    Income from our credit card program was $11.9 million, or 1.0% of revenues, in the third quarter of fiscal year 2015 compared to $13.2 million, or 1.1% of revenues, in the third quarter of fiscal year 2014, reflecting the decrease in income generated by our credit card portfolio.

        Depreciation and amortization expenses.    Depreciation expense was $48.1 million, or 3.9% of revenues, in the third quarter of fiscal year 2015 compared to $36.6 million, or 3.1% of revenues, in the third quarter of fiscal year 2014. The increase in depreciation expense by 0.8% of revenues in the third quarter of fiscal year 2015 was primarily due to higher levels of capital spending. Amortization of intangible assets (primarily customer lists and favorable lease commitments) aggregated $29.7 million, or 2.4% of revenues, in the third quarter of fiscal year 2015 compared to $49.5 million, or 4.3% of revenues, in the third quarter of fiscal year 2014. The decrease in amortization expense by 1.9% of revenues in the third quarter of fiscal year 2015 was due to lower amortization charges with respect to our customer lists in the third quarter of fiscal year 2015.

        Other expenses.    Other expenses for the third quarter of fiscal year 2015 aggregated $5.6 million, or 0.5% of revenues, compared to $8.4 million, or 0.7% of revenues, in the third quarter of fiscal year 2014. Other expenses in the third quarter of fiscal year 2015 include (i) costs associated with our ongoing investments in our omni-channel initiative, (ii) costs incurred in connection with the MyTheresa acquisition and (iii) investigative, legal and other expenses, net of insurance recovery, related to the cyber-attack on our systems discovered in January 2014. Other expenses in the third quarter of fiscal year 2014 include (i) investigative, legal and other expenses incurred in connection with the Cyber-Attack, (ii) costs associated with ongoing investments in our omni-channel initiative and (iii) other non-recurring expenses.

        Operating earnings.    In the third quarter of fiscal year 2015, we generated operating earnings of $108.0 million, or 8.8% of revenues, compared to $63.0 million, or 5.4% of revenues, in the third quarter of fiscal year 2014. Costs and expenses related to the acquisitions aggregated $5.5 million, or 0.5% of revenues, in the third quarter of fiscal year 2015 and $30.6 million, or 2.6% of revenues, in the third quarter of fiscal year 2014.

        Interest expense.    Net interest expense was $72.8 million, or 6.0% of revenues, in the third quarter of fiscal year 2015 and $82.2 million, or 7.1% of revenues, for the third quarter of fiscal year 2014. Excluding the $7.9 million loss on debt extinguishment, net interest expense decreased by $1.5 million in the third quarter of fiscal year 2015. The significant components of interest expense are as follows:

	Thirteen weeks ended
	May 2, 2015	May 3, 2014
(in millions)	(Successor)	(Successor)
Asset-Based Revolving Credit Facility	$0.4	$—
Senior Secured Term Loan Facility	31.3	34.0
Cash Pay Notes	19.2	19.0
PIK Toggle Notes	13.1	13.0
2028 Debentures	2.2	2.2
Amortization of debt issue costs	6.1	5.8
Other, net	0.9	0.6
Capitalized interest	(0.5)	(0.3)

	$72.8	$74.3
Loss on debt extinguishment	—	7.9

Interest expense, net	$72.8	$82.2

        Income tax expense (benefit).    Our effective income tax rate was 43.6% for the third quarter of fiscal year 2015 and 58.5% on the loss for the third quarter of fiscal year 2014. Our effective income tax rates exceeded the federal statutory tax rate primarily due to:

  •
  non-deductible portion of transaction and other costs incurred in connection with our acquisition of MyTheresa;

  •
  state income taxes; and

  •
  with respect to the third quarter of fiscal year 2014, the lack of a U.S. tax benefit related to the losses from our prior investment in a foreign e-commerce retailer.

        We file income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. The Internal Revenue Service (IRS) is currently auditing our fiscal year 2012 and short-year 2013 federal income tax returns. With respect to state, local and foreign jurisdictions, with limited exceptions, we are no longer subject to income tax audits for fiscal years before 2011. We believe our recorded tax liabilities as of May 2, 2015 are sufficient to cover any potential assessments to be made by the IRS or other taxing authorities upon the completion of their examinations and we will continue to review our recorded tax liabilities for potential audit assessments based upon subsequent events, new information and future circumstances. We believe it is reasonably possible that additional adjustments in the amounts of our unrecognized tax benefits could occur within the next twelve months as a result of settlements with tax authorities or expiration of statutes of limitation. At this time, we do not believe such adjustments will have a material impact on our Condensed Consolidated Financial Statements.

Results of Operations for the Thirty-nine Weeks Ended May 2, 2015 Compared to the Thirty-nine Weeks Ended May 3, 2014

        Revenues.    Our revenues for year-to-date fiscal 2015 of $3,928.4 million increased by $201.7 million, or 5.4%, from $3,726.7 million in year-to-date fiscal 2014. Comparable revenues for year-to-date fiscal 2015 were $3,826.8 million compared to $3,662.6 million in year-to-date fiscal 2014, representing an increase of 4.5%. New stores generated revenues of $20.0 million and MyTheresa generated revenues of $80.6 million in year-to-date fiscal 2015. In addition, revenues generated by our online operations aggregated $1,014.0 million, representing a comparable increase of 14.6% from the prior year fiscal period. Revenues from MyTheresa are included in revenues generated by our online operations but are excluded from all calculations of comparable revenues.

        Cost of goods sold including buying and occupancy costs (excluding depreciation).    COGS for year-to-date fiscal 2015 compared to year-to-date fiscal 2014 were:

	Thirty-nine weeks ended
	May 2, 2015 (Successor)		May 3, 2014 (Combined)
(in millions, except percentages)	$	% of revenues	$	% of revenues
COGS, as reported	$2,502.6	63.7%	$2,487.3	66.7%
Less: amortization of inventory step-up	(6.8)	(0.2)	(129.6)	(3.5)

COGS, before purchase accounting adjustments	$2,495.8	63.5%	$2,357.7	63.2%

        As a result of purchase accounting adjustments to revalue acquired inventories and subsequent sale of a portion of the acquired inventories, COGS was increased by $6.8 million, or 0.2% of revenues, in year-to-date fiscal 2015 (related to the MyTheresa acquisition) and $129.6 million, or 3.5% of revenues, in year-to-date fiscal 2014 (related to the Acquisition).

        COGS before purchase accounting adjustments increased to 63.5% of revenues in year-to-date fiscal 2015 from 63.2% of revenues in year-to-date fiscal 2014. The increase in COGS before purchase accounting adjustments of 0.3% of revenues was primarily due to higher delivery and processing net costs due to the free shipping/free returns policy we implemented on October 1, 2013 for our Neiman Marcus and Bergdorf Goodman brands.

        Selling, general and administrative expenses (excluding depreciation).    SG&A expenses as a percentage of revenues increased to 22.8% of revenues in year-to-date fiscal 2015 compared to 22.6% of revenues in year-to-date fiscal 2014. The net increase in SG&A expenses by 0.2% of revenues in year-to-date fiscal 2015 was primarily due to:

  •
  higher expenses of approximately 0.4% of revenues driven by the recent expansion of our small format stores, the remodels of our full-line stores and the acquisition of MyTheresa; partially offset by

  •
  lower current incentive compensation requirements of approximately 0.2% of revenues.

        Income from credit card program.    Income from our credit card program was $40.8 million, or 1.0% of revenues, in year-to-date fiscal 2015 compared to $43.1 million, or 1.2% of revenues, in year-to-date fiscal 2014, reflecting the decrease in income generated by our credit card portfolio.

        Depreciation and amortization expenses.    Depreciation expense was $136.6 million, or 3.5% of revenues, in year-to-date fiscal 2015 compared to $107.6 million, or 2.9% of revenues, in year-to-date fiscal 2014. The increase in depreciation expense by 0.6% of revenues in year-to-date fiscal 2015 was primarily due to (i) higher asset values attributable to fair value adjustments to our assets recorded in connection with the purchase price allocation to reflect the Acquisition and (ii) higher capital spending. Amortization of intangible assets (primarily customer lists and favorable lease commitments) aggregated $107.4 million, or 2.7% of revenues, in year-to-date fiscal 2015 compared to $110.8 million, or 3.0% of revenues, in year-to-date fiscal 2014. The decrease in amortization expense by 0.3% of revenues in year-to-date fiscal 2015 was due to lower amortization charges with respect to our customer lists in year-to-date fiscal 2015.

        Other expenses.    Other expenses for year-to-date fiscal 2015 aggregated $28.1 million, or 0.7% of revenues, compared to $187.9 million, or 5.0% of revenues, in year-to-date fiscal 2014. Other expenses in year-to-date fiscal 2015 include (i) costs incurred in connection with the MyTheresa acquisition, (ii) costs associated with our ongoing investments in our omni-channel initiative, (iii) investigative, legal and other expenses, net of insurance recovery, incurred in connection with the Cyber-Attack discovered in January 2014 and (iv) other non-recurring expenses. Other expenses in year-to-date fiscal 2014 include (i) transaction costs related to the Acquisition, (ii) investigative, legal and other expenses, net of insurance recovery, incurred in connection with the Cyber-Attack, (iii) costs associated with ongoing investments in our omni-channel initiative and (iv) other non-recurring expenses.

        Operating earnings.    In year-to-date fiscal 2015, we generated operating earnings of $299.8 million, or 7.6% of revenues, compared to $33.8 million, or 0.9% of revenues, in year-to-date fiscal 2014. Costs and expenses related to the acquisitions aggregated $22.0 million, or 0.6% of revenues, in year-to-date fiscal 2015 and $292.3 million, or 7.8% of revenues, in year-to-date fiscal 2014.

        Interest expense.    Net interest expense was $217.9 million, or 5.5% of revenues, in year-to-date fiscal 2015 and $197.4 million, or 5.3% of revenues, for year-to-date fiscal 2014. Excluding the $7.9 million loss on debt extinguishment, net interest expense increased by $28.4 million primarily due to the higher level of indebtedness incurred in connection with the Acquisition. The significant components of interest expense are as follows:

	Thirty-nine weeks ended
	May 2, 2015	May 3, 2014
	(Successor)	(Combined)
(in millions)
Asset-Based Revolving Credit Facility	$1.1	$0.4
Senior Secured Term Loan Facility	94.3	75.0
Cash Pay Notes	57.6	41.2
PIK Toggle Notes	39.4	28.1
2028 Debentures	6.7	6.7
Former Asset-Based Revolving Credit Facility	—	0.5
Former Senior Secured Term Loan Facility	—	22.5
Amortization of debt issue costs	18.4	13.5
Other, net	2.1	2.4
Capitalized interest	(1.7)	(0.7)

	$217.9	$189.5
Loss on debt extinguishment	—	7.9

Interest expense, net	$217.9	$197.4

        Income tax expense (benefit).    Our effective income tax rate was 41.6% for year-to-date fiscal 2015, 41.9% on the loss for the twenty-six weeks ended May 3, 2014 and 152.9% on the loss for the first quarter of fiscal year 2014. Our effective income tax rate for year-to-date fiscal 2015 exceeded the federal statutory tax rate primarily due to:

  •
  non-deductible portion of transaction and other costs incurred in connection with our acquisition of MyTheresa; and

  •
  state income taxes.

Our effective income tax rates for year-to-date fiscal 2014 exceeded the federal statutory tax rates primarily due to:

  •
  non-deductible portion of transaction costs incurred in connection with the Acquisition;

  •
  state income taxes; and

  •
  the lack of a U.S. tax benefit related to the losses from our prior investment in a foreign e-commerce retailer.

Performance Summary for the Fiscal Years Ended August 2, 2014, August 3, 2013 and July 28, 2012

        The following table sets forth certain items expressed as percentages of net revenues for the periods indicated:

	Fiscal year ended August 2, 2014	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013(a)	Fiscal year ended July 28, 2012
	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold including buying and occupancy costs (excluding depreciation)	67.1	69.1	60.7	64.4	64.3
Selling, general and administrative expenses (excluding depreciation)	22.8	22.5	23.6	22.5	23.2
Income from credit card program	(1.1)	(1.1)	(1.3)	(1.1)	(1.2)
Depreciation expense	3.0	3.1	3.0	3.0	3.0
Amortization of intangible assets	2.4	2.9	0.6	0.6	0.7
Amortization of favorable lease commitments	0.9	1.1	0.4	0.4	0.4
Other expenses	4.0	2.2	10.1	0.5	0.3

Operating earnings	0.8	0.2	2.8	9.6	9.3
Interest expense, net	5.6	6.3	3.3	3.6	4.0

(Loss) earnings before income taxes	(4.7)	(6.0)	(0.5)	6.0	5.3
Income tax (benefit) expense	(1.7)	(2.4)	0.7	2.4	2.0

Net (loss) earnings	(3.0)%	(3.6)%	(1.2)%	3.5%	3.2%

(a)
Percentages related to fiscal year 2013 include the results of operations of the 53rd week. Summary financial information with respect to the 53rd week of fiscal year 2013 is as follows:

(in millions)	Total
Revenues	$61.9
Operating earnings	10.7

        Set forth in the following table is certain summary information with respect to our operations for the periods indicated.

	Fiscal year ended August 2, 2014	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013(1)	Fiscal year ended July 28, 2012
	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
CHANGE IN COMPARABLE REVENUES(2)
Total revenues	5.5%	5.4%	5.7%	4.9%	7.9%
Online revenues	13.4%	14.0%	11.2%	15.8%	16.1%
SALES PER SQUARE FOOT(3)	578	440	138	552	535
STORE COUNT
Neiman Marcus and Bergdorf Goodman full-line stores open at end of period	43	43	43	43	44
Last Call stores open at end of period	38	38	36	36	33

(1)
Fiscal year 2013 consists of the fifty-three weeks ended August 3, 2013, except where noted. In fiscal year 2013, we generated revenues of $61.9 million in the 53rd week.

(2)
Comparable revenues include (1) revenues derived from our retail stores open for more than fifty-two weeks, including stores that have been relocated or expanded and (2) revenues from our online operations. Comparable revenues exclude revenues of closed stores, including our Neiman Marcus store in Minneapolis, which we closed in January 2013. The calculation of the change in comparable revenues for fiscal year 2013 is based on revenues for the fifty-two weeks ended July 27, 2013 compared to revenues for the fifty-two weeks ended July 28, 2012.

(3)
Sales per square foot are calculated as net sales of our Neiman Marcus and Bergdorf Goodman full-line stores for the applicable period divided by weighted average square footage. Weighted average square footage includes a percentage of period-end square footage for new and closed stores equal to the percentage of the period during which they were open. The calculation of sales per square foot for fiscal year 2013 is based on revenues for the fifty-two weeks ended July 27, 2013.

Results of Operations for the Fiscal Year Ended August 2, 2014 (Combined) Compared to the Fiscal Year Ended August 3, 2013 (Predecessor)

        Revenues.    Our revenues for fiscal year 2014 of $4,839.3 million increased by $191.1 million, or 4.1%, from $4,648.2 million in fiscal year 2013. Revenues generated by our online operations in fiscal year 2014 aggregated $1,154.2 million, representing a comparable increase of 13.4% from fiscal year 2013. New stores generated revenues of $12.9 million in fiscal year 2014.

        Comparable revenues for fiscal year 2014 were $4,826.4 million compared to $4,574.6 million for the fifty-two weeks ended July 27, 2013, representing an increase of 5.5%. Changes in comparable revenues by quarter were:

	Fiscal year 2014	Fiscal year 2013
First fiscal quarter	5.7%	5.4%
Second fiscal quarter	5.5	5.3
Third fiscal quarter	5.9	3.6
Fourth fiscal quarter	4.9	5.4
Total fiscal year	5.5	4.9

        Cost of goods sold including buying and occupancy costs (excluding depreciation).    COGS for fiscal year 2014 compared to fiscal year 2013:

	Fiscal year ended
	August 2, 2014 (Combined)		August 3, 2013 (Predecessor)
(in millions, except percentages)	$	% of revenues	$	% of revenues
COGS, as reported	$3,248.4	67.1%	$2,995.4	64.4%
Less: amortization of inventory step-up	(129.6)	(2.7)	—	—

COGS, before purchase accounting adjustments	$3,118.8	64.4%	$2,995.4	64.4%

        In connection with purchase accounting, we valued the acquired inventories to their estimated fair value at the Acquisition date, which resulted in an increase in the carrying value of the acquired inventories by $129.6 million. As the acquired inventories were sold, they were charged to COGS at their Acquisition date fair values. COGS were increased by $129.6 million in fiscal year 2014 as a result of the sale of our acquired inventories, which resulted in the increase of COGS as a percentage of revenues by 2.7%.

        COGS before purchase accounting adjustments were 64.4% of revenues in both fiscal year 2014 and fiscal year 2013. COGS before purchase accounting adjustments, as a percentage of revenues, was comparable to the prior fiscal year primarily due to:

  •
  increased product margins of approximately 0.4% of revenues primarily due to lower markdowns and promotional costs; and

  •
  the leveraging of buying and occupancy costs on higher revenues by 0.1% of revenues; offset by

  •
  higher delivery and processing net costs of approximately 0.5% of revenues as a result of lower shipping and handling revenues collected from our customers. On October 1, 2013, we implemented free shipping/free returns for our Neiman Marcus and Bergdorf Goodman brands.

        Selling, general and administrative expenses (excluding depreciation).    SG&A expenses as a percentage of revenues increased to 22.8% of revenues in fiscal year 2014 compared to 22.5% of revenues in fiscal year 2013. The net increase in SG&A expenses by 0.3% of revenues in fiscal year 2014 was primarily due to:

  •
  higher marketing and selling costs of approximately 0.3% of revenues incurred primarily in support of the growth of our online operations; and

  •
  higher current and long-term incentive compensation requirements of approximately 0.2% of revenues; partially offset by

  •
  favorable payroll and other costs of approximately 0.2% of revenues primarily due to the leveraging of these expenses on higher revenues.

        Income from credit card program.    Income from our credit card program was $55.3 million, or 1.1% of revenues, in fiscal year 2014 compared to $53.4 million, or 1.1% of revenues, in fiscal year 2013.

        Depreciation and amortization expenses.    Depreciation expense was $147.6 million, or 3.0% of revenues, in fiscal year 2014 compared to $141.5 million, or 3.0% of revenues, in fiscal year 2013. Amortization of intangible assets (primarily customer lists and favorable lease commitments) aggregated $160.3 million, or 3.3% of revenues, in fiscal year 2014 compared to $47.4 million, or 1.0% of revenues, in fiscal year 2013. The increases in depreciation and amortization expenses by 2.3% of revenues in fiscal year 2014 were due to higher asset values attributable to fair value adjustments to our assets recorded in connection with the purchase price allocation to reflect the Acquisition.

        Other expenses.    Other expenses in fiscal year 2014 aggregated $196.0 million, or 4.0% of revenues, compared to $23.1 million, or 0.5% of revenues, in fiscal year 2013. The increase in other expenses in fiscal year 2014 was primarily due to $162.7 million in transaction costs related to the Acquisition. In addition, we incurred approximately $12.6 million of expenses in fiscal year 2014 for expenses related to the investigation of the Cyber-Attack, including legal fees, investigative fees, costs of communications with customers and credit monitoring services provided to customers. We expect to incur additional costs to investigate and remediate the Cyber-Attack in the foreseeable future. Such costs are not currently estimable but could be material to our future operating results.

        Operating earnings.    We generated operating earnings of $41.0 million, or 0.8% of revenues, in fiscal year 2014 compared to operating earnings of $446.4 million, or 9.6% of revenues, in fiscal year 2013. Costs and expenses related to the Acquisition aggregated $292.4 million in fiscal year 2014.

        Interest expense.    Net interest expense was $270.1 million, or 5.6% of revenues, in fiscal year 2014 and $169.0 million, or 3.6% of revenues, for the prior fiscal year, reflecting the higher level of indebtedness incurred in connection with the Acquisition. The significant components of interest expense are as follows:

	Fiscal year ended
(in millions)	August 2, 2014	August 3, 2013
	(Combined)	(Predecessor)
Asset-Based Revolving Credit Facility	$0.4	$—
Senior Secured Term Loan Facility	106.5	—
Cash Pay Notes	60.3	—
PIK Toggle Notes	41.2	—
2028 Debentures	8.9	9.0
Former Asset-Based Revolving Credit Facility	0.5	1.5
Former Senior Secured Term Loan Facility	22.5	108.5
Senior Subordinated Notes	—	19.0
Amortization of debt issue costs	19.6	8.4
Other, net	3.0	7.2
Capitalized interest	(0.8)	(0.2)

	$262.2	$153.4
Loss on debt extinguishment	7.9	15.6

Interest expense, net	$270.1	$169.0

        In connection with the Refinancing Amendment (as defined below) with respect to the Senior Secured Term Loan Facility in fiscal year 2014, we incurred a loss on debt extinguishment of $7.9 million, which primarily consisted of the write-off of debt issuance costs incurred in connection with the initial issuance of the facility allocable to lenders that no longer participate in the facility subsequent to the refinancing.

        In connection with the repayment of the Senior Subordinated Notes in fiscal year 2013, we incurred a loss on debt extinguishment of $15.6 million, which included (i) costs of $10.7 million related to the tender for and redemption of the Senior Subordinated Notes and (ii) the write-off of $4.9 million of debt issuance costs related to the initial issuance of the Senior Subordinated Notes.

        Income tax expense.    Our effective income tax rate for fiscal year 2014 was 35.8% compared to 41.0% for fiscal year 2013. Our effective income tax rates exceeded the federal statutory rate primarily due to state income taxes and the non-deductible portion of transaction costs incurred in connection with the Acquisition in fiscal year 2014.

        We file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. During the second quarter of fiscal year 2013, the Internal Revenue Service (IRS) began its audit of our fiscal year 2010 and 2011 federal income tax returns and closed its audit of our fiscal year 2008 and 2009 income tax returns. During the second quarter of fiscal year 2014, the IRS began its audit of our fiscal year 2012 federal income tax return. With respect to state and local jurisdictions, with limited exceptions, we are no longer subject to income tax audits for fiscal years before 2009. We believe our recorded tax liabilities as of August 2, 2014 are sufficient to cover any potential assessments to be made by the IRS or other taxing authorities upon the completion of their examinations and we will continue to review our recorded tax liabilities for potential audit assessments based upon subsequent events, new information and future circumstances. We believe it is reasonably possible that additional adjustments in the amounts of our unrecognized tax benefits could occur within the next twelve months as a result of settlements with tax authorities or expiration of statutes of limitation. At this time, we do not believe such adjustments will have a material impact on our Consolidated Financial Statements.

Results of Operations for the Fiscal Year Ended August 3, 2013 (Predecessor) Compared to the Fiscal Year Ended July 28, 2012 (Predecessor)

        Revenues.    Our revenues for fiscal year 2013 of $4,648.2 million increased by $302.8 million, or 7.0%, from $4,345.4 million in fiscal year 2012. Revenues generated by our online operations aggregated $1,031.9 million, representing a comparable increase of 15.8% from fiscal year 2012. New stores generated revenues of $41.2 million for the fifty-two weeks ended July 27, 2013 while revenues for the 53rd week were $61.9 million.

        Comparable revenues for the fifty-two weeks ended July 27, 2013 were $4,545.1 million compared to $4,331.8 million in fiscal year 2012, representing an increase of 4.9%. Changes in comparable revenues by quarter were:

	Fiscal year 2013	Fiscal year 2012
First fiscal quarter	5.4%	8.0%
Second fiscal quarter	5.3	9.0
Third fiscal quarter	3.6	6.7
Fourth fiscal quarter	5.4	7.9
Total fiscal year	4.9	7.9

        Cost of goods sold including buying and occupancy costs (excluding depreciation).    COGS for fiscal year 2013 was 64.4% of revenues compared to 64.3% of revenues for fiscal year 2012. The increase in COGS of 0.1% of revenues in fiscal year 2013 was primarily due to:

  •
  decreased product margins of approximately 0.1% of revenues due to higher promotional costs and markdowns as a result of lower than expected customer demand; and

  •
  higher delivery and processing net costs of approximately 0.1% of revenues as a result of lower revenues collected from our customers; partially offset by

  •
  the leveraging of buying and occupancy costs on higher revenues by 0.1% of revenues; and

  •
  the improvement in product margins related to the impact of the 53rd week revenues, comprised primarily of full-price sales, of approximately 0.1% of revenues.

        Selling, general and administrative expenses (excluding depreciation).    SG&A expenses as a percentage of revenues decreased to 22.5% of revenues in fiscal year 2013 compared to 23.2% of revenues in fiscal year 2012. The decrease in SG&A expenses by 0.7% of revenues in fiscal year 2013 was primarily due to:

  •
  favorable payroll and other costs of approximately 0.4% of revenues primarily due to the leveraging of these expenses on higher revenues;

  •
  lower current incentive compensation costs of approximately 0.3% of revenues; and

  •
  adjustments of long-term incentive compensation costs of approximately 0.2% of revenues; partially offset by

  •
  higher planned selling and online marketing costs of approximately 0.2% of revenues incurred in connection with the continuing expansion of our e-commerce and omni-channel capabilities.

        Income from credit card program.    Income from our credit card program was $53.4 million, or 1.1% of revenues, in fiscal year 2013 compared to $51.6 million, or 1.2% of revenues, in fiscal year 2012.

        Depreciation and amortization expenses.    Depreciation expense was $141.5 million, or 3.0% of revenues, in fiscal year 2013 compared to $130.1 million, or 3.0% of revenues, in fiscal year 2012.

        Amortization of intangible assets (primarily customer lists and favorable lease commitments) aggregated $47.4 million, or 1.0% of revenues, in fiscal year 2013 compared to $50.1 million, or 1.1% of revenues, in fiscal year 2012. The decrease in amortization expense is primarily due to certain short-lived intangible assets becoming fully amortized.

        Other expenses.    Other expenses in fiscal year 2013 aggregated $23.1 million, or 0.5% of revenues, compared to $11.5 million, or 0.3% of revenues, in fiscal year 2012. The increase in other expenses in fiscal year 2013 was primarily due to $13.1 million of our equity in the losses of our prior investment in a foreign e-commerce retailer.

        Operating earnings.    Total operating earnings in fiscal year 2013 were $446.4 million, or 9.6% of revenues, compared to $403.6 million, or 9.3% of revenues, in fiscal year 2012.

        Interest expense.    Net interest expense was $169.0 million, or 3.6% of revenues, in fiscal year 2013 and $175.2 million, or 4.0% of revenues, for the prior fiscal year. Excluding the $15.6 million loss on debt extinguishment, net interest expense decreased by $21.9 million in fiscal year 2013 primarily attributable to the effects of the refinancing transactions executed in the second quarter of fiscal year 2013. The significant components of interest expense are as follows:

	Fiscal year ended
(in millions)	August 3, 2013	July 28, 2012
2028 Debentures	$9.0	$8.9
Former Asset-Based Revolving Credit Facility	1.5	1.1
Former Senior Secured Term Loan Facility	108.5	99.0
Senior Subordinated Notes	19.0	51.9
Amortization of debt issue costs	8.4	8.5
Other, net	7.2	7.0
Capitalized interest	(0.2)	(1.1)

	$153.4	$175.2
Loss on debt extinguishment	15.6	—

Interest expense, net	$169.0	$175.2

        Income tax expense.    Our effective income tax rate for fiscal year 2013 was 41.0% compared to 38.7% for fiscal year 2012. Our effective income tax rates exceeded the federal statutory rate primarily due to:

  •
  state income taxes; and

  •
  the lack of a U.S. tax benefit related to the losses from our prior investment in a foreign e-commerce retailer in fiscal year 2013.

Inflation and Deflation

        We believe changes in revenues and net earnings that have resulted from inflation or deflation have not been material during the past three fiscal years. In recent years, we have experienced certain inflationary conditions in our cost base due primarily to changes in foreign currency exchange rates that have reduced the purchasing power of the U.S. dollar and, to a lesser extent, to increases in selling, general and administrative expenses, particularly with regard to employee benefits, and increases in fuel prices and costs impacted by increases in fuel prices, such as freight and transportation costs.

LIQUIDITY AND CAPITAL RESOURCES

        Our liquidity requirements consist principally of:

  •
  the funding of our merchandise purchases;

  •
  operating expense requirements;

  •
  debt service requirements;

  •
  capital expenditures for expansion and growth strategies, including new store construction, store remodels and upgrades of our management information systems;

  •
  income tax payments; and

  •
  obligations related to our defined benefit pension plan (Pension Plan).

        Our primary sources of short-term liquidity are comprised of cash on hand, availability under the Asset-Based Revolving Credit Facility and vendor payment terms. The amounts of cash on hand and borrowings under the Asset-Based Revolving Credit Facility are influenced by a number of factors, including revenues, working capital levels, vendor terms, the level of capital expenditures, cash requirements related to financing instruments and debt service obligations, Pension Plan funding obligations and tax payment obligations, among others.

        Our working capital requirements fluctuate during the fiscal year, increasing substantially during the first and second quarters of each fiscal year as a result of higher seasonal levels of inventories. We have typically financed our cash requirements with available cash balances, cash flows from operations and, if necessary, with cash provided from borrowings under the Asset-Based Revolving Credit Facility. We had no outstanding borrowings under the Asset-Based Revolving Credit Facility as of May 2, 2015.

        We believe that operating cash flows, cash balances, available vendor payment terms and amounts available pursuant to the Asset-Based Revolving Credit Facility will be sufficient to fund our cash requirements through the end of fiscal year 2015, including merchandise purchases, anticipated capital expenditure requirements, debt service requirements, income tax payments and obligations related to our Pension Plan.

        Cash provided by our operating activities was $122.8 million in year-to-date fiscal 2015 compared to $101.2 million in year-to-date fiscal 2014. We held cash balances of $82.2 million at May 2, 2015 compared to $115.8 million at May 3, 2014. Cash and cash equivalents were $196.5 million at August 2, 2014 compared to $136.7 million at August 3, 2013, an increase of $59.8 million. Net cash provided by our operating activities was $295.7 million in fiscal year 2014 compared to $349.4 million in fiscal year 2013. The decrease in cash provided by our operating earnings from fiscal year 2013 to fiscal year 2014 is primarily attributable to costs incurred in connection with the Acquisition partially offset by higher levels of cash generated from operating activities. In connection with the Acquisition, we incurred cash payments of approximately $147.3 million to fund costs and expenses incurred as a result of the Acquisition.

        Net cash used for investing activities was $364.7 million in year-to-date fiscal 2015 and $3,465.2 million in year-to-date fiscal 2014. In year-to-date fiscal 2015, net cash used for investing activities includes cash payments of $181.7 million incurred in connection with the MyTheresa acquisition. In year-to-date fiscal 2014, net cash used for investing activities consisted primarily of payments of $3,388.6 million made in connection with the Acquisition. Capital expenditures aggregated $183.0 million in year-to-date fiscal 2015 and $111.6 million in year-to-date fiscal 2014. Currently, we project gross capital expenditures for fiscal year 2015 to be approximately $270 to $285 million. Net of developer contributions, capital expenditures for fiscal year 2015 are projected to be approximately $240 to $255 million.

        Net cash used for investing activities was $3,527.6 million in fiscal year 2014 compared to $156.5 million in fiscal year 2013. The increase in net cash used for investing activities was primarily due to the Acquisition. We incurred capital expenditures in both fiscal years 2014 and 2013 related to remodels of our Michigan Avenue and Oak Brook Neiman Marcus stores and information technology enhancements.

        Net cash provided by financing activities was $127.7 million in year-to-date fiscal 2015 comprised primarily of net borrowings under the Asset-Based Revolving Credit Facility to fund the MyTheresa acquisition and seasonal working capital requirements. Net cash provided by financing activities was $3,343.2 million in year-to-date fiscal 2014 comprised of the proceeds from net increases in debt incurred in connection with the Acquisition and cash equity contributions received in connection with the Acquisition.

        Net cash provided by financing activities was $3,291.7 million in fiscal year 2014 compared to net cash used of $105.4 million in fiscal year 2013. Proceeds from debt incurred in connection with the Acquisition, net of debt issuance costs, aggregated $4,437.6 million and cash equity contributions received in connection with the Acquisition aggregated $1,556.5 million. Also in connection with the Acquisition, we repaid outstanding borrowings under our Former Asset-Based Revolving Credit Facility and our Former Senior Secured Term Loan Facility. Net cash used for financing activities in fiscal year 2013 reflects the impact of the refinancing transactions executed during the second quarter of fiscal year 2013 related to our former credit facilities.

        We have embarked on a significant capital investment program in our stores. We will remodel 23 of our 43 full-line stores, including Bergdorf Goodman in New York City and our Neiman Marcus stores in Beverly Hills, Boston, Houston and Palo Alto. In fiscal year 2016, the program also contemplates remodeling approximately 7% of our over 850 designer shops and increasing the number of designer shops by approximately 20%. The store remodeling program will modernize our stores and reallocate selling space to more productive merchandise categories. It will enhance the presentation of merchandise from select luxury designers through continued building of new designer shops within our stores and remodels of many existing designer shops. We believe these actions will strengthen our relationships with our designers, increase customer traffic and generate significant returns.

        Subject to applicable restrictions in our credit agreements and indentures, we or our affiliates, at any time and from time to time, may purchase, redeem or otherwise retire our outstanding debt securities, including through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as we, or any of our affiliates, may determine.

Financing Structure as of May 2, 2015

        Our major sources of funds are comprised of the $900.0 million Asset-Based Revolving Credit Facility, the $2,905.8 million Senior Secured Term Loan Facility, $960.0 million Cash Pay Notes, $600.0 million PIK Toggle Notes, $125.0 million 2028 Debentures (each as described in more detail below), vendor payment terms and operating leases.

        Asset-Based Revolving Credit Facility.    At May 2, 2015, the Asset-Based Revolving Credit Facility provided for a maximum committed borrowing capacity of $900.0 million. The Asset-Based Revolving Credit Facility matures on October 25, 2018. As of May 2, 2015, we had $150.0 million of borrowings outstanding under this facility, no outstanding letters of credit and $660.0 million of unused borrowing availability.

        Availability under the Asset-Based Revolving Credit Facility is subject to a borrowing base. The Asset-Based Revolving Credit Facility includes borrowing capacity available for letters of credit (up to $150.0 million, with any such issuance of letters of credit reducing the amount available under the Asset-Based Revolving Credit Facility on a dollar-for-dollar basis) and for borrowings on same-day notice. The borrowing base is equal to at any time the sum of (a) 90% of the net orderly liquidation value of eligible inventory, net of certain reserves, plus (b) 90% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds from the sale or disposition of inventory, less certain reserves, plus (c) 100% of segregated cash held in a restricted deposit account. To the extent that excess availability is not equal to or greater than the greater of (a) 10% of the lesser of (1) the aggregate revolving commitments and (2) the borrowing base and (b) $50.0 million, we will be required to maintain a fixed charge coverage ratio.

        The weighted average interest rate on the outstanding borrowings pursuant to the Asset-Based Revolving Credit Facility was 1.78% at May 2, 2015.

        See "Description of Certain Indebtedness" for a further description of the terms of the Asset-Based Revolving Credit Facility.

        Senior Secured Term Loan Facility.    At May 2, 2015, the outstanding balance under the Senior Secured Term Loan Facility was $2,905.8 million. The principal amount of the loans outstanding is due and payable in full on October 25, 2020.

        Depending on our senior secured first lien net leverage ratio (as defined in the credit agreement governing the Senior Secured Term Loan Facility), we could be required to prepay outstanding term loans from a certain portion of its annual excess cash flow (as defined in the credit agreement governing the Senior Secured Term Loan Facility). Required excess cash flow payments commence at 50% of its annual excess cash flow (which percentage will be reduced to (a) 25% if our senior secured first lien net leverage ratio (as defined in the credit agreement governing the Senior Secured Term Loan Facility) is equal to or less than 4.0 to 1.0 but greater than 3.5 to 1.0 and (b) 0% if our senior secured first lien net leverage ratio is equal to or less than 3.5 to 1.0). We also must offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales and debt issuances, subject to certain exceptions and reinvestment rights.

        The interest rate on the outstanding borrowings pursuant to the Senior Secured Term Loan Facility was 4.25% at May 2, 2015.

        See "Description of Certain Indebtedness" for a further description of the terms of the Senior Secured Term Loan Facility.

        Cash Pay Notes.    We have outstanding $960.0 million aggregate principal amount of 8.00% Senior Cash Pay Notes due 2021. The Cash Pay Notes mature on October 15, 2021.

        See "Description of Certain Indebtedness" for a further description of the terms of the Cash Pay Notes.

        PIK Toggle Notes.    We have outstanding $600.0 million aggregate principal amount of 8.75%/9.50% Senior PIK Toggle Notes due 2021. The PIK Toggle Notes mature on October 15, 2021.

        See "Description of Certain Indebtedness" for a further description of the terms of the PIK Toggle Notes.

        2028 Debentures.    We have outstanding $125.0 million aggregate principal amount of 7.125% Senior Debentures due 2028. The 2028 Debentures mature on June 1, 2028.

        See "Description of Certain Indebtedness" for a further description of the terms of the 2028 Debentures.

        Interest rate caps.    At May 2, 2015, we had outstanding floating rate debt obligations of $3,055.8 million. We have entered into interest rate cap agreements which cap LIBOR at 3.00% for an aggregate notional amount of $1,400.0 million from December 2014 through December 2016 to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. In the event LIBOR is less than the capped rate, we will pay interest at the lower LIBOR rate. In the event LIBOR is higher than the capped rate, we will pay interest at the capped rate.

Contractual Obligations and Commitments

        The following table summarizes our estimated significant contractual cash obligations at August 2, 2014:

	Payments Due by Period
(in millions)	Total	Fiscal Year 2015	Fiscal Years 2016 - 2017	Fiscal Years 2018 - 2019	Fiscal Year 2020 and Beyond
Contractual obligations:
Senior Secured Term Loan Facility(1)	$2,927.9	$29.4	$58.9	$58.9	$2,780.8
Cash Pay Notes	960.0	—	—	—	960.0
PIK Toggle Notes	600.0	—	—	—	600.0
2028 Debentures	125.0	—	—	—	125.0
Interest requirements(2)	2,021.0	262.2	550.1	618.4	590.3
Lease obligations	906.4	64.6	122.3	105.7	613.8
Minimum pension funding obligation(3)	171.2	—	13.7	48.1	109.4
Other long-term liabilities(4)	75.2	6.6	14.0	15.2	39.4
Inventory purchase and construction commitments(5)	1,550.7	1,431.8	118.9	—	—

	$9,337.4	$1,794.6	$877.9	$846.3	$5,818.7

(1)
The above table does not reflect voluntary prepayments or future excess cash flow prepayments, if any, that may be required under the Senior Secured Term Loan Facility.

(2)
The cash obligations for interest requirements reflect (a) interest requirements on our fixed-rate debt obligations at their contractual rates, with interest paid entirely in cash with respect to the PIK Toggle Notes, and (b) interest requirements on floating rate debt obligations at rates in effect at August 2, 2014. Borrowings pursuant to the Senior Secured Term Loan Facility bear interest at floating rates, primarily based on LIBOR, but in no event less than a floor rate of 1.00%, plus applicable margins. As a consequence of the LIBOR floor rate, we estimate that a 1% increase in LIBOR would not significantly impact our annual interest requirements during fiscal year 2015.

(3)
At August 2, 2014 (the most recent measurement date), our actuarially calculated projected benefit obligation for our Pension Plan was $592.9 million and the fair value of the assets was $403.0 million resulting in a net liability of $189.9 million, which is included in other long-term liabilities at August 2, 2014. Our policy is to fund our Pension Plan at or above the minimum amount required by law. We made no voluntary contributions to the Pension Plan in fiscal year 2014 and made voluntary contributions of $25.0 million in fiscal year 2013. As of August 2, 2014, we do not believe we will be required to make contributions to the Pension Plan for fiscal year 2015.

(4)
Included in other long-term liabilities at August 2, 2014 are our liabilities for our SERP and Postretirement Plans aggregating $118.1 million. Our scheduled obligations with respect to our SERP Plan and Postretirement Plan liabilities consist of expected benefit payments through 2024, as currently estimated using information provided by our actuaries. Also included in other long-term liabilities at August 2, 2014 are our liabilities related to 1) uncertain tax positions (including related accruals for interest and penalties) of $7.6 million and 2) other obligations aggregating $31.8 million, primarily for employee benefits. Future cash obligations related to these liabilities are not currently estimable.

(5)
Construction commitments relate primarily to obligations pursuant to contracts for the construction of new stores and the remodels of existing stores expected as of August 2, 2014. These amounts represent the gross construction costs and exclude developer contributions of approximately $97.5 million, which we expect to receive pursuant to the terms of the construction contracts.

  In the normal course of our business, we issue purchase orders to vendors/suppliers for merchandise. Our purchase orders are not unconditional commitments but, rather represent executory contracts requiring performance by the vendors/suppliers, including the delivery of the merchandise prior to a specified cancellation date and the compliance with product specifications, quality standards and other requirements. In the event of the vendor's failure to meet the agreed upon terms and conditions, we may cancel the order.

  The following table summarizes the expiration of our other significant commercial commitments outstanding at August 2, 2014:

	Amount of Commitment by Expiration Period
(in millions)	Total	Fiscal Year 2015	Fiscal Years 2016 - 2017	Fiscal Years 2018 - 2019	Fiscal Years 2020 and Beyond
Other commercial commitments:
Asset-Based Revolving Credit Facility(1)	$800.0	$—	$—	$800.0	$—
Surety bonds	4.7	4.6	0.2	—	—

	$804.7	$4.6	$0.2	$800.0	$—

(1)
As of August 2, 2014, we had no borrowings outstanding under the Asset-Based Revolving Credit Facility, no outstanding letters of credit and $720.0 million of unused borrowing availability. Our working capital requirements are greatest in the first and second fiscal quarters as a result of higher seasonal requirements. See "Key Factors Affecting Our Results—Seasonality."

        In addition to the items presented above, our other principal commercial commitments are comprised of common area maintenance costs, tax and insurance obligations and contingent rent payments.

Off-Balance Sheet Arrangements

        We had no off-balance sheet arrangements, other than operating leases entered into in the normal course of business, during fiscal year 2014. See Note 15 of the Notes to Consolidated Financial Statements for more information about our operating leases.

CRITICAL ACCOUNTING POLICIES

        Our accounting policies are more fully described in Note 1 of the Notes to Consolidated Financial Statements in this prospectus. As disclosed in Note 1 of the Notes to Consolidated Financial Statements, the preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions about future events. These estimates and assumptions affect the amounts of assets, liabilities, revenues and expenses and the disclosure of gain and loss contingencies at the date of our Consolidated Financial Statements appearing elsewhere in this prospectus. Our current estimates are subject to change if different assumptions as to the outcome of future events were made. We evaluate our estimates and assumptions on an ongoing basis and predicate those estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. We make adjustments to our estimates and assumptions when facts and circumstances dictate. Since future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates and assumptions used in preparing the accompanying Consolidated Financial Statements.

        We believe the following critical accounting policies encompass the more significant judgments and estimates used in the preparation of our accompanying Consolidated Financial Statements.

        Revenues.    Revenues include sales of merchandise and services and delivery and processing revenues related to merchandise sold. Revenues are recognized at the later of the point of sale or the delivery of goods to the customer. Revenues associated with gift cards are recognized at the time of redemption by the customer. Revenues exclude sales taxes collected from our customers.

        Delivery and processing revenues aggregated $38.0 million for the thirty-nine weeks ended August 2, 2014, $14.8 million for the thirteen weeks ended November 2, 2013, $75.1 million in fiscal year 2013 and $72.0 million in fiscal year 2012.

        Revenues are reduced when customers return goods previously purchased. We maintain reserves for anticipated sales returns primarily based on our historical trends related to returns by our customers. Our reserves for anticipated sales returns aggregated $38.9 million at August 2, 2014 and $37.4 million at August 3, 2013. As the vast majority of merchandise returns are made in less than 30 days after the sales transaction, we believe the risk that differences between our estimated and actual returns is minimal and will not have a material impact on our Consolidated Financial Statements.

        Between 2005 and 2014, we created and maintained e-commerce websites pursuant to contractual arrangements with certain designers. Pursuant to these arrangements, we purchased and maintained inventory from such designers that was showcased on their respective websites and bore all responsibilities related to the fulfillment of goods purchased on such websites. All of these contractual arrangements expired by the end of the first quarter of fiscal year 2015 and were not renewed. Revenues generated from the operation of the designer websites were $83.5 million in fiscal year 2014, $66.5 million in fiscal year 2013, $48.6 million in fiscal year 2012 and $34.9 million in fiscal year 2011.

        Merchandise Inventories and Cost of Goods Sold.    We utilize the retail inventory method of accounting. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio, for various groupings of similar items, to the retail value of our inventories. The cost of the inventory reflected on the Consolidated Balance Sheets is decreased by charges to COGS at average cost and the retail value of the inventory is lowered through the use of markdowns. Earnings are negatively impacted when merchandise is marked down. As we adjust the retail value of our inventories through the use of markdowns to reflect market conditions, our merchandise inventories are stated at the lower of cost or market.

        The areas requiring significant management judgment related to the valuation of our inventories include (i) setting the original retail value for the merchandise held for sale, (ii) recognizing merchandise for which the customer's perception of value has declined and appropriately marking the retail value of the merchandise down to the perceived value and (iii) estimating the shrinkage that has occurred between physical inventory counts. These judgments and estimates, coupled with the averaging processes within the retail method can, under certain circumstances, produce varying financial results. Factors that can lead to different financial results include (i) determination of original retail values for merchandise held for sale, (ii) identification of declines in perceived value of inventories and processing the appropriate retail value markdowns and (iii) overly optimistic or conservative estimation of shrinkage. In prior years, we have not made material changes to our estimates of shrinkage or markdown requirements on inventories held as of the end of our fiscal years. We do not believe that changes in the assumptions and estimates, if any, used in the valuation of our inventories at August 2, 2014 will have a material effect on our future operating performance.

        Consistent with industry business practice, we receive allowances from certain of our vendors in support of the merchandise we purchase for resale. Certain allowances are received to reimburse us for markdowns taken or to support the gross margins that we earn in connection with the sales of the vendor's merchandise. These allowances result in an increase to gross margin when we earn the allowances and they are approved by the vendor. Other allowances we receive represent reductions to the amounts we pay to acquire the merchandise. These allowances reduce the cost of the acquired merchandise and are recognized at the time the goods are sold. We received vendor allowances of $93.5 million (including $5.0 million for the Predecessor period prior to the Acquisition) in fiscal year 2014, $90.2 million in fiscal year 2013 and $92.5 million in fiscal year 2012. The amounts of vendor allowances we receive fluctuate based on the level of markdowns taken and did not have a significant impact on the year-over-year change in gross margin during any of the periods presented.

        Long-lived Assets.    Property and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, we compute depreciation principally using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over five to 30 years while fixtures and equipment are depreciated over three to 15 years. Leasehold improvements are amortized over the shorter of the asset life or the lease term (which may include renewal periods when exercise of the renewal option is at our discretion and exercise of the renewal option is considered reasonably assured). Costs incurred for the development of internal computer software are capitalized and amortized using the straight-line method over three to ten years.

        We assess the recoverability of the carrying values of our store assets, consisting of property and equipment, customer lists and favorable lease commitments, annually and upon the occurrence of certain events. The recoverability assessment requires judgment and estimates of future store generated cash flows. The underlying estimates of cash flows include estimates for future revenues, gross margin rates and store expenses. To the extent our estimates for revenue growth and gross margin improvement are not realized, future annual assessments could result in impairment charges.

        Indefinite-lived Intangible Assets and Goodwill.    Indefinite-lived intangible assets, such as tradenames and goodwill, are not subject to amortization. Rather, we assess the recoverability of indefinite-lived intangible assets and goodwill in the fourth quarter of each fiscal year and upon the occurrence of certain events.

        The recoverability assessment with respect to each of our indefinite-lived intangible assets requires us to estimate the fair value of the asset as of the assessment date. Such determination is made using discounted cash flow techniques. Significant inputs to the valuation model include:

  •
  future revenue, cash flow and/or profitability projections;

  •
  growth assumptions for future revenues as well as future gross margin rates, expense rates, capital expenditures and other estimates;

  •
  estimated market royalty rates that could be derived from the licensing of our tradenames to third parties to establish the cash flows accruing to the benefit of the Company as a result of our ownership of our tradenames; and

  •
  rates, based on our estimated weighted average cost of capital, used to discount the estimated cash flow projections to their present value (or estimated fair value).

        If the recorded carrying value of the tradename exceeds its estimated fair value, an impairment charge is recorded to write the tradename down to its estimated fair value. We currently estimate that the fair value of our tradenames decreases by approximately $382 million for each 0.5% decrease in market royalty rates and by approximately $96 million for each 0.25% increase in the weighted average cost of capital.

        The assessment of the recoverability of the goodwill associated with our Neiman Marcus stores, Bergdorf Goodman stores, Last Call stores and online reporting units involves a two-step process. The first step requires the comparison of the estimated enterprise fair value of each of our reporting units to its recorded carrying value. We estimate the enterprise fair value based on discounted cash flow techniques. If the recorded carrying value of a reporting unit exceeds its estimated enterprise fair value in the first step, a second step is performed in which we allocate the enterprise fair value to the fair value of the reporting unit's net assets. The second step of the impairment testing process requires, among other things, the estimation of the fair values of substantially all of our tangible and intangible assets. Any enterprise fair value in excess of amounts allocated to such net assets represents the implied fair value of goodwill for that reporting unit. If the recorded goodwill balance for a reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded to write goodwill down to its fair value. We currently estimate that a 5% decrease in the estimated fair value of the net assets of each of our reporting units as compared to the values used in the preparation of these financial statements would decrease the excess of fair value over the carrying value by approximately $326 million. In addition, we currently estimate that the fair value of our goodwill decreases by approximately $276 million for each 0.25% increase in the discount rate used to estimate fair value.

        The impairment testing process related to our indefinite-lived intangible assets is subject to inherent uncertainties and subjectivity. The use of different assumptions, estimates or judgments with respect to the estimation of the projected future cash flows and the determination of the discount rate used to reduce such projected future cash flows to their net present value could materially increase or decrease any related impairment charge. We believe our estimates are appropriate based upon current market conditions and the best information available at the assessment date. However, future impairment charges could be required if we do not achieve our current revenue and profitability projections or the weighted average cost of capital increases.

        Leases.    We lease certain retail stores and office facilities. Stores we own are often subject to ground leases. The terms of our real estate leases, including renewal options, range from two to 130 years. Most leases provide for monthly fixed minimum rentals or contingent rentals based upon sales in excess of stated amounts and normally require us to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs. For leases that contain predetermined, fixed calculations of minimum rentals, we recognize rent expense on a straight-line basis over the lease term. We recognize contingent rent expenses when it is probable that the sales thresholds will be reached during the year.

        Benefit Plans.    We sponsor a defined benefit Pension Plan, an unfunded supplemental executive retirement plan (SERP Plan) which provides certain employees additional pension benefits and a postretirement plan providing eligible employees limited postretirement health care benefits (Postretirement Plan). In calculating our obligations and related expense, we make various assumptions and estimates, after consulting with outside actuaries and advisors. The annual determination of expense involves calculating the estimated total benefits ultimately payable to plan participants. We use the traditional unit credit method in recognizing pension liabilities. The Pension Plan, SERP Plan and Postretirement Plan are valued annually as of the end of each fiscal year. As of the third quarter of fiscal year 2010, benefits offered to all employees under our Pension Plan and SERP Plan were frozen.

        Significant assumptions related to the calculation of our obligations include the discount rates used to calculate the present value of benefit obligations to be paid in the future, the expected long-term rate of return on assets held by our Pension Plan and the health care cost trend rate for the Postretirement Plan. We review these assumptions annually based upon currently available information, including information provided by our actuaries.

        Significant assumptions utilized in the calculation of our projected benefit obligations as of August 2, 2014 and future expense requirements for our Pension Plan, SERP Plan and Postretirement Plan, and sensitivity analysis related to changes in these assumptions, are as follows:

			Using Sensitivity Rate
	Actual Rate	Sensitivity Rate Increase/(Decrease)	(Decrease)/ Increase in Liability (in millions)	Increase in Expense (in millions)
Pension Plan:
Discount rate	4.35%	0.25%	$(20.3)	$0.5
Expected long-term rate of return on plan assets	6.50%	(0.50)%	N/A	$1.9
SERP Plan:
Discount rate	4.20%	0.25%	$(3.2)	$0.1
Postretirement Plan:
Discount rate	4.25%	0.25%	$(0.3)	$—
Ultimate health care cost trend rate	5.00%	1.00%	$1.4	$0.1

        Stock Compensation.    At the date of grant, the stock option exercise price equals or exceeds the fair market value of the Company's common stock. Because we are privately held and there is no public market for its common stock, the fair market value of our common stock is determined by our Compensation Committee at the time option grants are awarded. In determining the fair market value of our common stock, the Compensation Committee considers such factors as any recent transactions involving the Company's common stock, the Company's actual and projected financial results, the principal amount of the Company's indebtedness, valuations of the Company performed by third parties and other factors it believes are material to the valuation process.

Recent Accounting Pronouncements

        In May 2014, the FASB issued guidance to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the most recent revenue recognition guidance. This new guidance is currently anticipated to be effective for us no earlier than the first quarter of fiscal year 2019 using one of two retrospective application methods. We are currently evaluating which application method to adopt and the impact of adopting this new accounting guidance on our Consolidated Financial Statements.

        We do not expect that any other recently issued accounting pronouncements will have a material impact on our Condensed Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risks, which include significant deterioration of the U.S. and foreign markets, changes in U.S. interest rates, foreign currency exchange rates, including the devaluation of the U.S. dollar, and the effects of economic uncertainty that may affect the prices we pay our vendors in the foreign countries in which we do business. We do not engage in financial transactions for trading or speculative purposes.

Interest Rate Risk

        The market risk inherent in our financial instruments represents the potential loss arising from adverse changes in interest rates. We do not enter into derivative financial instruments for trading purposes. We seek to manage exposure to adverse interest rate changes through our normal operating and financing activities. We are exposed to interest rate risk through our borrowing activities, which are described in Note 7 of the Notes to Consolidated Financial Statements.

        At May 2, 2015, we had outstanding floating rate debt obligations of $3,055.8 million consisting of outstanding borrowings under our Senior Secured Term Loan Facility. Borrowings pursuant to the Senior Secured Term Loan Facility bear interest at floating rates, primarily based on LIBOR, but in no event less than a floor rate of 1.00%, plus applicable margins. The interest rate on the outstanding borrowings pursuant to the Senior Secured Term Loan Facility was 4.25% at May 2, 2015. A further description of the terms of the Senior Secured Term Loan Facility is set forth in Note 7 of the Notes to Consolidated Financial Statements.

        We have entered into interest rate cap agreements which cap LIBOR at 2.50% for an aggregate notional amount of $1,000.0 million from December 2012 through December 2014 and at 3.00% for an aggregate notional amount of $1,400.0 million from December 2014 through December 2016 to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. If LIBOR is less than the capped rate, we will pay interest at the lower LIBOR rate. If LIBOR is higher than the capped rate, we will pay interest at the capped rate. As of May 2, 2015, three-month LIBOR was 0.28%. As a consequence of the LIBOR floor rate described above, we estimate that a 1% increase in LIBOR would not significantly impact our annual interest requirements during fiscal year 2015.

        The effects of changes in the U.S. equity and bond markets serve to increase or decrease the value of pension plan assets, resulting in increased or decreased cash funding by us. We seek to manage exposure to adverse equity and bond returns by maintaining diversified investment portfolios and utilizing professional investment managers.

Foreign Currency Risk

        We purchase a substantial portion of our inventory from foreign suppliers whose costs are affected by the fluctuation of their local currency against the U.S. dollar or who price their merchandise in currencies other than the U.S. dollar. While fluctuations in the Euro-U.S. dollar exchange rate can affect us most significantly, we source merchandise from numerous countries and thus are affected by changes in numerous other currencies and, generally, by fluctuations in the value of the U.S. dollar relative to such currencies. Changes in the value of the U.S. dollar relative to foreign currencies may impact the retail prices of merchandise offered for sale and/or our cost of goods sold. Weakening foreign currency exchange rates may create disincentives to, or changes in the pattern, practice or frequency of, travel to and spending by foreign tourists in the regions in which we operate our retail stores. Also, a strengthening U.S. dollar may impact U.S. consumers' willingness or ability to travel abroad and purchase merchandise we offer for sale at lower prices from foreign retailers. Any of these effects could cause our revenues or product margins to decrease. However, we do not believe that fluctuations in the value of the U.S. dollar or other currencies have had a significant impact on our results of operations for the periods presented in our Consolidated Financial Statements or our Condensed Consolidated Financial Statements.

 BUSINESS

Our Company

        Founded over 100 years ago, we are one of the largest omni-channel luxury fashion retailers in the world, with approximately $4.8 billion in revenues for fiscal year 2014, of which approximately 24% were transacted online. Our Neiman Marcus, Bergdorf Goodman and MyTheresa brands are synonymous with fashion, luxury and style. We offer a distinctive selection of women's and men's apparel, handbags, shoes, cosmetics and precious and designer jewelry from premier luxury and fashion designers to our loyal and affluent customers "anytime, anywhere, any device." We have a longstanding heritage of providing the highest level of personalized, concierge-style service to our customers through our experienced team of sales associates.

        Under each of our primary brands, we offer our customers a curated and compelling assortment of narrowly distributed merchandise from luxury and fashion designers, including Chanel, Gucci, Prada, Akris, Brioni, Ermenegildo Zegna, David Yurman, Christian Louboutin, Valentino, Burberry, Louis Vuitton, Goyard, Brunello Cucinelli, Van Cleef & Arpels and Tom Ford. We believe we are the retail partner of choice to luxury designers because we offer a distinctive distribution channel that accesses our loyal and affluent customers and adhere to strict presentation, marketing and promotional standards consistent with the luxury experience. We also have a long history of identifying, partnering with and nurturing emerging designers with the potential for rapid growth. The combined offering from established and emerging designers ensures our merchandise assortment remains unique, compelling and relevant as fashion trends evolve.

        As a leader in omni-channel retailing, we provide our customers a deep assortment of luxury merchandise and a consistent, seamless shopping experience whether our customers shop in our stores, on our websites or via e-mail, text or phone communications with our sales associates. Our comprehensive digital platform integrates and personalizes the online and in-store experience. We empower our sales associates with mobile devices and proprietary technology to improve their connection with our customers, and we utilize advanced analytics to personalize merchandise presentations to our customers when they shop online. We believe that over 75% of the total luxury spending of our customers is digitally influenced, which refers to purchases researched or transacted online.

        We engage our customers primarily through three brands:

        Neiman Marcus.    Our Neiman Marcus brand caters to affluent luxury customers. We operate 41 full-line stores in marquee retail locations in major U.S. markets. Our stores are designed to provide a modern, luxurious ambiance by blending art, architecture and technology. In addition, we provide our customers access to our Neiman Marcus brand through our website, neimanmarcus.com, and our mobile app.

        Bergdorf Goodman.    Our Bergdorf Goodman brand caters to the most discerning luxury clientele. We operate two full-line stores that feature elegant shopping environments in landmark locations on Fifth Avenue in New York City and through our Bergdorf Goodman online platform, bergdorfgoodman.com. The Bergdorf Goodman stores are our most productive, with in-store sales per square foot of approximately 3.5x that of our total full-line stores.

        MyTheresa.    Our MyTheresa brand appeals to younger, fashion-forward, luxury customers, primarily from Europe, Asia and the Middle East. We operate mytheresa.com, our mobile app and the THERESA flagship store in Munich, Germany.

        Based only on sales transacted in store, the combined productivity of our 43 full-line stores was $589 per square foot for the twelve-month period ended May 2, 2015.

Our Industry

        We operate in the large and growing global luxury fashion market, which includes the sales of apparel, accessories, watches, jewelry and beauty products. According to Euromonitor International, the global luxury fashion market is projected to grow from $308 billion in 2015 to $354 billion in 2019, representing a compounded annual growth rate (CAGR) of 3.6%. Over the same period, the North American luxury fashion market is projected to grow from $81 billion to $95 billion, or at a CAGR of 4.1%. Additionally, the luxury fashion market in Asia Pacific and the Middle East and Africa is projected to grow at a rate over 45% faster than the global luxury fashion market and at a rate over 25% faster than the North American luxury market, to $120 billion in 2019.

        The increasing demand for luxury fashion will be driven primarily by the growing affluence of luxury consumers in the North American and other developed markets and by the increasing desire for luxury goods exhibited by consumers in developing international markets, especially Asia and the Middle East. According to Wealth-X, the United States is the largest ultra high net worth country in the world, accounting for a third of the global ultra high net worth population and wealth. In 2013, the number of ultra high net worth U.S. households grew year-over-year by over 8% and the total wealth of those households by over 9%. Asia's ultra high net worth population is the fastest-growing in the world and the wealth of those ultra high net worth households is expected to exceed the wealth of ultra high net worth households in Europe within three years and the United States within 10 years.

        Technology has transformed how global consumers discover and purchase luxury goods by combining their in-store and online activity to identify a potential purchase, evaluate brand alternatives and use social media to share feedback regarding potential purchase decisions. According to Euromonitor International, the online sales of the luxury goods market represent over 4% of the U.S. luxury goods market by value in 2014, an increase of over 40% from 2009. We believe that we are uniquely positioned to benefit from the increasing demand and adoption of omni-channel shopping among domestic and international luxury consumers.

Our Customers

        Our customers are educated, affluent and digitally connected. The average age of our customers is 51 and approximately 48% of our customers are 50 or younger. Approximately 79% of our customers are female, approximately 38% of our customers have a median household income of over $200,000, and over 40% of our customers have a total household net worth greater than $1 million. Our customers are active on social media, and we engage them through an active presence on Facebook, Twitter, Instagram and Pinterest, our primary social media platforms.

        Our InCircle loyalty program is designed to cultivate long-term relationships with our customers. This program includes marketing features, such as private in-store events, as well as the ability to accumulate points for qualifying purchases. Approximately 40% of our total revenues in fiscal year 2014 were generated by our InCircle loyalty program members who achieved reward status. These customers spend approximately 11 times more annually with us than our other customers.

Our Competitive Strengths

        Preeminent Gateway to the Luxury Customer.    We have strong relationships with many of the world's most affluent luxury consumers built upon a heritage of exceptional customer service. We provide our customers with access to a curated collection of merchandise from the world's leading luxury and fashion designers. Our customers can access our merchandise "anytime, anywhere, any device" in an upscale, personalized shopping environment in our premier retail locations or through our digital platforms. Our highly trained associates are always available to provide high-quality customer service, both in store and online. Our position as a preeminent gateway to the global luxury customer makes us a desirable partner to luxury designers and allows us to acquire a superior allocation of narrowly distributed merchandise.

        With approximately $4.8 billion in revenues for fiscal year 2014, we are one of the largest omni-channel luxury fashion retailers in the world. We reach our luxury customers through our portfolio of 43 full-line stores and our digital platform. Our full-line stores offer an unmatched combination of luxurious environments and iconic destinations and are located in the most prestigious shopping districts of leading cities, including New York (Fifth Avenue near Central Park), Los Angeles (Beverly Hills), Dallas (North Park), Houston (Galleria), Chicago (Michigan Avenue), Miami (Bal Harbour) and San Francisco (Union Square). According to Wealth-X, approximately 70% of ultra high net worth individuals in the United States reside within 50 miles of a Neiman Marcus or Bergdorf Goodman store. Our portfolio of stores in iconic locations would be virtually impossible to replicate.

        Leading Portfolio of Established and Emerging Luxury and Fashion Designers.    We have deep and longstanding relationships with most of the world's exclusive luxury designers, including Chanel, Gucci, Prada, Akris, Brioni, Ermenegildo Zegna, David Yurman, Christian Louboutin, Valentino, Burberry, Louis Vuitton, Goyard, Brunello Cucinelli, Van Cleef & Arpels and Tom Ford. Our designer partners regard us as their retailer of choice due to our commitment to offering merchandise in an environment consistent with their images and marketing and promotional standards. Each of our Neiman Marcus, Bergdorf Goodman and MyTheresa brands has a dedicated merchandising team, enabling us to optimize assortments based on our superior curation abilities, extensive local market knowledge and data analytics. We have a long history of identifying, partnering with and nurturing emerging design talent. We believe these relationships, along with our size, reach and reputation, allow us to obtain a superior assortment and larger allocation of merchandise from a more desirable portfolio of luxury and fashion designers than our competitors. As a result, we offer a compelling and highly differentiated selection of narrowly distributed merchandise.

        Leading Innovator in Omni-Channel Retail.    We are dedicated to remaining at the forefront of innovation in retail and are transforming the way customers shop for luxury goods. We have made significant investments to address the dynamic and evolving ways in which customers interact with retailers and to realign our business to support our omni-channel approach. We shifted our organization under the Neiman Marcus brand so that both stores and online report to our President, Neiman Marcus Stores and Online, who is responsible for the total customer experience. We believe this role is unique among our peers. We also merged the merchandising and planning organizations for Neiman Marcus stores and Neiman Marcus online into one team under our President, Chief Merchandising Officer. These initiatives have enabled us to better coordinate our in-store and online marketing campaigns, merchandise assortments, creative resources, promotional calendars and delivery, pick-up and return processes.

        We provide our sales associates and our customers with leading-edge technology and capabilities. Recognizing our customers' increasing usage of mobile devices, we believe Neiman Marcus was the first national retailer to provide smartphones and dedicated mobile apps to sales associates to communicate with customers. This has enabled our sales associates to strengthen relationships with our customers in real time through text messages and emails. We also offer customers a variety of options to take delivery of their purchases and make returns, including free shipping and returns, same-day delivery, buy online and pick up in store and buy online and pick up in department.

        Culture of Superior Customer Service Provided by Highly Trained Sales Associates.    Our sales associates are dedicated to always providing the exceptional service our customers expect from a luxury experience. Consistent with our emphasis on building sales through long-term customer relationships, our sales associates are trained in relationship selling, rather than transaction-based results. Our selling culture encourages them to initiate and maintain contact with our customers to provide personalized updates on the latest merchandise offerings and fashion trends. Our sales associates are educated in fashion trends both by us and directly by designers and are empowered to act as personal shoppers and style advisors to our affluent customers. We have invested in technology to enhance our sales associates' ability to develop and maintain close relationships with our customers. Sales associates who have been with us for longer than one year have an average tenure of approximately nine years and had a turnover rate in fiscal year 2014 of 12%. These tenured associates are highly productive, with more than 40% of them each generating over $750,000 of revenues in fiscal year 2014.

        Strong and Consistent Financial Performance.    Our business model has allowed us to achieve strong financial results. From fiscal year 2010 through fiscal year 2014, we increased revenues from $3.7 billion to $4.8 billion, representing a CAGR of 7.0%. Through the end of our third quarter of fiscal year 2015, we have achieved 22 consecutive quarters of positive quarterly comparable revenue growth, with an average quarterly increase of over 6%. From fiscal year 2010 through fiscal year 2014, we increased our Adjusted EBITDA from $474 million to $698 million, representing a CAGR of 10.2%.

        Exceptional Management Team with Specialized Skills.    Our management team is led by Karen W. Katz, our President and Chief Executive Officer. Over the past 30 years, Ms. Katz has held multiple store and merchandising leadership roles at the Company, as well as responsibility for our online business. Our leadership team has a deep understanding of the luxury customer and close relationships with luxury and fashion designers. They also have expertise in managing and motivating sales associates for affluent customers, as well as all aspects of omni-channel retailing. With an average of 20 years of industry experience and 11 years at the Neiman Marcus Group, our senior leadership team has a demonstrated track record of delivering strong growth and increased profitability.

Our Growth Strategy

        We expect to continue driving our sales and profit growth by executing the following strategies:

        Invest in Technology to Drive Revenues and Enhance Customer Loyalty.    Since Ms. Katz became our President and Chief Executive Officer in 2010, we have moved aggressively to identify and develop ways to utilize technology to transform and grow our business. Our President, Neiman Marcus Stores and Online brings the insights developed over 20 years of technology and e-commerce experience to his role, which includes responsibility for the total customer experience. We have also added executives with extensive technology and e-commerce experience to our board of directors. The components of our technology initiative include:

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  Personalize the shopping experience:    We are able to associate approximately 90% of our total revenues with specific customers. Additionally, we are able to associate substantially all browsing behavior on our digital platforms with unique individuals. By aggregating this data and employing advanced analytics, we are able to generate a single view of these customers' engagement with our brands. We utilize this data to enhance the interactions with our customers when they are in our stores and personalize the presentation of merchandise to our customers when they shop online. We employ the same data to increase the efficiency and effectiveness of both our traditional and digital marketing. We intend to continue to invest in advanced algorithms and methodologies to improve the relevance of personalized merchandise suggestions and the effectiveness of our marketing spend.

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  Productivity:    Our store management tracks a range of sales productivity metrics on a real-time basis, including comparisons of sales performance by category, department and brand, and comparisons of sales performance to targets. We also capture metrics to measure our sales associates' usage of our proprietary mobile technology, including the nature and frequency of communication with our customers. We believe that as our sales associates continue to optimize their utilization of the full and evolving functionality of our mobile technology, we will improve sales productivity and sales associate efficiency and increase the number and quality of customer-facing interactions.

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  NMG One:    We are in the process of implementing a new Oracle-based merchandising system, which we call NMG One, that will enable us to purchase, share, manage and sell our inventory across channels more efficiently. We expect the implementation of NMG One to be substantially completed during calendar year 2016, and expect to see significant margin and cash flow benefits in the future.

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  Mobile:  We are investing significant resources to enable our customers to browse and shop online and in store on mobile devices. We continually enhance the functionality and user interface of our platforms to incorporate the latest available technology. We expect that improvements in our mobile technology will enable us to generate further insights into our customers and drive greater engagement and loyalty.

        Increase Revenue Through Innovative Merchandising Strategies.    We have a history of leadership and innovation in luxury and fashion merchandising. Over many years, we have developed deep and longstanding relationships with leading designers. Our most senior merchants, including our President and Chief Executive Officer, President and Chief Merchandising Officer of Neiman Marcus, and President of Bergdorf Goodman, each have over 20 years of experience working with luxury fashion designers. These close relationships allow us to collaborate with the designers on a broad range of activities to differentiate our merchandise assortment.

        Our merchandising strategies include:

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  Create unique and carefully curated assortments by working with leading designers. Areas of focus include achieving a greater level of exclusive merchandise, negotiating exclusivity for merchandise categories and geographies, collaborating with designers on brand extensions into new merchandise categories and increasing our allocation of the best-trending items.

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  Provide insight and guidance to designers regarding merchandise attributes (including pricing, fabrics and materials, silhouette, fit, classification, color direction and other trends), marketing and operations, thereby helping them optimize their product offering and elevate their brand profiles.

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  Partner with designers to create new in-store shops and remodel existing ones.

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  Identify new luxury fashion designers and provide them the opportunity to rapidly grow their businesses and increase their exposure through our omni-channel retail platform.

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  Leverage our omni-channel capabilities by optimizing the selection of merchandise categories and items that are presented in store, online or both.

        These merchandising strategies are designed to bring uniqueness to our assortment and newness to our stores and to ensure we reinforce our merchandising leadership to the luxury fashion consumer.

        Grow Our International Footprint.    Through our acquisition of MyTheresa in October 2014, we became the only omni-channel multi-branded luxury fashion retailer with a global platform. MyTheresa is a high-growth luxury fashion retailer with revenues of €136 million during the twelve-month period ended June 30, 2015, representing a 38% increase over the prior twelve-month period. We are expanding MyTheresa's merchandise offering through Neiman Marcus's and Bergdorf Goodman's strong relationships with luxury and fashion designers. We are applying best practices from our Neiman Marcus and Bergdorf Goodman brands to enhance the merchandising and the marketing programs of MyTheresa. MyTheresa is expected to contribute to our future comparable revenue growth.

        We also intend to utilize the MyTheresa platform to grow Neiman Marcus and Bergdorf Goodman revenues internationally. MyTheresa's fulfillment capabilities provide us with the infrastructure to source and distribute Neiman Marcus Group merchandise directly in Europe, which gives us a distinct logistical advantage over many of our U.S.-based competitors.

        In addition, given the high global awareness of our brands, we believe there may be opportunities to pursue growth through international acquisitions and the opening of new stores in premier locations in Europe, the Middle East and Asia under our Neiman Marcus, Bergdorf Goodman and MyTheresa brands.

        Invest in Our Store Base to Generate Attractive Returns.    We have embarked on a significant capital investment program in our stores. We plan to remodel 23 of our 43 full-line stores, including Bergdorf Goodman in New York City and our Neiman Marcus stores in Beverly Hills, Boston, Houston and Palo Alto. In fiscal year 2016, the program contemplates remodeling approximately 7% of our over 850 designer shops and increasing the number of designer shops by approximately 20%.

        The store remodeling program will modernize our stores and reallocate selling space to more productive merchandise categories. It will enhance the presentation of merchandise from select luxury designers through continued building of new designer shops within our stores and remodels of many existing designer shops. We believe these actions will strengthen our relationships with our designers, increase customer traffic and generate significant returns.

        Expand Our Full-Line Store Base in Select Domestic Locations.    We will continue to evaluate opportunities to open full-line stores in major U.S. markets to add to our portfolio of prestigious shopping destinations. We have a disciplined approach to new store development, based on an analytical, research-driven site selection method and a rigorous real estate approval process. We currently have two Neiman Marcus locations in development in New York:

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  Roosevelt Field:  We expect to open an approximately 100,000 square-foot full-line Neiman Marcus store in Long Island, New York in the third quarter of fiscal year 2016. The store will be located in the Roosevelt Field Mall in Garden City, which is currently undergoing a $200 million redevelopment program.

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  Hudson Yards:  We have signed a lease to open a flagship full-line Neiman Marcus store on Manhattan's flourishing west side at Hudson Yards, a new $20 billion, 28-acre mixed-use development project. The approximately 250,000 square-foot, multi-level store, which we currently expect to open in fiscal year 2019, marks the first full-line Neiman Marcus store in New York City and will anchor the one-million-square-foot Shops at Hudson Yards. This new store will offer to New York's residents and visitors Neiman Marcus's signature mix of the world's most exclusive luxury brands and superior customer service.

        Expand Our Operating Margins.    We have embarked on a comprehensive cost re-engineering project called "Organizing for Growth" to optimize our resources and organizational processes. We are addressing over $1 billion of annual costs across multiple functional areas including stores, marketing and distribution, and we expect this project will result in efficiencies and cost savings, improving operating margins.

        In addition, over the last 24 months, we have invested significantly in a range of initiatives including transitioning to free shipping and free returns, remodeling stores, innovating with technology (including NMG One) and realigning our merchant organization to position us for future revenue growth. We believe that as our revenues grow, we will be able to leverage these investments, along with other fixed costs of our business, resulting in operating margin improvements.

Brands

        We operate three primary luxury brands—Neiman Marcus, Bergdorf Goodman and MyTheresa—which offer the highest level of personalized, concierge-style service to our customers and a distinctive selection of women's and men's apparel, handbags, shoes, cosmetics and precious and designer jewelry from premier luxury and fashion designers to our loyal and affluent customers "anytime, anywhere, any device." We also operate Last Call, an off-price fashion brand catering to aspirational, price-sensitive yet fashion-minded customers, CUSP, a fashion brand catering to younger customers focused on contemporary styles, and Horchow, a luxury home furnishings and accessories brand.

        Our luxury brands comprise a unique, omni-channel retailing model that enables us to leverage our relationships with luxury and fashion designers within each brand to optimize our merchandise allocations and assortments, and to expand our customer base and brand awareness by exposing customers of each brand to our other brands through our online platforms and InCircle multi-brand loyalty program. Our Last Call brand sources end-of-season and post-season clearance merchandise from our Neiman Marcus and Bergdorf Goodman brands and purchases other off-price merchandise directly from designers for resale, which enables us to effectively manage our inventory while expanding our brand awareness to aspirational, price-sensitive customers. Our Horchow brand also enhances our brand awareness to purchasers of luxury home furnishings and accessories who may not otherwise be customers of our luxury fashion retail brands, and our CUSP brand enables us to expand our customer base by providing us exposure to younger customers.

        Neiman Marcus.    Neiman Marcus offers distinctive luxury merchandise, including women's couture and designer apparel, contemporary sportswear, handbags, shoes, cosmetics, men's clothing and accessories, precious and designer jewelry, decorative home accessories, fine china, crystal and silver, children's apparel and gift items. Our customers access our Neiman Marcus brand and purchase merchandise through our 41 full-line Neiman Marcus stores located in 18 states and the District of Columbia, our print catalogs, our website, neimanmarcus.com, and our mobile app.

        Our Neiman Marcus stores are located in marquee retail locations in major metropolitan markets across the United States, and are organized as a collection of designer boutiques for established and emerging luxury and fashion designers, each of which is carefully curated by our Neiman Marcus merchandising team. Our Neiman Marcus stores are designed to provide a modern, luxurious ambiance by blending art, architecture and technology. We deliver exceptional customer service and a premier shopping experience through our knowledgeable, professional and well-trained sales associates, our loyalty program and our premier in-store dining experiences.

        Our Neiman Marcus website and mobile app are organized by both product category and brand, and are designed to provide a boutique-like experience for our customers "anytime, anywhere, any device," by offering a wide selection of merchandise and around-the-clock customer assistance. Our online platforms are highly personalized: our "My NM" web pages adjust to our customers' preferences based on their prior visits and purchases, allowing customers to select their favorite items, see items new to the site since their last visit and request to be informed of new merchandise or events at their local Neiman Marcus store; our "Snap. Find. Shop." feature allows customers to search our inventory; and our "Product Configurator" allows customers to customize select items, including shoes and boots, with special colors, fabrics and monograms.

        Bergdorf Goodman.    Bergdorf Goodman is a premier retailer in New York City known for its high-luxury merchandise, which includes women's couture and designer apparel, contemporary sportswear, handbags, shoes, cosmetics, men's clothing and accessories, precious and designer jewelry, decorative home accessories, fine china, crystal and silver, children's apparel and gift items. Our customers access our Bergdorf Goodman brand and purchase merchandise through our two Bergdorf Goodman stores, including a dedicated men's store, our print catalogs and our Bergdorf Goodman online platform, bergdorfgoodman.com.

        Our two Bergdorf Goodman stores are landmark locations on iconic Fifth Avenue in New York City. The elegant, meticulously designed and decorated and visually stunning stores are tourist attractions and have been featured in numerous films and television shows. Like Neiman Marcus, they feature a collection of designer boutiques for established and emerging luxury and fashion designers, each of which is carefully curated by our Bergdorf Goodman merchandising team to include our narrowly distributed, highly differentiated and distinctive luxury merchandise. Bergdorf Goodman stores feature the same level of dedication to exceptional customer service as Neiman Marcus, and often showcase innovative new customer service and marketing strategies, including in-store electronic device charging kiosks, promotional local same-day delivery and online social initiatives.

        Our Bergdorf Goodman online platform, like Neiman Marcus, is organized by both product categories and brand, and is designed to provide a boutique-like experience for our customers by offering personalized presentation of a wide selection of merchandise and around-the-clock customer assistance.

        MyTheresa.    In October 2014, we acquired MyTheresa, a global omni-channel luxury retailer based in Munich, Germany. MyTheresa offers an assortment of merchandise focused on luxury, first-season fashion curated by the MyTheresa merchandising team. Customers access our MyTheresa brand through mytheresa.com, our mobile app and the THERESA flagship store in Munich, Germany. Our MyTheresa online platform offers a unique combination of editorial content on the latest trends and a broad offering of merchandise. The MyTheresa platform provides us with the infrastructure to source and distribute Neiman Marcus Group merchandise directly in Europe, which gives us a distinct logistical advantage over many of our U.S.-based competitors.

        Last Call.    Last Call is an off-price fashion goods retailer. Our customers purchase merchandise through our 43 Last Call stores and our website, lastcall.com. Merchandise offered under our Last Call brand includes, among other things, end-of-season and post-season clearance goods sourced directly from our Neiman Marcus and Bergdorf Goodman brands or other off-price merchandise purchased from designers for resale.

        Horchow and CUSP.    We also operate the Horchow brand, which offers luxury home furnishings and accessories primarily through horchow.com and print catalogs, and the CUSP brand, which offers contemporary fashion merchandise targeted to younger customers through CUSP.com and five stores.

Customer Service and Marketing

        We have a longstanding heritage of providing the highest level of personalized, concierge-style service to our customers through our experienced team of sales associates. We believe our superior customer service enables us to cultivate long term-customer relationships and build strong loyalty to our brands. We are committed to providing our customers with a premier shopping experience at all of our brands, whether in-store or through our online platforms, through the following elements of our comprehensive customer service model:

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  omni-channel marketing programs designed to promote customer awareness of our offerings of the latest fashion trends;

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  our InCircle loyalty program designed to cultivate long-term relationships with our customers;

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  our proprietary credit card program facilitating the extension of credit to our customers;

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  knowledgeable, professional and well-trained sales associates; and

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  customer-friendly websites.

        We believe we offer our customers fair and liberal return policies consistent with the practices of other luxury and specialty retailers and generally more favorable than designer-owned boutiques and websites. We believe these policies help to cultivate long-term relationships with our customers.

        Marketing Programs.    We conduct a wide variety of omni-channel marketing programs that allow us to engage with our customers in multiple ways. We use our marketing programs to develop and maintain relationships with customers, communicate fashion trends and information and generate excitement about our designer brands. The programs include in-store and online events, social promotions and targeted communications leveraging digital and traditional media.

        We maintain an active calendar of events to promote our marketing programs. The events, many of which are connected to our InCircle loyalty program, include integrated in-store and online promotions of the merchandise of selected designers or merchandise categories. We also hold seasonal in-store and online trunk shows by leading designers featuring the newest fashions from the designer and participate in charitable functions and partnerships in each of our markets. Trunk shows and in-store promotions at our Neiman Marcus and Bergdorf Goodman stores feature a variety of national and international designers such as Chanel, Prada, Tom Ford, Lanvin, Oscar de la Renta and Christian Louboutin.

        We maintain social media platforms for Neiman Marcus, Bergdorf Goodman and MyTheresa on blogs, Twitter feeds, Instagram accounts, Pinterest boards and Facebook pages. Social content includes insider fashion news, designer profiles, product promotion, customer service and event support. Posts and replies to customers are updated multiple times per day. Each platform is designed to reinforce our position as a fashion leader as well as to highlight the expertise and insider knowledge of our fashion directors and merchants.

        Through our print media programs, we mail various publications to our customers communicating upcoming in-store events, new merchandise offerings and fashion trends. In connection with these programs, Neiman Marcus produces The Book approximately eight times each year. The Book is a high-quality catalog featuring the latest fashion trends that is mailed on a targeted basis to our customers, with a printing in fiscal year 2014 of approximately 1.8 million copies. Our other print publications include the Bergdorf Goodman Magazine, the MyTheresa magazine and specific designer mailers.

        In addition to print publications, we leverage our websites and online advertising through banner ads and paid searches to, among other things, communicate and connect with customers seeking fashion information and products online. We believe that our online and print catalog operations complement our full-line retail stores and enable our customers to choose the channel that best fits their needs at any given time.

        InCircle Loyalty Program.    Our InCircle loyalty program is designed to cultivate long-term relationships with our customers. Our loyalty program focuses on our most active customers, and includes marketing features such as private in-store events and the ability to accumulate points for qualifying purchases. Increased points are periodically offered in connection with promotional and other events. Upon attaining specified point levels, points are automatically redeemed for gift cards. Approximately 40% of our total revenues in fiscal year 2014 were generated by our InCircle loyalty program members who achieved reward status. These customers spend approximately 11 times more annually with us than our other customers.

        Proprietary Credit Card Program.    We maintain a proprietary credit card program through which credit is extended to customers and have a related marketing and servicing alliance with affiliates of Capital One. Historically, our customers holding a proprietary credit card, all of whom are members of our InCircle loyalty program, have tended to shop more frequently and have a higher level of spending than customers paying with cash or third-party credit cards. In fiscal years 2014 and 2013, approximately 40% of our revenues were transacted through our proprietary credit cards. We utilize data captured through our proprietary credit card program in connection with promotional events and customer relationship programs to target specific customers based upon their past spending patterns for certain brands, merchandise categories and store locations.

        Pursuant to the Program Agreement, Capital One offers proprietary credit card accounts to our customers under both the Neiman Marcus and Bergdorf Goodman brand names. We receive payments from Capital One based on sales transacted on our proprietary credit cards. We may receive additional payments based on the profitability of the portfolio as determined under the Program Agreement depending on a number of factors, including credit losses. In addition, we receive payments from Capital One for marketing and servicing activities we provide to Capital One.

        In connection with the Program Agreement, we have changed and may continue to change the terms of credit offered to our customers. In addition, Capital One has discretion over certain policies and arrangements with credit card customers and may change these policies and arrangements in ways that affect our relationships with these customers. The Program Agreement terminates July 2020 (renewable thereafter for three-year terms), subject to early termination provisions.

        Sales Associates.    Our sales associates instill and reinforce a culture of relationship-based service valued by our customers. We compensate our sales associates primarily on a commission basis and provide them with training in the areas of customer service, selling skills and product knowledge. Our sales associates participate in active clienteling programs, utilizing both print and digital media, designed to initiate and maintain contact with our customers between store visits and to provide personalized updates on the latest merchandise offerings and fashion trends. We empower our sales associates to act as personal shoppers and, in many cases, as the personal style advisor to our customers. In our online operations, customers may interact with knowledgeable sales associates using online chat capabilities offered on our websites or by dialing a toll-free telephone number.

        We have equipped our sales force with smartphones enabled with our proprietary mobile technology, which has enabled our sales associates to strengthen relationships with our customers in real time through text messages and e-mails. The mobile apps include our business dashboard, which shows our sales associates a customer's purchase history across channels, the customer's alteration details and other service details. The sales associate is also given product recommendations and reasons to contact customers for events or offers.

        Our sales associates are experienced. Sales associates who have been with us for longer than one year have an average tenure of approximately nine years and had a turnover rate in fiscal year 2014 of 12%. These tenured associates are highly productive, with more than 40% of them each generating over $750,000 of revenues in fiscal year 2014.

        Customer-Friendly Online Platforms.    We believe that we offer a high level of service to customers shopping online through easy-to-use smartphone apps and websites, site speeds and functionality and many customer-friendly features such as personalized recommendations, runway videos of apparel, detailed product descriptions, sizing information, interviews with designers and multiple angle shots of merchandise. In addition, we place high importance on quick, accurate product delivery and offer customers a variety of options to take delivery of their purchases and make returns, including free shipping and returns, same-day delivery, buy online and pick up in store and buy online and pick up in department. We also offer customers an efficient and friendly call center.

Merchandise

        We carry a broad selection of narrowly distributed, highly differentiated and distinctive luxury merchandise carefully curated by our highly skilled merchandising groups. We believe our merchandising experience and in-depth knowledge of our customers and the markets within which we operate allow us to select an appropriate merchandise assortment that is tailored to fully address our customers' lifestyle needs.

        Our experienced merchandising personnel determine the merchandise assortment and quantities to be purchased for each of our brands and the allocation of merchandise to each store. As of August 1, 2015, we had approximately 450 merchandise buyers and merchandise planners.

        Effective April 2014, we merged the merchant and planning organizations for Neiman Marcus stores and Neiman Marcus online into one team under our President, Chief Merchandising Officer. The new combined omni-channel merchandising team is now responsible for inventory procurement for stores and online. The integration of the merchandising responsibilities for our Neiman Marcus brand represents a significant enhancement of our omni-channel capabilities and elevates our ability to deliver a superior shopping experience to our customers by unifying inventory in stores and online.

        Our percentages of revenues by major merchandise category for fiscal years 2014, 2013 and 2012 were as follows:

	Fiscal year ended August 2, 2014	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Combined)	(Predecessor)	(Predecessor)
Women's Apparel	31%	31%	34%
Women's Shoes, Handbags and Accessories	28	27	25
Men's Apparel and Shoes	12	12	12
Designer and Precious Jewelry	11	12	11
Cosmetics and Fragrances	11	11	11
Home Furnishings and Decor	5	5	6
Other	2	2	1

	100%	100%	100%

        Substantially all of our merchandise is delivered to us by our designers as finished goods and is manufactured in numerous locations, including Europe and the United States and, to a lesser extent, China, Mexico and South America.

        Our major merchandise categories are as follows:

        Women's Apparel.    Women's apparel consists of dresses, eveningwear, suits, coats and sportswear separates—skirts, pants, blouses, jackets and sweaters. We work with women's apparel designers to present the merchandise and highlight the best of the designer's product. Our primary women's apparel designers include Chanel, Gucci, Prada, Giorgio Armani, Valentino, Akris and Brunello Cucinelli.

        Women's Shoes, Handbags and Accessories.    Women's accessories include belts, gloves, scarves, hats and sunglasses and complement our shoes and handbags assortments. Our primary designers in this category include Christian Louboutin, Chanel, Manolo Blahnik, Prada, Saint Laurent, Jimmy Choo and Tory Burch in ladies' shoes and Chanel, Prada, Gucci, Bottega Veneta, Balenciaga, Goyard, Louis Vuitton and Celine in handbags.

        Men's Apparel and Shoes.    Men's apparel and shoes include suits, dress shirts and ties, sport coats, jackets, trousers, casual wear and eveningwear as well as business and casual footwear. Our primary designers in this category include Ermenegildo Zegna, Brioni, Giorgio Armani, Tom Ford, Brunello Cucinelli and Burberry in men's clothing and sportswear and Ermenegildo Zegna, Brioni, Prada, Ferragamo, Gucci and Tom Ford in men's accessories and shoes.

        Designer and Precious Jewelry.    Our designer and precious jewelry offering includes women's necklaces, bracelets, rings, earrings and watches that are selected to complement our apparel merchandise offering. Our primary designers in this category include David Yurman, John Hardy and Ippolita in designer jewelry and Chanel and Van Cleef & Arpels in precious jewelry. We often sell precious jewelry that has been consigned to us from the designer.

        Cosmetics and Fragrances.    Cosmetics and fragrances include facial and skin cosmetics, skin therapy and lotions, soaps, fragrances, candles and beauty accessories. Our primary designers of cosmetics and beauty products include La Mer, Chanel, Sisley, Bobbi Brown, La Prairie, Estee Lauder, Laura Mercier and Tom Ford.

        Home Furnishings and Decor.    Home furnishings and decor include linens, tabletop, kitchen accessories, furniture, rugs, decorative items (frames, candlesticks, vases and sculptures) and collectibles. Merchandise for the home complements our apparel offering in terms of quality and design. Our primary designers in this category include Jay Strongwater, MacKenzie-Childs and Baccarat.

Luxury and Fashion Designer Relationships

        Our merchandise assortment consists of a broad selection of narrowly distributed, highly differentiated and distinctive luxury merchandise purchased from both well-known luxury designers and new and emerging fashion designers. We communicate with our designers frequently, providing feedback on current demand for their products, suggesting changes to specific product categories or items and gaining insight into their future fashion direction. Certain designers sell their merchandise or certain of their design collections exclusively to us and other designers sell to us pursuant to their limited distribution policies. Our relationships and purchasing power with designers allow us to obtain a broad selection of quality merchandise. Our women's and men's apparel and fashion accessories merchandise categories are especially dependent upon our relationships with designers. We monitor and evaluate the sales and profitability performance of each designer and adjust our future purchasing decisions from time to time based upon the results of this analysis. We have no guaranteed supply arrangements with our principal merchandising sources. In addition, our designer base is diverse, with only two designers representing more than 5% of the cost of our total purchases in fiscal year 2014. These designers represented 7.0% and 5.1% of our total purchases in fiscal year 2014. The breadth of our sourcing helps mitigate risks associated with a single brand or designer.

        Consistent with industry business practice, we receive allowances from certain of our designers in support of the merchandise we purchase for resale. We also receive advertising allowances from certain of our designers, substantially all of which represent reimbursements of direct, specified and incremental costs we incur to promote the designers' merchandise. In addition, we receive allowances from certain merchandise designers in conjunction with compensation allowances for employees who sell the designers' merchandise. For more information related to allowances received from designers, see Note 1 of the Notes to Consolidated Financial Statements.

        To expand our product assortment, we offer certain merchandise, primarily precious jewelry, that has been consigned to us from the designer. As of May 2, 2015 and May 3, 2014, we held consigned inventories with a cost basis of approximately $452.1 million and $407.8 million, respectively. Consigned inventories are not reflected in our Consolidated Balance Sheets as we do not take title to consigned merchandise.

        Between 2005 and 2014, we created and maintained e-commerce websites pursuant to contractual arrangements with certain designers. Pursuant to these arrangements, we purchased and maintained inventory from such designers that was showcased on their respective websites and bore all responsibilities related to the fulfillment of goods purchased on such websites. All of these contractual arrangements expired by the end of the first quarter of fiscal year 2015 and were not renewed. Revenues generated from the operation of the designer websites were $83.5 million in fiscal year 2014, $66.5 million in fiscal year 2013, $48.6 million in fiscal year 2012 and $34.9 million in fiscal year 2011.

Inventory Management

        We manage our inventory on an omni-channel basis, and our processes and facilities are designed to optimize merchandise productivity. We are in the process of implementing a new Oracle-based merchandising system, which we call NMG One, that will enhance our ability to purchase, share, manage and sell our inventory.

        The majority of the merchandise we purchase is initially received at one of our centralized distribution facilities. We utilize distribution facilities in Longview, Texas, the Dallas-Fort Worth area, Pittston, Pennsylvania and Munich, Germany, and three regional service centers in the United States.

Our distribution facilities are linked electronically to our various merchandising teams to facilitate the distribution of goods to our stores.

        We utilize electronic data interchange technology with certain of our designers, which is designed to move merchandise onto the selling floor quickly and cost-effectively by allowing designers to deliver floor-ready merchandise to the distribution facilities. In addition, we utilize high-speed automated conveyor systems capable of scanning the bar-coded labels on incoming cartons of merchandise and directing the cartons to the proper processing areas. Many types of merchandise are processed in the receiving area and immediately "cross docked" to the shipping dock for delivery to the stores. Certain processing areas are staffed with personnel equipped with hand-held radio frequency terminals that can scan a designer's bar code and transmit the necessary information to a computer to record merchandise on hand. We utilize third-party carriers to distribute our merchandise to individual stores.

        We primarily operate on a pre-distribution model through which we allocate merchandise on our initial purchase orders to each store. This merchandise is shipped from our designers to our distribution facilities for delivery to designated stores. We closely monitor the inventory levels and assortments in our retail stores to facilitate reorder and replenishment decisions, satisfy customer demand and maximize sales.

        We maintain inventories at the Longview and Pittston distribution facilities. We utilize a "locker stock" inventory management program to maintain a portion of our most in-demand and high fashion merchandise at these distribution facilities. For products stored in locker stock, we can ship merchandise to the stores that demonstrate the highest customer demand or directly to our customers, from our stores or our e-commerce platform. This program helps us to restock inventory at individual stores more efficiently, to maximize the opportunity for full-price selling and to minimize the potential risks related to excess inventories.

        The two distribution centers in the Dallas-Fort Worth area support our online operations in the United States, and our distribution center outside of Munich, Germany supports our MyTheresa operations. These distribution centers facilitate the receipt and storage of inventories from designers, fulfill customer orders on a timely and efficient basis and receive, research and resolve customer returns.

Capital Investments

        We invest capital to support our long-term business goals and objectives with a goal of generating strong returns. We invest capital in the development and construction of new and existing stores, online platforms, distribution and support facilities and information technology. Since fiscal year 2010, we have made gross capital expenditures aggregating $809.2 million related primarily to: (i) the construction of a new store in Walnut Creek, California (opened in fiscal year 2012) and a distribution facility in Pittston, Pennsylvania; (ii) investments in our online platforms and technology and information systems; (iii) enhancements to our merchandising and store systems; and (iv) the remodel of our Bergdorf Goodman men's store on Fifth Avenue in New York City and Neiman Marcus stores in Bal Harbour, Florida, Chicago, Illinois, Oak Brook, Illinois and Beverly Hills, California.

        Gross capital expenditures for fiscal year 2015 are expected to be approximately $270 to $285 million. Net of developer contributions, capital expenditures for fiscal year 2015 are projected to be approximately $240 to $255 million.

        We are focused on operating only in attractive markets that can profitably support our stores as well as maintaining the quality of our stores and online platforms and, consequently, our brands. We conduct extensive demographic, marketing and lifestyle research to identify attractive retail markets with a high concentration of our target customers prior to our decision to construct a new store. We receive allowances from developers related to the construction of our stores, thereby reducing our cash investment in these stores. We received construction allowances aggregating $5.7 million in fiscal year 2014, $7.2 million in fiscal year 2013 and $10.6 million in fiscal year 2012. Two new Neiman Marcus locations are currently in development that will significantly expand our presence in New York:

        Roosevelt Field.    We expect to open an approximately 100,000 square-foot full-line Neiman Marcus store in Long Island, New York in the third quarter of fiscal year 2016. The store will be located in the Roosevelt Field Mall in Garden City, which is currently undergoing a $200 million redevelopment program.

        Hudson Yards.    We have signed a lease to open a flagship full-line Neiman Marcus store on Manhattan's flourishing west side at Hudson Yards, a new $20 billion, 28-acre mixed-use development project. The 250,000 square-foot, multi-level store, which we currently expect to open in fiscal year 2019, marks the first full-line Neiman Marcus store in New York City and will anchor the one-million-square-foot Shops at Hudson Yards. This new store will offer to New York's residents and visitors Neiman Marcus's signature mix of the world's most exclusive luxury brands and superior customer service.

        In addition to the construction of new stores, we also invest in our existing stores to drive traffic, increase our selling opportunities and enhance customer service. Capital expenditures for existing stores include:

        Remodels of Existing Stores.    We have embarked on a significant capital investment program in our stores. We will remodel 23 of our 43 full-line stores, including Bergdorf Goodman in New York City and our Neiman Marcus stores in Beverly Hills, Boston, Houston and Palo Alto.

        Designer Shops and Reallocations.    Our capital investment program will modernize our stores and reallocate selling space to more productive merchandise categories. It will enhance the presentation of merchandise from select luxury designers through continued building of new designer shops within our stores and remodels of many existing designer shops. In fiscal year 2016, the program contemplates remodeling approximately 7% of our over 850 designer shops and increasing the number of designer shops by approximately 20%.

We believe these actions will strengthen our relationships with our designers, increase customer traffic and generate significant returns.

        Technology.    We believe capital investments for technology in our stores, online platforms, distribution facilities and support functions are necessary to provide a differentiated and innovative value proposition to our customers and grow our market share. As a result, we have undertaken an initiative to identify and develop ways in which technology can transform and grow our business. The components of our technology initiative include:

  •
  Personalize the shopping experience:  We are able to associate approximately 90% of our total revenues with specific customers. Additionally, we are able to associate substantially all browsing behavior on our digital platforms with unique individuals. By aggregating this data and employing advanced analytics, we are able to generate a single view of these customers' engagement with our brands. We utilize this data to enhance the interactions with our customers when they are in our stores and personalize the presentation of merchandise to our customers when they shop online. We employ the same data to increase the efficiency and effectiveness of both our traditional and digital marketing. We intend to continue to invest in advanced algorithms and methodologies to improve the relevance of personalized merchandise suggestions and the effectiveness of our marketing spend.

  •
  Productivity:  Our store management tracks a range of sales productivity metrics on a real-time basis, including comparisons of sales performance by category, department and brand, and comparisons of sales performance to targets. We also capture metrics to measure our sales associates' usage of our proprietary mobile technology, including the nature and frequency of communication with our customers. We believe that as our sales associates continue to optimize their utilization of the full and evolving functionality of our mobile technology, we will improve sales productivity and sales associate efficiency and increase the number and quality of customer-facing interactions.

  •
  NMG One:  We are in the process of implementing a new Oracle-based merchandising system, which we call NMG One, that will enable us to purchase, share, manage and sell our inventory across channels more efficiently. We expect the implementation of NMG One to be substantially completed during calendar year 2016, and expect to see significant margin and cash flow benefits in the future.

  •
  Mobile:  We are investing significant resources to enable our customers to browse and shop online and in store on mobile devices. We continually enhance the functionality and user interface of our platforms to incorporate the latest available technology. We expect that improvements in our mobile technology will enable us to generate further insights into our customers and drive greater engagement and loyalty.

Financial Information

        For information on key financial highlights, including historical revenues, profits and total assets, see "Selected Consolidated Financial Information and Other Data." For additional information about our performance and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Competition

        The luxury retail industry is highly competitive and fragmented. We compete for customers with specialty retailers, luxury and premium multi-branded retailers, national apparel chains, designer-owned proprietary boutiques, individual specialty apparel stores, pure-play online retailers and "flash sale" businesses. We compete for customers principally on the basis of quality and fashion, customer service, value, assortment and presentation of merchandise, marketing and customer loyalty programs and, in the case of Neiman Marcus and Bergdorf Goodman, store ambiance. Retailers that compete directly with us for distribution of luxury fashion brands include Saks Fifth Avenue, Barneys New York, Net-a-Porter, designer boutiques and other national, regional and local retailers. Nordstrom and Bloomingdale's feature a limited offering of luxury merchandise and compete with us to a lesser extent.

        We believe we differ from other national retailers by our approach to omni-channel retailing, distinctive merchandise assortments, which we believe are more upscale than other luxury and premium multi-branded retailers, excellent customer service, prime real estate locations, premier online websites and elegant shopping environments. We believe we differentiate ourselves from regional and local luxury and premium retailers through our omni-channel approach to business, strong national brands, diverse product selection, loyalty program, customer service, prime shopping locations and strong designer relationships that allow us to offer the top merchandise from each designer. Designer-owned proprietary boutiques and specialty stores carry a much smaller selection of brands and merchandise, lack the overall shopping experience we provide, have a limited number of retail locations and generally offer more restrictive return policies.

Employees

        As of August 1, 2015, we had approximately 14,900 full-time employees. Our staffing requirements fluctuate during the year as a result of the seasonality of the retail industry. We hire additional temporary associates and increase the hours of part-time employees during seasonal peak selling periods. Except for certain employees of Bergdorf Goodman representing less than 1% of our total employees, none of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

Seasonality

        Our business, like that of most retailers, is affected by seasonal fluctuations in customer demand, product offerings and working capital expenditures. For additional information on seasonality, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Results—Seasonality."

Intellectual Property

        We own certain tradenames and service marks, including the "Neiman Marcus," "Bergdorf Goodman" and "mytheresa" marks, that are important to our overall business strategy. These marks are valuable assets that consumers associate with luxury goods.

Legal Proceedings

Employment and Consumer Class Actions Litigation

        On April 30, 2010, a Class Action Complaint for Injunction and Equitable Relief was filed against the Company, Newton Holding, LLC, TPG Capital, L.P. and Warburg Pincus LLC in the U.S. District Court for the Central District of California by Sheila Monjazeb, individually and on behalf of other members of the general public similarly situated. On July 12, 2010, all defendants except for the Company were dismissed without prejudice, and on August 20, 2010, this case was dismissed by Ms. Monjazeb and refiled in the Superior Court of California for San Francisco County. This complaint, along with a similar class action lawsuit originally filed by Bernadette Tanguilig in 2007, sought monetary and injunctive relief and alleged that the Company has engaged in various violations of the California Labor Code and Business and Professions Code, including without limitation, by (1) asking employees to work "off the clock," (2) failing to provide meal and rest breaks to its employees, (3) improperly calculating deductions on paychecks delivered to its employees and (4) failing to provide a chair or allow employees to sit during shifts. The Monjazeb and Tanguilig class actions were deemed "related" cases and were then brought before the same trial court judge. On October 24, 2011, the court granted the Company's motion to compel Ms. Monjazeb and Juan Carlos Pinela (a co-plaintiff in the Tanguilig case) to arbitrate their individual claims in accordance with the Company's Mandatory Arbitration Agreement, foreclosing their ability to pursue a class action in court. However, the court's order compelling arbitration did not apply to Ms. Tanguilig because she is not bound by the Mandatory Arbitration Agreement. Further, the court determined that Ms. Tanguilig could not be a class representative of employees who are subject to the Mandatory Arbitration Agreement, thereby limiting the putative class action to those associates who were employed between December 2003 and July 15, 2007 (the effective date of our Mandatory Arbitration Agreement). Following the court's order, Ms. Monjazeb and Mr. Pinela filed demands for arbitration with the American Arbitration Association (AAA) seeking to arbitrate not only their individual claims, but also class claims, which the Company asserted violated the class action waiver in the Mandatory Arbitration Agreement. This led to further proceedings in the trial court, a stay of the arbitrations, and a decision by the trial court, on its own motion, to reconsider its order compelling arbitration. The trial court ultimately decided to vacate its order compelling arbitration due to a recent California appellate court decision. Following this ruling, the Company timely filed two separate appeals, one with respect to Mr. Pinela and one with respect to Ms. Monjazeb, with the California Court of Appeal, asserting that the trial court did not have jurisdiction to change its earlier determination of the enforceability of the arbitration agreement. The appeal with respect to Mr. Pinela has been fully briefed, and oral argument was held on June 9, 2015. On June 29, 2015, the California Court of Appeal issued its order affirming the trial court's denial of our motion to compel arbitration and awarding Mr. Pinela his costs of appeal. On July 13, 2015, we filed our petition for rehearing with the California Court of Appeal, which was denied on July 29, 2015. The appeal with respect to Ms. Monjazeb was dismissed since final approval of the class action settlement (as described below) was granted.

        Notwithstanding the appeal, the trial court decided to set certain civil penalty claims asserted by Ms. Tanguilig for trial on April 1, 2014. In these claims, Ms. Tanguilig sought civil penalties under the Private Attorneys General Act based on the Company's alleged failure to provide employees with meal periods and rest breaks in compliance with California law. On December 10, 2013, the Company filed a motion to dismiss all of Ms. Tanguilig's claims, including the civil penalty claims, based on her failure to bring her claims to trial within five years as required by California law. After several hearings, on February 28, 2014, the court dismissed all of Ms. Tanguilig's claims in the case and vacated the April 1, 2014 trial date. The court has awarded the Company its costs of suit in connection with the defense of Ms. Tanguilig's claims, but denied its request of an attorneys' fees award from Ms. Tanguilig. Ms. Tanguilig filed a notice of appeal from the dismissal of all her claims, as well as a second notice of appeal from the award of costs, both of which are pending before the California Court of Appeal. Should the California Court of Appeal reverse the trial court's dismissal of all of Ms. Tanguilig's claims, the litigation will resume, and Ms. Tanguilig will seek class certification of the claims asserted in her Third Amended Complaint. If this occurs, the scope of her class claims will likely be reduced by the class action settlement and release in the Monjazeb case (as described below); however, that settlement does not cover claims asserted by Ms. Tanguilig for alleged Labor Code violations from approximately December 19, 2003 to August 20, 2006 (the beginning of the settlement class period in the Monjazeb case). Briefing on the appeals is underway, but no date has been set for oral argument.

        In Ms. Monjazeb's class action, a settlement was reached at a mediation held on January 25, 2014, and the court granted final approval of the settlement after the final approval hearing held on September 18, 2014. Notwithstanding the settlement of the Monjazeb class action, Ms. Tanguilig filed a motion on January 26, 2015 seeking to recover catalyst attorneys' fees from the Company. A hearing was held on February 24, 2015, and the court issued an order on February 25, 2015 allowing Ms. Tanguilig to proceed with her motion to recover catalyst attorneys' fees related to the Monjazeb settlement. On April 8, 2015, Ms. Tanguilig filed her motion for catalyst attorneys' fees. A hearing on the motion was held on July 23, 2015 and the motion was denied by the court on July 28, 2015.

        Based upon the settlement agreement with respect to Ms. Monjazeb's class action claims, we recorded our currently estimable liabilities with respect to both Ms. Monjazeb's and Ms. Tanguilig's employment class actions litigation claims in fiscal year 2014, which amount was not material to our financial condition or results of operations. With respect to the Monjazeb matter, the settlement funds have been paid by the Company and have been disbursed by the claims administrator in accordance with the settlement. We will continue to evaluate the Tanguilig matter, and our recorded reserve for such matter, based on subsequent events, new information and future circumstances.

        In addition to the foregoing matters, the National Labor Relations Board (NLRB) has been pursuing a complaint alleging that the Mandatory Arbitration Agreement's class action prohibition violates employees' rights to engage in concerted activity, which was submitted to an administrative law judge (ALJ) for determination on a stipulated record. Recently, the ALJ issued a recommended decision and order finding that the Company's Arbitration Agreement and class action waiver violated the National Labor Relations Act. The matter has now been transferred to the NLRB for further consideration and decision.

        On August 7, 2014, a putative class action complaint was filed against The Neiman Marcus Group LLC in Los Angeles County Superior Court by a customer, Linda Rubenstein, in connection with the Company's Last Call stores in California. Ms. Rubenstein alleges that the Company has violated various California consumer protection statutes by implementing a marketing and pricing strategy that suggests that clothing sold at Last Call stores in California was originally offered for sale at full-line Neiman Marcus stores when allegedly, it was not, and is allegedly of inferior quality to clothing sold at the full-line stores. Ms. Rubenstein also alleges that the Company lacks adequate information to support its comparative pricing labels. On September 12, 2014, we removed the case to the U.S. District Court for the Central District of California. On October 17, 2014, we filed a motion to dismiss the complaint, which the court granted on December 12, 2014. In its order dismissing the complaint, the court granted Ms. Rubenstein leave to file an amended complaint. Ms. Rubenstein filed her first amended complaint on December 22, 2014. On January 6, 2015, we filed a motion to dismiss the first amended complaint, which the court granted on March 2, 2015. In its order dismissing the first amended complaint, the court granted Ms. Rubenstein leave to file a second amended complaint, which she filed on March 17, 2015. On April 6, 2015, we filed a motion to dismiss the second amended complaint. On May 12, 2015, the court granted our motion to dismiss the second amended complaint in its entirety, without leave to amend, and on June 9, 2015, Ms. Rubenstein filed a notice to appeal the court's ruling.

        On February 2, 2015, a putative class action complaint was filed against Bergdorf Goodman, Inc. in the Supreme Court of the State of New York, County of New York, by Marney Zaslav. Ms. Zaslav seeks monetary relief and alleges that she and other similarly situated individuals were misclassified as interns exempt from minimum wage requirements instead of as employees and, therefore, were not provided with proper compensation under the New York Labor Law. The Company is vigorously defending this matter.

Cyber-Attack Class Actions Litigation

        Three class actions relating to the Cyber-Attack were filed in January 2014 and later voluntarily dismissed by the plaintiffs between February and April 2014. The plaintiffs had alleged negligence and other claims in connection with their purchases by payment cards and sought monetary and injunctive relief. Melissa Frank v. The Neiman Marcus Group, LLC, et al., was filed in the U.S. District Court for the Eastern District of New York on January 13, 2014 but was voluntarily dismissed by the plaintiff on April 15, 2014, without prejudice to her right to re-file a complaint. Donna Clark v. Neiman Marcus Group LTD LLC was filed in the U.S. District Court for the Northern District of Georgia on January 27, 2014 but was voluntarily dismissed by the plaintiff on March 11, 2014, without prejudice to her right to re-file a complaint. Christina Wong v. The Neiman Marcus Group, LLC, et al., was filed in the U.S. District Court for the Central District of California on January 29, 2014, but was voluntarily dismissed by the plaintiff on February 10, 2014, without prejudice to her right to re-file a complaint. Three additional putative class actions relating to the Cyber-Attack were filed in March and April 2014, also alleging negligence and other claims in connection with plaintiffs' purchases by payment cards. Two of the cases, Katerina Chau v. Neiman Marcus Group LTD Inc., filed in the U.S. District Court for the Southern District of California on March 14, 2014, and Michael Shields v. The Neiman Marcus Group, LLC, filed in the U.S. District Court for the Southern District of California on April 1, 2014, were voluntarily dismissed, with prejudice as to Chau and without prejudice as to Shields. The third case, Hilary Remijas v. The Neiman Marcus Group, LLC, was filed on March 12, 2014 in the U.S. District Court for the Northern District of Illinois. On June 2, 2014, an amended complaint in the Remijas case was filed, which added three plaintiffs (Debbie Farnoush and Joanne Kao, California residents; and Melissa Frank, a New York resident) and asserted claims for negligence, implied contract, unjust enrichment, violation of various consumer protection statutes, invasion of privacy and violation of state data breach laws. The Company moved to dismiss the Remijas amended complaint on July 2, 2014. On September 16, 2014, the court granted the Company's motion to dismiss the Remijas case on the grounds that the plaintiffs lacked standing due to their failure to demonstrate an actionable injury. On September 25, 2014, plaintiffs appealed the district court's order dismissing the case to the Seventh Circuit Court of Appeals. Oral argument was held on January 23, 2015. On July 20, 2015, the Seventh Circuit Court of Appeals reversed the district court's ruling and remanded the case to the district court for further proceedings. On August 3, 2015, we filed a petition for rehearing en banc. Andrew McClease v. The Neiman Marcus Group, LLC was filed in the U.S. District Court for the Eastern District of North Carolina on December 30, 2014, alleging negligence and other claims in connection with Mr. McClease's purchase by payment card. On March 9, 2015, the McClease case was voluntarily dismissed without prejudice by stipulation of the parties.

        In addition to class actions litigation, payment card companies and associations may require us to reimburse them for unauthorized card charges and costs to replace cards and may also impose fines or penalties in connection with the security incident, and enforcement authorities may also impose fines or other remedies against us. We have also incurred other costs associated with this security incident, including legal fees, investigative fees, costs of communications with customers and credit monitoring services provided to our customers. At this point, we are unable to predict the developments in, outcome of, and economic and other consequences of pending or future litigation or regulatory investigations related to, and other costs associated with, this matter. We will continue to evaluate these matters based on subsequent events, new information and future circumstances.

Other Litigation

        In addition to the matters discussed above, we are currently involved in various other legal actions and proceedings that arose in the ordinary course of business. With respect to the matters described above as well as all other current outstanding litigation involving us, we believe that any liability arising as a result of such litigation will not have a material adverse effect on our financial position, results of operations or cash flows.

Regulation

        The credit card operations that are conducted under our arrangements with Capital One are subject to numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider. In addition to our proprietary credit cards, credit to our customers is also provided primarily through third parties. Any regulation or change in the regulation of credit arrangements that would materially limit the availability of credit to our customer base could adversely affect our results of operations or financial condition.

        Our practices, as well as those of our competitors, are subject to review in the ordinary course of business by the Federal Trade Commission and are subject to numerous federal and state laws. Additionally, we are subject to certain customs, anti-corruption laws, truth-in-advertising and other laws, including consumer protection regulations that regulate retailers generally and/or govern the importation, promotion and sale of merchandise. We undertake to monitor changes in these laws and believe that we are in material compliance with all applicable state and federal regulations with respect to such practices.

 PROPERTIES

        Our main corporate headquarters are located at the Downtown Neiman Marcus store location in Dallas, Texas. Other operating headquarters are located in Dallas, Texas and New York, New York.

        Properties that we use in our operations include Neiman Marcus stores, Bergdorf Goodman stores, Last Call stores and distribution, support and office facilities. As of August 1, 2015, the approximate aggregate square footage of the properties used in our operations was as follows:

	Owned	Owned Subject to Ground Lease	Leased	Total
Neiman Marcus Stores	856,000	2,362,000	2,294,000	5,512,000
Bergdorf Goodman Stores	—	—	316,000	316,000
Last Call Stores and Other	—	—	1,107,000	1,107,000
Distribution, Support and Office Facilities	1,330,000	150,000	1,517,000	2,997,000

        Neiman Marcus Stores.    As of August 1, 2015, we operated 41 Neiman Marcus stores, with an aggregate total property size of approximately 5,512,000 square feet. The following table sets forth certain details regarding each Neiman Marcus store:

Neiman Marcus Stores

Locations	Fiscal Year Operations Began	Gross Store Sq. Feet
Dallas, Texas (Downtown)(1)	1908	129,000
Dallas, Texas (North Park)(2)*	1965	218,000
Houston, Texas (Galleria)(3)*	1969	224,000
Bal Harbour, Florida(2)	1971	97,000
Atlanta, Georgia(2)*	1973	206,000
St. Louis, Missouri(2)	1975	145,000
Northbrook, Illinois(3)	1976	144,000
Fort Worth, Texas(2)	1977	119,000
Washington, D.C.(2)*	1978	130,000
Newport Beach, California(3)*	1978	153,000
Beverly Hills, California(1)*	1979	185,000
Westchester, New York(2)*	1981	138,000
Las Vegas, Nevada(2)	1981	174,000
Oak Brook, Illinois(2)	1982	98,000
San Diego, California(2)	1982	106,000
Fort Lauderdale, Florida(3)*	1983	92,000
San Francisco, California(4)*	1983	252,000
Chicago, Illinois (Michigan Ave.)(2)	1984	188,000
Boston, Massachusetts(2)	1984	111,000
Palo Alto, California(3)*	1986	120,000
McLean, Virginia(4)*	1990	130,000

Locations	Fiscal Year Operations Began	Gross Store Sq. Feet
Denver, Colorado(3)*	1991	90,000
Scottsdale, Arizona(2)*	1992	114,000
Troy, Michigan(3)*	1993	157,000
Short Hills, New Jersey(3)*	1996	137,000
King of Prussia, Pennsylvania(3)*	1996	145,000
Paramus, New Jersey(3)*	1997	141,000
Honolulu, Hawaii(3)	1999	181,000
Palm Beach, Florida(2)	2001	53,000
Plano, Texas (Willow Bend)(4)*	2002	156,000
Tampa, Florida(3)*	2002	96,000
Coral Gables, Florida(2)*	2003	136,000
Orlando, Florida(4)*	2003	95,000
San Antonio, Texas(4)*	2006	120,000
Boca Raton, Florida(2)	2006	136,000
Charlotte, North Carolina(3)	2007	80,000
Austin, Texas(3)	2007	80,000
Natick, Massachusetts(4)*	2008	103,000
Woodland Hills, California (Topanga)(3)*	2009	120,000
Bellevue, Washington(2)	2010	125,000
Walnut Creek, California(3)	2012	88,000

(1)
Owned subject to partial ground lease.

(2)
Leased.

(3)
Owned buildings on leased land.

(4)
Owned.

*
Mortgaged to secure our Senior Secured Credit Facilities and the 2028 Debentures.

        Bergdorf Goodman Stores.    We operate two Bergdorf Goodman stores, both of which are located in Manhattan at 58th Street and Fifth Avenue. The following table sets forth certain details regarding these stores:

Bergdorf Goodman Stores

Locations	Fiscal Year Operations Began	Gross Store Sq. Feet
New York City (Main)(1)	1901	250,000
New York City (Men's)(1)*	1991	66,000

(1)
Leased.

*
Mortgaged to secure our senior secured credit facilities and the 2028 Debentures.

        Last Call Stores.    As of August 1, 2015, we operated 43 Last Call stores in 16 states that average approximately 25,000 square feet each in size.

        Distribution, Support and Office Facilities.    We own approximately 41 acres of land in Longview, Texas, where our primary distribution facility is located. The Longview facility is the principal merchandise processing and distribution facility for Neiman Marcus stores. In the spring of 2013, we opened a 198,000 square foot distribution facility in Pittston, Pennsylvania to support the future growth and initiatives of the Company. The facility in Pittston replaced the distribution facility we previously utilized in Dayton, New Jersey. We lease four regional service centers in New York, Florida, Texas and California.

        We also own approximately 50 acres of land in Irving, Texas, where our online operating headquarters and distribution facility are located. In addition, we currently utilize another regional distribution facility in Dallas, Texas to support our online operations. We also utilize a 107,000 square foot facility outside of Munich, Germany to support our MyTheresa operations.

        Lease Terms.    We lease a significant percentage of our stores and, in certain cases, the land upon which our stores are located. The terms of these leases, assuming all outstanding renewal options are exercised, range from two to 130 years. The lease on the Bergdorf Goodman Main Store expires in 2050, with no renewal options, and the lease on the Bergdorf Goodman Men's Store expires in 2020, with a 10-year renewal option. Most leases provide for monthly fixed rentals or contingent rentals based upon revenues in excess of stated amounts and normally require us to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs.

        For further information on our properties and lease obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 15 of the Notes to Consolidated Financial Statements.

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding the Company's executive officers and members of our Board of Directors as of August 1, 2015:

Name	Age	Position
Karen W. Katz	58	Director, President and Chief Executive Officer
Donald T. Grimes	53	Executive Vice President, Chief Operating Officer and Chief Financial Officer
James J. Gold	51	President, Chief Merchandising Officer
John E. Koryl	45	President, Neiman Marcus Stores and Online
Joshua G. Schulman	43	President of Bergdorf Goodman and President of NMG International
Wanda M. Gierhart	51	Senior Vice President, Chief Marketing Officer
Michael R. Kingston	48	Senior Vice President and Chief Information Officer
Thomas J. Lind	59	Senior Vice President, Corporate Business Strategy, Properties and Store Development
Tracy M. Preston	49	Senior Vice President and General Counsel
Stacie R. Shirley	46	Senior Vice President, Finance and Treasurer
T. Dale Stapleton	57	Senior Vice President and Chief Accounting Officer
Joseph N. Weber	48	Senior Vice President, Chief Human Resources Officer
Nora A. Aufreiter	55	Director
Norman H. Axelrod	63	Director
Philippe E. Bourguignon	67	Director
Adam B. Brotman	45	Director
Shane D. Feeney	45	Director
David B. Kaplan	47	Director
Scott T. Nishi	40	Director
Adam L. Stein	39	Director

Executive Officers

        Karen W. Katz.    Ms. Katz has served as our Director, President and Chief Executive Officer since October 6, 2010. She served as Executive Vice President and as a member of the Office of the Chairman from October 2007 until October 2010. From December 2002 to October 2010, she served as President and Chief Executive Officer of Neiman Marcus Stores. Ms. Katz is a member of the board of directors of Under Armour, Inc., a performance footwear, apparel and equipment company, and formerly served on the board of directors of Pier 1 Imports, Inc., a home decor and furniture retailer. Since joining us in 1985, Ms. Katz has been in charge of a variety of our business units and has demonstrated strong and consistent leadership. She has an extensive understanding of our customers and the retail industry that enables her to promote a unified direction for both our Board of Directors and management.

        Donald T. Grimes.    Mr. Grimes was elected Executive Vice President, Chief Operating Officer, and Chief Financial Officer on June 15, 2015. Mr. Grimes was previously the Senior Vice President, Chief Financial Officer, Principal Accounting Officer and Treasurer at Wolverine World Wide, Inc., a global branded footwear and apparel corporation. Prior to joining Wolverine World Wide, Inc. in 2008, Mr. Grimes was Executive Vice President and Chief Financial Officer for Keystone Automotive Operations, Inc., a distributor and marketer of specialty aftermarket automotive equipment. Prior to Keystone, Mr. Grimes served 15 years with Brown-Forman Corporation, a global spirits and wine company, where he held a series of senior corporate and divisional finance roles, including Vice President, Beverage Finance for the company's global beverage business; Vice President,

Corporate Planning & Analysis; Chief Financial Officer of Brown-Forman Spirits Americas and Vice President, Corporate Development. He started his career as a Certified Public Accountant with Coopers & Lybrand (now PricewaterhouseCoopers LLP).

        James J. Gold.    In April 2014, Mr. Gold was elected President, Chief Merchandising Officer with responsibility for leading our merchandising and planning organization for Neiman Marcus Stores and Online. His prior service includes President and Chief Executive Officer of Specialty Retail from October 2010 to April 2014 and from May 2004 to October 2010, President and Chief Executive Officer of Bergdorf Goodman. Mr. Gold served as Senior Vice President, General Merchandise Manager of Neiman Marcus Stores from December 2002 to May 2004, as Division Merchandise Manager from June 2000 to December 2002, and as Vice President of the Neiman Marcus Last Call Clearance Division from March 1997 to June 2000.

        John E. Koryl.    Mr. Koryl was elected President, Neiman Marcus Stores and Online in April 2014 responsible for store operations and sales, e-commerce domestic and international operations and sales, site merchandising, site optimization and customer care. From June 2011 to April 2014, he served as President of Neiman Marcus Direct. From August 2009 until June 2011, he held the position of Senior Vice President, eCommerce Marketing & Analytics at Williams-Sonoma, Inc., a premier specialty retailer of home furnishings. From September 2006 until August 2009, he was Senior Director, Marketing Solutions with eBay, Inc., an online auction and shopping website, and held various other managerial positions with eBay, Inc. since June 2005. Mr. Koryl is also currently a director of Guitar Center Holdings, Inc., a musical instruments retailer, and has previously served on the board of Petco Animal Supplies, Inc., a leading pet specialty retailer.

        Joshua G. Schulman.    Mr. Schulman joined us as President of Bergdorf Goodman on May 7, 2012. Following the acquisition of MyTheresa in October 2014, he also became President of NMG International. From 2007 until February 2012, Mr. Schulman was Chief Executive Officer of Jimmy Choo, Ltd, a fashion designer and retailer. From 2005 until 2007, he served as President of Kenneth Cole New York and in senior executive roles at Gap, Inc. as Managing Director/International Strategic Alliances and Senior Vice President/International Merchandising and Product Development, both fashion design and retailing companies. Previously he served in senior executive roles at Gucci Group NV, a fashion designer and retailer, from 1997 to 2005.

        Wanda M. Gierhart.    Ms. Gierhart joined us in August 2009 as Senior Vice President, Chief Marketing Officer. From 2007 to 2009, she served as President and Chief Executive Officer of TravelSmith Outfitters, Inc., a travel apparel and accessory retailer, and from 2004 to 2006 she served as Executive Vice President, Chief Marketing and Merchandising Officer of Design Within Reach, Inc., a multichannel furniture retailer.

        Michael R. Kingston.    Mr. Kingston has served as Senior Vice President and Chief Information Officer since April 23, 2012. Prior to joining us on April 23, 2012, he served as Executive Vice President, Enterprise Transformation and Technology for Ann Inc., the parent company of Ann Taylor Stores Corp., a women's apparel retailer, from 2011 to 2012. Prior to that position, he served as Senior Vice President, Chief Information Officer of Ann Inc. from May 2006 to December 2010. From February 2003 until May 2006, he served as Vice President, Applications for Coach, Inc., a designer and maker of luxury handbags and accessories.

        Thomas J. Lind.    Mr. Lind was appointed Senior Vice President, Corporate Strategy, Properties and Store Development effective August 1, 2014. He was appointed Senior Vice President, Corporate Strategies in July 2013 and from 2010 to July 2013 he served as Senior Vice President, Program Management. Since joining us in 1983, he has served in various executive positions including Senior Vice President, Managing Director, Last Call from 2009 until 2010; Senior Vice President, Director of Stores and Store Operations from 2006 until 2009; and Senior Vice President, Director of Stores from

2000 until 2006. From August 2012 until July 2013, Mr. Lind was on assignment as Chief Operating Officer of Glamour Sales Holdings Limited, a privately held e-commerce company based in Hong Kong.

        Tracy M. Preston.    Ms. Preston joined us as Senior Vice President and General Counsel on February 18, 2013. From January 2002 until February 2013, she held various positions, including Chief Compliance Officer and Chief Counsel for global supply chain, global human resources and litigation, at Levi Strauss & Co., a brand-name apparel company. Previously she was a partner with the law firm of Orrick, Herrington & Sutcliffe LLP.

        Stacie R. Shirley.    Ms. Shirley was elected Senior Vice President, Finance and Treasurer in September 2010. From December 2001 until September 2010, she served as Vice President, Finance and Treasurer. Ms. Shirley served as Vice President, Finance and Treasurer at CompUSA Inc. from 1999 to 2001.

        T. Dale Stapleton.    In September 2010, Mr. Stapleton was elected Senior Vice President and Chief Accounting Officer. From August 2001 to September 2010, he served as Vice President and Controller. Mr. Stapleton served as Vice President and Controller at CompUSA Inc. from 1999 to 2000.

        Joseph N. Weber.    Mr. Weber joined us on September 4, 2012 as Senior Vice President, Chief Human Resources Officer. Prior to joining us, he held various positions at Bank of America Corporation since 2006, most recently Head, Human Resources Europe, Middle East, Africa, Latin America and Canada. Previously he was with Dell, Inc., a technology products and services company, from 2000 until 2006 and General Electric Company, a global industrial company, from 1995 until 2000.

Directors

        Information pertaining to Ms. Katz may be found above in the section entitled "—Executive Officers."

        Nora A. Aufreiter.    Ms. Aufreiter has served as a member of our Board of Directors since January 2014. She is a Director Emeritus of McKinsey and Company, a global management consulting firm, retiring in June 2014 after more than 27 years where she was a Director and senior partner. During her years at McKinsey, Nora worked with major retailers, financial institutions and other consumer-facing companies in the U.S., Canada and internationally. Over the course of her career she led the North American Retail practice, the Toronto office, as well as McKinsey's Consumer Digital, Omni Channel and Branding service lines. Nora also serves on the board of directors of The Kroger Company, one of the world's largest supermarket operators, and on the board of directors of Scotiabank, Canada's most international bank with operations in over 55 countries. Ms. Aufreiter began her career at Bank of America as a corporate finance officer. She has an M.B.A. from the Harvard Business School and a H.B.A. from The University of Western Ontario's Ivey School of Business. Ms. Aufreiter's digital, omni channel, branding and retail experience greatly enhances our Board of Directors' effectiveness.

        Norman H. Axelrod.    Mr. Axelrod has served as a member of our Board of Directors since October 2013. Beginning in 1988, Mr. Axelrod served as Chief Executive Officer and a member of the board of directors of Linens 'n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, was appointed as Chairman of its board of directors in 1997, and served in such capacities until its acquisition in February 2006. Mr. Axelrod is also the Chairman of the boards of directors of the parent entities of Guitar Center, Inc., a musical instruments retailer, and Floor and Decor Outlets of America, Inc., a hard surface flooring and related accessories retailer, and serves on the boards of directors of the parent entities of Smart & Final Stores Inc., a warehouse-style food and supply retailer, 99 Cents Only Stores LLC, a deep-discount retailer, and Jaclyn, Inc., a handbags and apparel company. Mr. Axelrod has also previously served as the Chairman of the boards of directors of

GNC Holdings, Inc., a specialty retailer of health and wellness products, National Bedding Company LLC, a mattress and bedding product manufacturer, and Simmons Company, a mattress and bedding product manufacturer, and as a member of the boards of directors of Reebok International Ltd., a leading worldwide designer and marketer of sports, fitness and casual footwear, apparel and equipment, and Maidenform Brands, Inc., an intimate apparel retailer. Mr. Axelrod currently provides and has provided in the past consulting services to certain Ares entities. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University where he graduated summa cum laude and an M.B.A. from New York University. Mr. Axelrod's vast experience led to the conclusion that he should serve as a member of our Board of Directors.

        Philippe E. Bourguignon.    Mr. Bourguignon has served as a member of our Board of Directors since April 2014. He serves as Vice Chairman of Revolution Places LLC, a travel and tourism company that promotes a healthy lifestyle, and served as CEO of Exclusive Resorts, a premier travel and lifestyle club, until May 2015, at which point he was appointed Executive Co-Chairman. He also acts as Chairman of Miraval Resort, an acclaimed resort located in northern Tucson, Arizona. Prior to joining Revolution Places, Mr. Bourguignon was co-CEO of the Davos-based World Economic Forum, an international institution committed to improving the state of the world through public-private cooperation, in 2003 and 2004 and Chairman and CEO of Euro Disney, an operator of European theme parks and hotels. He served previously as chairman and CEO of Club Med, an operator of all-inclusive resorts. Mr. Bourguignon began his career in tourism with the Accor group, one of the largest hotel groups in the world. During his 14-year tenure with Accor, he served as vice president of Development for Asia/Middle East and executive vice president of North America before being promoted to president of Accor for the Asia/Pacific region. Mr. Bourguignon currently serves on the board of directors of VF Wine, Inc., a wine and spirit resource provider. He previously served as a member of the board of directors for Zipcar, a car-sharing transportation provider, and eBay, an online marketplace provider. Mr. Bourguignon's qualifications to serve on our Board of Directors include his broad-based knowledge of luxury brands, entrepreneurial spirit and keen sense of business acumen.

        Adam B. Brotman.    Mr. Brotman has served as a member of our Board of Directors since April 2014. He is chief digital officer for Starbucks Coffee Company, a premier roaster and retailer of specialty coffee, where he serves as a key member of Starbucks senior leadership team. Prior to joining Starbucks in April 2009, Mr. Brotman held several key leadership positions at leading digital media companies, and most recently was CEO of Barefoot Yoga Company, a consumer products e-commerce company. He served as Senior Vice President at Corbis, a digital content and worldwide entertainment and licensing company, and founded PlayNetwork, Inc., a leading provider of in-store digital media and entertainment services for businesses worldwide. Mr. Brotman holds a Bachelor of Arts degree from the University of California, Los Angeles, and a Juris Doctor from the University of Washington. He serves on several corporate and non-profit boards including the University of Washington Master of Communication in Digital Media advisory board. He previously served on the board of directors of PlayNetwork, Inc. Mr. Brotman's vast experience in today's technology and social media is a great asset to our omni-channel brand.

        Shane D. Feeney.    Mr. Feeney has served as a member of our Board of Directors since October 2013. He is a Managing Director and Head of Direct Private Equity at CPPIB Equity Investments Inc. (CPPIB Equity), which is affiliated with certain of our Sponsors. In 2010, Mr. Feeney joined CPPIB Equity from Bridgepoint Capital Limited, a major international private equity group in London, U.K. Prior to joining Bridgepoint Capital Limited, Mr. Feeney was a partner and founding member of Hermes Private Equity Limited's direct investing business where he was involved in several U.K. private equity investments between 2003 and 2009. From 1998 through 2003, Mr. Feeney was an Associate Director with Morgan Grenfell Private Equity Limited in London where he worked on numerous European private equity transactions from origination to exit across multiple industry sectors. Mr. Feeney previously served on the board of directors of the parent entities of 99 Cents Only

Stores LLC, a deep-discount retailer, Air Distribution Technologies, Inc., a provider of residential and commercial air distribution and ventilation solutions, The Gates Corporation, a global diversified industrial company, Livingston International, Inc., a provider of customs brokerage and trade compliance services, and Tomkins Building Products, Inc., a manufacturer of automotive and construction products. Mr. Feeney received a B.A. in Economics from Dartmouth College and an M.B.A. from INSEAD. Mr. Feeney's financial expertise, as well as experience as a private equity investor evaluating and managing investments in companies across various industries and as a member of the boards of directors of other private companies, led to the conclusion that he should serve as a member of our Board of Directors.

        David B. Kaplan.    Mr. Kaplan has served as a member of our Board of Directors since October 2013, including as Chairman since December 2013. Mr. Kaplan is a Co-Founder of Ares Management, L.P. (Ares Management), which is affiliated with some of our Sponsors, and a Director and Partner of Ares Management GP LLC, Ares Management's general partner. He is a Partner of Ares Management, Co-Head of its Private Equity Group and a member of its Management Committee. He additionally serves on several of the investment committees for the funds managed by the Ares Private Equity Group. Mr. Kaplan joined Ares Management in 2003 from Shelter Capital Partners, LLC, a private equity firm, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P., a global alternative investment manager, and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp., an investment banking and securities firm. Mr. Kaplan currently serves as Chairman of the board of directors of Smart & Final Stores, Inc., a warehouse-style food and supply retailer, and as a member of the boards of directors of ATD Corporation, a replacement tire distributor, and the parent entities of 99 Cents Only Stores LLC, a deep-discount retailer, Floor and Decor Outlets of America, Inc., a hard surface flooring and related accessories retailer, and Guitar Center, Inc., a musical instruments retailer. Mr. Kaplan's previous public company board of directors experience includes Maidenform Brands, Inc., an intimate apparel retailer, where he served as the company's Chairman, GNC Holdings, Inc., a specialty retailer of health and wellness products, Dominick's Supermarkets, Inc., a grocery store retailer, Stream Global Services, Inc., a business process outsourcing provider, Orchard Supply Hardware Stores Corporation, a home improvement retailer, and Allied Waste Industries Inc., a waste services company. Mr. Kaplan also serves on the board of directors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education and serves on the President's Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan's over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries led to the conclusion that he should serve as a member of our Board of Directors.

        Scott T. Nishi.    Mr. Nishi has served as a member of our Board of Directors since September 2013. He is a Senior Principal in the Direct Private Equity group of CPPIB Equity, which is affiliated with certain of our Sponsors. Mr. Nishi serves on the board of directors of the parent entity of 99 Cents Only Stores. Mr. Nishi joined CPPIB Equity in 2007 from Oliver Wyman, a management consultancy where he advised consumer, healthcare and technology companies. Previously, Mr. Nishi was at Launchworks, a venture capital firm that invested in early stage technology companies. Mr. Nishi holds an MBA from the Richard Ivey School of Business at the University of Western Ontario and a B.Sc. from the University of British Columbia. Mr. Nishi's financial expertise, as well as experience as a private equity investor evaluating and managing investments in companies across various industries, led to the conclusion that he should serve as a member of our Board of Directors.

        Adam L. Stein.    Mr. Stein has served as a member of our Board of Directors since September 2013. Mr. Stein is a Partner in the Private Equity Group of Ares Management, which is affiliated with some of our Sponsors. Prior to joining Ares Management in 2000, Mr. Stein was a member of the Global Leveraged Finance Group at Merrill Lynch & Co., a financial services firm, where he focused on leveraged loan, high yield bond and mezzanine financing transactions across various industries. Mr. Stein serves on the boards of directors of Smart & Final Stores, Inc., a warehouse-style food and supply retailer, and the parent entities of Floor and Decor Outlets of America, Inc., a hard surface flooring and related accessories retailer, 99 Cents Only Stores LLC, a deep-discount retailer, and Guitar Center, Inc., a musical instruments retailer. Mr. Stein previously served on the board of directors of Maidenform Brands, Inc., an intimate apparel retailer. Mr. Stein also serves on the Advisory Board of the Los Angeles Food Bank. Mr. Stein holds a B.B.A., with distinction, from Emory University's Goizueta Business School in Business Administration, with a concentration in Finance. Mr. Stein's experience working with and serving as a director of various companies in the retail industry controlled by private equity sponsors led to the conclusion that he should serve as a member of our Board of Directors.

        See "Certain Relationships and Related Party Transactions" below for a discussion of certain arrangements and understandings regarding the nomination and selection of certain of our directors.

        Our business and affairs are managed by our Board of Directors, which consists of nine directors. The authorized number of directors will be set from time to time by our Board of Directors, provided that our Board of Directors consists of at least three members.

        Following the closing of this offering, our Board of Directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. There will be no cumulative voting with respect to the election of directors. Consequently, at each annual meeting, the successors to any director whose term is then expiring will be decided by a majority of the votes of Class A common stock cast with respect to such director's election at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case the election of directors will be decided by a plurality of the votes of Class A common stock cast. The classes will be composed as follows:

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              ,             and            will be Class I directors, whose terms will expire at the first annual meeting of stockholders following this offering;

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              ,             and            will be Class II directors, whose terms will expire at the second annual meeting of stockholders following this offering; and

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              ,             and            will be Class III directors, whose terms will expire at the third annual meeting of stockholders following this offering.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control.

Controlled Company Exemption

        Following completion of this offering, our Sponsors will control more than 50% of the combined voting power of our common stock, and under current listing standards of the                , we will qualify for, but do not intend to rely on, the "controlled company" exemption. If we were to rely on the exemption, we would will be exempt from requirements to have a majority of independent directors, a fully independent nominating and corporate governance committee and a fully independent compensation committee, and to conduct an annual performance evaluation of the nominating and corporate governance committee. The "controlled company" exemption does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the rules of the                , which require that our Audit Committee be composed of at least three members and entirely of independent directors within one year from the date of this prospectus.

        Since we do not intend to rely on the "controlled company" exemption under the rules of the                , our Board of Directors will take all actions necessary to comply with such rules, including appointing a majority of independent directors and establishing certain committees composed entirely of independent directors within the time frames set forth under the rules of the                 .

Director Independence

        In                        2015, our Board of Directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director's ability to exercise independent judgment in carrying out that director's responsibilities. Our Board of Directors has affirmatively determined that each of                        ,                         and                         qualifies as an "independent director," as defined in the corporate governance rules of the                        .

Board Leadership Structure

        Our Board of Directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is our Board of Directors' view that rather than having a rigid policy, our Board of Directors, with the advice and assistance of the Nominating and Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, should determine, as and when appropriate, whether the two offices should be separate.

        Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Ms. Katz serving as our Chief Executive Officer and Mr. Kaplan serving as our Chairman of the Board. We believe this is appropriate as it provides Ms. Katz with the ability to focus on our day-to-day operations while Mr. Kaplan focuses on the oversight of our Board of Directors.

Risk Oversight

        Our Board of Directors plays an active role in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated therewith.

        Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and our Audit Committee is responsible for overseeing the management of financial risks. Upon the closing of this offering, our Nominating and Corporate Governance Committee will be responsible for managing risks associated with the independence of our Board of Directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full Board of Directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise.

Committees of our Board of Directors

        Our Board of Directors has the authority to appoint committees and, subject to certain exceptions, to delegate to such committees the power and authority of our Board of Directors to manage the business and affairs of the Company and perform administrative functions. Our Board of Directors has an audit committee, a compensation committee and, upon the closing of this offering, will have a nominating and corporate governance committee. The composition and responsibilities of each such standing committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

        Upon the closing of this offering, the Audit Committee of our Board of Directors (our Audit Committee) will consist of                ,                 and                , who will act as its chair. Our Board of Directors has determined that each of                qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, has the attributes set forth in such section and is financially literate, as required by the rules of the                . In addition, our Board of Directors has determined that each of                is independent as independence is defined under the applicable section of the                rules and Rule 10A-3(b)(1) under the Exchange Act. Within one year of the date of this prospectus, we expect to have a fully independent audit committee in accordance with the                rules and Rule 10A-3 (b)(1) under the Exchange Act.

        The principal duties and responsibilities of our Audit Committee are as follows:

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  to monitor our financial reporting process and internal control system;

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  to appoint and replace our independent registered public accounting firm from time to time, determine its compensation and other terms of engagement and oversee its work;

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  to oversee the performance of our internal audit function; and

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  to oversee our compliance with legal, ethical and regulatory matters.

        Our Audit Committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        Upon the closing of this offering, the Compensation Committee of our Board of Directors (our Compensation Committee) will consist of                 ,                 and                , who will act as its chair.

        The principal duties and responsibilities of our Compensation Committee are as follows:

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  to oversee the development and implementation of our executive compensation policies and objectives;

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  to determine the structure of our executive compensation packages generally;

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  to review, approve and, if appropriate, make recommendations to our Board of Directors regarding, director compensation;

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  to determine the actual compensation paid to each of our senior executives and evaluate the performance of our Chief Executive Officer; and

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  to prepare a report on executive compensation for inclusion in our proxy statements and our annual reports.

Nominating and Corporate Governance Committee

        Upon the closing of this offering, the Nominating and Corporate Governance Committee of our Board of Directors (our Nominating and Corporate Governance Committee) will consist of                ,                 and                , who will act as its chair.

        The principal duties and responsibilities of our Nominating and Corporate Governance Committee are as follows:

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  to establish criteria for board and committee membership and recommend to our Board of Directors proposed nominees for election to our Board of Directors and for membership on committees of our Board of Directors;

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  to make recommendations to our Board of Directors regarding board governance matters and practices; and

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  to oversee the evaluation of our Board of Directors, the committees of our Board of Directors and management.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

Code of Ethics

        We have adopted a Code of Ethics and Conduct, which is applicable to all our directors, officers and employees. We have also adopted a Code of Ethics for Financial Professionals that applies to all professionals serving in a finance, accounting, treasury, tax or investor relations role throughout our organization, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. Both the Code of Ethics and Conduct and the Code of Ethics for Financial Professionals may be accessed through our website at www.neimanmarcusgroup.com under the "Investor Information—Corporate Governance—Governance Documents" section.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis is designed to provide an understanding of our compensation philosophy, core principles and arrangements that are applicable to the named executive officers listed in the Summary Compensation Table.

        The named executive officers for fiscal year 2015 (the named executive officers) are:

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  Karen W. Katz, who serves as President and Chief Executive Officer and a member of our Board of Directors and is our principal executive officer;

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  Donald T. Grimes, who serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer and is our principal financial officer;

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  James J. Gold, who serves as President, Chief Merchandising Officer;

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  John E. Koryl, who serves as President, Neiman Marcus Stores and Online;

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  Joshua G. Schulman, who serves as President of Bergdorf Goodman; and

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  James E. Skinner, who served as Executive Vice President, Chief Operating Officer and Chief Financial Officer and was our principal financial officer until June 15, 2015 when he moved to the position of Vice Chairman.

        Compensation Philosophy and Objectives.    We have been in business over a century and are one of the largest luxury, multi-branded, omni-channel fashion retailers in the world. Our continued success depends on the skills of talented executives who are dedicated to achieving solid financial performance, providing outstanding service to our customers and managing our assets wisely. Our compensation program, comprised of base salary, annual bonus, long-term incentives and benefits, is designed to meet the following objectives:

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  Recruit and retain executives who possess exceptional ability, experience and vision to sustain and promote our preeminence in the marketplace.

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  Motivate and reward the achievement of our short- and long-term goals and operating plans.

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  Align the interests of our executives with the financial and strategic objectives of our stockholders.

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  Provide total compensation opportunities that meet the expectations of a highly skilled executive team, are aligned and consistent with our underlying performance and are competitive with the compensation practices and levels offered by companies with whom we compete for executive talent.

Individual Compensation Components

        Base Salary.    Base salary is intended to provide a base level of compensation commensurate with an executive's job title, role, tenure and experience. We utilize base salary as a building block of our compensation program, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to recruit and retain skilled executives. Specifically, base salary levels of the named executive officers are determined based on a combination of factors, including our compensation philosophy, market compensation data, competition for key executive talent, the named executive officer's experience, leadership, achievement of specified business objectives, individual performance, our overall budget for merit increases and attainment of our financial goals. Salaries are reviewed before the end of each fiscal year as part of our performance and compensation review process as well as at other times to recognize a promotion or change in job responsibilities. Merit increases are usually awarded to the named executive officers in the same percentage range as all employees and are based on overall performance and competitive market data except in those situations where individual performance and other factors justify awarding increases above or below this range. Merit increases typically range between two and eight percent.

        In addition, Ms. Katz and Messrs. Grimes, Gold and Skinner have employment agreements that set a minimum salary, more fully described under the heading "Employment and Other Compensation Agreements" in this section.

        Annual Incentive Bonus.    Annual bonus incentives tied to short-term objectives form the second building block of our compensation program and are designed to provide incentives to achieve certain financial goals of the Company. Financial goals, which are used to determine annual bonus incentives for all employees, emphasize profitability and asset management. The Compensation Committee believes that a significant portion of annual cash compensation for the named executive officers should be at risk and tied to our operational and financial results. "Pay for performance" for the named executive officers has been significantly enhanced in recent years by putting a larger percentage of their potential compensation at risk as part of the annual bonus incentive program.

        All named executive officers are eligible to be considered for annual bonus incentives. Threshold, target and maximum annual performance incentives, stated as a percentage of base salary, are established for each of the named executive officers at the beginning of each fiscal year. The objectives set for Ms. Katz and other senior officers with broad corporate responsibilities are based on our overall financial results. When an employee has responsibility for a particular business unit or division, the performance goals are heavily weighted toward the operational performance of that unit or division. Actual awards earned by the named executive officers are determined based on an assessment of our overall performance and a review of each named executive officer's contribution to our overall performance. Other components may also be considered from time to time at the discretion of the Compensation Committee.

        The employment agreements of Ms. Katz and Messrs. Grimes, Gold and Skinner contain provisions regarding target levels and the payment of annual incentives and are described in more detail more fully described under the heading "Employment and Other Compensation Agreements" in this section.

        Long-term Incentives.    Long-term incentives in the form of stock options are intended to promote sustained high performance and to align our executives' interests with those of our equity investors. The Compensation Committee believes that stock options create value for the executives if the value of our Company increases. This creates a direct correlation between the interests of our executives and the interests of our equity investors.

        Equity awards become effective on the date of grant, which typically coincides with the date of approval by the Compensation Committee or the date of a new hire or a promotion. We have no set practice as to when the Company makes equity grants, and we evaluate from time to time whether grants should be made.

        We made initial stock option grants on November 5, 2013 under the 2013 Management Incentive Plan to the named executive officers (other than Mr. Grimes) and seventeen other senior officers. The initial stock option grants were made following the Acquisition to retain the senior management team and enable them to share in our growth along with our equity investors. The initial stock option grants were awarded at an exercise price of $1,000 per share and consisted of time-vested non-qualified stock options and performance-vested non-qualified stock options. We granted stock options to Mr. Grimes on July 21, 2015 in connection with his hiring. These stock option grants were awarded at an exercise price of $1,205 per share and consisted of time-vested non-qualified stock options and performance-vested non-qualified stock options. Each grant of non-qualified stock options consists of options to purchase an equal number of shares of Existing Class A common stock and Existing Class B common stock. 20% of the time-vested non-qualified options vest and become exercisable on each of the first five anniversaries of the date of the grant, resulting in such options becoming fully vested and exercisable on the fifth anniversary date of the grant. The performance-vested non-qualified options vest on the achievement of certain performance hurdles. The options expire on the tenth anniversary date of the grant.

Risk Assessment of Compensation Policies and Programs

        We have reviewed our compensation policies and programs for all employees, including the named executive officers, and we do not believe that these policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The three major components of our overall compensation program were reviewed and the following conclusions were made:

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  Base salaries are determined by an industry peer group analysis and on the overall experience of each individual. Merit increases are based on financial as well as individual performance and are generally kept within a specified percentage range for all employees, including the named executive officers.

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  We grant long-term incentive awards in the form of stock option grants to align the interests of participants with those of our equity investors.

  •
  Annual incentive bonus awards are based on our Plan Earnings (as defined below) and sales. For Bergdorf Goodman, annual incentive bonus awards are based on Plan Earnings and sales of both the Company as a whole and Bergdorf Goodman specifically. The annual incentive bonus awards are all set at the beginning of each fiscal year based on the achievement of goals that the Compensation Committee believes will be challenging. Maximum target payouts are capped at a pre-established percentage of base salary.

        The Compensation Committee has discretionary authority to adjust incentive plan payouts and the granting of stock option awards, which may further reduce any business risk associated with such plan payouts and stock option grants. The Compensation Committee also monitors compensation policies and programs to determine whether risk management objectives are being met.

Executive Officer Compensation

Process for Evaluating Executive Officer Performance

        Role of the Compensation Committee.    The Compensation Committee is responsible for determining the compensation of our named executive officers and for establishing, implementing and monitoring adherence to our executive compensation philosophy. The Compensation Committee charter authorizes the committee to retain and terminate compensation consultants to provide advice with respect to compensation of the named executive officers. The Compensation Committee is further authorized to approve the fees the Company will pay, and terms of engagement of, any consultant it may retain.

        The Compensation Committee considers input from our CEO and compensation consultants in making determinations regarding our executive compensation program and the individual contribution of each of our named executive officers. The CEO does not play a role in decisions affecting her own compensation. The CEO's performance and compensation are reviewed and determined solely by the Compensation Committee.

        In developing and reviewing the executive incentive programs, the Compensation Committee considers the business risks inherent in program designs to ensure that they do not incentivize executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. The Committee intends for the plan design to be conservative in this respect and that the compensation components provide appropriate checks and balances to encourage executive incentives to be consistent with the interests of our equity investors. The Compensation Committee believes that the mix of compensation components used in the determination of our named executive officers' total compensation does not encourage our named executive officers to take undesirable risks relating to the business. For further information, see "Risk Assessment of Compensation Policies and Programs" above.

        Role of Management.    As part of our annual planning process, the CEO, with assistance from external consultants, develops and recommends a compensation program for all executive officers. Based on performance assessments, the CEO attends a meeting of the Compensation Committee held for the purpose of considering each individual executive's annual compensation and recommends the base salary and any incentive bonus awards or long-term incentive awards, if applicable, for each of the executive officers, including the named executive officers. The CEO does not participate in the portion of the Compensation Committee meeting during which her own compensation is discussed and does not provide recommendations with respect to her own compensation package.

        Role of the Compensation Consultants.    The Compensation Committee generally retains services of compensation consultants for limited purposes. Management retains an independent compensation consultant, Hay Group, to provide comparative market data regarding executive compensation to assist the Compensation Committee in establishing reference points for the base salary, annual incentive and long-term incentive components of our compensation package. They also provide information regarding general market trends in compensation, compensation practices of other retail companies and regulatory and compliance developments. The fees paid to Hay Group for their services in fiscal year 2015 did not exceed $120,000. Hay Group has no other affiliations with, and provides no other services to, us.

2015 Executive Officer Compensation

        Ultimately, our named executive officers' total compensation is based on the level of performance of the Company and/or the Company's applicable business unit or division. The Compensation Committee uses its discretion in making decisions on the overall compensation packages of our executive officers based on current market conditions, business trends and overall Company performance.

        We have identified an industry peer group that includes the 14 companies listed below for purposes of benchmarking the compensation of our named executive officers. These companies are intended to represent our competitors for business and talent. Their executive compensation programs are compared to ours, as well as the compensation of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The comparison data is generally intended to ensure that the compensation of our named executive officers, both individually and as a whole, is appropriately competitive relative to our performance. We believe that this practice is appropriate in light of the high level of commitment, job demands and the expected performance contribution required from each of our executive officers. We generally target our direct compensation to be positioned between the 50th and 75th percentile levels of the compensation packages received by executives in our peer group of industry related companies. In the third quarter of fiscal year 2014, our former compensation consultant, Haigh & Company, conducted a benchmarking review of the compensation of all of our officers, including that of the named executive officers. No significant changes in design or levels of executive compensation were necessary with respect to fiscal year 2015 as a result of the review. Our current compensation consultant, Hay Group, is currently in the process of conducting a new benchmarking review of the compensation of all our officers, including the named executive officers.

Abercrombie & Fitch	L Brands (formerly Limited)
Ann Inc.	Michael Kors
Coach	Macy's
The Gap	Nordstrom
Hudson's Bay	Ralph Lauren
Kate Spade	Tiffany & Co.
Kohl's	Williams-Sonoma

        In addition to the select companies above, we also review various third party compensation survey reports.

        Base Salary.    The table below shows the salaries for fiscal years 2014 and 2015, including the percentage increase, for each of the named executive officers. Salary increase for the named executive officers in fiscal year 2015 were based on individual contributions to our overall performance, economic and market conditions, general movement of salaries in the marketplace and results of operations.

	2014 Base Salary ($)	2015 Base Salary ($)	Percent Increase (%)
Karen W. Katz	1,070,000	1,100,000	2.8
Donald T. Grimes(1)	—	725,000	N/A
James E. Skinner	750,000	750,000	N/A
James J. Gold	800,000	820,000	2.5
John E. Koryl(2)	550,000	625,000	13.6
Joshua G. Schulman(3)	510,000	610,000	19.6

(1)
Mr. Grimes' 2015 base salary represents the amount of his salary at the time his employment began on June 15, 2015.

(2)
Mr. Koryl's increase was a result of his increased responsibility for store operations and sales.

(3)
Mr. Schulman's increase was a result of the added responsibility of international operations.

        Amounts actually earned by each of the named executive officers in fiscal years 2013, 2014 and 2015 are listed in the Summary Compensation Table.

        Annual Incentive Bonus.    In determining annual incentive bonus amounts for the named executive officers, the Compensation Committee considers their performance relative to the pre-established goals that are set at the beginning of the year. The Compensation Committee set the threshold, target and maximum performance targets at levels they believed were challenging based on historical company performance and industry and market conditions. Goals were established at the division and business unit levels where appropriate for each of the named executive officers. As it relates to our annual incentive compensation program, this performance assessment is a key variable in determining the amount of total compensation paid to our named executive officers.

        Fiscal year 2015 target annual incentives and relative performance weights for the named executive officers were as follows:

Name	Target Bonus As Percent of Base Salary	Plan Earnings	Sales
Karen W. Katz	125%	70%	30%
James E. Skinner	75%	70%	30%
James J. Gold	75%	70%	30%
John E. Koryl	60%	70%	30%
Joshua G. Schulman(1)	60%	70%	30%

(1)
Since Mr. Schulman has responsibility over Bergdorf Goodman, 50% of Mr. Schulman's performance goals are based on the results of Bergdorf Goodman.

        Ms. Katz, the individual with the greatest overall responsibility for company performance, was granted the largest incentive opportunity in comparison to her base salary to weight her annual cash compensation mix more heavily towards performance-based compensation.

        Mr. Grimes is not eligible to receive an annual incentive bonus with respect to fiscal year 2015.

        Corporate Performance Targets.    At the end of each fiscal year, the Compensation Committee evaluates the Company's performance against the financial and strategic performance targets set at the beginning of the fiscal year.

        Metrics used for each executive, as well as the relative weights assigned to the metrics, are based on strategic business drivers of the particular business unit or division that the executive manages. For fiscal year 2015, such metrics were based on Plan Earnings (as defined below) and sales. Bonus payout percentages for fiscal year 2015 have not yet been determined.

        We define Plan Earnings as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not consider in assessing our ongoing performance, but excluding amortization of inventory step-up, non-cash stock-based compensation expense, certain advisory and other fees, and certain other expenses.

        2015 Annual Incentive Bonus.    Ms. Katz and Messrs. Skinner and Gold have minimum threshold, target and maximum percentages of incentive payouts pursuant to their employment agreements more fully described under "Employment and Other Compensation Agreements." Mr. Grimes is not eligible for an annual incentive bonus for fiscal year 2015. Annual incentive payouts have not yet been determined for fiscal year 2015.

        Predecessor Stock Options.    At the time of the Acquisition, we had outstanding vested and unvested stock options (referred to as Predecessor stock options). In connection with the Acquisition, all unvested stock options became fully vested on October 25, 2013 and, along with all outstanding vested stock options, all such Predecessor stock options (other than the Co-Invest Stock Options described below) were settled and cancelled in exchange for an amount equal to the excess of the per share merger consideration over the exercise prices of such stock options. Amounts paid to each of the named executive officers are described under "Option Exercises and Stock Vested."

        Co-Invest Stock Options.    At the time of the Acquisition, certain management employees including the named executive officers (other than Mr. Grimes) elected to exchange a portion of their Predecessor stock options for stock options to purchase shares of Neiman Marcus Group, Inc. (the Co-Invest Stock Options). The Co-Invest Stock Options are fully vested. The number of stock options and exercise prices were adjusted pursuant to an exchange ratio in connection with the Acquisition. The Co-Invest Stock Options are exercisable at any time prior to the applicable expiration dates related to the original grant of the Predecessor stock options. The Co-Invest Options contain sale and repurchase provisions.

        Company Stock Options.    On November 5, 2013, the Compensation Committee granted 72,206 time-vested non-qualified stock options and 72,206 performance-vested non-qualified stock options to the named executive officers (other than Mr. Grimes) and 17 other executive officers pursuant to the 2013 Management Incentive Plan. Each grant of non-qualified stock options consists of options to purchase an equal number of shares of Existing Class A common stock and Existing Class B common stock. On July 21, 2015, the Compensation Committee granted 5,500 time-vested non-qualified stock options and 5,500 performance-vested non-qualified stock options to Mr. Grimes pursuant to the 2013 Management Incentive Plan. Twenty percent of the time-vested non-qualified stock options vest and become exercisable on each of the first five anniversaries of the date of the grant, resulting in such options becoming fully vested and exercisable on the fifth anniversary date of the grant. The performance-vested options vest on the achievement of certain performance hurdles. The performance-vested options vest when the amount of capital returned to the sponsors with respect to their shares (at least 50% of which is in cash) exceeds the applicable multiple of the capital invested by the sponsors, and the internal rate of return exceeds 15%. The applicable multiple with respect to 40% of the performance-vested options is 2.0x, with respect to 30% of the performance-vested options is 2.25x and with respect to 30% of the performance-vested options is 2.75x. These time-vested and performance-vested non-qualified stock options were granted at an exercise price of $1,000 per share (other than those granted to Mr Grimes, which were granted at an exercise price of $1,205 per share) and such options will expire no later than the tenth anniversary of the grant date. The non-qualified stock options contain repurchase provisions in the event of the participant's termination of employment.

        Mr. Skinner was previously awarded 5,827 time-vested non-qualified stock options and 5,827 performance-vested non-qualified stock options, in each case, pursuant to the 2013 Management Incentive Plan. All 5,827 performance-vested non-qualified stock options, and 2,331 time-vested non-qualified stock options, were cancelled by the Compensation Committee in connection with Mr. Skinner's move to Vice Chairman. Additionally, the remaining unvested 1,165 time-vested non-qualified stock options will now vest on the earlier to occur of (i) February 1, 2016, subject to Mr. Skinner's continued employment through such date and (ii) Mr. Skinner's termination of employment by us without "cause."

Other Compensation Components

        We maintain the following compensation components to provide a competitive total rewards package that supports retention of key executives.

        Health and Welfare Benefits.    Executive officers are eligible to participate under the same plans as all other eligible employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered in the retail industry.

        Pension Plan.    Prior to 2008, most non-union employees over age 21 who had completed one year of service with 1,000 or more hours participated in our defined benefit pension plan (referred to as the Pension Plan), which paid benefits upon retirement or termination of employment. The Pension Plan is a "career-accumulation" plan, under which a participant earns each year a retirement annuity equal to one percent of his or her compensation for the year up to the Social Security wage base and 1.5 percent of his or her compensation for the year in excess of such wage base. A participant becomes fully vested after five years of service with us. Effective as of December 31, 2007, eligibility and benefit accruals under the Pension Plan were frozen for all participants except for those "Rule of 65" employees who elected to continue participation in the Pension Plan. "Rule of 65" employees included only those active employees who had completed at least 10 years of service and whose combined years of service and age equaled at least 65 as of December 31, 2007. Ms. Katz was a "Rule of 65" employee as of December 31, 2007, and elected to continue participation in the Pension Plan. For Messrs. Skinner and Gold, benefits and accruals under the Pension Plan were frozen effective as of December 31, 2007. Effective August 1, 2010, all benefits and accruals under the Pension Plan were frozen and all remaining participants were moved into our Retirement Savings Plan (referred to as the RSP). Ms. Katz's benefits and accruals under the Pension Plan were moved into the RSP effective December 31, 2010.

        Savings Plans.    Effective January 1, 2008, a new enhanced 401(k) plan, our RSP, was established and offered to all employees, including the named executive officers, as the primary retirement plan. Benefits and accruals under a previous 401(k) plan, our Employee Savings Plan (referred to as the ESP), were frozen as well as benefits and accruals under the Pension Plan. All future and current employees who were not already enrolled in the ESP were automatically enrolled in the RSP. "Rule of 65" employees, as described above, were given a choice to either continue participation in the Pension Plan and the ESP or freeze what was earned under those plans through December 31, 2007 and participate in the RSP. The RSP is a tax-qualified defined contribution 401(k) plan that allows participants to contribute up to the limit prescribed by the Internal Revenue Service on a pre-tax basis. The Company matches 100% of the first 3% and 50% of the next 3% of pay that is contributed to the RSP. All employee contributions to the RSP are fully vested upon contribution. Company matching contributions vest after two years of service. The Company matched 100% of the first 2% and 25% of the next 4% of pay that was contributed to the ESP. All employee contributions to the ESP were fully vested upon contribution. Company matching contributions vested after three years of service. Effective August 1, 2010, benefits and accruals under the ESP were frozen for the remaining "Rule of 65" active employees and such participants were moved into the RSP. Messrs. Koryl and Schulman became eligible to participate in the RSP one year after their respective hire dates. Mr. Grimes became eligible to participate in the RSP on his hire date and the Company will begin matching his contributions on January 15, 2016.

        Supplemental Retirement Plan and Key Employee Deferred Compensation Plan.    U.S. tax laws limit the amount of benefits that we can provide under our tax-qualified plans. We maintain our Supplemental Executive Retirement Plan (referred to as the SERP Plan) and our Key Employee Deferred Compensation Plan (referred to as the KEDC Plan), which are unfunded, non-qualified arrangements intended to provide the named executive officers and certain other key employees with additional benefits, including the benefits that they would have received under the RSP if the tax law limitations did not apply and if certain other components of compensation could be included in calculation of benefits under our tax-qualified plans. Prior to 2008, executive, administrative and professional employees (other than those employed as salespersons) with an annual base salary at least equal to a minimum established by the Company were eligible to participate in the SERP Plan. Similar to the Pension Plan, effective December 31, 2007, eligibility and benefit accruals under the SERP Plan were frozen for all participants not meeting the "Rule of 65" and such participants were moved into our Defined Contribution Supplemental Executive Retirement Plan (DC SERP). Effective August 1, 2010, all benefits and accruals under the SERP Plan for "Rule of 65" employees were frozen and such participants were moved into the DC SERP. SERP Plan related benefits are more fully described under "Pension Benefits."

        Participation in the KEDC Plan is limited to employees whose base salary is in excess of $300,000 and who meet other stated criteria. Amounts in excess of those benefits provided under the 401(k) plans are credited to the account balances of each KEDC Plan participant. KEDC Plan benefits are more fully described under "Non-qualified Deferred Compensation."

        Matching Gift Program.    All employees, including the named executive officers, may participate in our matching gift program. Under the program, we will match charitable contributions by employees up to a maximum of $2,000 per qualifying organization on a two-for-one basis in each calendar year. For any contribution made to a qualifying organization in which the employee has an active involvement (as evidenced by service on the organization's governing body or in one of its working committees), the basis of our matching contribution may, upon application by the employee, be increased to a level greater than two-for-one.

        Perquisites.    We provide perquisites and other personal benefits that we believe are reasonable and consistent with the nature of individual responsibilities to provide a competitive level of total compensation to our executives. We believe the level of perquisites is within an acceptable range of what is offered by a group of industry related companies. The Compensation Committee believes that these benefits are aligned with the Company's desire to attract and retain highly skilled management talent for the benefit of all stockholders. The value of these benefits to the named executive officers is set forth in the Summary Compensation Table under the column "All Other Compensation" and details about each benefit are set forth in a table following the Summary Compensation Table.

Compensation Following Employment Termination or Change of Control

        Employment Agreements.    To support the continuity of senior leadership, we have employment agreements with Ms. Katz and Messrs. Grimes and Gold that provide, among other things, for payments to the executive following a termination of employment by the executive for "good reason" or a termination of the executive's employment by us without "cause." In connection with his move to Vice Chairman, we entered into an employment agreement with Mr. Skinner that provides, among other things, for payments to Mr. Skinner in connection with his termination of employment for any reason other than "cause". The triggering events constituting "good reason" and "cause" were negotiated to provide protection to us for certain terminations of employment that could cause harm to us as well as to provide protection to the executive. The employment agreements also provide for certain payments to the executives upon death or "disability." For a detailed description of the terms of the employment agreements, see "Employment and Other Compensation Agreements."

        Confidentiality, Non-Competition and Termination Benefits Agreements.    Each of Messrs. Koryl and Schulman is a party to a confidentiality, non-competition and termination benefits agreement with us. The confidentiality, non-competition and termination benefits agreements provide for severance benefits if the employment of the affected individual is terminated other than for death, "disability," or "cause." These agreements provide for a severance payment equal to one and one-half annual base salary of the named executive officer, payable over an eighteen month period, and reimbursement for COBRA premiums for the same period. The employment agreements of Ms. Katz and Messrs. Skinner and Gold contain similar provisions as described more fully under the heading "Employment and Other Compensation Agreements" in this section.

        Other.    We have change of control provisions in the 2013 Management Incentive Plan that allow our Board of Directors or Compensation Committee to accelerate the vesting of equity awards upon a change of control.

Consideration of Tax and Accounting Treatment of Compensation

        As a general matter, our Board of Directors and the Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.

        Accounting for Stock-Based Compensation.    We account for stock-based payments in accordance with the provisions of ASC Topic 718, "Compensation—Stock Compensation." When setting equity compensation, the Compensation Committee considers the estimated cost for financial reporting purposes of any equity compensation it is considering. However, the accounting impact does not have a material impact on the design of our equity compensation plan.

        Section 162(m). Section 162(m) of the Code (Section 162(m)) generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the three other most highly compensated executive officers (excluding the chief financial officer) unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our named executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our named executive officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. We intend to comply with applicable laws in order to rely on the transition rules under Section 162(m) for newly public companies. To the extent the transition rules under Section 162(m) apply to us, the $1,000,000 deduction limitation would not apply. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

Summary Compensation Table

        The following table sets forth the annual compensation for the named executive officers.

Name and Principal Position(s)	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Karen W. Katz	2015	1,100,000	—	—
President and Chief	2014	1,070,000	—	20,452,674	958,988	798,000	3,325,621	26,605,283
Executive Officer	2013	1,070,000	—	1,379,327	799,667	5,944	719,068	3,974,006
Donald T. Grimes	2015		300,000
Executive Vice President,
Chief Operating officer,
and Chief Financial Officer
James J. Gold	2015	820,000		—
President, Chief	2014	800,000	100,000	6,574,044	411,600	156,000	2,890,940	10,932,584
Merchandising Officer	2013	770,000	—	808,571	227,415	—	233,135	2,039,121
John E. Koryl	2015	625,000		—
President, Neiman Marcus	2014	550,000	100,000	3,652,700	213,510	—	624,542	5,140,752
Stores and Online	2013	512,000	54,992	523,193	320,008	—	29,261	1,439,454
Joshua G. Schulman	2015	610,000		—
President of Bergdorf	2014	510,000	100,000	3,652,700	216,036	—	275,445	4,754,181
Goodman	2013	500,000	40,502	380,504	59,498	—	8,215	988,719
James E. Skinner	2015	750,000		—
Vice Chairman	2014	750,000	250,000	4,748,306	385,875	133,000	1,476,457	7,743,638
	2013	720,000	—	618,319	358,094	2,021	256,828	1,955,262

(1)
The amount for Mr. Grimes for fiscal year 2015 represents a one-time signing bonus pursuant to the terms and conditions of his employment agreement. The amounts for Messrs. Skinner, Gold, Koryl and Schulman for fiscal year 2014 represent a transaction bonus awarded for their efforts in the success of the Acquisition.

(2)
The amounts reflect the aggregate grant date fair value for the awards computed in accordance with ASC Topic 718. Assumptions used in calculating the fiscal year 2015 amounts are described under the caption Stock-Based Compensation in Note             of the Notes to Consolidated Financial Statements. These amounts reflect the grant date fair value and do not represent the actual value that may be realized by the named executive officers.

(3)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the actual amounts earned under the performance-based annual cash incentive compensation plan described under "Compensation Discussion and Analysis." Such amounts have not yet been determined for fiscal year 2015.

(4)
The amounts in this column represent the change in the actuarial value of the named executive officers' benefits under our retirement and supplemental executive retirement plans from August 3, 2014 to August 2, 2015. This "change in the actuarial value" is the difference between the fiscal year 2014 and fiscal year 2015 present value of the pension benefits accumulated as of year-end by the named executive officers, assuming that benefit is not paid until age 65. These amounts were computed using the same assumptions used for financial statement reporting purposes under ASC Subtopic 715-30, "Defined Benefit Plans—Pension" as described in Note 10 of the Notes to Consolidated Financial Statements. Such amounts have not yet been determined for fiscal year 2015.

(5)
For fiscal year 2014, includes all items listed in the following table entitled "All Other Compensation." Such amounts have not yet been determined for fiscal year 2015. The value of perquisites and other personal benefits is provided in this column and in the footnotes below even if the amount is less than the reporting threshold established by the SEC.

All Other Compensation For Fiscal Year 2014	Karen W. Katz ($)	James E. Skinner ($)	James J. Gold ($)	John E. Koryl ($)	Joshua G. Schulman ($)
401(k) plan contributions paid by us	$11,700	$11,700	$8,349	$11,700	$9,125
Deferred compensation plan match	50,650	26,292	—	—	—
DC SERP contributions paid by us	350,073	135,024	110,330	69,702	—
Group term life insurance	3,124	4,322	1,685	923	816
Financial counseling/tax preparation	4,600	5,000	5,000	—	—
Long-term disability	1,480	1,480	1,480	1,480	1,480
Transition benefit(1)	7,650	—	—	—	—
New York travel reimbursement(2)	23,866	—	12,531	—	—
Cash Incentive Plan payout(3)	2,208,866	1,104,309	1,104,309	494,800	264,024
Gross-ups for New York non-resident taxes(4)	663,612	188,330	1,647,256	45,937	—

Totals	$3,325,621	$1,476,457	$2,890,940	$624,542	$275,445

(1)
Transition benefit paid to highly compensated and grandfathered employees or "Rule of 65" employees as a result of the freeze of the SERP Plan.

(2)
Includes an annual payment of $15,000 in lieu of reimbursement for New York accommodations paid pursuant to Ms. Katz's employment contract. The employment contract also includes a gross-up provision for the payment of income taxes incurred pursuant to such annual payment.

(3)
One-time payout of the Cash Incentive Plan as a result of the Acquisition.

(4)
The amounts shown represent gross-up payments made in connection with New York non-resident taxes.

Grants of Plan-Based Awards

        The following table sets forth the non-equity incentive plan awards to our named executive officers for fiscal year 2015 that could have been payable pursuant to our annual cash incentive plan and equity awards granted pursuant to our long-term equity plans.

		Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)(4)
												Grant Date Fair Value of Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)
Katz, Karen W.	9/12/14	550,000	1,375,000	2,750,000	—	—		—	—		—	—
Donald T. Grimes.	7/21/2015	—	—	—					5,500	(2)	1,205.00
						5,500	(3)		—		1,205.00
Skinner, James E.	9/12/14	187,500	562,500	1,125,000	—	—		—	—		—	—
Gold, James J.	9/12/14	205,000	615,000	1,230,000	—	—		—	—		—	—
Koryl, John E.	9/12/14	93,750	375,000	750,000	—	—		—	—		—	—
Schulman, Joshua G.	9/12/14	91,500	366,000	732,000	—	—		—	—		—	—

(1)
Non-equity incentive plan awards represent the threshold, target and maximum opportunities under our performance-based annual cash incentive compensation plan for fiscal year 2015. The actual amounts earned under this plan are disclosed in the Summary Compensation Table. For a detailed discussion of the annual incentive awards for fiscal year 2015, see "Annual Incentive Bonus."

(2)
Represents time-vested non-qualified stock options awarded to Mr. Grimes in fiscal year 2015 pursuant to the 2013 Management Incentive Plan. The time-vested options vest 20% on each of the first five anniversaries of the date of the grant, resulting in the options becoming fully vested on the fifth anniversary date of the grant, and expire on the tenth anniversary of the grant date. For a detailed discussion, see "Long-term Incentives" and "Stock Options."

(3)
Represents performance-vested non-qualified stock options awarded to Mr. Grimes in fiscal year 2015 pursuant to the 2013 Management Incentive Plan. The performance-vested non-qualified options expire on July 21, 2025. The performance-vested options vest on the achievement of certain performance hurdles. The performance-vested options vest when the amount of capital returned to the sponsors (at least 50% of which is in cash) exceeds the applicable multiple of the capital invested by the sponsors, and the internal rate of return exceeds 15%. The applicable multiple with respect to 40% of the performance-vested options is 2.0x, with respect to 30% of the performance-vested options is 2.25x and with respect to 30% of the performance-vested options is 2.75x. For a detailed discussion, see "Long-term Incentives" and "Stock Options."

(4)
Because we are privately held and there is no public market for our common stock, the fair market value of our common stock used to determine the exercise price of the stock options has been determined by our Compensation Committee at the time option grants are awarded. In determining the fair market value of our common stock, the Compensation Committee considers such factors as any recent transactions involving our common stock, our actual and projected financial results, the principal amount of our indebtedness, valuations of us performed by third parties and other factors it believes are material to the valuation process.

(5)
For option awards in fiscal year 2015, these amounts reflect the aggregate grant date fair value for the awards computed in accordance with ASC Topic 718. The assumptions used in calculating these amounts are described under the caption Stock-Based Compensation in Note             of the Notes to Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth certain information regarding the total number and aggregate value of stock options held by each of our named executive officers at the end of fiscal year 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Awards (#)		Option Exercise Price ($)		Option Expiration Date
Karen W. Katz	5,699	—	(1)			363.08	(1)	9/30/2017
	9,211	—	(1)			450.26	(1)	10/1/2018
	4,556	—	(1)			644.37	(1)	11/7/2019
	5,020	20,079	(2)			1,000.00	(2)	11/5/2023
	—	—		25,099	(3)	1,000.00	(3)	11/5/2023
Donald T. Grimes	—	5,500	(5)			1,205.00	(5)	7/21/2025
	—	—		5,500	(6)	1,205.00	(6)	7/21/2025
James E. Skinner	1,551	—	(1)			363.08	(1)	9/30/2017
	4,979	—	(1)			450.26	(1)	10/1/2018
	2,042	—	(1)			644.37	(1)	11/7/2019
	1,165	2,331	(2)(4)			1,000.00	(2)	11/5/2023
James J. Gold	1,375	—	(1)			363.08	(1)	9/30/2017
	4,979	—	(1)			450.26	(1)	10/1/2018
	2,671	—	(1)			644.37	(1)	11/7/2019
	1,614	6,454	(2)			1,000.00	(2)	11/5/2023
	—	—		8,067	(3)	1,000.00	(3)	11/5/2023
John E. Koryl	5,164	—	(1)			450.26	(1)	10/1/2018
	896	3,586	(2)			1,000.00	(2)	11/5/2023
	—	—		4,483	(3)	1,000.00	(3)	11/5/2023
Joshua G. Schulman	3,407	—	(1)			576.59	(1)	5/25/2019
	896	3,586	(2)			1,000.00	(2)	11/5/2023
	—	—		4,483	(3)	1,000.00	(3)	11/5/2023

(1)
Non-qualified Co-Invest stock options rolled over from Predecessor stock options as a result of the Acquisition with number of options and exercise prices adjusted pursuant to an exchange ratio. The Co-Invest stock options are fully vested and exercisable at any time prior to the expiration dates related to the original grant of the Predecessor stock options. Co-Invest stock options and Predecessor stock options are more fully described in the sections entitled "Co-Invest Stock Options" and "Predecessor Stock Options."

(2)
Non-qualified stock options designated as time-vested stock options granted pursuant to the 2013 Management Incentive Plan on November 5, 2013 at an exercise price of $1,000. Each grant of time-vested stock options consists of options to purchase an equal number of shares of Existing Class A common stock and Existing Class B common stock. 20% of the time-vested non-qualified options vest and become exercisable on each of the first five anniversaries of the date of the grant, resulting in such options becoming fully vested and exercisable on November 5, 2018. The time-vested stock options expire on the tenth anniversary of the grant date.

(3)
Non-qualified stock options designated as performance-vested stock options granted pursuant to the 2013 Management Incentive Plan on November 5, 2013 at an exercise price of $1,000. The performance-vested options vest on the achievement of certain performance hurdles. The performance-vested options vest when the amount of capital returned to the sponsors (at least 50% of which is in cash) exceeds the applicable multiple of the capital invested by the sponsors, and the internal rate of return exceeds 15%. The applicable multiple with respect to 40% of the performance-vested options is 2.0x, with respect to 30% of the performance-vested options is 2.25x and with respect to 30% of the performance-vested options is 2.75x. Each grant of performance-vested non-qualified stock options consists of options to purchase an equal number of shares of Existing Class A common stock and Existing Class B common stock.

(4)
In connection with Mr. Skinner's move to Vice Chairman, the Compensation Committee cancelled certain unvested non-qualified stock options and adjusted the vesting schedule for certain unvested non-qualified stock options. See "2015 Executive Officer Compensation—Company Stock Options."

Option Exercises and Stock Vested

        No stock options issued to our named executive officers were exercised during fiscal year 2015. No stock subject to vesting has been awarded to any named executive officer.

Pension Benefits

        The following table sets forth certain information with respect to retirement payments and benefits under the Pension Plan and the SERP Plan for each of our named executive officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Karen W. Katz	Pension Plan			—
	SERP Plan			—
Donald T. Grimes	Pension Plan	—	—	—
	SERP Plan	—	—	—
James E. Skinner	Pension Plan			—
	SERP Plan			—
James J. Gold	Pension Plan			—
	SERP Plan			—
John E. Koryl	Pension Plan	—	—	—
	SERP Plan	—	—	—
Joshua G. Schulman	Pension Plan	—	—	—
	SERP Plan	—	—	—

(1)
Computed as of August 2, 2014, which is the same pension measurement date used for financial statement reporting purposes with respect to our Consolidated Financial Statements and notes thereto.

(2)
For purposes of calculating the amounts in this column, retirement age was assumed to be the normal retirement age of the later of age 65 or the fifth anniversary of the individual's date of hire, as defined in the Pension Plan. A description of the valuation method and all material

  assumptions applied in quantifying the present value of accumulated benefit is set forth in Note         of the Notes to Consolidated Financial Statements.

(3)
If Ms. Katz's employment is terminated by us for any reason other than death, "disability," "cause" or for non-renewal of her employment term, or if she terminates her employment with us for "good reason" or "retirement" and she has not yet reached 65, her SERP Plan benefit will not be reduced solely by reason of her failure to reach 65 as of the termination date. Ms. Katz's employment agreement also provides that the amount credited to her under the DC SERP shall not be less than the present value of the additional benefits she would have accrued under the SERP Plan after December 31, 2010 had the SERP Plan remained in effect through the end of her employment term. The value of Ms. Katz's benefit with all service is $            . The value with 25 years of service under the SERP Plan is $            ; therefore, the value of the additional years of service in excess of her actual service is $            .

(4)
Effective December 31, 2007, benefit accruals for Messrs. Skinner and Gold under the Pension Plan and the SERP Plan were frozen, as further described below.

        The Pension Plan is a funded, tax-qualified pension plan. Prior to 2008, most non-union employees over age 21 who had completed one year of service with 1,000 or more hours were eligible to participate in the Pension Plan, which paid benefits upon retirement or termination of employment. Effective as of December 31, 2007, eligibility and benefit accruals under the Pension Plan were frozen for all participants except for those "Rule of 65" employees who elected to continue participating in the Pension Plan. The Pension Plan is a "career-accumulation" plan, under which a participant earns each year a retirement annuity equal to one percent of his or her compensation for the year up to the Social Security wage base and 1.5 percent of his or her compensation for the year in excess of such wage base. "Compensation" for this purpose generally includes salary, bonuses, commissions and overtime but not in excess of the limits imposed upon annual compensation under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the Code) (the IRS Limit). The IRS Limit for calendar year 2015 is $265,000, increased from $260,000 for calendar year 2014, and is adjusted annually for cost-of-living increases. Benefits under the Pension Plan become fully vested after five years of service with us. Effective August 1, 2010, benefit accruals were frozen for the remaining "Rule of 65" employees and such participants were given the opportunity to participate in the RSP.

        The SERP Plan is an unfunded, non-qualified plan under which benefits are paid from our general assets to supplement Pension Plan benefits and Social Security. Prior to 2008, executive, administrative and professional employees (other than those employed as salespersons) with an annual base salary at least equal to a minimum established by the Company were eligible to participate. Similar to the Pension Plan, effective December 31, 2007, eligibility and benefit accruals under the SERP Plan were frozen for all participants except for those "Rule of 65" employees who elected to continue participating in the Pension Plan. At normal retirement age (the later of age 65 and the fifth anniversary of the participant's date of hire), an eligible participant with 25 or more years of service is entitled to full benefits in the form of monthly payments under the SERP Plan computed as a straight life annuity, equal to 50 percent of the participant's average monthly compensation for the highest consecutive 60 months preceding retirement less 60 percent of his or her estimated annual primary Social Security benefit, offset by the benefit accrued by the participant under the Pension Plan. The amount is then adjusted actuarially to determine the actual monthly payments based on the time and form of payment. For this purpose, "compensation" includes salary but does not include bonuses. If the participant has fewer than 25 years of service, the combined benefit is proportionately reduced. Benefits under the SERP Plan become fully vested after five years of service. The SERP Plan is designed to comply with the requirements of Section 409A of the Code. Along with the Pension Plan and the ESP, benefit accruals under the SERP Plan were frozen for the remaining "Rule of 65" employees effective August 1, 2010 and those remaining participants were given the opportunity to participate in the DC SERP.

Nonqualified Deferred Compensation

        The amounts reported in the table below represent deferrals, distributions and Company matching contributions credited pursuant to the KEDC Plan and Company contributions credited pursuant to the DC SERP (the Executive Contributions). The following table contains information regarding the KEDC and the DC SERP.

Name		Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)
Karen W. Katz	KEDC
DC SERP
Donald T. Grimes	KEDC	—	—	—	—	—
	DC SERP	—	—	—	—	—
James E. Skinner	KEDC
DC SERP
James J. Gold	KEDC	—	—	—	—	—
DC SERP
John E. Koryl	KEDC	—	—	—	—	—
DC SERP
Joshua G. Schulman	KEDC	—	—	—	—	—
	DC SERP	—	—	—	—	—

(1)
The amounts reported as Executive Contributions in Last Fiscal Year are also included as Salary in the Summary Compensation Table.

        The KEDC Plan allows eligible employees to elect to defer up to 15% of base pay and up to 15% of annual performance bonus each year. Eligible employees generally are those employees who have completed one year of service with us, have annual base pay of at least $300,000 and are otherwise designated as eligible by our employee benefits committee; provided, however, that effective January 1, 2008, only those persons who were eligible for the KEDC as of January 1, 2007 are permitted to continue participating in the KEDC. No new participants will be added. We also credit a matching contribution each pay period equal to (A) the sum of (i) 100% of the sum of the employee's KEDC Plan deferrals and the maximum RSP deferral that the employee could have made under such plan for such pay period, to the extent that such sum does not exceed 2% of the employee's compensation for such pay period, and (ii) 25% of the sum of the employee's KEDC Plan deferrals and the maximum RSP deferral that the employee could have made under such plan for such pay period, to the extent that such sum does not exceed the next 4% of the employee's compensation for such pay period, minus (B) the maximum possible match the employee could have received under the RSP for such pay period. Such amounts are credited to a bookkeeping account for the employee and are fully vested with respect to matching contributions made for calendar years prior to 2008. Amounts attributable to matching contributions, plus interest thereon, for calendar years on and after 2008 are subject to forfeiture if the employee is terminated for cause. Accounts are credited monthly with interest at an annual rate equal to the prime interest rate published in The Wall Street Journal on the last business day of the preceding calendar quarter. Amounts credited to an employee's account become payable to the employee upon separation from service, death, unforeseeable emergency, or change of control of us. In the event of separation of service, payment is made in a lump sum in the calendar quarter following the calendar quarter in which the separation occurs although if the employee is eligible for retirement upon such separation, payment may be deferred until the following year or the nine subsequent years, and may be made in a lump sum or in installments over a period of up to ten years, depending upon the distribution form elected by the employee. There is no separate funding for the amounts payable under the KEDC Plan, rather we make payment from our general assets.

        The DC SERP is an unfunded, non-qualified deferred compensation plan under which benefits are paid from our general assets to provide eligible employees with the opportunity to receive employer contributions on the portion of their eligible compensation that exceeds the IRS Limit. Eligible employees generally are those employees who have completed one year of service with the Company, who have annual base pay of at least 80% of the IRS Limit (or were eligible to participate in the SERP Plan as of December 31, 2007 and ceased to be eligible to participate in the SERP Plan as of January 1, 2008), and who are otherwise designated as eligible by our employee benefits committee. We will make transitional and non-transitional credits to the accounts of eligible participants each pay period. Transitional credits apply only to participants who were eligible to participate in the SERP Plan as of December 31, 2007 but ceased participating in the SERP Plan as of that date and became a participant in the DC SERP on January 1, 2008. The amount of a transitional credit is the product of a participant's eligible compensation in excess of the IRS Limit and an applicable percentage ranging from 0% to 6% depending upon the age of the participant. Non-transitional credits apply to all eligible participants. The amount of a non-transitional credit is the product of a participant's eligible compensation in excess of the IRS Limit and 10.5%. All transitional and non-transitional credits are credited to a bookkeeping account and vest upon the earlier of (ii) an eligible employee's attainment of five years of service, (ii) an eligible employee's attainment of age 65, (iii) an eligible employee's death, (iv) an eligible employee's disability, and (v) a change of control (as defined in the DC SERP) while in our employ. Notwithstanding the preceding, amounts credited to an account are subject to forfeiture if the employee is terminated for cause. Accounts are credited monthly with interest at an annual rate equal to the prime interest rate published in The Wall Street Journal on the last business day of the preceding calendar quarter. Vested amounts credited to an employee's account become payable in the form of five annual installments beginning upon the later of the employee's separation from service and age 55, or such later age as the employee may elect. Upon the employee's death or "disability" or upon a change of control of us, vested amounts credited to an employee's account will be paid in a single lump sum.

Employment and Other Compensation Agreements

        We have entered into employment agreements with Karen W. Katz, Donald T. Grimes, James J. Gold and James E. Skinner. Each of Messrs. Koryl and Schulman is a party to a confidentiality, non-competition and termination benefits agreement, discussed below.

  Employment Agreement with Ms. Katz

        In connection with the Acquisition, we entered into a new employment agreement with Karen W. Katz which became effective on October 25, 2013 and will extend until the fourth anniversary thereof and thereafter be subject to automatic one-year renewals of the term if neither party submits a notice of termination at least three months prior to the end of the then-current term. The agreement may be terminated by either party on three months' notice, subject to severance obligations in the event of termination under certain circumstances described herein. Pursuant to the agreement, Ms. Katz's base salary will not be less than $1,070,000 unless the reduction is pursuant to action taken by our reducing the annual salaries of all senior executives by substantially equal amounts or percentages.

        Ms. Katz's agreement also provides that she will participate in our annual incentive bonus plan. The actual amounts will be determined according to the terms of the annual incentive bonus program and will be payable at the discretion of the Compensation Committee. However, Ms. Katz's agreement provides for a minimum bonus of 50% of her base salary if threshold performance targets are achieved.

If applicable goals are met at target level she will be entitled to 125% of base salary while her maximum bonus will be 250% of base salary contingent on the applicable goals being met.

        Additionally, Ms. Katz is entitled to receive reimbursement of up to $5,000 for financial and tax planning advice as well as a lump sum cash payment during each year of the employment term in the amount of $15,000 in lieu of any reimbursement of hotel or other lodging expenses incurred in connection with business trips to New York, plus an amount necessary to gross-up such payment for income tax purposes. Ms. Katz's agreement also provides for reimbursement of liability for any New York state and city taxes, on an after-tax basis.

        The agreement provides that, if (i) during the term, her employment is terminated by the Company for any reason other than death, "disability," or "cause" (as defined in the employment agreement), (ii) during the term, she terminates her employment for "good reason" or "retirement" (as defined in the employment agreement), or (iii) her employment terminates upon expiration of the term following the provision by us of a notice of non-renewal, and, in any such case, on the date of such termination she has not yet reached age 65, her SERP Plan benefit shall not be reduced according to the terms of the SERP Plan solely by reason of her failure to reach age 65 as of the termination date. During the employment term, she will accrue benefits under the DC SERP provided that the amounts credited to her account as of the last day of her employment term shall not be less than the present value of the additional benefits she would have accrued under the SERP Plan had it remained in effect.

        If we terminate Ms. Katz's employment without "cause" or if she resigns for "good reason" or due to "retirement" or following her receipt of a notice of non-renewal from us relating to the employment term, she will be entitled to receive, subject to her execution and non-revocation of a waiver and release agreement, (i) an amount of annual incentive pay equal to a prorated portion of her target bonus amount for the year in which the employment termination date occurs, and (ii) a lump sum equal to (A) 18 times (or 12 times in the case of non-renewal by us) the monthly COBRA premium applicable to Ms. Katz, plus (B) six times the monthly premium if Ms. Katz elected coverage as a retiree under our group medical plan for retired employees in effect under our group medical plan, other than in the case of non-renewal by us, plus (C) two times (or one times in the case of non-renewal by us) the sum of her base salary and target bonus, at the level in effect as of the employment termination date (collectively the Severance Payment). Ms. Katz is also entitled to continuation of certain benefits for a two-year period (or a one-year period in the case of non-renewal by us) following a termination of her employment for any reason as set forth more fully in her employment agreement.

        For purposes of Ms. Katz's employment agreement, "cause" is generally defined as: (i) Ms. Katz's willful and material failure to substantially perform her duties, or other material breach of her employment agreement; (ii) Ms. Katz's (A) willful misconduct or (B) gross negligence, in each case which is materially injurious to the Company or any of our affiliates; (iii) Ms. Katz's willful breach of her fiduciary duty or duty of loyalty to the Company or any of our affiliates; or (iv) Ms. Katz's commission of any felony or other serious crime involving moral turpitude.

        For purposes of Ms. Katz's employment agreement, "good reason" is generally defined as any of the following without Ms. Katz's consent: (i) a material failure by the Company to comply with its obligations regarding assumption by a successor, compensation and the related provisions of the employment agreement; (ii) a material reduction in Ms. Katz's responsibilities or duties; (iii) any relocation of Ms. Katz's place of business to a location 50 miles or more from the current location; (iv) the reduction in Ms. Katz's title or reporting relationships; (v) so long as no shares of the Company or any successor are listed on a national securities exchange, any action or inaction by the Company or our shareholders that prevents Ms. Katz from serving on our board, other than (A) as required by law, (B) occurs because of a reorganization where Ms. Katz will serve on the board or boards of the successor(s) to our business, or (C) occurs in connection with the termination of

Ms. Katz's employment due to death, by us for cause or disability or by Ms. Katz without good reason or for retirement; or (vi) our material breach of the employment agreement.

        If Ms. Katz retires from the Company, she will be entitled to receive, subject to her execution and non-revocation of a waiver and release agreement, a lump sum equal to one times the sum of her base salary and target bonus, at the level in effect as of the employment termination date (the Retirement Payment).

        Ms. Katz will be required to repay the Severance Payment or Retirement Payment, as applicable, if she violates certain restrictive covenants in her agreement or if she is found to have engaged in certain acts of wrongdoing, all as further described in the agreement.

        If Ms. Katz's employment terminates before the end of the term due to her death or "disability" we will pay her or her estate, as applicable, (i) any unpaid salary through the date of termination and any bonus payable for the preceding fiscal year that has otherwise not already been paid, (ii) any accrued but unused vacation days, (iii) any reimbursement for business travel and other expenses to which she is entitled, and (iv) an amount of annual incentive pay equal to a prorated portion of her target bonus amount for the year in which the employment termination date occurs.

        Ms. Katz's agreement also contains obligations on her part regarding non-competition and non-solicitation of employees following the termination of her employment for any reason, confidential information and non-disparagement of us and our business. The non-competition agreement generally prohibits Ms. Katz during employment and for a period of two years after termination from becoming a director, officer, employee or consultant for any competing business that owns or operates a luxury specialty retail store or certain specifically listed businesses. The agreement also requires that she disclose and assign to us any trademarks or inventions developed by her which relate to her employment by us or to our business.

  Option Agreement with Ms. Katz

        In connection with the Acquisition, we granted Ms. Katz 25,099 time-vested stock options that vest on each of the first five anniversaries of the grant date, pursuant to a Time-Vested Non-Qualified Stock Option Agreement dated November 5, 2013 (the "Katz Option Agreement"). Under the terms of the Katz Stock Option Agreement, if Ms. Katz's employment is terminated by us without cause or by her for good reason (as both terms are defined above), by reason of our non-renewal of her employment agreement or on account of Ms. Katz's retirement, then the stock options that would have vested in the twelve month period following the date of such termination of employment will accelerate and vest.

  Employment Agreement with Mr. Grimes

        Effective June 15, 2015, we elected Donald T. Grimes as our Executive Vice President, Chief Operating Officer and Chief Financial Officer.

        In connection with his election, we entered into an employment agreement with Mr. Grimes, effective as of June 15, 2015. Pursuant to the employment agreement, Mr. Grimes's annual base salary will be $725,000. Beginning in fiscal year 2016, Mr. Grimes will participate in our annual incentive bonus program with a target bonus of 75% of his base salary, and a maximum bonus of 150% of his base salary. The actual incentive bonus will be determined according to the terms of the annual incentive bonus program and will be (i) payable based on the achievement of performance objectives, as determined at the discretion of our Board of Directors and (ii) subject to Mr. Grimes's employment through the date bonuses are paid, except as otherwise described below. Mr. Grimes will also receive a signing bonus of $300,000, subject to prorated repayment if Mr. Grimes's employment is terminated prior to the first anniversary of his start date other than by us without "cause" (as defined in the employment agreement and summarized below), by Mr. Grimes for "good reason" (as defined in the employment agreement and summarized below) or his total disability or his death. Mr. Grimes will be eligible to participate in our relocation policies applicable to senior executives, subject to prorated repayment if Mr. Grimes's employment is terminated for "cause," or if Mr. Grimes resigns his employment for any reason other than "good reason" or retirement, in each case, prior to the second anniversary of his start date. Mr. Grimes's employment agreement includes certain restrictive covenants, including non-disparagement of us and our business, non-competition and non-solicitation of employees, customers and suppliers, in each case, for 18 months following the termination of his employment for any reason, and to provisions regarding confidential information.

        If Mr. Grimes's employment is terminated by us for any reason other than for "cause," his total disability or his death, or Mr. Grimes terminates his employment for "good reason," Mr. Grimes will be entitled to receive, subject to his execution and non-revocation of a waiver and release agreement, (i) an amount equal to 150% of his base salary, payable over an 18 month period in accordance with our regular payroll practices, (ii) a pro-rated bonus for the year of termination, (iii) any earned and unpaid bonus for the year prior to the year of termination, and (iv) if Mr. Grimes is eligible for, and elects to receive, COBRA, we will pay Mr. Grimes a monthly amount equal to the COBRA insurance premium for a period of 18 months.

        For purposes of Mr. Grimes's employment agreement, "cause" generally means, any of the following: (i) the commission of any acts of fraud, dishonesty, disloyalty to the Company or its affiliates, or moral turpitude; (ii) conduct that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or Mr. Grimes; (iii) acts of Mr. Grimes in material violation of his obligations under the employment agreement or at law; (iv) Mr. Grimes's failure to comply with or enforce the Company's policies concerning equal employment opportunity; (v) Mr. Grimes's insubordination, failure to perform any duties reasonably assigned to him by the Company or failure to comply with or enforce other personnel policies of the Company or its affiliates; (vi) Mr. Grimes's failure to devote his full working time and best efforts to the performance of his responsibilities to the Company or its affiliates; (vii) any act of material misconduct or gross negligence by Mr. Grimes in the performance of his duties relating to his employment; or (viii) Mr. Grimes's indictment for or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense, or any violation of federal or state securities laws; provided, that with respect to items (iii), (v) and (vi), Mr. Grimes has been provided prior written notice of the failure and afforded a reasonable opportunity to correct same.

        For purposes of Mr. Grimes's employment agreement, "good reason" is generally defined as any of the following without his consent: (i) a material diminution in Mr. Grimes's base compensation (other than pursuant to action of the Company or its affiliates reducing the base compensation of all senior executives by substantially equal amounts or substantially equal percentages as the reduction of Mr. Grimes's base compensation); (ii) a material diminution in Mr. Grimes's authority or duties; or (iii) a material change in the primary geographic location at which Mr. Grimes must perform services.

  Employment Agreement with Mr. Gold

        In connection with the Acquisition, we entered into a new employment agreement with James J. Gold, President, Specialty Retail, which became effective on October 25, 2013. The employment agreement is for a four-year term with automatic extensions of one year unless either party provides three months' written notice of non-renewal. The agreement provides that Mr. Gold's annual base salary will not be less than $770,000, unless the reduction is pursuant to a reduction of the annual salaries of all senior executives by substantially equal amounts or percentages. The agreement also provides that the executive will participate in the Company's annual incentive bonus program with a minimum bonus of 25% of his base salary if threshold performance targets are achieved, a target bonus of 75% of his base salary and a maximum of 150% of his base salary. The actual incentive bonus under the agreement will be determined according to the terms of the annual incentive bonus program and will be payable based on the achievement of performance objectives, as determined at the discretion of our Board of Directors. Additionally, under the agreement, the executive is entitled to receive reimbursement of up to $5,000 for financial and tax planning advice.

        The agreement provides that if we terminate the executive's employment without "cause" or if the executive resigns for "good reason" or following the non-renewal of his agreement by us, he will be entitled to receive, subject to his execution and non-revocation of a waiver and release agreement, (i) an amount of annual incentive pay equal to a prorated portion of his target bonus amount for the year in which the employment termination date occurs, and (ii) a payment equal to (A) 18 times (or 12 times in the case of non-renewal by us) the monthly COBRA premium applicable to the executive, and (B) 1.5 times (or one times in the case of non-renewal by us) the sum of his base salary and target bonus, at the level in effect as of the employment termination date. The payment described in clause (ii) would be paid in a lump sum to the extent subject to a particular exemption from Section 409A of the Code and otherwise will be paid in installments.

        For purposes of the employment agreement, "cause" is generally defined as: (i) the executive's willful and material failure to substantially perform his duties, or any other material breach of his employment agreement; (ii) the executive's (A) willful misconduct or (B) gross negligence, in each case which is materially injurious to the Company or any of our affiliates; (iii) the executive's willful breach of his fiduciary duty or duty of loyalty to the Company or any of our affiliates; or (iv) the executive's commission of any felony or other serious crime involving moral turpitude.

        For purposes of the employment agreement, "good reason" is generally defined as any of the following without the executive's consent: (i) a material failure by the Company to comply with its obligations regarding assumption by a successor, compensation and the related provisions of the employment agreement; (ii) a material reduction in the executive's responsibilities or duties; (iii) a material change in the geographic location at which the executive must perform services; (iv) a material reduction in the executive's title or reporting relationships; or (v) our material breach of the employment agreement.

        According to the agreement, Mr. Gold would be required to repay his severance payments if he violates certain restrictive covenants in his agreement or if he is found to have engaged in certain acts of wrongdoing, all as further described in the agreement. According to the agreement, if the executive's employment terminates before the end of the term due to his death or "disability," we would pay him or his estate, as applicable, accrued obligations and an amount of annual incentive pay equal to a prorated portion of his target bonus amount for the year in which the employment termination date occurs.

        The agreement also contains obligations regarding non-competition and non-solicitation of employees for 18 months following the termination of the executive's employment for any reason, confidential information and non-disparagement of us and our business. The agreement also requires that each executive disclose and assign to us any trademarks or inventions developed by the executive that relate to his employment by us or to our business.

  Employment Agreement with Mr. Skinner

        Effective June 15, 2015, Mr. Skinner resigned from his position as our Executive Vice President, Chief Operating Officer and Chief Financial Officer and moved to the position of Vice Chairman.

        In connection with his move to Vice Chairman, we entered into an amended and restated employment agreement with Mr. Skinner that became effective on June 15, 2015 and will extend until February 1, 2016. Effective August 1, 2015, Mr. Skinner's base salary for the period between August 1, 2015 and February 1, 2016 will be $250,000. For fiscal year 2016, Mr. Skinner will participate in our annual incentive bonus program with a target bonus of 40% of his base salary for the period between August 1, 2015 and February 1, 2016. The actual incentive bonus will be determined according to the terms of the annual incentive bonus program and will be (i) payable based on the achievement of performance objectives, as determined at the discretion of our Board of Directors and (ii) subject to Mr. Skinner's employment through February 1, 2016 (except as otherwise described below).

        If Mr. Skinner's employment terminates for any reason other than for "cause" (as defined in the employment agreement and summarized below), Mr. Skinner will be entitled to receive, subject to his execution and non-revocation of a waiver and release agreement, (i) $595,000, payable in installments as set forth in the employment agreement, and (ii) a lump sum equal to $1,169,763. If Mr. Skinner's employment is terminated by us without "cause" prior to the end of the term, Mr. Skinner will also receive a target bonus for fiscal year 2016. Mr. Skinner is subject to provisions regarding non-disparagement of us and our business, non-competition and non-solicitation of employees, customers and suppliers, in each case, for 18 months following the termination of his employment for any reason, and to provisions regarding confidential information.

        For purposes of Mr. Skinner's employment agreement, "cause" is generally defined as: (i) Mr. Skinner's willful and material failure to substantially perform his duties, or any other material breach of his employment agreement; (ii) Mr. Skinner's (A) willful misconduct or (B) gross negligence, in each case that is materially injurious to the Company or any of our affiliates; (iii) Mr. Skinner's willful breach of his fiduciary duty or duty of loyalty to the Company or any of our affiliates; or (iv) Mr. Skinner's commission of any felony or other serious crime involving moral turpitude.

  Confidentiality, Non-Competition and Termination Benefits Agreements

        Messrs. Koryl and Schulman are each a party to a confidentiality, non-competition and termination benefits agreement that will provide for severance benefits if the employment of the affected individual is terminated by the Company other than in the event of death, "disability" or termination for "cause." These agreements provide for a severance payment equal to one and one-half annual base salary payable over an eighteen-month period, and reimbursement for COBRA premiums for the same period. Each confidentiality, non-competition and termination benefits agreement contains restrictive covenants, including 18-month non-competition and non-solicitation covenants, as a condition to receipt of any payments payable thereunder.

        For purposes of Messrs. Koryl and Schulman's confidentiality, non-competition and termination benefits agreements, "cause" is generally defined as: (i) a breach of duty by the executive in the course of his employment involving fraud, acts of dishonesty, disloyalty, or moral turpitude; (ii) conduct that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or the executive to such an extent that the Company's best interests reasonably require the termination of the executive's employment; (iii) the executive's violation of his obligations under the agreement or at law; (iv) the executive's failure to comply with or enforce Company policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) the executive's repeated insubordination or failure to comply with or enforce other personnel policies of the Company or our affiliates; (vi) the executive's failure to devote his full working time and best efforts to the performance of his responsibilities to the Company or our affiliates; or (vii) the executive's conviction of or entry of a plea agreement or consent decree or similar arrangement with respect to a felony, other serious criminal offense, or any violation of federal or state securities laws.

        For purposes of Messrs. Koryl and Schulman's confidentiality, non-competition and termination benefits agreements, "good reason" is generally defined as any of the following without the executive's prior consent: (i) a material diminution in the executive's base compensation; (ii) a material diminution in the executive's authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the officer to whom the executive is required to report; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive must perform services; and (vi) any other action or inaction that constitutes a material breach by the Company of the agreement.

Potential Payments Upon Termination or Change-in-Control

        The potential payments that would have been made to the named executive officers if his or her employment had terminated on August 1, 2015 under various scenarios, including a change of control, have not yet been determined. The tables below show certain potential payments that would have been made to the named executive officers if his or her employment had terminated on August 2, 2014 under various scenarios, including a change of control. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer's termination of employment can only be determined at the time of an executive's separation from us. See "Employment and Other Compensation Agreements" for a more detailed discussion of the restrictive covenants that are conditions to the receipt of the severance payments.

Karen W. Katz

Executive Benefits and Payments Upon Separation	Retirement ($)(1)	Termination due to death ($)(2)	Termination due to disability ($)(3)	Termination without cause or for good reason ($)(4)	Change of Control ($)(5)
Compensation:
Severance	$—	$—	$—	$4,815,000	$—
Bonus	—	1,337,500	1,337,500	1,337,500	—
Option Acceleration(6)	371,480	—	—	371,480	1,857,326
Benefits & Perquisites:
Retirement Plan Enhancement	187,000	—	—	—	—
DC SERP	201,068	201,068	201,068	201,068	201,068
Deferred Compensation Plan	93,705	93,705	93,705	93,705	93,705
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	59,135	—
Life Insurance Benefits	—	1,000,000	—	6,838	—

Total	$853,253	$2,632,273	$1,872,273	$6,884,726	$2,152,099

(1)
Represents the SERP Plan enhancement provided in Ms. Katz's employment agreement and a lump sum payout under the deferred compensation plans. See "Non-qualified Deferred Compensation" for a more detailed discussion of the deferred compensation plans.

(2)
Represents Ms. Katz's target bonus (payable in a lump sum), a lump sum payout under the deferred compensation plan and defined contribution plan, and a lump sum basic life insurance benefit payment of $1,000,000 payable by the Company's life insurance provider to Ms. Katz's beneficiaries upon her death.

(3)
Represents Ms. Katz's target bonus (payable in a lump sum), lump sum payout under the deferred compensation plan and defined contribution plan, and long-term disability payments of $20,000 per month for twelve months payable from the Company's long-term disability insurance provider.

(4)
Represents a lump sum payment of two times target bonus and two times base salary, an additional one times target bonus (payable in a lump sum) and a lump sum payout under the deferred compensation plan and defined contribution plan. The amount included for health and welfare benefits represents a lump-sum payment equal to the value of 18 months of COBRA premiums and six months of retiree medical premiums. Calculations were based on COBRA rates currently in effect. The amount included for life insurance represents coverage for a period of two years at the same benefit level in effect at the time of termination. See "Employment and Other Compensation Agreements" in this section.

(5)
Represents a lump sum payout under the deferred compensation plan and defined contribution plan.

(6)
Represents 12 months' acceleration of Ms. Katz's time-vested stock options in connection with a retirement, a termination by the Company without cause or by Ms. Katz for good reason, and full acceleration of Ms. Katz's time-vested stock options in connection with a termination by the Company without cause or by Ms. Katz for good reason (i) prior to an initial public offering and (ii) following a change in control.

James E. Skinner

Executive Benefits and Payments Upon Separation	Retirement ($)(1)	Termination due to death ($)(2)	Termination due to disability ($)(3)	Termination without cause or for good reason ($)(4)	Change of Control ($)(5)
Compensation:
Severance	$—	$—	$—	$1,968,750	$—
Bonus	—	562,500	562,500	562,500	—
Benefits & Perquisites:
DC SERP	49,142	49,142	49,142	49,142	49,142
Deferred Compensation Plan	46,096	46,096	46,096	46,096	46,096
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	46,013	—
Life Insurance Benefits	—	1,000,000	—	—	—

Total	$95,238	$1,657,738	$897,738	$2,672,501	$95,238

(1)
Represents a lump sum payout under the deferred compensation plans. See "Non-qualified Deferred Compensation" for a more detailed discussion.

(2)
Represents Mr. Skinner's target bonus, a lump sum payout under the deferred compensation plan and defined contribution plan, and a lump sum basic life insurance benefit payment of $1,000,000 payable by the Company's life insurance provider to Mr. Skinner's beneficiaries upon his death.

(3)
Represents Mr. Skinner's target bonus, lump sum payout under the deferred compensation plan and defined contribution plan, and long-term disability payments of $20,000 per month for twelve months payable from the Company's long-term disability insurance provider.

(4)
Represents 1.5 times the sum of Mr. Skinner's base salary and target bonus, an additional one times target bonus, a payout under the deferred compensation and defined contribution plans, and eighteen months of COBRA premiums. Calculations were based on COBRA rates currently in effect. All these amounts are payable in a lump sum except for the salary payment to the extent that it is not subject to a particular exemption from Section 409A of the Code, in which case the non-exempt portion will be paid in installments. See "Employment and Other Compensation Agreements" in this section.

(5)
Represents a lump sum payout under the deferred compensation plan and defined contribution plan.

James J. Gold

Executive Benefits and Payments Upon Separation	Retirement ($)(1)	Termination due to death ($)(2)	Termination due to disability ($)(3)	Termination without cause or for good reason ($)(4)	Change of Control ($)(5)
Compensation:
Severance	$—	$—	$—	$2,100,000	$—
Bonus	—	600,000	600,000	600,000	—
Benefits & Perquisites:
DC SERP	52,210	52,210	52,210	52,210	52,210
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	58,538	—
Life Insurance Benefits	—	1,000,000	—	—	—

Total	$52,210	$1,652,210	$892,210	$2,810,748	$52,210

(1)
Represents a lump sum payout under the deferred compensation plan. See "Non-qualified Deferred Compensation" for a more detailed discussion.

(2)
Represents Mr. Gold's target bonus, a lump sum payout under the defined contribution plan and a lump sum basic life insurance benefit payment of $1,000,000 payable by the Company's life insurance provider to Mr. Gold's beneficiaries upon his death.

(3)
Represents Mr. Gold's target bonus, lump sum payout under the defined contribution plan, and long-term disability payments of $20,000 per month for twelve months payable from the Company's long-term disability insurance provider.

(4)
Represents 1.5 times Mr. Gold's base salary and target bonus, an additional one times target bonus, a payout under the deferred compensation and defined contribution plans, and eighteen months of COBRA premiums. Calculations were based on COBRA rates currently in effect. All these amounts are payable in a lump sum except for the salary payment to the extent that it is not subject to a particular exemption from Section 409A of the Code, in which case the non-exempt portion will be paid in installments. See "Employment and Other Compensation Agreements" in this section.

(5)
Represents a lump sum payout under the defined contribution plan.

Executive Benefits and Payments Upon Separation	Retirement ($)(1)	Termination due to death ($)(1)(2)	Termination due to disability ($)(1)(3)	Termination without cause or for good reason ($)(1)(4)	Change of Control ($)(1)(5)
John E. Koryl
Compensation:
Severance	$—	$—	$—	$825,000	$—
Benefits & Perquisites:
DC SERP	18,190	18,190	18,190	18,190	18,190
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	58,538	—
Life Insurance Benefits	—	1,000,000	—	—	—

Total	$18,190	$1,018,190	$258,190	$901,728	$18,190

Joshua G. Schulman
Compensation:
Severance	$—	$—	$—	$765,000	$—
Benefits & Perquisites:
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	32,882	—
Life Insurance Benefits	—	1,000,000	—	—	—

Total	$—	$1,000,000	$240,000	$797,882	$—

(1)
Represents a lump sum payout under the defined contribution plan. See "Non-qualified Deferred Compensation" for a detailed discussion.

(2)
Represents a lump sum basic life insurance benefit payment of $1,000,000 payable by the Company's life insurance provider to each of Messrs. Koryl and Schulman upon their death and, for Mr. Koryl, a lump sum payout under the defined contribution plan.

(3)
Represents long-term disability payments of $20,000 per month for twelve months payable from the Company's long-term disability insurance provider and, for Mr. Koryl, a lump sum payout under the defined contribution plan.

(4)
Represents a lump sum payment of 1.5 times base salary for each of Messrs. Koryl and Schulman. The amount included for health and welfare benefits represents a continuation of COBRA benefits for a period of eighteen months. Calculations were based on COBRA rates currently in effect. See "Employment and Other Compensation Agreements" in this section.

(5)
Represents a lump sum payout to Mr. Koryl under the DC SERP.

Director Compensation

        Our Board of Directors sets the compensation for each director who is not an officer of or otherwise employed by us (a non-executive director). Non-executive directors who are employed by Ares or CPPIB or their respective affiliates do not receive compensation for their services as directors. Ms. Aufreiter and Messrs. Axelrod, Bourguignon and Brotman, and Mr. Gundotra, our former director, are not employed by Ares or CPPIB or their respective affiliates and are the only directors who earned compensation for services as a director for fiscal year 2015. Pursuant to board service agreements entered into between us and each of the non-executive officers, each non-executive director receives an annual fee of $50,000 for his or her service as a director on our Board of Directors. Such fee will be prorated for the actual number of days served in any quarter and is paid in arrears following the end of each quarter. The non-executive directors are also reimbursed for any out-of-pocket expenses. Actual fees earned in fiscal year 2015 are set forth in the Summary Compensation table below.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Nora A. Aufreiter	$50,000	—	$50,000
Norman H. Axelrod	$50,000	—	$50,000
Philippe E. Bourguignon	$50,000	—	$50,000
Adam B. Brotman	$50,000	—	$50,000
Vic P. Gundotra(2)	$50,000	—	$50,000

(1)
Each director holds 393 time-vested stock options, of which 79 are vested, and 393 performance-based stock options, none of which are vested, to purchase Existing Class A common stock and Existing Class B common stock at an aggregate exercise price of $1,000 per share of Existing Class A common stock and Class B common stock. Mr. Gundrota's options were forfeited in connection with his resignation from our Board of Directors.

(2)
Resigned from our Board of Directors in July 2015.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pre-IPO Stockholders Agreement

        Upon completion of the Acquisition, we entered into the Stockholders Agreement, dated as of October 25, 2013, among us and each of our stockholders (the Stockholders Agreement). Pursuant to the terms of the Stockholders Agreement, each of our Sponsors has the right to designate three members of our Board of Directors and to jointly designate two independent members of our Board of Directors, in each case for so long as they or their respective affiliates own at least 25% of the then outstanding shares of our Existing Class A common stock. The Stockholders Agreement also provides for the election of our then current chief executive officer to our Board of Directors and, to the extent permitted by applicable laws and regulations and subject to certain exceptions, for equal representation on the boards of directors of our subsidiaries with respect to directors designated by our Sponsors and the appointment of at least one of the directors designated by each Sponsor to each committee of our of Board of Directors.

        In addition, certain significant corporate actions require either (i) the approval of a majority of directors on our Board of Directors, including at least one director designated by each of our Sponsors, or (ii) the approval of our Sponsors, in each case subject to the requirement that the applicable Sponsor and its affiliates own at least 10% of the then outstanding shares of our Existing Class A common stock. These actions include the incurrence of additional indebtedness over $10 million in the aggregate outstanding at any time (subject to certain exceptions), the issuance or sale of any of our capital stock over $25 million in the aggregate (subject to certain exceptions), the sale, transfer or acquisition of any assets with a value of over $10 million outside the ordinary course of business, the declaration or payment of dividends (subject to certain exceptions), entering into any merger, reorganization or recapitalization (subject to certain exceptions), amendments to our charter or bylaws, approval of our annual budget and other similar actions.

        The Stockholders Agreement also contains significant transfer restrictions and certain rights of first offer, tag-along rights and drag-along rights. In addition, the Stockholders Agreement contains registration rights that, among other things, require us to register common stock held by the stockholders who are parties to the Stockholders Agreement if we register for sale, either for our own account or for the account of others, shares of our common stock, subject to certain exceptions.

        Under the Stockholders Agreement, certain affiliate transactions, including certain affiliate transactions between us, on the one hand, and our Sponsors or any of their respective affiliates, on the other hand, require either the approval of (i) a majority of disinterested directors or (ii) the holders of a majority of the shares of our Existing Class A common stock held by certain institutional stockholders who are parties to the Stockholders Agreement.

        Certain of the foregoing provisions terminate under the terms of the Stockholders Agreement upon the completion of a qualified initial public offering (as defined in the Stockholders Agreement). In connection with the closing of this offering, we expect to enter into an amended and restated Stockholders Agreement on terms to be determined.

Management Services Agreements

        Upon completion of the Acquisition, we entered into management services agreements, dated as of October 25, 2013, among us and affiliates of our Sponsors (the Management Services Agreements). Under each of the Management Services Agreements, affiliates of our Sponsors provide us with certain management and financial services. In exchange for such services, we have agreed to reimburse affiliates of our Sponsors for certain expenses and provide customary indemnification. Upon completion of the Acquisition, we reimbursed affiliates of our Sponsors for their expenses incurred in connection with the Acquisition in an aggregate amount of $17.4 million in fiscal year 2014. For year-to-date fiscal 2015, $255,572 was reimbursed to affiliates of Ares and $60,149 was reimbursed to affiliates of CPPIB.

Senior Secured Term Loan Facilities

        Upon the closing of the Acquisition, NMG entered into the Senior Secured Term Loan Facility, under which various funds affiliated with Ares, one of our Sponsors, are lenders. As of May 2, 2015, these affiliated funds had term loans of NMG in the amount of $103.7 million. In year-to-date fiscal 2015, an aggregate of $0.8 million in principal and $3.3 million in interest was paid to affiliates of Ares in respect of amounts borrowed under the Senior Secured Term Loan Facility and the largest amount of principal on terms loans held by affiliates of Ares during this period was $105.2 million. In addition, in fiscal year 2014, an aggregate of $1.8 million in principal and $3.5 million in interest and fees was paid to affiliates of Ares in respect of amounts borrowed under the Senior Secured Term Loan Facility, the largest amount of principal on term loans held by affiliates of Ares was $111.0 million and interest on these borrowings accrued at a weighted average rate of 4.62% per year. As of May 2, 2015, borrowings under the Senior Secured Term Loan Facility accrued interest at a rate of 4.25% per year.

        Various funds affiliated with Ares were also lenders under the Former Senior Secured Term Loan Facility, which was terminated in connection with the Acquisition. Immediately prior to termination of the Former Senior Secured Term Loan Facility, these affiliated funds had term loans of NMG in the amount of $103.5 million. For the period from August 4, 2013 to October 25, 2013, an aggregate of $109.3 million in principal and $1.8 million in interest (including an aggregate of $103.5 million in principal and $0.6 million in interest repaid upon termination) was paid to affiliates of Ares in respect of amounts borrowed under the Former Senior Secured Term Loan Facility, the largest amount of principal on term loans held by affiliates of Ares was $117.0 million and interest on these borrowings accrued at a rate of 4.00% per year. In fiscal year 2013 and fiscal year 2012, no principal and an aggregate of $6.0 million and $5.5 million in interest, respectively, was paid to affiliates of Ares in respect of amounts borrowed under the Former Senior Secured Term Loan Facility. During the foregoing periods, and the largest amount of principal on term loans held by affiliates of Ares was $144.6 million in fiscal year 2013 and $131.1 million in fiscal year 2012. During fiscal year 2013, borrowings under the Former Senior Secured Term Loan Facility accrued interest at a weighted average rate of 4.39% per year. During fiscal year 2012, borrowings under the Former Senior Secured Term Loan Facility accrued interest at a rate of 4.75% per year.

Former Senior Subordinated Notes

        Upon the closing of the acquisition by the Former Sponsors, we issued $500.0 million aggregate principal amount of 10.375% Senior Subordinated Notes due 2015 (the Former Senior Subordinated Notes), all of which were repurchased and cancelled or redeemed by December 31, 2012. Various funds affiliated with Ares held the Former Senior Subordinated Notes and, in fiscal year 2013, an aggregate of approximately $564,000 in principal and approximately $41,000 in interest was paid to such affiliates in respect of such Former Senior Subordinated Notes (including amounts paid in connection with the redemption of such Former Senior Subordinated Notes). In fiscal year 2012, no principal and an aggregate of approximately $79,000 in interest was paid to such affiliates in respect of the Former Senior Subordinated Notes. During the foregoing periods, the largest aggregate principal amount of Former Senior Subordinated Notes held by affiliates of Ares was $400,000 in fiscal year 2013 and $550,000 in fiscal year 2012.

Subscription Agreements

        In October 2013, we entered into a subscription agreement with Norman H. Axelrod, who is a member of our Board of Directors. Pursuant to the terms of this subscription agreement, Mr. Axelrod purchased 1,000 shares of our Existing Class A common stock and 1,000 shares of our Existing Class B common stock for an aggregate purchase price of $1,000,000. In addition, concurrently therewith, we entered into a subscription agreement with the Alison K. Axelrod 2012 Family Trust, of which Mr. Axelrod is the trustee. Pursuant to the terms of this subscription agreement, the Alison K. Axelrod

2012 Family Trust purchased 500 shares of our Existing Class A common stock and 500 shares of our Existing Class B common stock for an aggregate purchase price of $500,000.

        In April 2014, we entered into a subscription agreement with Nora A. Aufreiter, who is a member of our Board of Directors. Pursuant to the terms of this subscription agreement, Ms. Aufreiter purchased 750 shares of our Existing Class A common stock and 750 shares of our Existing Class B common stock for an aggregate purchase price of $750,000.

Indemnification of Officers and Directors

        Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. See "Description of Capital Stock—Limitations of Liability and Indemnification" below for more details.

Former Sponsors' Management Services Agreement

        Prior to the Acquisition, we were party to a management services agreement, dated October 6, 2005, with affiliates of our Former Sponsors (the Former Sponsors' Management Services Agreement). Under the Former Sponsors' Management Services Agreement, affiliates of our Former Sponsors agreed to provide us with consulting and management advisory services in exchange for an aggregate annual management fee equal to the lesser of (i) 0.25% of consolidated annual revenue and (ii) $10 million. The Former Sponsors' Management Services Agreement also included customary exculpation and indemnification provisions in favor of our Former Sponsors and their affiliates. Pursuant to the terms of the Former Sponsors' Management Services Agreement, we paid a one-time success fee to our Former Sponsors of $48.6 million upon completion of the Acquisition and the Former Sponsors' Management Services Agreement automatically terminated. Management fees to the Former Sponsors in fiscal years 2014, 2013 and 2012 were $2.8 million, $10.0 million and $10.0 million, respectively.

Purchases of Products in the Ordinary Course of Business

        Certain of our related persons may, either directly or through their respective affiliates, enter into commercial transactions with us from time to time in the ordinary course of business, primarily for the purchase of merchandise. We believe that none of the transactions with such persons is significant enough to be considered material to such persons or to us.

Review, Approval or Ratification of Transactions with Related Persons

        Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, our Board of Directors reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by our Board of Directors, in accordance with applicable law, and in accordance with the restrictions on affiliate transactions in the Stockholders Agreement.

        Upon the closing of this offering, we expect our Board of Directors to adopt a policy pursuant to which the audit committee of our Board of Directors will be charged with reviewing for approval or ratification all transactions with "related persons" (as defined in paragraph (a) of Item 404 of Regulation S-K) that are brought to the audit committee's attention. This policy has not yet been adopted and, as a result, the transactions described under this section were not reviewed under such policies, but rather were entered into after presentation to and consideration and approval by our Board of Directors.

        We also maintain certain compensation agreements and other arrangements with certain of our executive officers, which are described under "Executive Compensation" elsewhere in this prospectus.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of                        , 2015 by:

  •
  each person, or group of affiliated persons known to us to beneficially own more than 5% of the outstanding shares of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe, based on the information furnished to us, that each beneficial owner identified in the table below possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner. The information in the table below does not necessarily indicate beneficial ownership for any other purpose.

        The percentage of beneficial ownership is based on                shares of common stock outstanding as of                    , 2015 after giving effect to the Equity Conversion.

        Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Neiman Marcus, 1618 Main Street, Dallas, Texas 75201.

	Shares Beneficially Owned(1) Before the Offering				Shares Beneficially Owned(1) After the Offering				Shares Beneficially Owned(1) After the Offering if Over-Allotment Option is Exercised in Full
	Class A common stock		Class B common stock		Class A common stock		Class B common stock		Class A common stock		Class B common stock
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Named Executive Officers and Directors:
Nora A. Aufreiter
Norman H. Axelrod
Philippe E. Bourguignon
Adam B. Brotman
Shane D. Feeney
James J. Gold
Donald T. Grimes
David B. Kaplan
Karen W. Katz
John E. Koryl
Scott T. Nishi
Joshua G. Schulman
James E. Skinner
Adam L. Stein
All current executive officers and directors as a group (21 persons)
5% Stockholders:
Affiliates of Ares Management, L.P.(2)
CPP Investment Board (USRE) Inc.(3)

*
Denotes less than 1.0% of beneficial ownership.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)
Represents shares of our common stock held directly by Ares Corporate Opportunities Fund III, L.P. (ACOF III), Ares Corporate Opportunities Fund IV, L.P. (ACOF IV) and ACOF Mariposa Holdings LLC (ACOF Mariposa). The manager of ACOF III is ACOF Operating Manager III, LLC (ACOF Operating Manager III), and the sole member of ACOF Operating Manager III is Ares Management LLC (Ares Management LLC). The manager of ACOF IV is ACOF Operating Manager IV, LLC (ACOF Operating Manager IV), and the sole member of ACOF Operating Manager IV is Ares Management LLC. The manager of ACOF Mariposa is ACOF IV.

The sole member of Ares Management LLC is Ares Management Holdings L.P. (Ares Management Holdings) and the general partner of Ares Management Holdings is Ares Holdings Inc. (Ares Holdings), whose sole stockholder is Ares Management. The general partner of Ares Management is Ares Management GP LLC (Ares Management GP) and the sole member of Ares Management GP is Ares Partners Holdco LLC (Ares Partners and, together with ACOF III, ACOF IV, ACOF Mariposa, ACOF Operating Manager III, ACOF Operating Manager IV, Ares Management LLC, Ares Management Holdings, Ares Holdings, Ares Management, and Ares Management GP, the Ares Entities). Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal. Decisions by Ares Partners' board of managers generally are made by a majority of the members, which majority, subject to certain conditions, must include Antony Ressler. Each of the Ares Entities (other than each of ACOF III, ACOF IV and ACOF Mariposa with respect to the shares held directly by it) and the members of Ares Partners' board of managers and the other directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of the shares of our common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(3)
CPP Investment Board (USRE) Inc. is a wholly owned subsidiary of CPPIB. CPPIB is managed by a board of directors. Because the board of directors acts by consensus/majority approval, none of the directors of the board of directors has sole voting or dispositive power with respect to the shares of our common stock owned by CPP Investment Board (USRE) Inc. The address of each of CPP Investment Board (USRE) Inc. and CPPIB is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, Toronto, ON, M5C 2W5.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

        The significant components of our long-term indebtedness are as follows:

  •
  an Asset-Based Revolving Credit Facility providing for a maximum committed borrowing capacity of $900.0 million, of which $150.0 million was outstanding at May 2, 2015; borrowings under this facility bear interest at a variable rate;

  •
  a Senior Secured Term Loan Facility with a principal amount of $2,905.8 million outstanding at May 2, 2015; borrowings under this facility bear interest at a variable rate;

  •
  8.00% 2021 Senior Cash Pay Notes in an aggregate principal amount of $960.0 million outstanding at May 2, 2015;

  •
  8.75%/9.50% 2021 Senior PIK Toggle Notes in an aggregate principal amount of $600.0 million outstanding at May 2, 2015; and

  •
  7.125% 2028 Debentures in an aggregate principal amount of $125.0 million outstanding at May 2, 2015.

        Asset-Based Revolving Credit Facility.    On October 25, 2013, we entered into a credit agreement and related security and other agreements for a senior secured Asset-Based Revolving Credit Facility providing for a maximum committed borrowing capacity of $800.0 million (the Asset-Based Revolving Credit Facility). The Asset-Based Revolving Credit Facility matures on October 25, 2018. On October 10, 2014, we increased the maximum committed borrowing capacity of the Asset-Based Revolving Credit Facility to $900.0 million. At May 2, 2015, we had $150.0 million of borrowings outstanding under this facility, no outstanding letters of credit and $660.0 million of unused borrowing availability.

        Availability under the Asset-Based Revolving Credit Facility is subject to a borrowing base. The Asset-Based Revolving Credit Facility includes borrowing capacity available for letters of credit (up to $150.0 million, with any such issuance of letters of credit reducing the amount available under the Asset-Based Revolving Credit Facility on a dollar-for-dollar basis) and for borrowings on same-day notice. The borrowing base is equal to at any time the sum of (a) 90% of the net orderly liquidation value of eligible inventory, net of certain reserves, plus (b) 90% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds from the sale or disposition of inventory, less certain reserves, plus (c) 100% of segregated cash held in a restricted deposit account. To the extent that excess availability is not equal to or greater than the greater of (a) 10% of the lesser of (1) the aggregate revolving commitments and (2) the borrowing base and (b) $50.0 million, we will be required to maintain a fixed charge coverage ratio.

        The Asset-Based Revolving Credit Facility permits us to increase commitments under the Asset-Based Revolving Credit Facility or add one or more incremental term loans to the Asset-Based Revolving Credit Facility by an amount not to exceed $200.0 million. However, the lenders are under no obligation to provide any such additional commitments or loans, and any increase in commitments or incremental term loans will be subject to customary conditions precedent. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the size of the Asset-Based Revolving Credit Facility could be increased to up to $1,100.0 million, but our ability to borrow would still be limited by the amount of the borrowing base. The cash proceeds of any incremental term loans may be used for working capital and general corporate purposes.

        At May 2, 2015, borrowings under the Asset-Based Revolving Credit Facility bore interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Deutsche Bank AG New York Branch (the administrative agent), (2) the federal funds effective rate plus 1/2 of 1.00% and (3) the adjusted one-month LIBOR plus 1.00%, or

(b) LIBOR, subject to certain adjustments, in each case plus an applicable margin. The applicable margin is up to 0.75% with respect to base rate borrowings and up to 1.75% with respect to LIBOR borrowings. The applicable margin is subject to adjustment based on the average historical excess availability under the Asset-Based Revolving Credit Facility. The weighted average interest rate on the outstanding borrowings pursuant to the Asset-Based Revolving Credit Facility was 1.78% at May 2, 2015. In addition, we are required to pay a commitment fee in respect of unused commitments at a rate of 0.25% per annum. We must also pay customary letter of credit fees and agency fees.

        If at any time the aggregate amount of outstanding revolving loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Asset-Based Revolving Credit Facility exceeds the lesser of (a) the aggregate revolving commitments and (b) the borrowing base, we will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the excess availability under the Asset-Based Revolving Credit Facility is less than the greater of (a) 10% of the lesser of (1) the aggregate revolving commitments and (2) the borrowing base and (b) $50.0 million for a period of five or more consecutive business days, funds held in a collection account maintained with the agent would be applied to repay the loans and other obligations and cash collateralize letters of credit. We would then be required to make daily deposits in the collection account maintained with the agent under the Asset-Based Revolving Credit Facility.

        We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. There is no scheduled amortization under the Asset-Based Revolving Credit Facility; the principal amount of the revolving loans outstanding thereunder will be due and payable in full on October 25, 2018, unless extended.

        The Asset-Based Revolving Credit Facility is guaranteed by Mariposa Intermediate Holdings LLC and each of our current and future direct and indirect wholly owned subsidiaries (subsidiary guarantors) other than (a) unrestricted subsidiaries, (b) certain immaterial subsidiaries, (c) foreign subsidiaries and any domestic subsidiary of a foreign subsidiary, (d) certain holding companies of foreign subsidiaries, (e) captive insurance subsidiaries, not for profit subsidiaries, or a subsidiary which is a special purpose entity for securitization transactions or like special purposes and (f) any subsidiary that is prohibited by applicable law or contractual obligation from acting as a guarantor or which would require governmental approval to provide a guarantee. At May 2, 2015, the assets of non-guarantor subsidiaries, primarily NMG Germany GmbH (through which we conduct the operations of MyTheresa), aggregated $249.9 million, or 2.8% of consolidated total assets. All obligations under the Asset-Based Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain significant exceptions, by substantially all of the assets of Mariposa Intermediate Holdings LLC, Neiman Marcus Group LTD LLC and the subsidiary guarantors, including:

  •
  a first-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by Neiman Marcus Group LTD LLC or the subsidiary guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by Neiman Marcus Group LTD LLC and the subsidiary guarantors, certain related assets and proceeds of the foregoing;

  •
  a second-priority pledge of 100% of Neiman Marcus Group LTD LLC's capital stock and certain of the capital stock held by Mariposa Intermediate Holdings LLC, Neiman Marcus Group LTD LLC or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary); and

  •
  a second-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of Mariposa Intermediate Holdings LLC, Neiman Marcus Group LTD LLC and

    each subsidiary guarantor, including a significant portion of Neiman Marcus Group LTD LLC's owned real property and equipment.

        Capital stock and other securities of a subsidiary of Neiman Marcus Group LTD LLC that are owned by Neiman Marcus Group LTD LLC or any subsidiary guarantor will not constitute collateral under the Asset-Based Revolving Credit Facility to the extent that such securities cannot secure the 2028 Debentures or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable SEC rules. As a result, the collateral under the Asset-Based Revolving Credit Facility will include shares of capital stock or other securities of subsidiaries of Neiman Marcus Group LTD LLC or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the 2028 Debentures or other secured public debt obligations of Neiman Marcus Group LTD LLC.

        The Asset-Based Revolving Credit Facility contains covenants limiting, among other things, dividends and other restricted payments, investments, loans, advances and acquisitions, and prepayments or redemptions of other indebtedness. These covenants permit such restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that we must have (x) pro forma excess availability under the Asset-Based Revolving Credit Facility for each day of the 30 day period prior to such actions, which exceeds the greater of $90.0 million or 15% of the lesser of (a) the revolving commitments under the Asset-Based Revolving Credit Facility and (b) the borrowing base and (y) a pro forma fixed charge coverage ratio of at least 1.0 to 1.0, unless pro forma excess availability for each day of the 30 day period prior to such actions under the Asset-Based Revolving Credit Facility would exceed the greater of (1) $200.0 million and (2) 25% of the lesser of (i) the aggregate revolving commitments under the Asset-Based Revolving Credit Facility and (ii) the borrowing base. The Asset-Based Revolving Credit Facility also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        Senior Secured Term Loan Facility.    On October 25, 2013, we entered into a credit agreement and related security and other agreements for the $2,950.0 million Senior Secured Term Loan Facility (as amended, the Senior Secured Term Loan Facility and, together with the Asset-Based Revolving Credit Facility, our Senior Secured Credit Facilities). At May 2, 2015 (after giving effect to the Refinancing Amendment described below), the outstanding balance under the Senior Secured Term Loan Facility was $2,905.8 million. The principal amount of the loans outstanding is due and payable in full on October 25, 2020.

        The Senior Secured Term Loan Facility permits us to increase the term loans or add a separate tranche of term loans by an amount not to exceed $650.0 million plus an unlimited amount that would result (a) in the case of any incremental term loan facility to be secured equally and ratably with the term loans, a senior secured first lien net leverage ratio equal to or less than 4.25 to 1.00, and (b) in the case of any incremental term loan facility to be secured on a junior basis to the term loans, to be subordinated in right of payment to the term loans or unsecured and pari passu in right of payment with the term loans, a total net leverage ratio equal to or less than the total net leverage ratio as of October 25, 2013.

        On March 13, 2014, we entered into a refinancing amendment with respect to the Senior Secured Term Loan Facility (the Refinancing Amendment). The Refinancing Amendment provided for an immediate reduction in the interest rate margin applicable to the loans outstanding under the Senior Secured Term Loan Facility from (a) 4.00% to 3.25% for LIBOR borrowings and (b) 3.00% to 2.25% for base rate borrowings. In addition, the interest rate margin in the event of a step down based on our senior secured first lien net leverage, as defined in the credit agreement governing the Senior Secured Term Loan Facility, was reduced from (1) 3.75% to 3.00% for LIBOR borrowings and (2) 2.75% to

2.00% for base rate borrowings. Substantially all other terms are consistent with the credit agreement governing the Senior Secured Term Loan Facility as of October 25, 2013, including the amortization schedule and maturity dates. In connection with the Refinancing Amendment, we incurred costs of $29.5 million, which were capitalized as debt issuance costs (included in other assets). In addition, we incurred a loss on debt extinguishment of $7.9 million, which primarily consisted of the write-off of debt issuance costs, previously incurred in connection with the initial issuance of the Senior Secured Term Loan Facility, allocable to lenders that no longer participate in the Senior Secured Term Loan Facility subsequent to the refinancing. The loss on debt extinguishment was recorded in the third quarter of fiscal year 2014 as a component of interest expense.

        At May 2, 2015, borrowings under the Senior Secured Term Loan Facility bore interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Credit Suisse AG (the administrative agent), (2) the federal funds effective rate plus 1/2 of 1.00% and (3) the adjusted one-month LIBOR plus 1.00%, or (b) an adjusted LIBOR (for a period equal to the relevant interest period, and in any event, never less than 1.00%), subject to certain adjustments, in each case plus an applicable margin. The applicable margin is up to 2.25% with respect to base rate borrowings and up to 3.25% with respect to LIBOR borrowings. The applicable margin is subject to adjustment based on our senior secured first lien net leverage ratio. The applicable margin with respect to outstanding LIBOR borrowings was 3.25% at May 2, 2015. The interest rate on the outstanding borrowings pursuant to the Senior Secured Term Loan Facility was 4.25% at May 2, 2015.

        Subject to certain exceptions and reinvestment rights, the Senior Secured Term Loan Facility requires that 100% of the net cash proceeds from certain asset sales and debt issuances and 50% (which percentage will be reduced to 25% if our senior secured first lien net leverage ratio, as defined in the credit agreement governing the Senior Secured Term Loan Facility, is equal to or less than 4.0 to 1.0 but greater than 3.5 to 1.0 and will be reduced to 0% if our senior secured first lien net leverage ratio is equal to or less than 3.5 to 1.0) from excess cash flow, as defined in the credit agreement governing the Senior Secured Term Loan Facility, for each of our fiscal years (commencing with the period ended July 26, 2015) must be used to prepay outstanding term loans under the Senior Secured Term Loan Facility at 100% of the principal amount to be prepaid, plus accrued and unpaid interest. We were not required to prepay any outstanding term loans pursuant to the annual excess cash flow requirements for fiscal year 2014.

        We may repay all or any portion of the Senior Secured Term Loan Facility at any time, subject to redeployment costs in the case of prepayment of LIBOR borrowings other than the last day of the relevant interest period. The Senior Secured Term Loan Facility amortizes in equal quarterly installments in an amount equal to 1.00% per annum of the principal amount outstanding as of the Refinancing Amendment, less certain voluntary or mandatory prepayments, with the remaining balance due at final maturity.

        Our Senior Secured Term Loan Facility is guaranteed by Mariposa Intermediate Holdings LLC and each of our current and future subsidiary guarantors other than (a) unrestricted subsidiaries, (b) certain immaterial subsidiaries, (c) foreign subsidiaries and any domestic subsidiary of a foreign subsidiary, (d) certain holding companies of foreign subsidiaries, (e) captive insurance subsidiaries, not-for-profit subsidiaries, or a subsidiary which is a special purpose entity for securitization transactions or like special purposes, and (f) any subsidiary that is prohibited by applicable law or contractual obligation from acting as a guarantor or which would require governmental approval to provide a guarantee. As of May 2, 2015, the assets of non-guarantor subsidiaries, primarily NMG Germany GmbH (through which we conduct the operations of MyTheresa), aggregated $249.9 million, or 2.8% of consolidated total assets. All obligations under the Senior Secured Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of Mariposa Intermediate Holdings LLC, Neiman Marcus Group LTD LLC and the subsidiary guarantors, including:

  •
  a first-priority pledge of 100% of Neiman Marcus Group LTD LLC's capital stock and certain of the capital stock held by Neiman Marcus Group LTD LLC, Mariposa Intermediate Holdings LLC or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary);

  •
  a first-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of Neiman Marcus Group LTD LLC, Mariposa Intermediate Holdings LLC and each subsidiary guarantor, including a significant portion of Neiman Marcus Group LTD LLC's owned real property and equipment, but excluding, among other things, the collateral described in the following bullet point; and

  •
  a second-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by Neiman Marcus Group LTD LLC or the subsidiary guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by Neiman Marcus Group LTD LLC and the subsidiary guarantors, certain related assets and proceeds of the foregoing.

        Capital stock and other securities of a subsidiary of Neiman Marcus Group LTD LLC that are owned by Neiman Marcus Group LTD LLC or any subsidiary guarantor will not constitute collateral under the Senior Secured Term Loan Facility to the extent that such securities cannot secure the 2028 Debentures or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable SEC rules. As a result, the collateral under the Senior Secured Term Loan Facility will include shares of capital stock or other securities of subsidiaries of Neiman Marcus Group LTD LLC or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the 2028 Debentures or other secured public debt obligations of Neiman Marcus Group LTD LLC.

        The credit agreement governing the Senior Secured Term Loan Facility contains a number of negative covenants and covenants related to the security arrangements for the Senior Secured Term Loan Facility. The credit agreement also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        Cash Pay Notes.    In connection with the Acquisition, we incurred indebtedness in the form of $960.0 million aggregate principal amount of 8.00% Senior Cash Pay Notes due 2021 (the Cash Pay Notes). Interest on the Cash Pay Notes is payable semi-annually in arrears on each April 15 and October 15. The Cash Pay Notes are guaranteed by the same entities that guarantee the Senior Secured Term Loan Facility, other than Mariposa Intermediate Holdings LLC. The Cash Pay Notes are unsecured and the guarantees are full and unconditional. The Cash Pay Notes mature on October 15, 2021.

        We may redeem the Cash Pay Notes, in whole or in part, at any time and from time to time prior to October 15, 2016, at a price equal to 100% of the principal amount of the Cash Pay Notes redeemed plus accrued and unpaid interest up to the redemption date plus the applicable premium. In addition, we may redeem up to 40% in the aggregate principal amount of the Cash Pay Notes with the net proceeds of certain equity offerings at any time and from time to time before October 15, 2016 at a redemption price equal to 108.00% of the face amount thereof, plus accrued and unpaid interest up to the date of redemption, so long as at least 50% of the original aggregate principal amount of the Cash Pay Notes remain outstanding after such redemption and such redemption occurs within 120 days of the equity offering. On and after October 15, 2016, we may redeem the Cash Pay Notes, in whole or in part, at the redemption prices set forth in the indenture governing the Cash Pay Notes.

        The Cash Pay Notes include certain restrictive covenants that limit our ability to, among other things: (i) incur additional debt or issue certain preferred stock, (ii) pay dividends, redeem stock or make other distributions, (iii) make other restricted payments or investments, (iv) create liens on assets, (v) transfer or sell assets, (vi) create restrictions on payment of dividends or other amounts by Neiman Marcus Group LTD LLC's restricted subsidiaries to Neiman Marcus Group LTD LLC, (vii) engage in mergers or consolidations, (viii) engage in certain transactions with affiliates and (ix) designate our subsidiaries as unrestricted subsidiaries. The Cash Pay Notes also contain a cross-acceleration provision in respect of other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        PIK Toggle Notes.    In connection with the Acquisition, we incurred indebtedness in the form of $600.0 million aggregate principal amount of our 8.75%/9.50% Senior PIK Toggle Notes due 2021 (the PIK Toggle Notes). The PIK Toggle Notes are guaranteed by the same entities that guarantee the Senior Secured Term Loan Facility, other than Mariposa Intermediate Holdings LLC. The PIK Toggle Notes are unsecured and the guarantees are full and unconditional. The PIK Toggle Notes mature on October 15, 2021.

        Interest on the PIK Toggle Notes is payable semi-annually in arrears on each April 15 and October 15. Interest on the PIK Toggle Notes was paid entirely in cash for the first two interest payments and now may be paid (i) entirely in cash (Cash Interest), (ii) entirely by increasing the principal amount of the PIK Toggle Notes by the relevant interest (PIK Interest), or (iii) 50% in Cash Interest and 50% in PIK Interest, subject to certain restrictions on the timing and number of elections of PIK Interest or partial PIK Interest payments. Cash Interest on the PIK Toggle Notes accrues at a rate of 8.75% per annum. PIK Interest on the PIK Toggle Notes accrues at a rate of 9.50% per annum.

        We may redeem the PIK Toggle Notes, in whole or in part, at any time and from time to time prior to October 15, 2016, at a price equal to 100% of the principal amount of the PIK Toggle Notes redeemed plus accrued and unpaid interest up to the redemption date plus the applicable premium. In addition, we may redeem up to 40% in the aggregate principal amount of the PIK Toggle Notes with the net proceeds of certain equity offerings at any time and from time to time before October 15, 2016 at a redemption price equal to 108.75% of the face amount thereof, plus accrued and unpaid interest up to the date of redemption, so long as at least 50% of the original aggregate principal amount of the PIK Toggle Notes remain outstanding after such redemption and such redemption occurs within 120 days of the equity offering. On and after October 15, 2016, we may redeem the PIK Toggle Notes, in whole or in part, at the redemption prices set forth in the indenture governing the PIK Toggle Notes.

        The PIK Toggle Notes include certain restrictive covenants that limit our ability to, among other things: (i) incur additional debt or issue certain preferred stock, (ii) pay dividends, redeem stock or make other distributions, (iii) make other restricted payments or investments, (iv) create liens on assets, (v) transfer or sell assets, (vi) create restrictions on payment of dividends or other amounts by Neiman Marcus Group LTD LLC's restricted subsidiaries to Neiman Marcus Group LTD LLC, (vii) engage in mergers or consolidations, (viii) engage in certain transactions with affiliates and (ix) designate our subsidiaries as unrestricted subsidiaries. The PIK Toggle Notes also contain a cross-acceleration provision in respect of other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        2028 Debentures.    We have outstanding $125.0 million aggregate principal amount of our 7.125% Senior Debentures due 2028 (the 2028 Debentures and, collectively with the Cash Pay Notes and the PIK Toggle Notes, the Notes). The 2028 Debentures are secured by a first lien security interest on certain collateral subject to liens granted under the Senior Secured Credit Facilities constituting (a) (1) 100% of the capital stock of certain existing and future domestic subsidiaries of The Neiman Marcus

Group LLC, a wholly owned subsidiary of the Company (NMG LLC), and (2) 100% of the non-voting stock and 65% of the voting stock of certain of NMG LLC's existing and future foreign subsidiaries and (b) certain of NMG LLC's principal properties that include approximately half of our full-line stores, in each case, to the extent required by the terms of the indenture governing the 2028 Debentures. The 2028 Debentures contain covenants that restrict our ability to create liens and enter into sale and lease back transactions. The collateral securing the 2028 Debentures will be released upon the release of liens on such collateral under the Senior Secured Credit Facilities and any other debt (other than the 2028 Debentures) secured by such collateral. Capital stock and other securities of a subsidiary of NMG LLC that are owned by NMG LLC or any subsidiary will not constitute collateral under the 2028 Debentures to the extent such property does not constitute collateral under the Senior Secured Credit Facilities as described above. The 2028 Debentures are guaranteed on an unsecured, senior basis by Neiman Marcus Group LTD LLC. The guarantee is full and unconditional. Neiman Marcus Group LTD LLC's guarantee of the 2028 Debentures is subject to automatic release if the requirements for legal defeasance or covenant defeasance of the 2028 Debentures are satisfied, or if NMG LLC's obligations under the indenture governing the 2028 Debentures are discharged. Currently, our non-guarantor subsidiaries consist principally of Bergdorf Goodman, Inc., through which we conduct the operations of our Bergdorf Goodman stores, NM Nevada Trust, which holds legal title to certain real property and intangible assets used by us in conducting our operations and NMG Germany GmbH, through which we conduct the operations of MyTheresa. The 2028 Debentures include certain restrictive covenants and a cross-acceleration provision in respect of any other indebtedness that has an aggregate principal amount exceeding $15.0 million. The 2028 Debentures mature on June 1, 2028.

DESCRIPTION OF CAPITAL STOCK

General

        As of the closing of this offering, our authorized capital stock will consist of             shares of Class A common stock, par value $0.001 per share,             shares of Class B common stock, par value $0.001 per share, and             shares of undesignated preferred stock, par value $0.001 par value per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, which will become effective prior to the closing of this offering and are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law. The descriptions of our common stock and preferred stock below reflect changes to our capital structure in connection with the Equity Conversion, which will occur prior to the closing of this offering. See "Equity Conversion."

Common Stock

        As of            , there were             shares of Class A common stock outstanding, held of record by              stockholders, and             shares of Class B common stock outstanding, held of record by one stockholder, CPPIB. Immediately after the closing of this offering, there will be             shares of our common stock outstanding, or             shares if the underwriters' option to purchase additional shares from us is exercised in full.

Voting Rights

        Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of our stockholders. Each holder of our Class B common stock is entitled to one vote for each share of Class B common stock held on all matters submitted to a vote of our stockholders, except for the election and removal of directors. Our stockholders do not have cumulative voting rights.

Dividend Rights

        The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from time to time from legally available funds, subject to preferences that may apply to shares of preferred stock outstanding at the time. See "Dividend Policy."

Conversion Rights

        Holders of our shares of Class B common stock may convert their shares of Class B common stock into shares of our Class A Common Stock on a one-for-one basis, in whole or in part, at any time and from time to time at their option. Additionally, each share of Class A common stock is convertible into one share of Class B common stock at any time and from time to time at the option of the holder so long as such holder holds one or more shares of Class B common stock at the time of conversion.

Preemptive or Similar Rights

        Our common stock is not entitled to preemptive rights. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our Board of Directors may designate and issue in the future.

Liquidation Rights

        Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors.

Options

        As of            , we had outstanding stock options to purchase an aggregate of             shares of our common stock under the 2013 Management Incentive Plan. Upon the closing of this offering, no additional shares of our common stock will be reserved for issuance under the 2013 Management Incentive Plan, and             shares of our common stock will be reserved for issuance under the 2015 Incentive Plan.

Preferred Stock

        As of            , there were no shares of preferred stock outstanding. Upon the closing of this offering, we will have no shares of preferred stock outstanding.

        Our Board of Directors is authorized to issue up to             shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof, in each case without further action by our stockholders. Subject to the terms of any series of preferred stock so designated, our Board of Directors is also authorized to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and could adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock in the foreseeable future.

Exclusive Venue

        Our certificate of incorporation requires, to the fullest extent permitted by law, unless otherwise consented to by us, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and by avoiding the time and expense of multi-forum litigation, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

        We are governed by the DGCL. Our certificate of incorporation and bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire us.

Undesignated Preferred Stock

        As discussed above, our Board of Directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Action by Written Consent; Special Meetings of Stockholders

        Our certificate of incorporation provides that, from and after the Trigger Date, our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, following the Trigger Date, a holder controlling a majority of our common stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our certificate of incorporation provides that special meetings of the stockholders may be called only by the Chairperson of our Board of Directors, our Chief Executive Officer or our Board of Directors. Stockholders may not call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our common stock to take any action, including the removal of directors.

Advance Notice Procedures

        Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

Board Classification

        Our Board of Directors is divided into three classes, one class of which is elected each year by the holders of our Class A common stock. The directors in each class will serve for a three-year term. For more information on the classification of our Board of Directors, see "Management." The classification of our Board of Directors and the limitations on the ability of our stockholders to remove directors without cause following the Trigger Date could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Removal of Directors; Vacancies

        From and after the Trigger Date, directors may only be removed for cause by the affirmative vote of at least two-thirds of the voting power of our outstanding Class A common stock. Prior to the Trigger Date, directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding Class A common stock. Our Board of Directors has the sole power to fill any vacancy on our Board of Directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

No Cumulative Voting

        Our certificate of incorporation does not permit cumulative voting at elections of directors. Cumulative voting entitles a stockholder to as many votes as equals the number of votes which such holder would be entitled to cast for the election of directors multiplied by the number of directors to be elected and allows a stockholder to cast a portion or all of the stockholder's votes for one or more candidates for seats on our Board of Directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our Board of Directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors to influence our Board of Directors' decision regarding a takeover or otherwise.

Amendment of Charter and Bylaw Provisions

        The amendment of certain of the provisions of our certificate of incorporation described above requires approval by holders of at least two-thirds of the voting power of our outstanding common stock. Our certificate of incorporation provides that our Board of Directors may from time to time adopt, amend, alter or repeal our bylaws without stockholder approval and that the stockholders may adopt, amend, alter or repeal our bylaws by the affirmative vote of two-thirds of the voting power of our outstanding common stock.

Delaware Anti-Takeover Statute

        Our certificate of incorporation provides that, until Ares and its affiliates and CPPIB and its affiliates each cease to beneficially own shares of capital stock representing at least 15% of the voting power of our outstanding stock, we are not governed by Section 203 of the DGCL, which, in the absence of such provision, would have imposed certain additional requirements in connection with mergers and other business combinations involving "interested stockholders" (as defined in Section 203 of the DGCL).

        The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Corporate Opportunity

        Our certificate of incorporation provides that no officer or director of ours who is also an officer or director of Ares, CPPIB or their respective affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Ares or CPPIB instead of us, or does not communicate information regarding a corporate opportunity to us that the officer or director has directed to Ares or CPPIB other than corporate opportunities offered to such officers or directors solely in their capacity as an officer or director of us.

Limitations of Liability and Indemnification and Advancement

        Our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors shall not be personally liable for monetary damages for breaches of fiduciary duties as a director except for:

  •
  any breach of the director's duty of loyalty to us or to our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

  •
  any transaction from which the director derived an improper personal benefit.

        If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our certificate of incorporation provides that we will indemnify and advance expenses to our directors, and may indemnify and advance expenses to our officers, employees and other agents, to the fullest extent permitted by Delaware law. We are also empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

        In addition to the indemnification and advancement of expenses required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of, and advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys' fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification or advancement by any director or officer.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is            .

Listing

        We intend to apply to list our common stock on the            under the symbol "NMG."

 SHARES ELIGIBLE FOR FUTURE SALE

        No public market currently exists for our common stock, and we cannot predict the effect, if any, that sales of shares or the availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued upon the exercise of options, warrants or other convertible securities, if any), or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

        Upon completion of this offering, we will have             shares of common stock issued and outstanding, including             shares of Class A common stock and             shares of Class B common stock that are convertible into an equal number of shares of Class A common stock, assuming no exercise (i) of any stock options prior to the completion of this offering or (ii) by the underwriters of their option to purchase up to an additional             shares of our Class A common stock to cover overallotments, if any. In addition, upon the completion of this offering, there will be outstanding options to acquire             shares of Class A common stock under the Stock Incentive Plans. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, approximately        % of our outstanding common stock (or        %, if the underwriters' option to purchase additional shares from us is exercised in full) will be "restricted securities" as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted securities will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale as set forth below. Upon completion of this offering, investors holding an aggregate of             shares of our common stock will have registration rights.

Lock-Up Agreements

        In connection with this offering, we and our executive officers, directors and substantially all of our pre-offering stockholders, including our Sponsors, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock, file or cause to be filed a registration statement covering shares of common stock or any securities that are convertible into, exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to do any of the foregoing, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of            . For additional information, including regarding certain exceptions to which this agreement is subject, see "Underwriting."

Rule 144

        In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately             shares immediately after this offering (assuming no exercise by the underwriters of their option to purchase an additional             shares of our common stock to cover overallotments, if any); and

  •
  the average weekly trading volume in our common stock during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described above and under "Underwriting," and will become eligible for sale only following expiration of those agreements.

Registration Rights

        Our pre-offering stockholders have certain registration rights pursuant to the Stockholders Agreement. See "Certain Relationships and Related Party Transactions—Pre-IPO Stockholders Agreement."

Stock Incentive Plans

        As soon as practicable after the completion of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under the Stock Incentive Plans. The Form S-8 registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see "Executive Compensation."

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
TO NON-U.S. HOLDERS

        The following discussion is a summary of material U.S. federal income and estate tax considerations generally applicable to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below). This discussion deals only with common stock held as capital assets by Non-U.S. Holders who purchased shares of our common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment, hold more than 5% of our common stock, certain former citizens or residents of the United States, are a "controlled foreign corporation," a "passive foreign investment company" or a partnership or other pass-through entity for U.S. federal income tax purposes, or are otherwise subject to special treatment under the Code. This section does not address any other U.S. federal tax considerations (such as gift tax or Section 1411 of the Code, which generally imposes a Medicare contribution tax on net investment income) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of our common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

        Furthermore, this summary is based on the tax laws of the United States, including the Code, existing U.S. Treasury Regulations promulgated thereunder, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) it has made a valid election under applicable U.S. Treasury Regulations to continue to be treated as a United States person.

Dividends

        As discussed in "Dividend Policy," we do not currently expect to pay dividends. If we do make a distribution of cash or property with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of your investment, up to your tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "—Sale, Exchange or Other Taxable Disposition of Common Stock."

        Subject to the discussion below on backup withholding and withholding tax on payments made to foreign accounts, dividends paid to you generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if you are eligible for a lower treaty rate, we and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or such other payer a valid IRS Form W-8BEN, W-8BEN-E or other documentary evidence establishing your entitlement to the lower treaty rate with respect to such payments and neither we nor our paying agent (or other payer) have actual knowledge or reason to know to the contrary. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our common stock.

        Subject to our discussion below on backup withholding and withholding tax on payments made to foreign accounts, dividends that are "effectively connected" with your conduct of a trade or business within the United States (and, if required by an applicable treaty, with a permanent establishment you maintain in the United States) will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. We and other payers generally are not required to withhold tax from "effectively connected" dividends, provided that you have furnished to us or another payer a valid IRS Form W-8ECI (or an acceptable substitute form) upon which you represent, under penalties of perjury, that you are a non-U.S. person and that the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. If you are a corporate Non-U.S. Holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange or Other Taxable Disposition of Common Stock

        You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

  •
  the gain is effectively connected with your trade or business in the United States (as discussed under "—Dividends" above),

  •
  in the case of an individual who holds our common stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met, or

  •
  we are or have been a United States real property holding corporation for U.S. federal income tax purposes and, assuming our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, you held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of the disposition, more than 5% of our common stock or your holding period.

        Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. If you are a corporate Non-U.S. Holder, you also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

        If you are a Non-U.S. Holder described in the second bullet point above, you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized on the disposition, which may be offset by certain of your U.S. source capital losses (even though you are not considered a resident of the United States).

        With respect to the third bullet point above, we are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld, if any, with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding for dividends paid to you unless you certify under penalty of perjury that you are a Non-U.S. Holder or otherwise establish an exemption.

        Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless you certify under penalty of perjury that you are a Non-U.S. Holder or otherwise establish an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Under Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), a 30% U.S. federal withholding tax may apply to payments of any dividends on, and after December 31, 2016, to payments of gross proceeds from a disposition of, our common stock, in each case which are paid to (i) a "foreign financial institution" (as specifically defined in such sections), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution enters into an agreement with the U.S. Department of Treasury to verify, report and disclose its U.S. "account" holders (as specifically defined in such sections) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules. You should consult your own tax advisors regarding these provisions under FATCA and whether it may be relevant to your ownership and disposition of our common stock.

U.S. Federal Estate Tax

        Shares of our common stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                    , 2015, we have agreed to sell to the underwriters named below, for whom            and            are acting as representatives, the following respective numbers of shares of our common stock:

Underwriter	Number of Shares

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase up to                additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. The underwriters and selling group members may allow a discount of $            per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses to be paid by us:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

        We have also agreed to reimburse the underwriters for certain of their expenses, in an amount equal to $            , incurred in connection with review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering, as set forth in the underwriting agreement.

        The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We have agreed that we will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of            for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then in either case the expiration of the lock-up will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless                waives, in writing, such an extension.

        Our executive officers and directors and substantially all of our stockholders have agreed that they will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of            for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then in either case the expiration of the lock-up will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless            waives, in writing, such an extension.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of our common stock, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. We cannot assure you, however, that the price at which our shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

        We will apply to list our shares of common stock on the            under the symbol "NMG."

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the

price that might otherwise exist in the open market. These transactions may be effected on the            or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Foreign Selling Restrictions

Notice to Prospective Investors in European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (Relevant Implementation Date), no offer of shares of our common stock may be made to the public in that Relevant Member State other than:

          (a)   to any legal entity that is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing

Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares of our common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares of our common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgment and agreement.

        This prospectus has been prepared on the basis that any offer of shares of our common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of such shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of our common stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe such shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Residents of Canada

        The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an "accredited investor" as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a "permitted client" as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

        Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

        Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu'il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Proskauer Rose LLP has from time to time represented certain of the underwriters, Ares and certain of our other stockholders on unrelated matters.

 EXPERTS

        The consolidated financial statements and schedules of Neiman Marcus Group, Inc. at August 2, 2014 (Successor) and August 3, 2013 (Predecessor), and for the thirty-nine weeks ended August 2, 2014 (Successor), the thirteen weeks ended November 2, 2013 (Predecessor) and each of the two years in the period ended August 3, 2013 (Predecessor), appearing in this Prospectus and the registration statement of which it forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of shares of our common stock. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules hereto. For further information with respect to us, our common stock and this offering, reference is made to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements, and other information with the SEC. The registration statement and the exhibits filed therewith and such periodic reports, proxy statements and other information can be read and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's website at www.sec.gov.

        We also maintain a website at www.neimanmarcus.com. After the closing of this offering, you may access such periodic reports, proxy statements, and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of August 2, 2014 and August 3, 2013 (Predecessor)	F-3

Consolidated Statements of Operations for the Thirty-nine Weeks Ended August 2, 2014, Thirteen Weeks Ended November 2, 2013 (Predecessor), Fiscal Year Ended August 3, 2013 (Predecessor) and the Fiscal Year Ended July 28, 2012 (Predecessor)

F-4

Consolidated Statements of Comprehensive (Loss) Earnings for the Thirty-nine Weeks Ended August 2, 2014, Thirteen Weeks Ended November 2, 2013 (Predecessor), Fiscal Year Ended August 3, 2013 (Predecessor) and the Fiscal Year Ended July 28, 2012 (Predecessor)

F-5

Consolidated Statements of Cash Flows for the Acquisition and Thirty-nine Weeks Ended August 2, 2014, Thirteen Weeks Ended November 2, 2013 (Predecessor), Fiscal Year Ended August 3, 2013 (Predecessor) and the Fiscal Year Ended July 28, 2012 (Predecessor)

F-6

Consolidated Statements of Stockholders' Equity for the Thirty-nine Weeks Ended August 2, 2014, Thirteen Weeks Ended November 2, 2013 (Predecessor), Fiscal Year Ended August 3, 2013 (Predecessor) and the Fiscal Year Ended July 28, 2012 (Predecessor)

F-7
Notes to Consolidated Financial Statements	F-9
Schedule I—Condensed Financial Information of Registrant	F-61
Schedule II—Valuation and Qualifying Accounts and Reserves	F-66
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of May 2, 2015, August 2, 2014 and May 3, 2014	F-67
Condensed Consolidated Statements of Operations for the Thirteen Weeks Ended May 2, 2015 and May 3, 2014	F-68
Condensed Consolidated Statements of Operations for the Thirty-nine Weeks Ended May 2, 2015, Twenty-six Weeks Ended May 3, 2014 and Thirteen Weeks Ended November 2, 2013 (Predecessor)	F-69
Condensed Consolidated Statements of Comprehensive Earnings (Loss) for the Thirteen Weeks Ended May 2, 2015 and May 3, 2014	F-70

Condensed Consolidated Statements of Comprehensive Earnings (Loss) for the Thirty-nine Weeks Ended May 2, 2015, Twenty-six Weeks Ended May 3, 2014 and Thirteen Weeks Ended November 2, 2013 (Predecessor)

F-71

Condensed Consolidated Statements of Cash Flows for the Thirty-nine Weeks Ended May 2, 2015, the Acquisition and Twenty-six Weeks Ended May 3, 2014 and Thirteen Weeks Ended November 2, 2013 (Predecessor)

F-72
Notes to Condensed Consolidated Financial Statements	F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Neiman Marcus Group, Inc.

        We have audited the accompanying consolidated balance sheets of Neiman Marcus Group, Inc. (the Company) as of August 2, 2014 (Successor) and August 3, 2013 (Predecessor), and the related (i) consolidated statements of operations and consolidated statements of comprehensive (loss) earnings for the thirty-nine weeks ended August 2, 2014 (Successor), the thirteen weeks ended November 2, 2013 (Predecessor), and for each of the two years in the period ended August 3, 2013 (Predecessor), (ii) consolidated statements of cash flows for the Acquisition and thirty-nine weeks ended August 2, 2014 (Successor), the thirteen weeks ended November 2, 2013 (Predecessor) and for each of the two years in the period ended August 3, 2013 (Predecessor), (iii) consolidated statement of stockholders' equity for the thirty-nine weeks ended August 2, 2014 (Successor), the thirteen weeks ended November 2, 2013 (Predecessor) and for each of the two years in the period ended August 3, 2013 (Predecessor). Our audits also included the financial statement schedules listed in the Index. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Neiman Marcus Group, Inc. at August 2, 2014 (Successor) and August 3, 2013 (Predecessor), and the (i) consolidated results of its operations for the thirty-nine weeks ended August 2, 2014 (Successor), the thirteen weeks ended November 2, 2013 (Predecessor), and for each of the two years in the period ended August 3, 2013 (Predecessor) and (ii) its cash flows for the Acquisition and thirty-nine weeks ended August 2, 2014 (Successor), the thirteen weeks ended November 2, 2013 (Predecessor) and for each of the two years in the period ended August 3, 2013 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Dallas, Texas
August 4, 2015

NEIMAN MARCUS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)	August 2, 2014	August 3, 2013
	(Successor)	(Predecessor)
ASSETS
Current assets:
Cash and cash equivalents	$196,476	$136,676
Merchandise inventories	1,069,632	1,018,839
Deferred income taxes	39,049	27,645
Other current assets	104,617	102,817

Total current assets	1,409,774	1,285,977

Property and equipment, net	1,390,266	901,844
Favorable lease commitments, net	1,094,767	340,053
Other definite-lived intangible assets, net	587,519	210,690
Tradenames	1,970,698	1,231,405
Goodwill	2,148,627	1,263,433
Other assets	160,075	66,839

Total assets	$8,761,726	$5,300,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$375,085	$386,538
Accrued liabilities	452,172	390,168
Current portion of long-term debt	29,426	—

Total current liabilities	856,683	776,706

Long-term liabilities:
Long-term debt	4,580,521	2,697,077
Deferred income taxes	1,540,076	639,381
Deferred real estate credits	4,460	104,366
Other long-term liabilities	347,392	251,673

Total long-term liabilities	6,472,449	3,692,497

Predecessor:
Common stock (par value $0.01 per share, 4,000,000 shares authorized and 1,019,728 shares issued and outstanding at August 3, 2013)	—	10
Successor:
Preferred stock (par value $0.001 per share, 500,000 shares authorized, and no shares issued and outstanding at August 2, 2014	—	—
Common stock:
Class A—$0.001 par value per share, 3,200,000 shares authorized, and 1,557,350 issued and outstanding at August 2, 2014	2	—
Class B—$0.001 par value per share, 3,200,000 shares authorized, and 1,557,350 issued and outstanding at August 2, 2014	2	—
Additional paid-in capital	1,584,102	1,005,833
Accumulated other comprehensive loss	(17,429)	(107,529)
Accumulated deficit	(134,083)	(67,276)

Total stockholders' equity	1,432,594	831,038

Total liabilities and stockholders' equity	$8,761,726	$5,300,241

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Revenues	$3,710,193	$1,129,138	$4,648,249	$4,345,374
Cost of goods sold including buying and occupancy costs (excluding depreciation)	2,562,988	685,408	2,995,363	2,794,713
Selling, general and administrative expenses (excluding depreciation)	835,006	266,388	1,047,796	1,006,902
Income from credit card program	(40,672)	(14,653)	(53,373)	(51,571)
Depreciation expense	113,334	34,239	141,515	130,119
Amortization of intangible assets	108,052	7,251	29,559	32,245
Amortization of favorable lease commitments	40,574	4,469	17,877	17,878
Other expenses	82,080	113,900	23,125	11,514

Operating earnings	8,831	32,136	446,387	403,574
Interest expense, net	232,739	37,315	168,955	175,237

(Loss) earnings before income taxes	(223,908)	(5,179)	277,432	228,337
Income tax (benefit) expense	(89,825)	7,919	113,733	88,251

Net (loss) earnings	$(134,083)	$(13,098)	$163,699	$140,086

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) EARNINGS

(in thousands)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Net (loss) earnings	$(134,083)	$(13,098)	$163,699	$140,086
Other comprehensive (loss) earnings:
Change in unrealized loss on financial instruments, net of tax	(954)	610	(513)	(3,779)
Reclassification of realized loss on financial instruments to earnings, net of tax	—	224	2,106	2,011
Change in unrealized loss on unfunded benefit obligations, net of tax	(16,475)	490	39,670	(73,979)

Total other comprehensive (loss) earnings	(17,429)	1,324	41,263	(75,747)

Total comprehensive (loss) earnings	$(151,512)	$(11,774)	$204,962	$64,339

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Acquisition and Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

CASH FLOWS—OPERATING ACTIVITIES
Net (loss) earnings	$(134,083)	$(13,098)	$163,699	$140,086
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization expense	279,077	48,425	197,355	188,699
Loss on debt extinguishment	7,882	—	15,597	—
Equity in loss of foreign e-commerce retailer	3,613	1,523	13,125	1,514
Deferred income taxes	(117,874)	(6,326)	(19,439)	(10,094)
Non-cash charges related to the Acquisition	145,062	—	—	—
Other	4,931	5,002	5,633	7,004

	188,608	35,526	375,970	327,209
Changes in operating assets and liabilities:
Merchandise inventories	88,832	(142,417)	(79,022)	(100,483)
Other current assets	74,480	12,111	27,664	(10,810)
Other assets	2,554	(1,484)	2,495	(4,495)
Accounts payable and accrued liabilities	(57,638)	107,091	42,604	62,611
Deferred real estate credits	3,172	1,484	4,697	15,059
Payment of deferred compensation in connection with the Acquisition	(16,623)	—	—	—
Funding of defined benefit pension plan	—	—	(25,049)	(29,281)

Net cash provided by operating activities	283,385	12,311	349,359	259,810

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	(138,007)	(35,959)	(146,505)	(152,838)
Acquisition of NMG	(3,388,585)	—	—	—
Investment in foreign e-commerce retailer	35,000	—	(10,000)	(29,421)

Net cash used for investing activities	(3,491,592)	(35,959)	(156,505)	(182,259)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under senior secured asset-based revolving credit facility	170,000	—	—	—
Repayment of borrowings under senior secured asset-based revolving credit facility	(170,000)	—	—	—
Borrowings under senior secured term loan facility	2,950,000	—	—	—
Repayment of borrowings under senior secured term loan facility	(22,089)	—	—	—
Borrowings under former senior secured asset-based revolving credit facility	—	130,000	100,000	175,000
Repayment of borrowings under former senior secured asset-based revolving credit facility	(145,000)	—	(185,000)	(75,000)
Borrowings under former senior secured term loan facility	—	—	500,000	—
Repayment of borrowings under former senior secured term loan facility	(2,433,096)	(126,904)	—	—
Repayment of borrowings under senior subordinated notes	—	—	(510,668)	—
Borrowings under cash pay notes	960,000	—	—	—
Borrowings under PIK toggle notes	600,000	—	—	—
Distributions to stockholders	—	—	—	(449,295)
Debt issuance costs paid	(178,606)	—	(9,763)	(594)
Cash equity contributions	1,557,350	—	—	—

Net cash provided by (used for) financing activities	3,288,559	3,096	(105,431)	(349,889)

CASH AND CASH EQUIVALENTS
Increase (decrease) during the year	80,352	(20,552)	87,423	(272,338)
Beginning balance	116,124	136,676	49,253	321,591

Ending balance	$196,476	$116,124	$136,676	$49,253

Supplemental Schedule of Cash Flow Information
Cash paid (received) during the period for:
Interest	$159,335	$40,789	$153,131	$164,700
Income taxes	$(6,769)	$7,544	$111,085	$78,854
Non-cash activities:
Equity contribution from management	$26,756	$—	$—	$—

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)	Common stock	Additional paid-in capital	Accumulated other comprehensive (loss) earnings	Retained (deficit) earnings	Total stockholders' equity
Predecessor:
BALANCE AT JULY 30, 2011	$10	$1,438,393	$(73,045)	$(371,061)	$994,297
Stock-based compensation expense	—	6,914	—	—	6,914
Stock option exercises and other	—	(712)	—	—	(712)
Distributions to stockholders	—	(449,295)	—	—	(449,295)
Comprehensive earnings:
Net earnings	—	—	—	140,086	140,086
Adjustments for fluctuations in fair market value of financial instruments, net of tax of ($2,457)	—	—	(3,779)	—	(3,779)
Reclassification to earnings, net of tax of $1,307	—	—	2,011	—	2,011
Change in unfunded benefit obligations, net of tax of ($48,099)	—	—	(73,979)	—	(73,979)

Total comprehensive earnings					64,339

BALANCE AT JULY 28, 2012	10	995,300	(148,792)	(230,975)	615,543

Stock-based compensation expense	—	9,710	—	—	9,710
Stock option exercises and other	—	823	—	—	823
Comprehensive earnings:
Net earnings	—	—	—	163,699	163,699
Adjustments for fluctuations in fair market value of financial instruments, net of tax of ($333)	—	—	(513)	—	(513)
Reclassification to earnings, net of tax of $1,369	—	—	2,106	—	2,106
Change in unfunded benefit obligations, net of tax of $25,792	—	—	39,670	—	39,670

Total comprehensive earnings					204,962

BALANCE AT AUGUST 3, 2013	10	1,005,833	(107,529)	(67,276)	831,038

Stock-based compensation expense	—	2,548	—	—	2,548
Stock option exercises and other	—	125	—	—	125
Comprehensive loss:
Net loss	—	—	—	(13,098)	(13,098)
Adjustments for fluctuations in fair market value of financial instruments, net of tax of $396	—	—	610	—	610
Reclassification to earnings, net of tax of $145	—	—	224	—	224
Change in unfunded benefit obligations, net of tax of $319	—	—	490	—	490

Total comprehensive loss					(11,774)

BALANCE AT NOVEMBER 2, 2013	$10	$1,008,506	$(106,205)	$(80,374)	$821,937

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Continued)

	Common Stock			Accumulated other comprehensive loss
			Additional paid-in capital		Retained deficit	Total stockholders' equity
(in thousands)	Class A	Class B
Successor:
Equity contributions	$2	$2	$1,584,102	$—	$—	$1,584,106
Comprehensive loss:
Net loss	—	—	—	—	(134,083)	(134,083)
Adjustments for fluctuations in fair market value of financial instruments, net of tax of ($616)	—	—	—	(954)	—	(954)
Change in unfunded benefit obligations, net of tax of ($10,623)	—	—	—	(16,475)	—	(16,475)

Total comprehensive loss						(151,512)

BALANCE AT AUGUST 2, 2014	$2	$2	$1,584,102	$(17,429)	$(134,083)	$1,432,594

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        Neiman Marcus Group, Inc. (f/k/a NM Mariposa Holdings, Inc.) (the Company) is a holding company that conducts operations through its indirect wholly owned subsidiary, Neiman Marcus Group LTD LLC and its subsidiaries (NMG). NMG is a luxury retailer conducting operations principally under the Neiman Marcus and Bergdorf Goodman brand names. References to "we," "our" and "us" are used to refer to the Company or collectively to the Company and its subsidiaries, as appropriate to the context.

        On October 25, 2013, NMG merged with and into Mariposa Merger Sub LLC (Mariposa) pursuant to an Agreement and Plan of Merger, dated September 9, 2013, by and among NM Mariposa Holdings, Inc., Mariposa and NMG, with NMG surviving the merger (the Acquisition). As a result of the Acquisition and the Conversion (as defined below), the Company is now a direct parent of Mariposa Intermediate Holdings LLC (Holdings), which in turn is a direct parent of NMG. The Company is owned by entities affiliated with Ares Management, L.P. and Canada Pension Plan Investment Board (together, the Sponsors) and certain co-investors. Previously, The Neiman Marcus Group, Inc. (Predecessor) was a subsidiary of Newton Holding, LLC, which was controlled by investment funds affiliated with TPG Global, LLC (collectively with its affiliates, TPG) and Warburg Pincus LLC (together with TPG, the Former Sponsors). On October 28, 2013, NMG and the Predecessor each converted from a Delaware corporation to a Delaware limited liability company (the Conversion).

        We conduct our luxury retail operations in an integrated omni-channel model consisting of both specialty retail stores and online websites. As a result, we view and report our specialty retail stores and online operations as a single, omni-channel reporting segment.

        The accompanying Consolidated Financial Statements are presented as "Predecessor" or "Successor" to indicate whether they relate to the period preceding the Acquisition or the period succeeding the Acquisition, respectively. All significant intercompany accounts and transactions have been eliminated.

        Our fiscal year ends on the Saturday closest to July 31. Like many other retailers, we follow a 4-5-4 reporting calendar, which means that each fiscal quarter consists of thirteen weeks divided into periods of four weeks, five weeks and four weeks. This resulted in an extra week in fiscal year 2013 (the 53rd week). All references to (i) fiscal year 2014 relate to the fifty-two weeks ended August 2, 2014 (consisting of thirty-nine weeks ended August 2, 2014 of the Successor and the thirteen weeks ended November 2, 2013 of the Predecessor), (ii) fiscal year 2013 relate to the fifty-three weeks ended August 3, 2013 of the Predecessor and (iii) fiscal year 2012 relate to the fifty-two weeks ended July 28, 2012 of the Predecessor.

ESTIMATES AND CRITICAL ACCOUNTING POLICIES

        We are required to make estimates and assumptions about future events in preparing our financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the amounts of assets, liabilities, revenues and expenses and the disclosure of gain and loss contingencies at the date of the accompanying Consolidated Financial Statements.

        While we believe that our past estimates and assumptions have been materially accurate, the amounts currently estimated are subject to change if different assumptions as to the outcome of future

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

events were made. We evaluate our estimates and assumptions on an ongoing basis and predicate those estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. We make adjustments to our estimates and assumptions when facts and circumstances dictate. Since future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates and assumptions used in preparing the accompanying Consolidated Financial Statements.

        Purchase Accounting.    We have accounted for the Acquisition in accordance with the provisions of Accounting Standards Codification Topic 805, Business Combinations, whereby the purchase price paid to effect the Acquisition has been allocated to state the acquired assets and liabilities at fair value. The Acquisition and the allocation of the purchase price have been recorded for accounting purposes as of November 2, 2013, the end of our first quarter of fiscal year 2014. In connection with the allocation of the purchase price, we have made estimates of the fair values of our long-lived and intangible assets based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases, valuation results from independent valuation specialists, which resulted in increases in the carrying value of our property and equipment and inventory, the revaluation of intangible assets for our tradenames, customer lists and favorable lease commitments and the revaluation of our long-term benefit plan obligations, among other things.

        Cash and Cash Equivalents.    Cash and cash equivalents primarily consist of cash on hand in our stores, deposits with banks and overnight investments with banks and financial institutions. Cash equivalents are stated at cost, which approximates fair value. Our cash management system provides for the reimbursement of all major bank disbursement accounts on a daily basis. Accounts payable includes outstanding checks not yet presented for payment of $45.6 million at August 2, 2014 and $46.3 million at August 3, 2013.

        Merchandise Inventories and Cost of Goods Sold.    We utilize the retail inventory method of accounting. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio, for various groupings of similar items, to the retail value of our inventories. The cost of the inventory reflected on the Consolidated Financial Statements is decreased by charges to cost of goods sold at average cost and the retail value of the inventory is lowered through the use of markdowns. Our net earnings are negatively impacted when merchandise is marked down. As we adjust the retail value of our inventories through the use of markdowns to reflect market conditions, our merchandise inventories are stated at the lower of cost or market.

        The areas requiring significant management judgment related to the valuation of our inventories include (i) setting the original retail value for the merchandise held for sale, (ii) recognizing merchandise for which the customer's perception of value has declined and appropriately marking the retail value of the merchandise down to the perceived value and (iii) estimating the shrinkage that has occurred between physical inventory counts. These judgments and estimates, coupled with the averaging processes within the retail method can, under certain circumstances, produce varying financial results. Factors that can lead to different financial results include (i) determination of original retail values for merchandise held for sale, (ii) identification of declines in perceived value of inventories and processing the appropriate retail value markdowns and (iii) overly optimistic or conservative estimation of shrinkage. In prior years, we have not made material changes to our estimates of shrinkage or markdown requirements on inventories held as of the end of our fiscal years.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Consistent with industry business practice, we receive allowances from certain of our vendors in support of the merchandise we purchase for resale. Certain allowances are received to reimburse us for markdowns taken or to support the gross margins that we earn in connection with the sales of the vendor's merchandise. These allowances result in an increase to gross margin when we earn the allowances and they are approved by the vendor. Other allowances we receive represent reductions to the amounts we pay to acquire the merchandise. These allowances reduce the cost of the acquired merchandise and are recognized at the time the goods are sold. The amounts of vendor allowances we receive fluctuate based on the level of markdowns taken and did not have a significant impact on the year-over-year change in gross margin during fiscal years 2014, 2013 or 2012. We received vendor allowances of $88.5 million for the thirty-nine weeks ended August 2, 2014; $5.0 million for the thirteen weeks ended November 2, 2013; $90.2 million in fiscal year 2013; and $92.5 million in fiscal year 2012.

        We obtain certain merchandise, primarily precious jewelry, on a consignment basis to expand our product assortment. Consignment merchandise held by us with a cost basis of $376.8 million at August 2, 2014 and $358.9 million at August 3, 2013 is not reflected in our Consolidated Balance Sheets.

        Cost of goods sold also includes delivery charges we pay to third party carriers and other costs related to the fulfillment of customer orders not delivered at the point-of-sale.

        Long-lived Assets.    Property and equipment are stated at cost less accumulated depreciation. In connection with the Acquisition, the cost basis of the acquired property and equipment was adjusted to its estimated fair value. For financial reporting purposes, we compute depreciation principally using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over five to 30 years while fixtures and equipment are depreciated over three to 15 years. Leasehold improvements are amortized over the shorter of the asset life or the lease term (which may include renewal periods when exercise of the renewal option is at our discretion and exercise of the renewal option is considered reasonably assured). Costs incurred for the development of internal computer software are capitalized and amortized using the straight-line method over three to ten years.

        We assess the recoverability of the carrying values of our store assets, consisting of property and equipment, customer lists and favorable lease commitments, annually and upon the occurrence of certain events. The recoverability assessment requires judgment and estimates of future store generated cash flows.

        Intangible Assets Subject to Amortization.    Prior to the Acquisition, Predecessor definite-lived intangible assets, primarily customer lists, were amortized over their estimated useful lives, ranging from four to 24 years (weighted average life of 13 years from the October 6, 2005 acquisition by the Former Sponsors). Predecessor favorable lease commitments were amortized over the remaining lives of the leases, ranging from nine to 49 years (weighted average life of 33 years from the October 6, 2005 acquisition by the Former Sponsors).

        Subsequent to the Acquisition, Successor definite-lived intangible assets, primarily customer lists, are amortized over their estimated useful lives, currently estimated at 12 to 16 years (weighted average life of 14 years from the Acquisition). Successor favorable lease commitments are amortized over the remaining lives of the leases, currently estimated at two to 55 years (weighted average life of 30 years

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

from the Acquisition). Total amortization of all intangible assets recorded in connection with the Acquisition for the next five fiscal years is currently estimated as follows (in thousands):

2015	$131,783
2016	105,737
2017	100,937
2018	95,928
2019	92,313

        Indefinite-lived Intangible Assets and Goodwill.    Indefinite-lived intangible assets, such as our Neiman Marcus and Bergdorf Goodman tradenames and goodwill, are not subject to amortization. Rather, we assess the recoverability of indefinite-lived intangible assets and goodwill in the fourth quarter of each fiscal year and upon the occurrence of certain events.

        The recoverability assessment with respect to each of our indefinite-lived intangible assets requires us to estimate the fair value of the asset as of the assessment date. Such determination is made using discounted cash flow techniques (Level 3 determination of fair value). Significant inputs to the valuation model include:

  •
  future revenue, cash flow and/or profitability projections;

  •
  growth assumptions for future revenues as well as future gross margin rates, expense rates, capital expenditures and other estimates;

  •
  estimated market royalty rates that could be derived from the licensing of our tradenames to third parties to establish the cash flows accruing to the benefit of the Company as a result of our ownership of our tradenames; and

  •
  rates, based on our estimated weighted average cost of capital, used to discount the estimated cash flow projections to their present value (or estimated fair value).

        If the recorded carrying value of the tradename exceeds its estimated fair value, an impairment charge is recorded to write the tradename down to its estimated fair value.

        The assessment of the recoverability of the goodwill associated with our Neiman Marcus stores, Bergdorf Goodman stores, Last Call stores and Online reporting units involves a two-step process. The first step requires the comparison of the estimated enterprise fair value of each of our reporting units to its recorded carrying value. We estimate the enterprise fair value based on discounted cash flow techniques (Level 3 determination of fair value). If the recorded carrying value of a reporting unit exceeds its estimated enterprise fair value in the first step, a second step is performed in which we allocate the enterprise fair value to the fair value of the reporting unit's net assets. The second step of the impairment testing process requires, among other things, the estimation of the fair values of substantially all of our tangible and intangible assets. Any enterprise fair value in excess of amounts allocated to such net assets represents the implied fair value of goodwill for that reporting unit. If the recorded goodwill balance for a reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded to write goodwill down to its fair value.

        The impairment testing process related to our indefinite-lived intangible assets is subject to inherent uncertainties and subjectivity. The use of different assumptions, estimates or judgments with

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

respect to the estimation of the projected future cash flows and the determination of the discount rate used to reduce such projected future cash flows to their net present value could materially increase or decrease any related impairment charge. We believe our estimates are appropriate based upon current market conditions and the best information available at the assessment date. However, future impairment charges could be required if we do not achieve our current revenue and profitability projections or the weighted average cost of capital increases. No impairment charges related to our tradenames and goodwill were recorded in fiscal years 2014, 2013 or 2012.

        Leases.    We lease certain retail stores and office facilities. Stores we own are often subject to ground leases. The terms of our real estate leases, including renewal options, range from two to 130 years. Most leases provide for monthly fixed minimum rentals or contingent rentals based upon sales in excess of stated amounts and normally require us to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs. For leases that contain predetermined, fixed calculations of minimum rentals, we recognize rent expense on a straight-line basis over the lease term. We recognize contingent rent expenses when it is probable that the sales thresholds will be reached during the year.

        We receive allowances from developers related to the construction of our stores. We record these allowances as deferred real estate credits, which we recognize as a reduction of rent expense on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased asset. We received construction allowances aggregating $5.7 million for the thirty-nine weeks ended August 2, 2014, $7.2 million in fiscal year 2013 and $10.6 million in fiscal year 2012.

        Benefit Plans.    We sponsor a defined benefit pension plan (Pension Plan), an unfunded supplemental executive retirement plan (SERP Plan) which provides certain employees additional pension benefits and a postretirement plan providing eligible employees limited postretirement health care benefits (Postretirement Plan). In calculating our obligations and related expense, we make various assumptions and estimates, after consulting with outside actuaries and advisors. The annual determination of expense involves calculating the estimated total benefits ultimately payable to plan participants. We use the traditional unit credit method in recognizing pension liabilities. The Pension Plan, SERP Plan and Postretirement Plan are valued annually as of the end of each fiscal year. As of the third quarter of fiscal year 2010, benefits offered to all employees under our Pension Plan and SERP Plan were frozen.

        Significant assumptions related to the calculation of our obligations include the discount rates used to calculate the present value of benefit obligations to be paid in the future, the expected long-term rate of return on assets held by the Pension Plan and the health care cost trend rate for the Postretirement Plan, as more fully described in Note 10 of the Notes to Consolidated Financial Statements. We review these assumptions annually based upon currently available information, including information provided by our actuaries.

        Our obligations related to our employee benefit plans are included in other long-term liabilities.

        Self-insurance and Other Employee Benefit Reserves.    We use estimates in the determination of the required accruals for general liability, workers' compensation and health insurance. We base these estimates upon an examination of historical trends, industry claims experience and independent actuarial estimates. Although we do not expect that we will ultimately pay claims significantly different

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

from our estimates, self-insurance reserves could be affected if future claims experience differs significantly from our historical trends and assumptions.

        Derivative Financial Instruments.    We enter into derivative financial instruments, primarily interest rate cap agreements, to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. The derivative financial instruments are recorded at estimated fair value at each balance sheet date and included in assets or liabilities in our Consolidated Balance Sheets.

        Revenues.    Revenues include sales of merchandise and services and delivery and processing revenues related to merchandise sold. Revenues are recognized at the later of the point of sale or the delivery of goods to the customer. Revenues associated with gift cards are recognized at the time of redemption by the customer. Revenues exclude sales taxes collected from our customers.

        Delivery and processing revenues aggregated $38.0 million for the thirty-nine weeks ended August 2, 2014, $14.8 million for the thirteen weeks ended November 2, 2013, $75.1 million in fiscal year 2013 and $72.0 million in fiscal year 2012.

        Revenues are reduced when customers return goods previously purchased. We maintain reserves for anticipated sales returns primarily based on our historical trends related to returns by our customers. Our reserves for anticipated sales returns aggregated $38.9 million at August 2, 2014 and $37.4 million at August 3, 2013.

        Between 2005 and 2014, we created and maintained e-commerce websites pursuant to contractual arrangements with certain designers. Pursuant to these arrangements, we purchased and maintained inventory from such designers that was showcased on their respective websites and bore all responsibilities related to the fulfillment of goods purchased on such websites. All of these contractual arrangements expired by the end of the first quarter of fiscal year 2015 and were not renewed. Revenues generated from the operation of the designer websites were $79.2 million for the thirty-nine weeks ended August 2, 2014, $4.3 million for the thirteen weeks ended November 2, 2013, $66.5 million in fiscal year 2013 and $48.6 million in fiscal year 2012.

        Buying and Occupancy Costs.    Our buying costs consist primarily of salaries and expenses incurred by our merchandising and buying operations. Occupancy costs primarily include rent, property taxes and operating costs of our retail, distribution and support facilities and exclude depreciation expense.

        Selling, General and Administrative Expenses (excluding depreciation).    Selling, general and administrative expenses are comprised principally of the costs related to employee compensation and benefits in the selling and administrative support areas and advertising and marketing costs.

        We receive allowances from certain merchandise vendors in connection with compensation programs for employees who sell the vendors' merchandise. These allowances are netted against the related compensation expenses that we incur. Amounts received from vendors related to compensation programs were $55.4 million for the thirty-nine weeks ended August 2, 2014, $18.5 million for the thirteen weeks ended November 2, 2013, $72.2 million in fiscal year 2013 and $65.1 million in fiscal year 2012.

        We incur costs to advertise and promote the merchandise assortment offered through our store and online operations. We expense advertising costs for print media costs and promotional materials mailed to our customers at the time of mailing to the customer. We amortize the costs of print catalogs

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

during the periods we expect to generate revenues from such catalogs, generally three to six months. We expense the costs incurred to produce the photographic content on our websites, as well as website design and web marketing costs, as incurred. Net marketing and advertising expenses were $109.8 million for the thirty-nine weeks ended August 2, 2014, $34.6 million for the thirteen weeks ended November 2, 2013, $126.9 million in fiscal year 2013 and $106.5 million in fiscal year 2012.

        Consistent with industry practice, we receive advertising allowances from certain of our merchandise vendors. Substantially all the advertising allowances we receive represent reimbursements of direct, specific and incremental costs that we incur to promote the vendor's merchandise in connection with our various advertising programs, primarily catalogs and other print media. Advertising allowances fluctuate based on the level of advertising expenses incurred and are recorded as a reduction of our advertising costs when earned. Advertising allowances aggregated approximately $31.4 million for the thirty-nine weeks ended August 2, 2014, $20.0 million for the thirteen weeks ended November 2, 2013, $55.0 million in fiscal year 2013 and $53.1 million in fiscal year 2012.

        Income from Credit Card Program.    We maintain a proprietary credit card program through which credit is extended to customers and have a related marketing and servicing alliance with affiliates of Capital One Financial Corporation (Capital One). Pursuant to our agreement with Capital One (the Program Agreement), Capital One currently offers credit cards and non-card payment plans under both the "Neiman Marcus" and "Bergdorf Goodman" brand names. Effective July 1, 2013, we amended and extended the Program Agreement to July 2020 (renewable thereafter for three-year terms), subject to early termination provisions.

        We receive payments from Capital One based on sales transacted on our proprietary credit cards. We may receive additional payments based on the profitability of the portfolio as determined under the Program Agreement depending on a number of factors including credit losses. In addition, we receive payments from Capital One for marketing and servicing activities we provide to Capital One.

        We recognize income from our credit card program when earned. In the future, the income from our credit card program may:

  •
  increase or decrease based upon the level of utilization of our proprietary credit cards by our customers;

  •
  increase or decrease based upon the overall profitability and performance of the credit card portfolio due to the level of bad debts incurred or changes in interest rates, among other factors;

  •
  increase or decrease based upon future changes to our historical credit card program in response to changes in regulatory requirements or other changes related to, among other things, the interest rates applied to unpaid balances and the assessment of late fees; and

  •
  decrease based upon the level of future marketing and other services we provide to Capital One.

        Gift Cards.    The gift cards sold to our customers have no stated expiration dates and, in some cases, are subject to actual and/or potential escheatment rights in various of the jurisdictions in which we operate. Unredeemed gift cards aggregated $43.1 million at August 2, 2014 and $36.3 million at August 3, 2013.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        We recognized gift card breakage of $1.3 million for the thirty-nine weeks ended August 2, 2014, $0.3 million for the thirteen weeks ended November 2, 2013, $1.9 million in fiscal year 2013 and $2.5 million in fiscal year 2012 as a component of revenues.

        Loyalty Program.    We maintain a customer loyalty program in which customers earn points for qualifying purchases. Upon reaching specified levels, points are redeemed for awards, primarily gift cards. The estimates of the costs associated with the loyalty program require us to make assumptions related to customer purchasing levels and redemption rates. At the time the qualifying sales giving rise to the loyalty program points are made, we defer the portion of the revenues on the qualifying sales transactions equal to the estimated retail value of the gift cards to be redeemed upon conversion of the earned points to gift cards. We record the deferral of revenues related to gift card awards under our loyalty program as a reduction of revenues.

        Income Taxes.    We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We are routinely under audit by federal, state or local authorities in the area of income taxes. We regularly evaluate the likelihood of realization of tax benefits derived from positions we have taken in various federal and state filings after consideration of all relevant facts, circumstances and available information. If we believe it is more likely than not that our position will be sustained, we recognize the benefit we believe is cumulatively greater than 50% likely to be realized.

        Recent Accounting Pronouncements.    In May 2014, the Financial Accounting Standards Board (the FASB) issued guidance to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the most recent revenue recognition guidance. This new guidance is currently anticipated to be effective for us no earlier than the first quarter of fiscal year 2019 using one of two retrospective application methods. We are currently evaluating which application method to adopt and the impact of adopting this new accounting guidance on our Consolidated Financial Statements.

        We do not expect that any other recently issued accounting pronouncements will have a material impact on our Condensed Consolidated Financial Statements.

NOTE 2. THE ACQUISITION

        The Acquisition was completed on October 25, 2013 and was financed by:

  •
  borrowings of $75.0 million under the senior secured asset-based revolving credit facility (the Asset-Based Revolving Credit Facility);

  •
  borrowings of $2,950.0 million under the senior secured term loan facility (as amended, the Senior Secured Term Loan Facility and, together with the Asset-Based Revolving Credit Facility, the Senior Secured Credit Facilities);

  •
  issuance of $960.0 million aggregate principal amount of 8.00% senior cash pay notes due 2021 (the Cash Pay Notes);

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2. THE ACQUISITION (Continued)

  •
  issuance of $600.0 million aggregate principal amount of 8.75%/9.50% senior PIK toggle notes due 2021 (the PIK Toggle Notes); and

  •
  $1,583.3 million of equity investments funded by direct and indirect equity investments from the Sponsors, certain co-investors and management.

        The Acquisition occurred simultaneously with:

  •
  the closing of the financing transactions and equity investments described previously;

  •
  the termination of the former $700.0 million senior secured asset-based revolving credit facility (the Former Asset-Based Revolving Credit Facility); and

  •
  the termination of the former $2,560.0 million senior secured term loan facility (the Former Senior Secured Term Loan Facility and, together with the Former Asset-Based Revolving Credit Facility, the Former Senior Secured Credit Facilities).

        We have accounted for the Acquisition in accordance with the provisions of FASB Accounting Standards Codification Topic 805, Business Combinations, whereby the purchase price paid to effect the Acquisition has been allocated to state the acquired assets and liabilities at fair value. The Acquisition and the allocation of the purchase price have been recorded for accounting purposes as of November 2, 2013, the end of our first quarter of fiscal year 2014.

        In connection with the allocation of the purchase price, we have made estimates of the fair values of our long-lived and intangible assets based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases, valuation results from independent valuation specialists. As of August 2, 2014, we have recorded purchase accounting adjustments to increase the carrying value of our property and equipment and inventory, to revalue intangible assets for our tradenames, customer lists and favorable lease commitments and to revalue our long-term benefit plan obligations, among other things.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2. THE ACQUISITION (Continued)

        The purchase price has been allocated as follows (in millions):

Consideration payable to former equity holders (including $26.8 million management rollover)		$3,382.7
Capitalized transaction costs		32.7

Total consideration paid to effect the Acquisition		3,415.4
Net assets acquired at historical cost		821.9
Adjustments to state acquired assets at fair value:
(1) Increase carrying value of merchandise inventories	$129.6
(2) Increase carrying value of property and equipment	457.7
(3) Revalue intangible assets:
Tradenames	739.3
Other definite-lived intangible assets, primarily customer lists	492.1
Favorable lease commitments	799.8
(4) Change in carrying values of other assets and liabilities	(67.0)
(5) Write-off of historical deferred lease credits	102.3
(6) Write-off of historical debt issuance costs	(31.3)
(7) Write-off of historical goodwill	(1,263.4)
(8) Settlement of unvested Predecessor stock options (Note 12)	51.5
(9) Tax impact of valuation adjustments and other tax benefits	(965.7)

Total adjustments to state acquired assets at fair value		444.9

Net assets acquired at fair value		1,266.8

Excess purchase price related to the Acquisition recorded as goodwill		$2,148.6

        Pro Forma Financial Information.    The following unaudited pro forma results of operations assume that the Acquisition occurred on July 29, 2012. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Acquisition had actually occurred on that date, nor the results that may be obtained in the future.

	Fiscal years ended
(in thousands)	August 2, 2014	August 3, 2013
Revenues	$4,839,331	$4,648,249
Net earnings (loss)	36,501	(118,315)

        Pro forma adjustments for fiscal year 2014 consist primarily of (i) the reversal of $162.7 million of transaction costs incurred in connection with the Acquisition, (ii) the reversal of the historical non-cash charges of $129.6 million to cost of goods sold related to the sale of our acquired inventories that were valued at their fair values as of the Acquisition date and (iii) adjustments to depreciation and amortization charges aggregating $26.5 million, partially offset by interest expense of $29.8 million.

        Pro forma adjustments for fiscal year 2013 consist primarily of (i) depreciation and amortization charges aggregating $159.8 million, (ii) interest expense of $130.9 million and (iii) non-cash charges of

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2. THE ACQUISITION (Continued)

$129.6 million to cost of goods sold related to the step-up in carrying value of our inventories as of the Acquisition date.

NOTE 3. FAIR VALUE MEASUREMENTS

        Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. Assets and liabilities are classified using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value as follows:

  •
  Level 1—Unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—Observable market-based inputs or unobservable inputs corroborated by market data.

  •
  Level 3—Unobservable inputs reflecting management's estimates and assumptions.

        The following table shows the Company's financial assets that are required to be measured at fair value on a recurring basis in our Consolidated Balance Sheets:

(in thousands)	Fair Value Hierarchy	August 2, 2014	August 3, 2013
		(Successor)	(Predecessor)
Other long-term assets:
Interest rate caps	Level 2	$1,132	$29

        The fair value of the interest rate caps are estimated using industry standard valuation models using market-based observable inputs, including interest rate curves. In addition, the fair value of the interest rate caps includes consideration of the counterparty's non-performance risk.

        The carrying values of cash and cash equivalents, credit card receivables and accounts payable approximate fair value due to their short-term nature. We determine the fair value of our long-term debt on a non-recurring basis, which results are summarized as follows:

		August 2, 2014 (Successor)		August 3, 2013 (Predecessor)
(in thousands)	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt:
Senior Secured Term Loan Facility	Level 2	$2,927,912	$2,907,797	$—	$—
Cash Pay Notes	Level 2	960,000	994,800	—	—
PIK Toggle Notes	Level 2	600,000	633,000	—	—
2028 Debentures	Level 2	122,035	127,500	122,077	125,625
Former Asset-Based Revolving Credit Facility	Level 2	—	—	15,000	15,000
Former Senior Secured Term Loan Facility	Level 2	—	—	2,560,000	2,566,400

        We estimated the fair value of long-term debt using (i) prevailing market rates for debt of similar remaining maturities and credit risk for our revolving and term loan facilities and (ii) quoted market

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

prices of the same or similar issues for the Cash Pay Notes, the PIK Toggle Notes and the $125.0 million aggregate principal amount of 7.125% Debentures due 2028 (the 2028 Debentures and, together with the Cash Pay Notes and the PIK Toggle Notes, the Notes).

        In connection with purchase accounting, we made estimates of the fair value of our long-lived and intangible assets based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases, valuation results from independent valuation specialists (Level 3 determination of fair value). We also measure certain non-financial assets at fair value on a non-recurring basis, primarily long-lived assets, intangible assets and goodwill, in connection with our periodic evaluations of such assets for potential impairment.

NOTE 4. PROPERTY AND EQUIPMENT, NET

        The significant components of our property and equipment, net are as follows:

(in thousands)	August 2, 2014	August 3, 2013
	(Successor)	(Predecessor)
Land, buildings and improvements	$1,047,556	$1,017,463
Fixtures and equipment	373,033	904,879
Construction in progress	83,395	49,648

	1,503,984	1,971,990
Less: accumulated depreciation and amortization	113,718	1,070,146

Property and equipment, net	$1,390,266	$901,844

NOTE 5. GOODWILL AND INTANGIBLE ASSETS, NET

        The significant components of our intangible assets and goodwill are as follows:

(in thousands)	Favorable Lease Commitments	Other Definite-lived Intangible Assets	Tradenames	Goodwill
Predecessor:
Balance at July 28, 2012	$357,930	$239,694	$1,231,960	$1,263,433
Amortization	(17,877)	(29,004)	(555)	—

Balance at August 3, 2013	340,053	210,690	1,231,405	1,263,433
Amortization	(4,469)	(7,251)	—	—

Balance at November 2, 2013	$335,584	$203,439	$1,231,405	$1,263,433

Successor:
Balance at November 2, 2013	$1,135,341	$695,571	$1,970,698	$2,148,627
Amortization	(40,574)	(108,052)	—	—

Balance at August 2, 2014	$1,094,767	$587,519	$1,970,698	$2,148,627

Total accumulated amortization at August 2, 2014	$40,574	$108,052

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6. ACCRUED LIABILITIES

        The significant components of accrued liabilities are as follows:

(in thousands)	August 2, 2014	August 3, 2013
	(Successor)	(Predecessor)
Accrued salaries and related liabilities	$81,079	$74,395
Amounts due customers	125,950	113,412
Self-insurance reserves	38,732	37,626
Interest payable	61,164	18,677
Sales returns reserves	38,869	37,370
Sales taxes	22,817	25,306
Other	83,561	83,382

Total	$452,172	$390,168

NOTE 7. LONG-TERM DEBT

        The significant components of our long-term debt are as follows:

(in thousands)	Interest Rate	August 2, 2014	August 3, 2013
		(Successor)	(Predecessor)
Senior Secured Term Loan Facility	variable	$2,927,912	$—
Cash Pay Notes	8.00%	960,000	—
PIK Toggle Notes	8.75%/9.50%	600,000	—
2028 Debentures	7.125%	122,035	122,077
Former Asset-Based Revolving Credit Facility	variable	—	15,000
Former Senior Secured Term Loan Facility	variable	—	2,560,000

Total debt		4,609,947	2,697,077
Less: current portion of Senior Secured Term Loan Facility		(29,426)	—

Long-term debt		$4,580,521	$2,697,077

        Asset-Based Revolving Credit Facility.    On October 25, 2013, we entered into a credit agreement and related security and other agreements for a senior secured Asset-Based Revolving Credit Facility providing for a maximum committed borrowing capacity of $800.0 million. The Asset-Based Revolving Credit Facility matures on October 25, 2018. On August 2, 2014, we had no outstanding borrowings or letters of credit under this facility and $720.0 million of unused borrowing capacity.

        Availability under the Asset-Based Revolving Credit Facility is subject to a borrowing base. The Asset-Based Revolving Credit Facility includes borrowing capacity available for letters of credit (up to $150.0 million, with any such issuance of letters of credit reducing the amount available under the Asset-Based Revolving Credit Facility on a dollar-for-dollar basis) and for borrowings on same-day notice. The borrowing base is equal to at any time the sum of (a) 90% of the net orderly liquidation value of eligible inventory, net of certain reserves, plus (b) 90% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds from the sale or disposition

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. LONG-TERM DEBT (Continued)

of inventory, less certain reserves, plus (c) 100% of segregated cash held in a restricted deposit account. To the extent that excess availability is not equal to or greater than the greater of (a) 10% of the lesser of (1) the aggregate revolving commitments and (2) the borrowing base and (b) $50.0 million, we will be required to maintain a fixed charge coverage ratio.

        The Asset-Based Revolving Credit Facility permits us to increase commitments under the Asset-Based Revolving Credit Facility or add one or more incremental term loans to the Asset-Based Revolving Credit Facility by an amount not to exceed $300.0 million. However, the lenders are under no obligation to provide any such additional commitments or loans, and any increase in commitments or incremental term loans will be subject to customary conditions precedent. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the size of the Asset-Based Revolving Credit Facility could be increased to up to $1,100.0 million, but our ability to borrow would still be limited by the amount of the borrowing base. The cash proceeds of any incremental term loans may be used for working capital and general corporate purposes.

        At August 2, 2014, borrowings under the Asset-Based Revolving Credit Facility bore interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Deutsche Bank AG New York Branch (the administrative agent), (2) the federal funds effective rate plus 1/2 of 1.00% and (3) the adjusted one-month LIBOR plus 1.00%, or (b) LIBOR, subject to certain adjustments, in each case plus an applicable margin. The applicable margin is up to 0.75% with respect to base rate borrowings and up to 1.75% with respect to LIBOR borrowings. The applicable margin is subject to adjustment based on the average historical excess availability under the Asset-Based Revolving Credit Facility. In addition, we are required to pay a commitment fee in respect of unused commitments at a rate of 0.25% per annum. We must also pay customary letter of credit fees and agency fees.

        If at any time the aggregate amount of outstanding revolving loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Asset-Based Revolving Credit Facility exceeds the lesser of (a) the aggregate revolving commitments and (b) the borrowing base, we will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the excess availability under the Asset-Based Revolving Credit Facility is less than the greater of (a) 10% of the lesser of (1) the aggregate revolving commitments and (2) the borrowing base and (b) $50.0 million for a period of five or more consecutive business days, funds held in a collection account maintained with the agent would be applied to repay the loans and other obligations and cash collateralize letters of credit. We would then be required to make daily deposits in the collection account maintained with the agent under the Asset-Based Revolving Credit Facility.

        We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. There is no scheduled amortization under the Asset-Based Revolving Credit Facility; the principal amount of the revolving loans outstanding thereunder will be due and payable in full on October 25, 2018, unless extended.

        The Asset-Based Revolving Credit Facility is guaranteed by Holdings and each of our current and future direct and indirect wholly owned subsidiaries (subsidiary guarantors) other than (a) unrestricted subsidiaries, (b) certain immaterial subsidiaries, (c) foreign subsidiaries and any domestic subsidiary of

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. LONG-TERM DEBT (Continued)

a foreign subsidiary, (d) certain holding companies of foreign subsidiaries, (e) captive insurance subsidiaries, not for profit subsidiaries, or a subsidiary which is a special purpose entity for securitization transactions or like special purposes and (f) any subsidiary that is prohibited by applicable law or contractual obligation from acting as a guarantor or which would require governmental approval to provide a guarantee. We do not conduct any material operations through subsidiaries that do not guarantee the Asset-Based Revolving Credit Facility. All obligations under the Asset-Based Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain significant exceptions, by substantially all of the assets of Holdings, NMG and the subsidiary guarantors, including:

  •
  a first-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by NMG or the subsidiary guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by NMG and the subsidiary guarantors, certain related assets and proceeds of the foregoing;

  •
  a second-priority pledge of 100% of the NMG's capital stock and certain of the capital stock held by Holdings, NMG or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary); and

  •
  a second-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of Holdings, NMG and each subsidiary guarantor, including a significant portion of NMG's owned real property and equipment.

        Capital stock and other securities of a subsidiary of NMG that are owned by NMG or any subsidiary guarantor will not constitute collateral under the Asset-Based Revolving Credit Facility to the extent that such securities cannot secure the 2028 Debentures or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable SEC rules. As a result, the collateral under the Asset-Based Revolving Credit Facility will include shares of capital stock or other securities of subsidiaries of NMG or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the 2028 Debentures or other secured public debt obligations of NMG.

        The Asset-Based Revolving Credit Facility contains covenants limiting, among other things, dividends and other restricted payments, investments, loans, advances and acquisitions, and prepayments or redemptions of other indebtedness. These covenants permit such restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that we must have (x) pro forma excess availability under the Asset-Based Revolving Credit Facility for each day of the 30-day period prior to such actions, which exceeds the greater of $90.0 million or 15% of the lesser of (a) the revolving commitments under the Asset-Based Revolving Credit Facility and (b) the borrowing base and (y) a pro forma fixed charge coverage ratio of at least 1.0 to 1.0, unless pro forma excess availability for each day of the 30-day period prior to such actions under the Asset-Based Revolving Credit Facility would exceed the greater of (1) $200.0 million and (2) 25% of the lesser of (i) the aggregate revolving commitments under the Asset-Based Revolving Credit Facility and (ii) the borrowing base. The Asset-Based Revolving Credit Facility also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50.0 million.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. LONG-TERM DEBT (Continued)

        Senior Secured Term Loan Facility.    On October 25, 2013, we entered into a credit agreement and related security and other agreements for the $2,950.0 million Senior Secured Term Loan Facility. At August 2, 2014 (after giving effect to the Refinancing Amendment described below), the outstanding balance under the Senior Secured Term Loan Facility was $2,927.9 million. The principal amount of the loans outstanding is due and payable in full on October 25, 2020.

        The Senior Secured Term Loan Facility permits us to increase the term loans or add a separate tranche of term loans by an amount not to exceed $650.0 million plus an unlimited amount that would result (a) in the case of any incremental term loan facility to be secured equally and ratably with the term loans, a senior secured first lien net leverage ratio equal to or less than 4.25 to 1.00, and (b) in the case of any incremental term loan facility to be secured on a junior basis to the term loans, to be subordinated in right of payment to the term loans or unsecured and pari passu in right of payment with the term loans, a total net leverage ratio equal to or less than the total net leverage ratio as of October 25, 2013.

        On March 13, 2014, we entered into a refinancing amendment with respect to the Senior Secured Term Loan Facility (the Refinancing Amendment). The Refinancing Amendment provided for an immediate reduction in the interest rate margin applicable to the loans outstanding under the Senior Secured Term Loan Facility from (a) 4.00% to 3.25% for LIBOR borrowings and (b) 3.00% to 2.25% for base rate borrowings. In addition, the interest rate margin in the event of a step down based on our senior secured first lien net leverage, as defined in the credit agreement governing the Senior Secured Term Loan Facility, was reduced from (1) 3.75% to 3.00% for LIBOR borrowings and (2) 2.75% to 2.00% for base rate borrowings. Substantially all other terms are consistent with the credit agreement governing the Senior Secured Term Loan Facility as of October 25, 2013, including the amortization schedule and maturity dates. In connection with the Refinancing Amendment, we incurred costs of $29.5 million, which were capitalized as debt issuance costs (included in other assets). In addition, we incurred a loss on debt extinguishment of $7.9 million, which primarily consisted of the write-off of debt issuance costs, previously incurred in connection with the initial issuance of the Senior Secured Term Loan Facility, allocable to lenders that no longer participate in the Senior Secured Term Loan Facility subsequent to the refinancing. The loss on debt extinguishment was recorded in the third quarter of fiscal year 2014 as a component of interest expense.

        At August 2, 2014, borrowings under the Senior Secured Term Loan Facility bore interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Credit Suisse AG (the administrative agent), (2) the federal funds effective rate plus 1/2 of 1.00% and (3) the adjusted one-month LIBOR plus 1.00%, or (b) an adjusted LIBOR (for a period equal to the relevant interest period, and in any event, never less than 1.00%), subject to certain adjustments, in each case plus an applicable margin. The applicable margin is up to 2.25% with respect to base rate borrowings and up to 3.25% with respect to LIBOR borrowings. The applicable margin is subject to adjustment based on our senior secured first lien net leverage ratio. The applicable margin with respect to outstanding LIBOR borrowings was 3.25% at August 2, 2014. The interest rate on the outstanding borrowings pursuant to the Senior Secured Term Loan Facility was 4.25% at August 2, 2014.

        Subject to certain exceptions and reinvestment rights, the Senior Secured Term Loan Facility requires that 100% of the net cash proceeds from certain asset sales and debt issuances and 50% (which percentage will be reduced to 25% if our senior secured first lien net leverage ratio, as defined

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. LONG-TERM DEBT (Continued)

in the credit agreement governing the Senior Secured Term Loan Facility, is equal to or less than 4.0 to 1.0 but greater than 3.5 to 1.0 and will be reduced to 0% if our senior secured first lien net leverage ratio is equal to or less than 3.5 to 1.0) from excess cash flow, as defined in the credit agreement governing the Senior Secured Term Loan Facility, for each of our fiscal years (commencing with the period ended July 26, 2015) must be used to prepay outstanding term loans under the Senior Secured Term Loan Facility at 100% of the principal amount to be prepaid, plus accrued and unpaid interest. We were not required to prepay any outstanding term loans pursuant to the annual excess cash flow requirements for fiscal year 2014.

        We may repay all or any portion of the Senior Secured Term Loan Facility at any time, subject to redeployment costs in the case of prepayment of LIBOR borrowings other than the last day of the relevant interest period. The Senior Secured Term Loan Facility amortizes in equal quarterly installments in an amount equal to 1.00% per annum of the principal amount outstanding as of the Refinancing Amendment, less certain voluntary or mandatory prepayments, with the remaining balance due at final maturity.

        The Senior Secured Term Loan Facility is guaranteed by Holdings and each of our current and future subsidiary guarantors other than (a) unrestricted subsidiaries, (b) certain immaterial subsidiaries, (c) foreign subsidiaries and any domestic subsidiary of a foreign subsidiary, (d) certain holding companies of foreign subsidiaries, (e) captive insurance subsidiaries, not for profit subsidiaries, or a subsidiary which is a special purpose entity for securitization transactions or like special purposes and (f) any subsidiary that is prohibited by applicable law or contractual obligation from acting as a guarantor or which would require governmental approval to provide a guarantee. We do not conduct any material operations through subsidiaries that do not guarantee the Senior Secured Term Loan Facility. All obligations under the Senior Secured Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of Holdings, NMG and the subsidiary guarantors, including:

  •
  a first-priority pledge of 100% of NMG's capital stock and certain of the capital stock held by NMG, Holdings or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary);

  •
  a first-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of NMG, Holdings and each subsidiary guarantor, including a significant portion of NMG's owned real property and equipment, but excluding, among other things, the collateral described in the following bullet point; and

  •
  a second-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by NMG or the subsidiary guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by NMG and the subsidiary guarantors, certain related assets and proceeds of the foregoing.

        Capital stock and other securities of a subsidiary of NMG that are owned by NMG or any subsidiary guarantor will not constitute collateral under the Senior Secured Term Loan Facility to the extent that such securities cannot secure the 2028 Debentures or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. LONG-TERM DEBT (Continued)

accordance with applicable SEC rules. As a result, the collateral under the Senior Secured Term Loan Facility will include shares of capital stock or other securities of subsidiaries of NMG or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the 2028 Debentures or other secured public debt obligations of NMG.

        The credit agreement governing the Senior Secured Term Loan Facility contains a number of negative covenants and covenants related to the security arrangements for the Senior Secured Term Loan Facility. The credit agreement also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        Cash Pay Notes.    In connection with the Acquisition, we incurred indebtedness in the form of $960.0 million aggregate principal amount of 8.00% Senior Cash Pay Notes due 2021. Interest on the Cash Pay Notes is payable semi-annually in arrears on each April 15 and October 15. The Cash Pay Notes are guaranteed by the same entities that guarantee the Senior Secured Term Loan Facility, other than Holdings. The Cash Pay Notes are unsecured and the guarantees are full and unconditional. The Cash Pay Notes mature on October 15, 2021.

        We may redeem the Cash Pay Notes, in whole or in part, at any time and from time to time prior to October 15, 2016, at a price equal to 100% of the principal amount of the Cash Pay Notes redeemed plus accrued and unpaid interest up to the redemption date plus the applicable premium. In addition, we may redeem up to 40% in the aggregate principal amount of the Cash Pay Notes with the net proceeds of certain equity offerings at any time and from time to time before October 15, 2016 at a redemption price equal to 108.00% of the face amount thereof, plus accrued and unpaid interest up to the date of redemption, so long as at least 50% of the original aggregate principal amount of the Cash Pay Notes remain outstanding after such redemption and such redemption occurs within 120 days of the equity offering. On and after October 15, 2016, we may redeem the Cash Pay Notes, in whole or in part, at the redemption prices set forth in the indenture governing the Cash Pay Notes.

        The Cash Pay Notes include certain restrictive covenants that limit our ability to, among other things: (i) incur additional debt or issue certain preferred stock, (ii) pay dividends, redeem stock or make other distributions, (iii) make other restricted payments or investments, (iv) create liens on assets, (v) transfer or sell assets, (vi) create restrictions on payment of dividends or other amounts by NMG's restricted subsidiaries to NMG, (vii) engage in mergers or consolidations, (viii) engage in certain transactions with affiliates and (ix) designate our subsidiaries as unrestricted subsidiaries. The Cash Pay Notes also contain a cross-acceleration provision in respect of other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        PIK Toggle Notes.    In connection with the Acquisition, we incurred indebtedness in the form of $600.0 million aggregate principal amount of our 8.75%/9.50% Senior PIK Toggle Notes due 2021. The PIK Toggle Notes are guaranteed by the same entities that guarantee the Senior Secured Term Loan Facility, other than Holdings. The PIK Toggle Notes are unsecured and the guarantees are full and unconditional. The PIK Toggle Notes mature on October 15, 2021.

        Interest on the PIK Toggle Notes is payable semi-annually in arrears on each April 15 and October 15. Interest on the PIK Toggle Notes will be paid entirely in cash for the first two interest payments and thereafter may be paid (i) entirely in cash (Cash Interest), (ii) entirely by increasing the

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. LONG-TERM DEBT (Continued)

principal amount of the PIK Toggle Notes by the relevant interest (PIK Interest), or (iii) 50% in Cash Interest and 50% in PIK Interest, subject to certain restrictions on the timing and number of elections of PIK Interest or partial PIK Interest payments. Cash Interest on the PIK Toggle Notes accrues at a rate of 8.75% per annum. PIK Interest on the PIK Toggle Notes accrues at a rate of 9.50% per annum.

        We may redeem the PIK Toggle Notes, in whole or in part, at any time and from time to time prior to October 15, 2016, at a price equal to 100% of the principal amount of the PIK Toggle Notes redeemed plus accrued and unpaid interest up to the redemption date plus the applicable premium. In addition, we may redeem up to 40% in the aggregate principal amount of the PIK Toggle Notes with the net proceeds of certain equity offerings at any time and from time to time before October 15, 2016 at a redemption price equal to 108.75% of the face amount thereof, plus accrued and unpaid interest up to the date of redemption, so long as at least 50% of the original aggregate principal amount of the PIK Toggle Notes remain outstanding after such redemption and such redemption occurs within 120 days of the equity offering. On and after October 15, 2016, we may redeem the PIK Toggle Notes, in whole or in part, at the redemption prices set forth in the indenture governing the PIK Toggle Notes.

        The PIK Toggle Notes include certain restrictive covenants that limit our ability to, among other things: (i) incur additional debt or issue certain preferred stock, (ii) pay dividends, redeem stock or make other distributions, (iii) make other restricted payments or investments, (iv) create liens on assets, (v) transfer or sell assets, (vi) create restrictions on payment of dividends or other amounts by NMG's restricted subsidiaries to NMG, (vii) engage in mergers or consolidations, (viii) engage in certain transactions with affiliates and (ix) designate our subsidiaries as unrestricted subsidiaries. The PIK Toggle Notes also contain a cross-acceleration provision in respect of other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        2028 Debentures.    We have outstanding $125.0 million aggregate principal amount of our 7.125% Senior Debentures due 2028. The 2028 Debentures are secured by a first lien security interest on certain collateral subject to liens granted under the Senior Secured Credit Facilities constituting (a) (1) 100% of the capital stock of certain existing and future domestic subsidiaries of The Neiman Marcus Group LLC, a wholly owned subsidiary of the Company (NMG LLC), and (2) 100% of the non-voting stock and 65% of the voting stock of certain of NMG LLC's existing and future foreign subsidiaries and (b) certain of NMG LLC's principal properties that include approximately half of NMG LLC's full-line stores, in each case, to the extent required by the terms of the indenture governing the 2028 Debentures. The 2028 Debentures contain covenants that restrict our ability to create liens and enter into sale and lease back transactions. The collateral securing the 2028 Debentures will be released upon the release of liens on such collateral under the Senior Secured Credit Facilities and any other debt (other than the 2028 Debentures) secured by such collateral. Capital stock and other securities of a subsidiary of NMG LLC that are owned by NMG LLC or any subsidiary will not constitute collateral under the 2028 Debentures to the extent such property does not constitute collateral under the Senior Secured Credit Facilities as described above. The 2028 Debentures are guaranteed on an unsecured, senior basis by NMG. The guarantee is full and unconditional. The NMG guarantee of the 2028 Debentures is subject to automatic release if the requirements for legal defeasance or covenant defeasance of the 2028 Debentures are satisfied, or if NMG LLC's obligations under the indenture governing the 2028 Debentures are discharged. At August 2, 2014, our non-guarantor subsidiaries consisted principally of Bergdorf Goodman, Inc., through which we conduct the operations of our

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. LONG-TERM DEBT (Continued)

Bergdorf Goodman stores, and NM Nevada Trust, which holds legal title to certain real property and intangible assets used by us in conducting our operations. The 2028 Debentures include certain restrictive covenants and a cross-acceleration provision in respect of any other indebtedness that has an aggregate principal amount exceeding $15.0 million. The 2028 Debentures mature on June 1, 2028.

        Former Asset-Based Revolving Credit Facility.    In connection with the Acquisition, NMG repaid all outstanding obligations of $145.0 million under the Former Asset-Based Revolving Credit Facility and terminated the facility on October 25, 2013. This facility was replaced by the Asset-Based Revolving Credit Facility.

        Former Senior Secured Term Loan Facility.    In connection with the Acquisition, NMG repaid the outstanding balance of $2,433.1 million under the Former Senior Secured Term Loan Facility on October 25, 2013. This facility was replaced by the Senior Secured Term Loan Facility.

        Retirement of Previously Outstanding Senior Subordinated Notes.    In November 2012, NMG repurchased and cancelled $294.2 million principal amount of Senior Subordinated Notes through a tender offer and redeemed the remaining $205.8 million principal amount of Senior Subordinated Notes on December 31, 2012 (after which no Senior Subordinated Notes remained outstanding). NMG's payments to holders of the Senior Subordinated Notes in the tender offer and redemption (including transaction costs), taken together, aggregated approximately $510.7 million.

        In connection with the retirement of the Senior Subordinated Notes, NMG incurred a loss on debt extinguishment of $15.6 million, which included (i) costs of $10.7 million related to the tender for and redemption of the Senior Subordinated Notes and (ii) the write-off of $4.9 million of debt issuance costs related to the initial issuance of the Senior Subordinated Notes. The total loss on debt extinguishment was recorded in the second quarter of fiscal year 2013 as a component of interest expense.

        Maturities of Long-term Debt.    At August 2, 2014, annual maturities of long-term debt during the next five fiscal years and thereafter are as follows (in millions):

2015	$29.4
2016	29.4
2017	29.4
2018	29.4
2019	29.4
Thereafter	4,462.9

        The previous table does not reflect future excess cash flow prepayments, if any, that may be required under the Senior Secured Term Loan Facility.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. LONG-TERM DEBT (Continued)

        Interest Expense.    The significant components of interest expense are as follows:

(in thousands)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Asset-Based Revolving Credit Facility	$311	$75	$—	$—
Senior Secured Term Loan Facility	102,818	3,687	—	—
Cash Pay Notes	57,556	2,773	—	—
PIK Toggle Notes	39,344	1,896	—	—
2028 Debentures	6,680	2,226	9,004	8,906
Former Asset-Based Revolving Credit Facility	—	477	1,453	1,052
Former Senior Secured Term Loan Facility	—	22,521	108,489	98,989
Senior Subordinated Notes	—	—	19,031	51,873
Amortization of debt issue costs	17,117	2,466	8,404	8,457
Other, net	1,661	1,334	7,214	7,040
Capitalized interest	(630)	(140)	(237)	(1,080)

	$224,857	$37,315	$153,358	$175,237
Loss on debt extinguishment	7,882	—	15,597	—

Interest expense, net	$232,739	$37,315	$168,955	$175,237

        We recorded interest expense of $8.4 million during the thirteen weeks ended November 2, 2013 related to debt incurred as a result of the Acquisition.

NOTE 8. DERIVATIVE FINANCIAL INSTRUMENTS

        At August 2, 2014, we had outstanding floating rate debt obligations of $2,927.9 million. In August 2011, we entered into interest rate cap agreements (at a cost of $5.8 million) for an aggregate notional amount of $1,000.0 million to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. The interest rate cap agreements cap LIBOR at 2.50% from December 2012 through December 2014 with respect to the $1,000.0 million notional amount of such agreements. In the event LIBOR is less than 2.50%, we will pay interest at the lower LIBOR rate. In the event LIBOR is higher than 2.50%, we will pay interest at the capped rate of 2.50%.

        In April 2014, we entered into additional interest rate cap agreements (at a cost of $2.0 million) for an aggregate notional amount of $1,400.0 million to hedge the variability of our cash flows related to a portion of our floating rate indebtedness once the current interest rate cap agreements expire in December 2014. The interest rate cap agreements cap LIBOR at 3.00% from December 2014 through December 2016 with respect to the $1,400.0 million notional amount of such agreements. In the event LIBOR is less than 3.00%, we will pay interest at the lower LIBOR rate. In the event LIBOR is higher than 3.00%, we will pay interest at the capped rate of 3.00%. On August 2, 2014, the fair value of our interest rate caps was $1.1 million.

        Gains and losses realized due to the expiration of applicable portions of the interest rate caps are reclassified to interest expense at the time our quarterly interest payments are made. A summary of the

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

recorded amounts related to our interest rate caps reflected in our Consolidated Statements of Operations is as follows:

(in thousands)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Realized hedging losses—included in interest expense, net	$—	$369	$3,475	$3,318

NOTE 9. INCOME TAXES

        The significant components of income tax (benefit) expense are as follows:

(in thousands)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Current:
Federal	$23,432	$12,100	$114,632	$84,800
State	4,617	2,145	18,540	13,545

	28,049	14,245	133,172	98,345

Deferred:
Federal	(98,443)	(5,291)	(18,648)	(8,307)
State	(19,431)	(1,035)	(791)	(1,787)

	(117,874)	(6,326)	(19,439)	(10,094)

Income tax (benefit) expense	$(89,825)	$7,919	$113,733	$88,251

        A reconciliation of income tax (benefit) expense to the amount calculated based on the federal and state statutory rates is as follows:

(in thousands)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Income tax (benefit) expense at statutory rate	$(78,365)	$(1,814)	$97,101	$79,918
State income taxes, net of federal income tax benefit	(9,256)	635	11,672	8,672
Unbenefitted losses of foreign subsidiary	1,265	533	4,594	530
Tax (benefit) expense related to tax settlements and other changes in tax liabilities	(1,101)	133	525	(1,137)
Impact of non-taxable income	(4)	(10)	(13)	(18)
Impact of non-deductible expenses	(2,354)	8,514	683	1,000
Other	(10)	(72)	(829)	(714)

Total	$(89,825)	$7,919	$113,733	$88,251

Effective tax rate	40.1%	(152.9)%	41.0%	38.7%

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. INCOME TAXES (Continued)

        Our effective income tax rates for the thirty-nine weeks ended August 2, 2014 and fiscal years 2013 and 2012 exceeded the federal statutory tax rate primarily due to state income taxes and the lack of a U.S. tax benefit related to the losses from our prior investment in a foreign e-commerce retailer. Our effective income tax rate on the loss for the thirteen weeks ended November 2, 2013 exceeded the federal statutory tax rate due to the non-deductible portion of transaction costs incurred in connection with the Acquisition, state income taxes and the lack of a U.S. tax benefit related to the losses from our investment in a foreign e-commerce retailer.

        Significant components of our net deferred income tax asset (liability) are as follows:

(in thousands)	August 2, 2014	August 3, 2013
	(Successor)	(Predecessor)
Deferred income tax assets:
Accruals and reserves	$32,675	$25,909
Employee benefits	162,748	128,225
Other	30,316	20,298

Total deferred tax assets	$225,739	$174,432

Deferred income tax liabilities:
Inventory	$(6,312)	$(8,110)
Depreciation and amortization	(272,796)	(69,167)
Intangible assets	(1,405,933)	(696,056)
Other	(41,725)	(12,835)

Total deferred tax liabilities	(1,726,766)	(786,168)

Net deferred income tax liability	$(1,501,027)	$(611,736)

Net deferred income tax asset (liability):
Current	$39,049	$27,645
Non-current	(1,540,076)	(639,381)

Total	$(1,501,027)	$(611,736)

        The net deferred tax liability of $1,501.0 million at August 2, 2014 increased from $611.7 million at August 3, 2013. This increase was comprised primarily of (i) $930.5 million increase in deferred tax liabilities related to purchase accounting adjustments and (ii) $41.2 million increase in deferred tax assets related to employee benefits and other items. We believe it is more likely than not that we will realize the benefits of our recorded deferred tax assets.

        At August 2, 2014, the gross amount of unrecognized tax benefits was $2.5 million, $1.7 million of which would impact our effective tax rate, if recognized. We classify interest and penalties as a component of income tax expense and our liability for accrued interest and penalties was $5.1 million

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. INCOME TAXES (Continued)

at August 2, 2014 and $5.5 million at August 3, 2013. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(in thousands)	August 2, 2014	August 3, 2013
	(Successor)	(Predecessor)
Balance at beginning of fiscal year	$3,461	$3,564
Gross amount of decreases for prior year tax positions	(1,072)	(281)
Gross amount of increases for current year tax positions	154	178

Balance at ending of fiscal year	$2,543	$3,461

        We file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. During the second quarter of fiscal year 2013, the Internal Revenue Service (IRS) began its audit of our fiscal year 2010 and 2011 federal income tax returns and closed its audit of our fiscal year 2008 and 2009 income tax returns. During the second quarter of fiscal year 2014, the IRS began its audit of our fiscal year 2012 federal income tax return. With respect to state and local jurisdictions, with limited exceptions, we are no longer subject to income tax audits for fiscal years before 2009. We believe our recorded tax liabilities as of August 2, 2014 are sufficient to cover any potential assessments to be made by the IRS or other taxing authorities upon the completion of their examinations and we will continue to review our recorded tax liabilities for potential audit assessments based upon subsequent events, new information and future circumstances. We believe it is reasonably possible that additional adjustments in the amounts of our unrecognized tax benefits could occur within the next twelve months as a result of settlements with tax authorities or expiration of statutes of limitation. At this time, we do not believe such adjustments will have a material impact on our Consolidated Financial Statements.

        Subsequent to the Acquisition, the Company and its subsidiaries file U.S. federal income taxes as a consolidated group.

NOTE 10. EMPLOYEE BENEFIT PLANS

        Description of Benefit Plans.    We currently maintain defined contribution plans consisting of a retirement savings plan (RSP) and a defined contribution supplemental executive retirement plan (Defined Contribution SERP Plan). As of January 1, 2011, employees make contributions to the RSP and we match an employee's contribution up to a maximum of 6% of the employee's compensation subject to statutory limitations for a potential maximum match of 75% of employee contributions. We also sponsor an unfunded key employee deferred compensation plan, which provides certain employees with additional benefits. Our aggregate expense related to these plans was approximately $23.5 million for the thirty-nine weeks ended August 2, 2014, $7.1 million for the thirteen weeks ended November 2, 2013, $30.4 million in fiscal year 2013 and $29.3 million in fiscal year 2012.

        In addition, we sponsor a defined benefit pension plan (Pension Plan) and an unfunded supplemental executive retirement plan (SERP Plan) which provides certain employees additional pension benefits. As of the third quarter of fiscal year 2010, benefits offered to all participants in our Pension Plan and SERP Plan were frozen. Retirees and active employees hired prior to March 1, 1989 are eligible for certain limited postretirement health care benefits (Postretirement Plan) if they meet certain service and minimum age requirements.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. EMPLOYEE BENEFIT PLANS (Continued)

        Obligations for our employee benefit plans, included in other long-term liabilities, are as follows:

(in thousands)	August 2, 2014	August 3, 2013
	(Successor)	(Predecessor)
Pension Plan	$189,890	$104,018
SERP Plan	113,787	103,854
Postretirement Plan	10,945	12,429

	314,622	220,301
Less: current portion	(6,602)	(6,542)

Long-term portion of benefit obligations	$308,020	$213,759

        As of August 2, 2014, we have $16.5 million (net of taxes of $10.6 million) of adjustments to state such obligations at fair value recorded as increases to accumulated other comprehensive loss.

        Funding Policy and Status.    Our policy is to fund the Pension Plan at or above the minimum level required by law. In fiscal years 2014 and 2013, we were not required to make contributions to the Pension Plan; however, we made a voluntary contribution to our Pension Plan of $25.0 million in fiscal year 2013. As of August 2, 2014, we do not believe we will be required to make contributions to the Pension Plan for fiscal year 2015. We will continue to evaluate voluntary contributions to our Pension Plan based upon the unfunded position of the Pension Plan, our available liquidity and other factors.

        The funded status of our Pension Plan, SERP Plan and Postretirement Plan is as follows:

	Pension Plan		SERP Plan		Postretirement Plan
	Fiscal years		Fiscal years		Fiscal years
(in thousands)	2014	2013	2014	2013	2014	2013
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Projected benefit obligation	$592,918	$489,856	$113,787	$103,854	$10,945	$12,429
Fair value of plan assets	(403,028)	(385,838)	—	—	—	—

Accrued obligation	$189,890	$104,018	$113,787	$103,854	$10,945	$12,429

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. EMPLOYEE BENEFIT PLANS (Continued)

        Cost of Benefits.    The components of the expenses we incurred under our Pension Plan, SERP Plan and Postretirement Plan are as follows:

(in thousands)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Pension Plan:
Interest cost	$19,516	$5,781	$21,243	$24,761
Expected return on plan assets	(18,499)	(6,401)	(26,381)	(27,097)
Net amortization of losses	—	1,095	6,287	2,616

Pension Plan expense	$1,017	$475	$1,149	$280

SERP Plan:
Interest cost	$3,653	$1,104	$4,037	$4,816
Net amortization of losses	—	—	522	—

SERP Plan expense	$3,653	$1,104	$4,559	$4,816

Postretirement Plan:
Service cost	$19	$5	$34	$35
Interest cost	520	142	650	780
Net amortization of prior service cost	—	(321)	(1,556)	(1,556)
Net amortization of losses	—	35	589	423

Postretirement Plan expense (income)	$539	$(139)	$(283)	$(318)

        For purposes of determining pension expense, the expected return on plan assets is calculated using the market related value of plan assets. The market related value of plan assets does not immediately recognize realized gains and losses. Rather, these effects of realized gains and losses are deferred initially and amortized over three years in the determination of the market related value of plan assets. At August 2, 2014, the fair value of plan assets exceeded the market related value by $8.1 million.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. EMPLOYEE BENEFIT PLANS (Continued)

        Benefit Obligations.    Our obligations for the Pension Plan, SERP Plan and Postretirement Plan are valued annually as of the end of each fiscal year. Changes in our obligations pursuant to our Pension Plan, SERP Plan and Postretirement Plan during fiscal years 2014 and 2013 are as follows:

	Pension Plan		SERP Plan		Postretirement Plan
	Fiscal years		Fiscal years		Fiscal years
(in thousands)	2014	2013	2014	2013	2014	2013
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Projected benefit obligations:
Beginning of year	$489,856	$565,852	$103,854	$117,562	$12,429	$17,466
Service cost	—	—	—	—	24	34
Interest cost	25,297	21,243	4,757	4,037	662	650
Actuarial loss (gain):
Pre-Acquisition	62,603	(64,616)	4,484	(13,565)	2,329	(4,308)
Post-Acquisition	36,837	—	5,044	—	(3,765)	—
Benefits paid, net	(21,675)	(32,623)	(4,352)	(4,180)	(734)	(1,413)

End of year	$592,918	$489,856	$113,787	$103,854	$10,945	$12,429

        In connection with the Acquisition, the obligations and assets related to our benefit plans were valued at their fair values as of the date of the Acquisition, resulting in a $66.5 million increase in the carrying value of our long-term benefit obligations primarily due to changes in assumed mortality of plan participants.

        In July 2013, the employee benefits committee of the Company approved the offer of lump sum distributions or annuity distributions (for balances in excess of $5,000 but less than $30,000) for certain vested terminated participants in our Pension Plan. Distributions to the vested terminated participants were approximately $14.2 million during the fourth quarter of fiscal year 2013.

        A summary of expected benefit payments related to our Pension Plan, SERP Plan and Postretirement Plan is as follows:

(in thousands)	Pension Plan	SERP Plan	Postretirement Plan
Fiscal year 2015	$22,141	$5,940	$663
Fiscal year 2016	23,698	6,099	705
Fiscal year 2017	25,253	6,549	692
Fiscal year 2018	26,809	6,870	692
Fiscal year 2019	28,255	6,953	647
Fiscal years 2020 - 2024	160,805	36,227	3,203

        Pension Plan Assets and Investment Valuations.    Assets held by our Pension Plan aggregated $403.0 million at August 2, 2014 and $385.8 million at August 3, 2013. The Pension Plan's investments are stated at fair value or estimated fair value, as more fully described below. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. EMPLOYEE BENEFIT PLANS (Continued)

        Assets held by our Pension Plan are invested in accordance with the provisions of our approved investment policy. The Pension Plan's strategic asset allocation was structured to reduce volatility through diversification and enhance return to approximate the amounts and timing of the expected benefit payments. The asset allocation for our Pension Plan at the end of fiscal years 2014 and 2013 and the target allocation for fiscal year 2015, by asset category, are as follows:

	Pension Plan
	Allocation at July 31, 2014	Allocation at July 31, 2013	2015 Target Allocation
Equity securities	60%	62%	60%
Fixed income securities	40%	38%	40%

Total	100%	100%	100%

        Changes in the assets held by our Pension Plan in fiscal years 2014 and 2013 are as follows:

	Fiscal years
(in thousands)	2014	2013
	(Successor)	(Predecessor)
Fair value of assets at beginning of year	$385,838	$389,899
Actual return on assets	38,865	3,513
Contribution	—	25,049
Benefits paid	(21,675)	(32,623)

Fair value of assets at end of year	$403,028	$385,838

        Pension Plan investments in mutual funds and U.S. government securities are classified as Level 1 investments within the fair value hierarchy. Investments in mutual funds are valued at fair value based on quoted market prices, which represent the net asset value of the shares held by the Pension Plan at year-end. U.S. government securities are stated at fair value as determined by quoted market prices.

        Pension Plan investments in corporate debt securities, common/collective trusts and certain other investments are classified as Level 2 investments within the fair value hierarchy. Common/collective trusts are valued at net asset value based on the underlying investments of such trust as determined by the sponsor of the trust. Common/collective trusts can be redeemed daily. Other Level 2 investments are valued using updated quotes from market makers or broker-dealers recognized as market participants, information from market sources integrating relative credit information, observed market movements and sector news, all of which is applied to pricing applications and models.

        Pension Plan investments in hedge funds and limited partnership interests are classified as Level 3 investments within the fair value hierarchy. Hedge funds are valued at estimated fair value based on net asset value as determined by the respective fund manager based on the valuation of the underlying securities. Limited partnership interests in venture capital investments are valued at estimated fair value based on net asset value as determined by the respective fund investment manager. The hedge funds and limited partnerships allocate gains, losses and expenses to the Pension Plan as described in the agreements.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. EMPLOYEE BENEFIT PLANS (Continued)

        Hedge funds and limited partnership interests are redeemable at net asset value to the extent provided in the documentation governing the investments. Redemption of these investments may be subject to restrictions including lock-up periods where no redemptions are allowed, restrictions on redemption frequency and advance notice periods for redemptions. As of August 2, 2014, certain of these investments are subject to a lock-up period of ten months, certain of these investments are subject to restrictions on redemption frequency, ranging from monthly to every three years and certain of these investments are subject to advance notice requirements, ranging from 30-day notification to 180-day notification.

        Investment securities, in general, are exposed to various risks such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits. The valuation methods previously described above may produce a fair value calculation that may not be indicative of net realized value or reflective of future fair values.

        The following tables set forth by level, within the fair value hierarchy, the Pension Plan's assets at fair value as of August 2, 2014 and August 3, 2013.

	August 2, 2014 (Successor)
(in thousands)	Level 1	Level 2	Level 3	Total
Equity securities:
Common/collective trusts	$—	$57,132	$—	$57,132
Hedge funds	—	—	180,681	180,681
Limited partnership interests	—	—	4,546	4,546
Fixed income securities:
Corporate debt securities	—	85,411	—	85,411
Mutual funds	39,331	—	—	39,331
U.S. government securities	27,971	—	—	27,971
Other	—	7,956	—	7,956

Total investments	$67,302	$150,499	$185,227	$403,028

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. EMPLOYEE BENEFIT PLANS (Continued)

	August 3, 2013 (Predecessor)
(in thousands)	Level 1	Level 2	Level 3	Total
Equity securities:
Common/collective trusts	$—	$59,457	$—	$59,457
Hedge funds	—	—	176,951	176,951
Limited partnership interests	—	—	4,197	4,197
Fixed income securities:
Corporate debt securities	—	34,204	—	34,204
Mutual funds	93,033	—	—	93,033
U.S. government securities	12,630	—	—	12,630
Other	—	5,366	—	5,366

Total investments	$105,663	$99,027	$181,148	$385,838

        The table below sets forth a summary of changes in the fair value of our Pension Plan's Level 3 investment assets for fiscal years 2014 and 2013.

	Fiscal years
(in thousands)	2014	2013
	(Successor)	(Predecessor)
Balance, beginning of year	$181,148	$132,074
Purchases	80,529	133,462
Sales	(89,668)	(96,672)
Realized gains	9,459	15,257
Unrealized losses relating to investments sold	(4,019)	(17,041)
Unrealized gains relating to investments still held	7,778	14,068

Balance, end of year	$185,227	$181,148

        Assumptions.    Significant assumptions related to the calculation of our obligations pursuant to our employee benefit plans include the discount rates used to calculate the present value of benefit obligations to be paid in the future, the expected long-term rate of return on assets held by our Pension Plan and the health care cost trend rate for the Postretirement Plan. We review these assumptions annually based upon currently available information. The assumptions we utilized in

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. EMPLOYEE BENEFIT PLANS (Continued)

calculating the projected benefit obligations and periodic expense of our Pension Plan, SERP Plan and Postretirement Plan are as follows:

	July 31, 2014	November 2, 2013	July 31, 2013	July 31, 2012
Pension Plan:
Discount rate	4.35%	4.80%	4.70%	3.80%
Expected long-term rate of return on plan assets	6.50%	6.50%	6.50%	7.00%
SERP Plan:
Discount rate	4.20%	4.60%	4.50%	3.60%
Postretirement Plan:
Discount rate	4.25%	4.80%	4.70%	3.80%
Initial health care cost trend rate	8.00%	8.00%	8.00%	8.00%
Ultimate health care cost trend rate	5.00%	8.00%	8.00%	8.00%

        Discount rate.    The assumed discount rate utilized is based on a broad sample of Moody's high quality corporate bond yields as of the measurement date. The projected benefit payments are matched with the yields on these bonds to determine an appropriate discount rate for the plan. The discount rate is utilized principally in calculating the present values of our benefit obligations and related expenses.

        Expected long-term rate of return on plan assets.    The assumed expected long-term rate of return on assets is the weighted average rate of earnings expected on the funds invested or to be invested by the Pension Plan to provide for the plan's obligations. At August 2, 2014, the expected long-term rate of return on plan assets was 6.5%. We estimate the expected average long-term rate of return on assets based on historical returns, our future asset performance expectations using currently available market and other data and the advice of our outside actuaries and advisors. To the extent the actual rate of return on assets realized over the course of a year is greater than the assumed rate, that year's annual pension expense is not affected. Rather this gain reduces future pension expense over a period of approximately 25 years. To the extent the actual rate of return on assets is less than the assumed rate, that year's annual pension expense is likewise not affected. Rather this loss increases pension expense over approximately 25 years.

        Health care cost trend rate.    The assumed health care cost trend rate represents our estimate of the annual rates of change in the costs of the health care benefits currently provided by the Postretirement Plan. The health care cost trend rate implicitly considers estimates of health care inflation, changes in health care utilization and delivery patterns, technological advances and changes in the health status of the plan participants.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. EMPLOYEE BENEFIT PLANS (Continued)

        Significant assumptions utilized in the calculation of our projected benefit obligations as of August 2, 2014 and future expense requirements for our Pension Plan, SERP Plan and Postretirement Plan, and sensitivity analysis related to changes in these assumptions, are as follows:

			Using Sensitivity Rate
	Actual Rate	Sensitivity Rate Increase/ (Decrease)	(Decrease)/ Increase in Liability (in millions)	Increase in Expense (in millions)
Pension Plan:
Discount rate	4.35%	0.25%	$(20.3)	$0.5
Expected long-term rate of return on plan assets	6.50%	(0.50)%	N/A	$1.9
SERP Plan:
Discount rate	4.20%	0.25%	$(3.2)	$0.1
Postretirement Plan:
Discount rate	4.25%	0.25%	$(0.3)	$—
Ultimate health care cost trend rate	5.00%	1.00%	$1.4	$0.1

NOTE 11. DISTRIBUTIONS TO FORMER STOCKHOLDERS

        On March 28, 2012, the Board of Directors of the Predecessor declared a cash dividend (the 2012 Dividend) of $435 per share of its outstanding common stock resulting in total distributions to our former stockholders and certain former option holders (including related expenses) of $449.3 million. The 2012 Dividend was paid on March 30, 2012 to former stockholders of record at the close of business on March 28, 2012.

NOTE 12. STOCK-BASED COMPENSATION

Predecessor

        Stock Options.    Predecessor had equity-based management arrangements, which authorized equity awards to be granted to certain management employees. At the time of the Acquisition, Predecessor stock options for 101,730 shares were outstanding, consisting of vested options for 67,899 shares and unvested options for 33,831 shares. In connection with the Acquisition, previously unvested options became fully vested at October 25, 2013.

        All Predecessor stock options were subject to settlement in connection with the Acquisition in amounts equal to the excess of the per share merger consideration over the exercise prices of such options. The fair value of the consideration payable to holders of Predecessor stock options aggregated $187.4 million. Of such amount, $135.9 million represented the fair value of previously vested options, which was included in the consideration paid by the Sponsors to acquire the Company. The remaining $51.5 million represented the fair value of previously unvested options. Such amount was expensed in the results of operations of the Successor for the second quarter of fiscal year 2014.

        We recognized compensation expense for Predecessor stock options on a straight-line basis over the vesting period. We recognized non-cash stock compensation expense of $2.5 million in the first quarter of fiscal year 2014, $9.7 million in fiscal year 2013 and $6.9 million in fiscal year 2012, which is included in selling, general and administrative expenses.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12. STOCK-BASED COMPENSATION (Continued)

Successor

        Stock Options.    Subsequent to the Acquisition, we established various incentive plans pursuant to which eligible employees, consultants and non-employee directors are eligible to receive stock-based awards. Under the incentive plans, we are authorized to grant stock options, restricted stock and other types of awards that are valued in whole or in part by reference to, or are payable or otherwise based on, the shares of common stock.

        Co-Invest Options.    In connection with the Acquisition, certain executive officers of the Company rolled over a portion of the amounts otherwise payable in settlement of their Predecessor stock options into stock options of the Company representing a total of 56,979 shares of common stock of the Company (the Co-Invest Options).

        The number of Co-Invest Options issued upon conversion of Predecessor stock options was equal to the product of (a) the number of shares subject to the applicable Predecessor stock options multiplied by (b) the ratio of the per share merger consideration over the fair market value of a share of the Company, which was approximately 3.1x (the Exchange Ratio). The exercise price of each Predecessor stock option was adjusted by dividing the original exercise price of the Predecessor stock option by the Exchange Ratio. Following the conversion, the exercise prices of the Co-Invest Options range from $180 to $644 per share. As of the date of the Acquisition, the aggregate intrinsic value of the Co-Invest Options equaled the intrinsic value of the rolled over Predecessor stock options. The Co-Invest Options are fully vested and are exercisable at any time prior to the applicable expiration dates related to the original grant of the Predecessor options. The Co-Invest Options contain sale and repurchase provisions.

        Non-Qualified Stock Options.    Pursuant to the terms of the incentive plans, we granted 81,607 time-vested non-qualified stock options and 76,385 performance-vested non-qualified stock options to certain executive officers and non-employee directors of the Company in fiscal year 2014. These non-qualified stock options will expire no later than the tenth anniversary of the grant date and each grant consists of options to purchase an equal number of shares of our Class A common stock and Class B common stock.

        Accounting for Successor Stock Options.    Prior to an initial public offering (IPO), we generally have the right to repurchase shares issued upon exercise of vested stock options at the fair market value and shares underlying vested unexercised stock options for the difference between the fair market value of the underlying share and the exercise price in the event the optionee ceases to be an employee of the Company. However, if the optionee voluntarily leaves the Company without good reason or is terminated for cause, the repurchase price is the lesser of the exercise price of such options or the fair value of such awards at the employee termination date. In the event of the retirement of the optionee, the repurchase price is the fair value at the retirement date. Our repurchase rights expire upon completion of an IPO.

        As a result of our repurchase rights prior to an IPO, we currently account for stock options issued to optionees who will become retirement eligible prior to the expiration of their stock options (Retirement Eligible Optionees) using the liability method. Under the liability method, we establish the estimated liability for option awards held by Retirement Eligible Optionees over the vesting/performance periods of such awards and the liability for the vested/earned options is adjusted to its estimated fair value through compensation expense at each balance sheet date. We recognized

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12. STOCK-BASED COMPENSATION (Continued)

compensation expense of $6.3 million for the thirty-nine weeks ended August 2, 2014, which is included in selling, general and administrative expenses. With respect to options held by non-retirement eligible optionees, such options are effectively forfeited should the optionee voluntarily leave the Company without good reason or be terminated for cause prior to an IPO. As a result, we currently record no expense or liability with respect to such options.

        At the time of an IPO and the termination of our repurchase rights, we will record one-time compensation charges (1) to adjust the liability for vested options held by Retirement Eligible Optionees to their fair value at the IPO date and (2) to record expense for all other vested options at the IPO date based upon the fair value of such options at the date of grant. In addition, as options vest subsequent to the IPO, we will record additional compensation charges (1) with respect to options held by Retirement Eligible Optionees based on the fair value of such options at the IPO date and (2) with respect to all other options based on the fair value of such options at the grant date.

        With respect to the Co-Invest Options, the fair value of such options at the Acquisition date was $36.3 million. Of such amount, $9.5 million represented the fair value of options held by Retirement Eligible Optionees for which a liability was established at the Acquisition date. The remaining value of $26.8 million represented the fair value of options held by non-retirement eligible optionees and such amount was credited to Successor equity.

        Outstanding Stock Options.    A summary of Successor stock option activity is as follows:

	Thirty-nine weeks ended August 2, 2014
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at November 2, 2013	—	$—
Co-Invest Options rollover	56,979	468
Granted	157,992	1,000
Forfeited	(1,030)	1,000

Outstanding at August 2, 2014	213,941	$858	8.0

Options exercisable at end of fiscal year	56,979	$468	4.2

        At August 2, 2014, the aggregate number of co-invest, time-vested and performance-vested options held by Retirement Eligible Optionees aggregated 99,910 options and the recorded liability with respect to such options was $15.8 million.

        Grant Date Fair Value of Stock Options.    At the date of grant, the stock option exercise price equals or exceeds the fair market value of the Company's common stock. Because we are privately held and there is no public market for its common stock, the fair market value of our common stock is determined by our Compensation Committee at the time option grants are awarded (Level 3 determination of fair value). In determining the fair market value of our common stock, the Compensation Committee considers such factors as any recent transactions involving our common stock, the Company's actual and projected financial results, the principal amount of the Company's indebtedness, valuations of the Company performed by third parties and other factors it believes are material to the valuation process.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12. STOCK-BASED COMPENSATION (Continued)

        We use the Black-Scholes option-pricing model to determine the fair value of our options as of the date of grant. We used the following assumptions to estimate the fair value for stock options at grant date:

Weighted average exercise price	$1,000
Weighted term in years	5
Weighted average volatility	45.12%
Risk-free interest rate	1.39%
Dividend yield	—
Weighted average fair value	$407

        Expected volatility is based on estimates of implied volatility of our peer group.

NOTE 13. ACCUMULATED OTHER COMPREHENSIVE LOSS

        The following table summarizes the changes in accumulated other comprehensive loss by component (amounts are recorded net of related income taxes):

(in thousands)	Unrealized Losses on Financial Instruments	Unfunded Benefit Obligations	Total
Predecessor:
Balance, August 3, 2013	$(3,999)	$(103,530)	$(107,529)
Other comprehensive earnings before reclassifications	610	490	1,100
Amounts reclassified from accumulated other comprehensive loss(1)	224	—	224

Balance, November 2, 2013	$(3,165)	$(103,040)	$(106,205)

Successor:
Balance, November 2, 2013	$—	$—	$—
Other comprehensive loss before reclassifications	(954)	(16,475)	(17,429)

Balance, August 2, 2014	$(954)	$(16,475)	$(17,429)

(1)
The amounts reclassified from accumulated other comprehensive loss are recorded within interest expense on the Consolidated Statements of Operations.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. OTHER EXPENSES

        Other expenses consists of the following components:

(in thousands)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Costs incurred in connection with the Acquisition:
Change-in-control cash payments due to Former Sponsors and management	$—	$80,457	$—	$—
Stock-based compensation for accelerated vesting of Predecessor stock options (including non-cash charges of $15.4 million)	51,510	—	—	—
Other, primarily professional fees	1,812	28,942	—	—

Total transaction costs	53,322	109,399	—	—
Expenses related to cyber-attack	12,587	—	—	—
Equity in loss of foreign e-commerce retailer	3,613	1,523	13,125	1,514
Management fee due to Former Sponsors	—	2,823	10,000	10,000
Other non-recurring expenses	12,558	155	—	—

Other expenses	$82,080	$113,900	$23,125	$11,514

        In the third quarter of fiscal year 2014, we sold our investment in a foreign e-commerce retailer, which was previously accounted for under the equity method, for $35.0 million, which amount equaled the carrying value of our investment.

        We discovered in January 2014 that malicious software (malware) was clandestinely installed on our computer systems. In the thirty-nine weeks ended August 2, 2014, we incurred expenses related to the investigation of a cyber-attack on our systems, including legal fees, investigative fees, costs of communications with customers and credit monitoring services provided to customers. We expect to incur additional costs to investigate and remediate the cyber-attack in the foreseeable future. Such costs are not currently estimable but could be material to our future results of operations.

NOTE 15. COMMITMENTS AND CONTINGENCIES

        Leases.    We lease certain property and equipment under various operating leases. The leases provide for monthly fixed rentals and/or contingent rentals based upon sales in excess of stated amounts and normally require us to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs. Generally, the leases have primary terms ranging from two to 99 years and include renewal options ranging from two to 80 years.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

        Rent expense and related occupancy costs under operating leases is as follows:

(in thousands)	Thirty-nine weeks ended August 2, 2014	Thirteen weeks ended November 2, 2013	Fiscal year ended August 3, 2013	Fiscal year ended July 28, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Minimum rent	$47,800	$15,200	$60,100	$58,300
Contingent rent	22,600	6,900	28,200	25,600
Other occupancy costs	9,400	4,000	16,300	14,800
Amortization of deferred real estate credits	(200)	(2,000)	(7,900)	(6,800)

Total rent expense	$79,600	$24,100	$96,700	$91,900

        Future minimum rental commitments, excluding renewal options, under non-cancelable leases for the next five fiscal years and thereafter are as follows (in thousands):

2015	$64,600
2016	63,100
2017	59,200
2018	56,200
2019	49,500
Thereafter	613,800

        Employment and Consumer Class Actions Litigation.    On April 30, 2010, a Class Action Complaint for Injunction and Equitable Relief was filed against the Company, Newton Holding, LLC, TPG Capital, L.P. and Warburg Pincus LLC in the U.S. District Court for the Central District of California by Sheila Monjazeb, individually and on behalf of other members of the general public similarly situated. On July 12, 2010, all defendants except for the Company were dismissed without prejudice, and on August 20, 2010, this case was dismissed by Ms. Monjazeb and refiled in the Superior Court of California for San Francisco County. This complaint, along with a similar class action lawsuit originally filed by Bernadette Tanguilig in 2007, sought monetary and injunctive relief and alleged that the Company has engaged in various violations of the California Labor Code and Business and Professions Code, including without limitation, by (i) asking employees to work "off the clock," (ii) failing to provide meal and rest breaks to its employees, (iii) improperly calculating deductions on paychecks delivered to its employees and (iv) failing to provide a chair or allow employees to sit during shifts. The Monjazeb and Tanguilig class actions were deemed "related" cases and were then brought before the same trial court judge. On October 24, 2011, the court granted the Company's motion to compel Ms. Monjazeb and Juan Carlos Pinela (a co-plaintiff in the Tanguilig case) to arbitrate their individual claims in accordance with the Company's Mandatory Arbitration Agreement, foreclosing their ability to pursue a class action in court. However, the court's order compelling arbitration did not apply to Ms. Tanguilig because she is not bound by the Mandatory Arbitration Agreement. Further, the court determined that Ms. Tanguilig could not be a class representative of employees who are subject to the Mandatory Arbitration Agreement, thereby limiting the putative class action to those associates who were employed between December 2003 and July 15, 2007 (the effective date of our Mandatory Arbitration Agreement). Following the court's order, Ms. Monjazeb and Mr. Pinela filed demands for arbitration with the American Arbitration Association (AAA) seeking to arbitrate not only their individual claims, but also class claims, which the Company asserted violated the class action waiver in the Mandatory Arbitration Agreement. This led to further proceedings in the trial court, a stay of the

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

arbitrations, and a decision by the trial court, on its own motion, to reconsider its order compelling arbitration. The trial court ultimately decided to vacate its order compelling arbitration due to a recent California appellate court decision. Following this ruling, the Company timely filed two separate appeals, one with respect to Mr. Pinela and one with respect to Ms. Monjazeb, with the California Court of Appeal, asserting that the trial court did not have jurisdiction to change its earlier determination of the enforceability of the arbitration agreement. The appeal with respect to Mr. Pinela has been fully briefed, and oral argument was held on June 9, 2015. On June 29, 2015, the California Court of Appeal issued its order affirming the trial court's denial of our motion to compel arbitration and awarding Mr. Pinela his costs of appeal. On July 13, 2015, we filed our petition for rehearing with the California Court of Appeal, which was denied on July 29, 2015. The appeal with respect to Ms. Monjazeb was dismissed since final approval of the class action settlement (as described below) was granted.

        Notwithstanding the appeal, the trial court decided to set certain civil penalty claims asserted by Ms. Tanguilig for trial on April 1, 2014. In these claims, Ms. Tanguilig sought civil penalties under the Private Attorneys General Act based on the Company's alleged failure to provide employees with meal periods and rest breaks in compliance with California law. On December 10, 2013, the Company filed a motion to dismiss all of Ms. Tanguilig's claims, including the civil penalty claims, based on her failure to bring her claims to trial within five years as required by California law. After several hearings, on February 28, 2014, the court dismissed all of Ms. Tanguilig's claims in the case and vacated the April 1, 2014 trial date. The court has awarded the Company its costs of suit in connection with the defense of Ms. Tanguilig's claims, but denied its request of an attorneys' fees award from Ms. Tanguilig. Ms. Tanguilig filed a notice of appeal from the dismissal of all her claims, as well as a second notice of appeal from the award of costs, both of which are pending before the California Court of Appeal. Should the California Court of Appeal reverse the trial court's dismissal of all of Ms. Tanguilig's claims, the litigation will resume, and Ms. Tanguilig will seek class certification of the claims asserted in her Third Amended Complaint. If this occurs, the scope of her class claims will likely be reduced by the class action settlement and release in the Monjazeb case (as described below); however, that settlement does not cover claims asserted by Ms. Tanguilig for alleged Labor Code violations from approximately December 19, 2003 to August 20, 2006 (the beginning of the settlement class period in the Monjazeb case). Briefing on the appeals is underway, but no date has been set for oral argument.

        In Ms. Monjazeb's class action, a settlement was reached at a mediation held on January 25, 2014, and the court granted final approval of the settlement after the final approval hearing held on September 18, 2014. Notwithstanding the settlement of the Monjazeb class action, Ms. Tanguilig filed a motion on January 26, 2015 seeking to recover catalyst attorneys' fees from the Company. A hearing was held on February 24, 2015, and the court issued an order on February 25, 2015 allowing Ms. Tanguilig to proceed with her motion to recover catalyst attorneys' fees related to the Monjazeb settlement. On April 8, 2015, Ms. Tanguilig filed her motion for catalyst attorneys' fees. A hearing on the motion was held on July 23, 2015 and the motion was denied by the court on July 28, 2015.

        Based upon the settlement agreement with respect to Ms. Monjazeb's class action claims, we recorded our currently estimable liabilities with respect to both Ms. Monjazeb's and Ms. Tanguilig's employment class actions litigation claims in fiscal year 2014, which amount was not material to our financial condition or results of operations. With respect to the Monjazeb matter, the settlement funds have been paid by the Company and have been disbursed by the claims administrator in accordance with the settlement. We will continue to evaluate the Tanguilig matter, and our recorded reserve for such matter, based on subsequent events, new information and future circumstances.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

        In addition to the foregoing matters, the National Labor Relations Board (NLRB) has been pursuing a complaint alleging that the Mandatory Arbitration Agreement's class action prohibition violates employees' rights to engage in concerted activity, which was submitted to an administrative law judge (ALJ) for determination on a stipulated record. Recently, the ALJ issued a recommended decision and order finding that the Company's Arbitration Agreement and class action waiver violated the National Labor Relations Act. The matter has now been transferred to the NLRB for further consideration and decision.

        On August 7, 2014, a putative class action complaint was filed against The Neiman Marcus Group LLC in Los Angeles County Superior Court by a customer, Linda Rubenstein, in connection with the Company's Last Call stores in California. Ms. Rubenstein alleges that the Company has violated various California consumer protection statutes by implementing a marketing and pricing strategy that suggests that clothing sold at Last Call stores in California was originally offered for sale at full-line Neiman Marcus stores when allegedly, it was not, and is allegedly of inferior quality to clothing sold at the full-line stores. Ms. Rubenstein also alleges that the Company lacks adequate information to support its comparative pricing labels. On September 12, 2014, we removed the case to the U.S. District Court for the Central District of California. On October 17, 2014, we filed a motion to dismiss the complaint, which the court granted on December 12, 2014. In its order dismissing the complaint, the court granted Ms. Rubenstein leave to file an amended complaint. Ms. Rubenstein filed her first amended complaint on December 22, 2014. On January 6, 2015, we filed a motion to dismiss the first amended complaint, which the court granted on March 2, 2015. In its order dismissing the first amended complaint, the court granted Ms. Rubenstein leave to file a second amended complaint, which she filed on March 17, 2015. On April 6, 2015, we filed a motion to dismiss the second amended complaint. On May 12, 2015, the court granted our motion to dismiss the second amended complaint in its entirety, without leave to amend, and on June 9, 2015, Ms. Rubenstein filed a notice to appeal the court's ruling.

        On February 2, 2015, a putative class action complaint was filed against Bergdorf Goodman, Inc. in the Supreme Court of the State of New York, County of New York, by Marney Zaslav. Ms. Zaslav seeks monetary relief and alleges that she and other similarly situated individuals were misclassified as interns exempt from minimum wage requirements instead of as employees and, therefore, were not provided with proper compensation under the New York Labor Law. The Company is vigorously defending this matter.

        In addition, we are currently involved in various other legal actions and proceedings that arose in the ordinary course of business. With respect to the matters described above as well as all other current outstanding litigation involving us, we believe that any liability arising as a result of such litigation will not have a material adverse effect on our financial position, results of operations or cash flows.

        Cyber-Attack Class Actions Litigation.    Three class actions relating to a cyber-attack on our computer systems in 2013 (the Cyber-Attack) were filed in January 2014 and later voluntarily dismissed by the plaintiffs between February and April 2014. The plaintiffs had alleged negligence and other claims in connection with their purchases by payment cards and sought monetary and injunctive relief. Melissa Frank v. The Neiman Marcus Group, LLC, et al., was filed in the U.S. District Court for the Eastern District of New York on January 13, 2014 but was voluntarily dismissed by the plaintiff on April 15, 2014, without prejudice to her right to re-file a complaint. Donna Clark v. Neiman Marcus Group LTD LLC was filed in the U.S. District Court for the Northern District of Georgia on January 27, 2014 but was voluntarily dismissed by the plaintiff on March 11, 2014, without prejudice to

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

her right to re-file a complaint. Christina Wong v. The Neiman Marcus Group, LLC, et al., was filed in the U.S. District Court for the Central District of California on January 29, 2014, but was voluntarily dismissed by the plaintiff on February 10, 2014, without prejudice to her right to re-file a complaint. Three additional putative class actions relating to the Cyber-Attack were filed in March and April 2014, also alleging negligence and other claims in connection with plaintiffs' purchases by payment cards. Two of the cases, Katerina Chau v. Neiman Marcus Group LTD Inc., filed in the U.S. District Court for the Southern District of California on March 14, 2014, and Michael Shields v. The Neiman Marcus Group, LLC, filed in the U.S. District Court for the Southern District of California on April 1, 2014, were voluntarily dismissed, with prejudice as to Chau and without prejudice as to Shields. The third case, Hilary Remijas v. The Neiman Marcus Group, LLC, was filed on March 12, 2014 in the U.S. District Court for the Northern District of Illinois. On June 2, 2014, an amended complaint in the Remijas case was filed, which added three plaintiffs (Debbie Farnoush and Joanne Kao, California residents; and Melissa Frank, a New York resident) and asserted claims for negligence, implied contract, unjust enrichment, violation of various consumer protection statutes, invasion of privacy and violation of state data breach laws. The Company moved to dismiss the Remijas amended complaint on July 2, 2014. On September 16, 2014, the court granted the Company's motion to dismiss the Remijas case on the grounds that the plaintiffs lacked standing due to their failure to demonstrate an actionable injury. On September 25, 2014, plaintiffs appealed the district court's order dismissing the case to the Seventh Circuit Court of Appeals. Oral argument was held on January 23, 2015. On July 20, 2015, the Seventh Circuit Court of Appeals reversed the district court's ruling and remanded the case to the district court for further proceedings. On August 3, 2015, we filed a petition for rehearing en banc. Andrew McClease v. The Neiman Marcus Group, LLC was filed in the U.S. District Court for the Eastern District of North Carolina on December 30, 2014, alleging negligence and other claims in connection with Mr. McClease's purchase by payment card. On March 9, 2015, the McClease case was voluntarily dismissed without prejudice by stipulation of the parties.

        In addition to class actions litigation, payment card companies and associations may require us to reimburse them for unauthorized card charges and costs to replace cards and may also impose fines or penalties in connection with the security incident, and enforcement authorities may also impose fines or other remedies against us. We have also incurred other costs associated with this security incident, including legal fees, investigative fees, costs of communications with customers and credit monitoring services provided to our customers. At this point, we are unable to predict the developments in, outcome of, and economic and other consequences of pending or future litigation or regulatory investigations related to, and other costs associated with, this matter. We will continue to evaluate these matters based on subsequent events, new information and future circumstances.

        Other.    We had no outstanding irrevocable letters of credit relating to purchase commitments and insurance and other liabilities at August 2, 2014. We had approximately $4.7 million in surety bonds at August 2, 2014 relating primarily to merchandise imports and state sales tax and utility requirements.

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        2028 Debentures.    All of NMG LLC's obligations under the 2028 Debentures are guaranteed by NMG. The guarantee by NMG is full and unconditional and is subject to automatic release if the requirements for legal defeasance or covenant defeasance of the 2028 Debentures are satisfied, or if NMG LLC's obligations under the indenture governing the 2028 Debentures are discharged. Currently, the non-guarantor subsidiaries under the 2028 Debentures consist principally of Bergdorf

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Goodman, Inc., through which we conduct the operations of our Bergdorf Goodman stores, and NM Nevada Trust, which holds legal title to certain real property and intangible assets used by NMG in conducting its operations.

        The following condensed consolidating financial information represents the financial information of the Company and its non-guarantor subsidiaries under the 2028 Debentures, prepared on the equity basis of accounting. The information is presented in accordance with the requirements of Rule 3-10 under the SEC's Regulation S-X. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the non-guarantor subsidiaries operated as independent entities.

	August 2, 2014 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$195,004	$1,472	$—	$196,476
Merchandise inventories	—	953,936	115,696	—	1,069,632
Other current assets	—	131,894	11,772	—	143,666

Total current assets	—	1,280,834	128,940	—	1,409,774

Property and equipment, net	—	1,275,264	115,002	—	1,390,266
Goodwill	—	1,669,364	479,263	—	2,148,627
Intangible assets, net	—	708,125	2,944,859	—	3,652,984
Other assets	—	158,637	1,438	—	160,075
Investments in subsidiaries	1,432,594	3,560,258	—	(4,992,852)	—

Total assets	$1,432,594	$8,652,482	$3,669,502	$(4,992,852)	$8,761,726

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$343,783	$31,302	$—	$375,085
Accrued liabilities	—	375,640	76,532	—	452,172
Current portion of long-term debt	—	29,426	—	—	29,426

Total current liabilities	—	748,849	107,834	—	856,683

Long-term liabilities:
Long-term debt	—	4,580,521	—	—	4,580,521
Deferred income taxes	—	1,540,076	—	—	1,540,076
Other long-term liabilities	—	350,442	1,410	—	351,852

Total long-term liabilities	—	6,471,039	1,410	—	6,472,449

Total stockholders' equity	1,432,594	1,432,594	3,560,258	(4,992,852)	1,432,594

Total liabilities and stockholders' equity	$1,432,594	$8,652,482	$3,669,502	$(4,992,852)	$8,761,726

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	August 3, 2013 (Predecessor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$135,827	$849	$—	$136,676
Merchandise inventories	—	909,332	109,507	—	1,018,839
Other current assets	—	117,313	13,149	—	130,462

Total current assets	—	1,162,472	123,505	—	1,285,977

Property and equipment, net	—	795,798	106,046	—	901,844
Goodwill	—	1,107,753	155,680	—	1,263,433
Intangible assets, net	—	245,756	1,536,392	—	1,782,148
Other assets	—	38,835	28,004	—	66,839
Investments in subsidiaries	831,038	1,845,022	—	(2,676,060)	—

Total assets	$831,038	$5,195,636	$1,949,627	$(2,676,060)	$5,300,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$354,249	$32,289	$—	$386,538
Accrued liabilities	—	319,358	70,810	—	390,168

Total current liabilities	—	673,607	103,099	—	776,706

Long-term liabilities:
Long-term debt	—	2,697,077	—	—	2,697,077
Deferred income taxes	—	639,381	—	—	639,381
Other long-term liabilities	—	354,533	1,506	—	356,039

Total long-term liabilities	—	3,690,991	1,506	—	3,692,497

Total stockholders' equity	831,038	831,038	1,845,022	(2,676,060)	831,038

Total liabilities and stockholders' equity	$831,038	$5,195,636	$1,949,627	$(2,676,060)	$5,300,241

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Thirty-nine weeks ended August 2, 2014 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,103,810	$606,383	$—	$3,710,193
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	2,164,309	398,679	—	2,562,988
Selling, general and administrative expenses (excluding depreciation)	—	724,085	110,921	—	835,006
Income from credit card program	—	(36,795)	(3,877)	—	(40,672)
Depreciation expense	—	100,097	13,237	—	113,334
Amortization of intangible assets and favorable lease commitments	—	107,450	41,176	—	148,626
Other expenses	—	78,467	3,613	—	82,080

Operating (loss) earnings	—	(33,803)	42,634	—	8,831
Interest expense, net	—	232,739	—	—	232,739
Intercompany royalty charges (income)	—	106,783	(106,783)	—	—
Equity in loss (earnings) of subsidiaries	134,083	(149,417)	—	15,334	—

(Loss) earnings before income taxes	(134,083)	(223,908)	149,417	(15,334)	(223,908)
Income tax benefit	—	(89,825)	—	—	(89,825)

Net (loss) earnings	$(134,083)	$(134,083)	$149,417	$(15,334)	$(134,083)

Total other comprehensive (loss) earnings, net of tax	(17,429)	(17,429)	—	17,429	(17,429)

Total comprehensive (loss) earnings	$(151,512)	$(151,512)	$149,417	$2,095	$(151,512)

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Thirteen weeks ended November 2, 2013 (Predecessor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$926,436	$202,702	$—	$1,129,138
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	568,665	116,743	—	685,408
Selling, general and administrative expenses (excluding depreciation)	—	229,935	36,453	—	266,388
Income from credit card program	—	(13,271)	(1,382)	—	(14,653)
Depreciation expense	—	31,057	3,182	—	34,239
Amortization of intangible assets and favorable lease commitments	—	8,773	2,947	—	11,720
Other expenses	—	112,377	1,523	—	113,900

Operating (loss) earnings	—	(11,100)	43,236	—	32,136
Interest expense, net	—	37,315	—	—	37,315
Intercompany royalty charges (income)	—	32,907	(32,907)	—	—
Equity in loss (earnings) of subsidiaries	13,098	(76,143)	—	63,045	—

(Loss) earnings before income taxes	(13,098)	(5,179)	76,143	(63,045)	(5,179)
Income tax expense	—	7,919	—	—	7,919

Net (loss) earnings	$(13,098)	$(13,098)	$76,143	$(63,045)	$(13,098)

Total other comprehensive earnings (loss), net of tax	1,324	1,324	—	(1,324)	1,324

Total comprehensive (loss) earnings	$(11,774)	$(11,774)	$76,143	$(64,369)	$(11,774)

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended August 3, 2013 (Predecessor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,875,580	$772,669	$—	$4,648,249
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	2,500,640	494,723	—	2,995,363
Selling, general and administrative expenses (excluding depreciation)	—	911,850	135,946	—	1,047,796
Income from credit card program	—	(48,635)	(4,738)	—	(53,373)
Depreciation expense	—	127,606	13,909	—	141,515
Amortization of intangible assets and favorable lease commitments	—	35,092	12,344	—	47,436
Other expenses	—	10,000	13,125	—	23,125

Operating earnings	—	339,027	107,360	—	446,387
Interest expense, net	—	168,952	3	—	168,955
Intercompany royalty charges (income)	—	130,459	(130,459)	—	—
Equity in (earnings) loss of subsidiaries	(163,699)	(237,816)	—	401,515	—

Earnings (loss) before income taxes	163,699	277,432	237,816	(401,515)	277,432
Income tax expense	—	113,733	—	—	113,733

Net earnings (loss)	$163,699	$163,699	$237,816	$(401,515)	$163,699

Total other comprehensive earnings (loss), net of tax	41,263	41,263	—	(41,263)	41,263

Total comprehensive earnings (loss)	$204,962	$204,962	$237,816	$(442,778)	$204,962

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended July 28, 2012 (Predecessor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,607,190	$738,184	$—	$4,345,374
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	2,319,516	475,197	—	2,794,713
Selling, general and administrative expenses (excluding depreciation)	—	880,677	126,225	—	1,006,902
Income from credit card program	—	(46,957)	(4,614)	—	(51,571)
Depreciation expense	—	116,142	13,977	—	130,119
Amortization of intangible assets and favorable lease commitments	—	37,224	12,899	—	50,123
Other expenses	—	10,000	1,514	—	11,514

Operating earnings	—	290,588	112,986	—	403,574
Interest expense, net	—	175,232	5	—	175,237
Intercompany royalty charges (income)	—	204,181	(204,181)	—	—
Equity in (earnings) loss of subsidiaries	(140,086)	(317,162)	—	457,248	—

Earnings (loss) before income taxes	140,086	228,337	317,162	(457,248)	228,337
Income tax expense	—	88,251	—	—	88,251

Net earnings (loss)	$140,086	$140,086	$317,162	$(457,248)	$140,086

Total other comprehensive (loss) earnings, net of tax	(75,747)	(75,747)	—	75,747	(75,747)

Total comprehensive earnings (loss)	$64,339	$64,339	$317,162	$(381,501)	$64,339

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Acquisition and Thirty-nine weeks ended August 2, 2014 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net (loss) earnings	$(134,083)	$(134,083)	$149,417	$(15,334)	$(134,083)
Adjustments to reconcile net (loss) earnings to net cash provided by (used for) operating activities:
Depreciation and amortization expense	—	224,664	54,413	—	279,077
Loss on debt extinguishment	—	7,882	—	—	7,882
Equity in loss of foreign e-commerce retailer	—	—	3,613	—	3,613
Deferred income taxes	—	(117,874)	—	—	(117,874)
Non-cash charges related to the Acquisition	—	145,062	—	—	145,062
Other	—	4,878	53	—	4,931
Intercompany royalty income payable (receivable)	—	106,783	(106,783)	—	—
Equity in loss (earnings) of subsidiaries	134,083	(149,417)	—	15,334	—
Changes in operating assets and liabilities, net	—	216,411	(121,634)	—	94,777

Net cash provided by (used for) operating activities	—	304,306	(20,921)	—	283,385

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(124,321)	(13,686)	—	(138,007)
Acquisition of NMG	—	(3,388,585)	—	—	(3,388,585)
Investment in foreign e-commerce retailer	—	—	35,000	—	35,000

Net cash (used for) provided by investing activities	—	(3,512,906)	21,314	—	(3,491,592)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Asset-Based Revolving Credit Facility	—	170,000	—	—	170,000
Borrowings under Senior Secured Term Loan Facility	—	2,950,000	—	—	2,950,000
Borrowings under Cash Pay Notes	—	960,000	—	—	960,000
Borrowings under PIK Toggle Notes	—	600,000	—	—	600,000
Repayment of borrowings	—	(2,770,185)	—	—	(2,770,185)
Debt issuance costs paid	—	(178,606)	—	—	(178,606)
Cash equity contributions	—	1,557,350	—	—	1,557,350

Net cash provided by financing activities	—	3,288,559	—	—	3,288,559

CASH AND CASH EQUIVALENTS
Increase during the period	—	79,959	393	—	80,352
Beginning balance	—	115,045	1,079	—	116,124

Ending balance	$—	$195,004	$1,472	$—	$196,476

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Thirteen weeks ended November 2, 2013 (Predecessor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net (loss) earnings	$(13,098)	$(13,098)	$76,143	$(63,045)	$(13,098)
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization expense	—	42,296	6,129	—	48,425
Equity in loss of foreign e-commerce retailer	—	—	1,523	—	1,523
Deferred income taxes	—	(6,326)	—	—	(6,326)
Other	—	5,068	(66)	—	5,002
Intercompany royalty income payable (receivable)	—	32,907	(32,907)	—	—
Equity in loss (earnings) of subsidiaries	13,098	(76,143)	—	63,045	—
Changes in operating assets and liabilities, net	—	21,469	(44,684)	—	(23,215)

Net cash provided by operating activities	—	6,173	6,138	—	12,311

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(30,051)	(5,908)	—	(35,959)

Net cash used for investing activities	—	(30,051)	(5,908)	—	(35,959)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Former Asset-Based Revolving Credit Facility	—	130,000	—	—	130,000
Repayment of borrowings	—	(126,904)	—	—	(126,904)

Net cash provided by financing activities	—	3,096	—	—	3,096

CASH AND CASH EQUIVALENTS
(Decrease) increase during the period	—	(20,782)	230	—	(20,552)
Beginning balance	—	135,827	849	—	136,676

Ending balance	$—	$115,045	$1,079	$—	$116,124

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended August 3, 2013 (Predecessor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net earnings (loss)	$163,699	$163,699	$237,816	$(401,515)	$163,699
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expense	—	171,102	26,253	—	197,355
Loss on debt extinguishment	—	15,597	—	—	15,597
Equity in loss of foreign e-commerce retailer	—	—	13,125	—	13,125
Deferred income taxes	—	(19,439)	—	—	(19,439)
Other	—	5,785	(152)	—	5,633
Intercompany royalty income payable (receivable)	—	130,459	(130,459)	—	—
Equity in (earnings) loss of subsidiaries	(163,699)	(237,816)	—	401,515	—
Changes in operating assets and liabilities, net	—	95,260	(121,871)	—	(26,611)

Net cash provided by operating activities	—	324,647	24,712	—	349,359

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(131,697)	(14,808)	—	(146,505)
Investment in foreign e-commerce retailer	—	—	(10,000)	—	(10,000)

Net cash used for investing activities	—	(131,697)	(24,808)	—	(156,505)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Former Asset-Based Revolving Credit Facility	—	100,000	—	—	100,000
Borrowings under Former Senior Secured Term Loan Facility	—	500,000	—	—	500,000
Repayment of borrowings	—	(695,668)	—	—	(695,668)
Debt issuance costs paid	—	(9,763)	—	—	(9,763)

Net cash used for financing activities	—	(105,431)	—	—	(105,431)

CASH AND CASH EQUIVALENTS
Increase (decrease) during the period	—	87,519	(96)	—	87,423
Beginning balance	—	48,308	945	—	49,253

Ending balance	$—	$135,827	$849	$—	$136,676

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended July 28, 2012 (Predecessor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net earnings (loss)	$140,086	$140,086	$317,162	$(457,248)	$140,086
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expense	—	161,823	26,876	—	188,699
Equity in loss of foreign e-commerce retailer	—	—	1,514	—	1,514
Deferred income taxes	—	(10,094)	—	—	(10,094)
Other	—	6,884	120	—	7,004
Intercompany royalty income payable (receivable)	—	204,181	(204,181)	—	—
Equity in (earnings) loss of subsidiaries	(140,086)	(317,162)	—	457,248	—
Changes in operating assets and liabilities, net	—	29,830	(97,229)	—	(67,399)

Net cash provided by operating activities	—	215,548	44,262	—	259,810

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(138,216)	(14,622)	—	(152,838)
Investment in foreign e-commerce retailer	—	—	(29,421)	—	(29,421)

Net cash used for investing activities	—	(138,216)	(44,043)	—	(182,259)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Former Asset-Based Revolving Credit Facility	—	175,000	—	—	175,000
Repayment of borrowings	—	(75,000)	—	—	(75,000)
Distributions to stockholders	—	(449,295)	—	—	(449,295)
Debt issuance costs paid	—	(594)	—	—	(594)

Net cash used for financing activities	—	(349,889)	—	—	(349,889)

CASH AND CASH EQUIVALENTS
(Decrease) increase during the period	—	(272,557)	219	—	(272,338)
Beginning balance	—	320,865	726	—	321,591

Ending balance	$—	$48,308	$945	$—	$49,253

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Fiscal year 2014
(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Predecessor)	(Successor)	(Successor)	(Successor)
Revenues	$1,129.1	$1,432.8	$1,164.7	$1,112.7	$4,839.3

Gross profit(1)	$443.7	$379.9	$415.8	$351.5	$1,590.9

Net loss(2)(3)	$(13.1)	$(84.0)	$(8.0)	$(42.1)	$(147.2)

	Fiscal year 2013 (Predecessor)
Revenues	$1,068.5	$1,362.4	$1,098.3	$1,119.0	$4,648.2

Gross profit(1)	$423.1	$440.7	$435.0	$354.1	$1,652.9

Net earnings(4)	$49.6	$40.4	$70.8	$2.9	$163.7

(1)
Gross profit includes revenues less cost of goods sold including buying and occupancy costs (excluding depreciation).

(2)
For fiscal year 2014, net loss includes $162.7 million of transaction costs incurred in connection with the Acquisition and a $7.9 million pretax charge related to a loss on debt extinguishment recorded in the third quarter.

(3)
Depreciation and amortization expense for the second, third and fourth quarters of fiscal year 2014 are based on the fair values of the acquired assets determined in connection with the finalization of the purchase price allocation in the fourth quarter. As a result, depreciation and amortization expense for the second and third quarters, as well as the net loss of such periods, differ from previously disclosed amounts as follows:

	Fiscal year 2014
(in millions)	Second Quarter	Third Quarter
	(Successor)	(Successor)
Net loss, as reported	$(68.0)	$(2.7)
Depreciation and amortization expense, net of tax	(16.0)	(5.3)

Net loss, as adjusted	$(84.0)	$(8.0)

(4)
For fiscal year 2013, net earnings include a $15.6 million pretax charge related to a loss on debt extinguishment recorded in the second quarter.

NOTE 18. SUBSEQUENT EVENT

        In October 2014, we acquired MyTheresa, a luxury retailer headquartered in Munich, Germany. The operations of MyTheresa are primarily conducted through the MyTheresa.com global luxury website. As of the time of the acquisition, the annual revenues of MyTheresa were approximately $130 million. The purchase price paid to acquire MyTheresa, net of cash acquired, was $181.7 million,

NEIMAN MARCUS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. SUBSEQUENT EVENT (Continued)

which was financed through a combination of cash and debt. In addition, the MyTheresa purchase agreement contains contingent earn-out payments of up to €27.5 million per year for operating performance for each of calendar years 2015 and 2016.

        During the third quarter of fiscal year 2015, we finalized the allocation of the purchase price paid to the acquired assets and liabilities of MyTheresa. Acquired intangible assets and the contingent earn-out obligation at fair value are as follows:

(in millions)	Acquisition Fair Value
Customer lists	$18.8
Tradenames	74.8
Goodwill	140.0
Contingent earn-out obligation	50.0

        MyTheresa results of operations are included in our condensed consolidated results of operations effective the second quarter of fiscal year 2015.

SCHEDULE I

NEIMAN MARCUS GROUP, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY INFORMATION

BALANCE SHEET

(in thousands)	August 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$851

Total current assets	851
Investment in subsidiaries	1,431,743

Total assets	$1,432,594

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$—
Long-term liabilities	—
Preferred stock	—
Common stock:
Class A	2
Class B	2
Additional paid-in capital	1,584,102
Accumulated other comprehensive loss	(17,429)
Accumulated deficit	(134,083)

Total stockholders' equity	1,432,594

Total liabilities and stockholders' equity	$1,432,594

See Notes to Condensed Financial Statements.

SCHEDULE I

NEIMAN MARCUS GROUP, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY INFORMATION

CONDENSED STATEMENT OF OPERATIONS

(in thousands)	Thirty-nine weeks ended August 2, 2014
Revenues	$—
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—
Selling, general and administrative expenses (excluding depreciation)	—
Income from credit card program	—
Depreciation expense	—
Amortization of intangible assets	—
Amortization of favorable lease commitments	—
Other expenses	—

Operating earnings	—
Interest expense, net	—

Earnings before income taxes and equity in net loss of subsidiaries	—
Income tax expense	—

Earnings before equity in net loss of subsidiaries	—
Equity in net loss of subsidiaries	(134,083)

Net loss	$(134,083)

See Notes to Condensed Financial Statements.

SCHEDULE I

NEIMAN MARCUS GROUP, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY INFORMATION

CONDENSED STATEMENT OF COMPREHENSIVE LOSS

(in thousands)	Thirty-nine weeks ended August 2, 2014
Net loss	$(134,083)
Other comprehensive loss:
Change in unrealized loss on financial instruments, net of tax	(954)
Change in unrealized loss on unfunded benefit obligations, net of tax	(16,475)

Total other comprehensive loss	(17,429)

Total comprehensive loss	$(151,512)

See Notes to Condensed Financial Statements.

SCHEDULE I

NEIMAN MARCUS GROUP, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY INFORMATION

CONDENSED STATEMENT OF CASH FLOWS

(in thousands)	Acquisition and Thirty-nine weeks ended August 2, 2014
CASH FLOWS—OPERATING ACTIVITIES
Net loss	$(134,083)
Equity in net loss of subsidiaries	134,083

Net cash provided by operating activities	—

CASH FLOWS—INVESTING ACTIVITIES
Acquisition of NMG	(1,556,499)

Net cash used for investing activities	(1,556,499)

CASH FLOWS—FINANCING ACTIVITIES
Cash equity contributions	1,557,350

Net cash provided by financing activities	1,557,350

CASH AND CASH EQUIVALENTS
Increase during the period	851
Beginning balance	—

Ending balance	$851

See Notes to Condensed Financial Statements.

SCHEDULE I

NEIMAN MARCUS GROUP, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY INFORMATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

        Neiman Marcus Group, Inc. (f/k/a NM Mariposa Holdings, Inc.) (the Company) was incorporated in September 2013 and became the ultimate parent of Neiman Marcus Group LTD LLC (NMG) on October 25, 2013 pursuant to the Acquisition discussed in Notes 1 and 2 of the Notes to the Consolidated Financial Statements. Pursuant to the terms of the credit agreements governing the Senior Secured Credit Facilities and the indentures governing the Notes discussed in Note 7 of the Notes to Consolidated Financial Statements, NMG and certain of its subsidiaries have restrictions on their ability to pay dividends or make intercompany loans and advances. As a result of these restrictions, NMG and its subsidiaries held approximately $1,080.0 million of restricted net assets as of August 2, 2014. Since the restricted net assets of NMG and its subsidiaries exceed 25% of the consolidated net assets of the Company and its subsidiaries, the accompanying condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X. This information should be read in conjunction with the accompanying Consolidated Financial Statements.

        The Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries in the accompanying condensed parent company financial statements. Income taxes and non-cash stock compensation have been allocated to the Company's subsidiaries for the thirty-nine weeks ended August 2, 2014.

SCHEDULE II

NEIMAN MARCUS GROUP, INC.
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
(in thousands)

Three years ended August 2, 2014

Column A	Column B	Column C		Column D		Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions		Balance at End of Period
Reserve for estimated sales returns
Thirty-nine weeks ended August 2, 2014 (Successor)	$53,741	$597,721	$—	$(612,593	)(A)	$38,869
Thirteen weeks ended November 2, 2013 (Predecessor)	$37,370	$196,601	$—	$(180,230	)(A)	$53,741
Year ended August 3, 2013 (Predecessor)	$34,015	$739,968	$—	$(736,613	)(A)	$37,370
Year ended July 28, 2012 (Predecessor)	$28,558	$694,632	$—	$(689,175	)(A)	$34,015
Reserves for self-insurance
Thirty-nine weeks ended August 2, 2014 (Successor)	$36,632	$58,064	$—	$(55,964	)(B)	$38,732
Thirteen weeks ended November 2, 2013 (Predecessor)	$37,626	$17,380	$—	$(18,374	)(B)	$36,632
Year ended August 3, 2013 (Predecessor)	$36,187	$74,643	$—	$(73,204	)(B)	$37,626
Year ended July 28, 2012 (Predecessor)	$34,969	$64,532	$—	$(63,314	)(B)	$36,187

(A)
Gross margin on actual sales returns, net of commissions.

(B)
Claims and expenses paid, net of employee contributions.

NEIMAN MARCUS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except shares)	May 2, 2015	August 2, 2014	May 3, 2014
	(Successor)	(Successor)	(Successor)
ASSETS
Current assets:
Cash and cash equivalents	$82,211	$196,476	$115,818
Merchandise inventories	1,173,262	1,069,632	1,053,450
Deferred income taxes	33,883	39,049	41,340
Other current assets	108,507	104,617	147,370

Total current assets	1,397,863	1,409,774	1,357,978

Property and equipment, net	1,439,657	1,390,266	1,363,521
Intangible assets, net	3,625,450	3,652,984	3,702,526
Goodwill	2,267,897	2,148,627	2,148,627
Other assets	140,578	160,075	167,570

Total assets	$8,871,445	$8,761,726	$8,740,222

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$280,285	$375,085	$261,928
Accrued liabilities	457,504	452,172	438,906
Current portion of long-term debt	29,426	29,426	29,426

Total current liabilities	767,215	856,683	730,260

Long-term liabilities:
Long-term debt	4,708,612	4,580,521	4,632,824
Deferred income taxes	1,500,914	1,540,076	1,566,554
Other long-term liabilities	439,994	351,852	319,052

Total long-term liabilities	6,649,520	6,472,449	6,518,430

Preferred stock (par value $0.001 per share, 500,000 shares authorized, and no shares issued and outstanding at May 2, 2015, August 2, 2014 and May 3, 2014	—	—	—
Common stock:
Class A—$0.001 par value per share, 3,200,000 shares authorized, and 1,557,350 issued and outstanding at May 2, 2015, August 2, 2014 and May 3, 2014	2	2	2
Class B—$0.001 par value per share, 3,200,000 shares authorized, and 1,557,350 issued outstanding at May 2, 2015, August 2, 2014 and May 3, 2014	2	2	2
Additional paid-in capital	1,584,102	1,584,102	1,583,252
Accumulated other comprehensive (loss) earnings	(43,144)	(17,429)	303
Accumulated deficit	(86,252)	(134,083)	(92,027)

Total stockholders' equity	1,454,710	1,432,594	1,491,532

Total liabilities and stockholders' equity	$8,871,445	$8,761,726	$8,740,222

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Thirteen weeks ended
(in thousands)	May 2, 2015	May 3, 2014
	(Successor)	(Successor)
Revenues	$1,220,100	$1,164,720
Cost of goods sold including buying and occupancy costs (excluding depreciation)	755,034	748,961
Selling, general and administrative expenses (excluding depreciation)	285,689	271,430
Income from credit card program	(11,899)	(13,222)
Depreciation expense	48,070	36,639
Amortization of intangible assets	16,035	36,017
Amortization of favorable lease commitments	13,640	13,525
Other expenses	5,571	8,418

Operating earnings	107,960	62,952
Interest expense, net	72,844	82,222

Earnings (loss) before income taxes	35,116	(19,270)
Income tax expense (benefit)	15,296	(11,266)

Net earnings (loss)	$19,820	$(8,004)

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

(UNAUDITED)

(in thousands)	Thirty-nine weeks ended May 2, 2015	Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Predecessor)

Revenues	$3,928,416	$2,597,513	$1,129,138
Cost of goods sold including buying and occupancy costs (excluding depreciation)	2,502,553	1,801,885	685,408
Selling, general and administrative expenses (excluding depreciation)	894,666	575,995	266,388
Income from credit card program	(40,752)	(28,451)	(14,653)
Depreciation expense	136,590	73,331	34,239
Amortization of intangible assets	66,764	72,034	7,251
Amortization of favorable lease commitments	40,675	27,050	4,469
Other expenses	28,080	74,008	113,900

Operating earnings	299,840	1,661	32,136
Interest expense, net	217,919	160,081	37,315

Earnings (loss) before income taxes	81,921	(158,420)	(5,179)
Income tax expense (benefit)	34,090	(66,393)	7,919

Net earnings (loss)	$47,831	$(92,027)	$(13,098)

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

(UNAUDITED)

	Thirteen weeks ended
(in thousands)	May 2, 2015	May 3, 2014
	(Successor)	(Successor)
Net earnings (loss)	$19,820	$(8,004)
Other comprehensive (loss) earnings:
Foreign currency translation adjustments, net of tax	(15,707)	—
Change in unrealized loss on financial instruments, net of tax	925	588
Change in unrealized loss on unfunded benefit obligations, net of tax	(57)	—

Total other comprehensive (loss) earnings	(14,839)	588

Total comprehensive earnings (loss)	$4,981	$(7,416)

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS) (Continued)

(UNAUDITED)

(in thousands)	Thirty-nine weeks ended May 2, 2015	Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Predecessor)

Net earnings (loss)	$47,831	$(92,027)	$(13,098)
Other comprehensive (loss) earnings:
Foreign currency translation adjustments, net of tax	(21,684)	—	—
Change in unrealized loss on financial instruments, net of tax	(2,007)	303	610
Reclassification of realized loss on financial instruments to earnings, net of tax	—	—	224
Change in unrealized loss on unfunded benefit obligations, net of tax	(2,024)	—	490

Total other comprehensive (loss) earnings	(25,715)	303	1,324

Total comprehensive earnings (loss)	$22,116	$(91,724)	$(11,774)

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	Thirty-nine weeks ended May 2, 2015	Acquisition and Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Predecessor)
CASH FLOWS—OPERATING ACTIVITIES
Net earnings (loss)	$47,831	$(92,027)	$(13,098)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expense	262,446	183,405	48,425
Loss on debt extinguishment	—	7,882	—
Deferred income taxes	(49,207)	(119,637)	(6,326)
Non-cash charges related to acquisitions	10,159	145,062	—
Other	8,417	4,235	6,525

	279,646	128,920	35,526
Changes in operating assets and liabilities, excluding net assets acquired:
Merchandise inventories	(72,215)	105,014	(142,417)
Other current assets	141	46,556	12,111
Other assets	378	3,226	(1,484)
Accounts payable and accrued liabilities	(115,235)	(178,840)	107,091
Deferred real estate credits	30,098	589	1,484
Payment of deferred compensation in connection with the Acquisition	—	(16,623)	—

Net cash provided by operating activities	122,813	88,842	12,311

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	(183,016)	(75,629)	(35,959)
Acquisition of NMG	—	(3,388,585)	—
Acquisition of MyTheresa	(181,727)	—	—
Proceeds from sale of foreign e-commerce retailer	—	35,000	—

Net cash used for investing activities	(364,743)	(3,429,214)	(35,959)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under senior secured asset-based revolving credit facility	480,000	170,000	—
Repayment of borrowings under senior secured asset-based revolving credit facility	(330,000)	(125,000)	—
Borrowings under senior secured term loan facility	—	2,950,000	—
Repayment of borrowings under senior secured term loan facility	(22,070)	(14,732)	—
Borrowings under former senior secured asset-based revolving credit facility	—	—	130,000
Repayment of borrowings under former senior secured asset-based revolving credit facility	—	(145,000)	—
Repayment of borrowings under former senior secured term loan facility	—	(2,433,096)	(126,904)
Borrowings under cash pay notes	—	960,000	—
Borrowings under PIK toggle notes	—	600,000	—
Debt issuance costs paid	(265)	(178,606)	—
Cash equity contributions	—	1,556,500	—

Net cash provided by financing activities	127,665	3,340,066	3,096

CASH AND CASH EQUIVALENTS
Decrease during the period	(114,265)	(306)	(20,552)
Beginning balance	196,476	116,124	136,676

Ending balance	$82,211	$115,818	$116,124

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$230,751	$124,809	$40,789
Income taxes	$58,416	$36,415	$7,544
Non-cash activities:
Equity contribution from management	$—	$26,756	$—
Contingent earn-out obligation incurred in connection with acquisition of MyTheresa	$50,043	$—	$—

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        Neiman Marcus Group, Inc. (f/k/a NM Mariposa Holdings, Inc.) (the Company) is a holding company that conducts operations through its indirect wholly owned subsidiary, Neiman Marcus Group LTD LLC and its subsidiaries (NMG). NMG is a luxury retailer conducting operations principally under the Neiman Marcus, Bergdorf Goodman and MyTheresa brand names. References to "we," "our" and "us" are used to refer to the Company or collectively to the Company and its subsidiaries, as appropriate to the context.

        On October 25, 2013, NMG merged with and into Mariposa Merger Sub LLC (Mariposa) pursuant to an Agreement and Plan of Merger, dated September 9, 2013, by and among the NM Mariposa Holdings, Inc., Mariposa and NMG, with NMG surviving the merger (the Acquisition). As a result of the Acquisition and the Conversion (as defined below), the Company is now a direct parent of Mariposa Intermediate Holdings LLC (Holdings), which in turn is a direct parent of NMG. The Company is owned by entities affiliated with Ares Management, L.P. and Canada Pension Plan Investment Board (together, the Sponsors) and certain co-investors. Previously, The Neiman Marcus Group, Inc. (Predecessor) was a subsidiary of Newton Holding, LLC, which was controlled by investment funds affiliated with TPG Global, LLC (collectively with its affiliates, TPG) and Warburg Pincus LLC (together with TPG, the Former Sponsors). On October 28, 2013, NMG and the Predecessor each converted from a Delaware corporation to a Delaware limited liability company (the Conversion).

        We conduct our luxury retail operations in an integrated omni-channel model consisting of both specialty retail stores and online websites. As a result, we view and report our specialty retail stores and online operations as a single, omni-channel reporting segment.

        The accompanying Condensed Consolidated Financial Statements are presented as "Predecessor" or "Successor" to indicate whether they relate to the period preceding the Acquisition or the period succeeding the Acquisition, respectively. All significant intercompany accounts and transactions have been eliminated.

        We have prepared the accompanying Condensed Consolidated Financial Statements in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and Rule 10-01 of Regulation S-X of the Securities Act of 1933, as amended. Accordingly, these financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with our Condensed Consolidated Financial Statements for the fiscal year ended August 2, 2014. In our opinion, the accompanying Condensed Consolidated Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly our financial position, results of operations and cash flows for the applicable interim periods.

        Our fiscal year ends on the Saturday closest to July 31. Like many other retailers, we follow a 4-5-4 reporting calendar, which means that each fiscal quarter consists of thirteen weeks divided into periods of four weeks, five weeks and four weeks. All references to (i) the third quarter of fiscal year 2015 relate to the thirteen weeks ended May 2, 2015, (ii) the third quarter of fiscal year 2014 relate to the thirteen weeks ended May 3, 2014, (iii) year-to-date fiscal 2015 relate to the thirty-nine weeks ended May 2, 2015 and (iv) year-to-date fiscal 2014 relate to the thirty-nine weeks ended May 3, 2014

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(consisting of the twenty-six weeks ended May 3, 2014 of the Successor and the thirteen weeks ended November 2, 2013 of the Predecessor).

        The luxury retail industry is seasonal in nature, with higher sales typically generated in the fall and holiday selling seasons. Due to seasonal and other factors, the results of operations for the third quarter of fiscal year 2015 are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year as a whole.

ESTIMATES AND CRITICAL ACCOUNTING POLICIES

        Critical Accounting Policies.    A detailed description of our critical accounting policies is included in our Condensed Consolidated Financial Statements for the fiscal year ended August 2, 2014.

        Use of Estimates.    We are required to make estimates and assumptions about future events in preparing our financial statements in conformity with GAAP. These estimates and assumptions affect the amounts of assets, liabilities, revenues and expenses and the disclosure of gain and loss contingencies at the date of the accompanying Condensed Consolidated Financial Statements.

        While we believe that our past estimates and assumptions have been materially accurate, the amounts currently estimated are subject to change if different assumptions as to the outcome of future events were made. We evaluate our estimates and assumptions on an ongoing basis and predicate those estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. We make adjustments to our estimates and assumptions when facts and circumstances dictate. Since future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates and assumptions used in preparing the accompanying Condensed Consolidated Financial Statements.

        We believe the following critical accounting policies, among others, encompass the more significant estimates, assumptions and judgments used in the preparation of the accompanying Condensed Consolidated Financial Statements:

  •
  allocation of the price paid to acquire the Company and MyTheresa (as described below) to our assets and liabilities as of the acquisition dates (as more fully described in Notes 2 and 3);

  •
  recognition of revenues;

  •
  valuation of merchandise inventories, including determination of original retail values, recognition of markdowns and vendor allowances, estimation of inventory shrinkage and determination of cost of goods sold;

  •
  determination of impairment of long-lived assets;

  •
  measurement of liabilities related to our loyalty program;

  •
  recognition of income taxes; and

  •
  measurement of accruals for general liability, workers' compensation and health insurance claims and pension and postretirement health care benefits.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Recent Accounting Pronouncements.    In May 2014, the Financial Accounting Standards Board (the FASB) issued guidance to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the most recent revenue recognition guidance. This new guidance is currently anticipated to be effective for us no earlier than the first quarter of fiscal year 2019 using one of two retrospective application methods. We are currently evaluating which application method to adopt and the impact of adopting this new accounting guidance on our Condensed Consolidated Financial Statements.

        We do not expect that any other recently issued accounting pronouncements will have a material impact on our Condensed Consolidated Financial Statements.

NOTE 2. THE ACQUISITION

        The Acquisition was completed on October 25, 2013 and was financed by:

  •
  borrowings of $75.0 million under the senior secured asset-based revolving credit facility (as amended, the Asset-Based Revolving Credit Facility);

  •
  borrowings of $2,950.0 million under the senior secured term loan facility (as amended, the Senior Secured Term Loan Facility and, together with the Asset-Based Revolving Credit Facility, the Senior Secured Credit Facilities);

  •
  issuance of $960.0 million aggregate principal amount of 8.00% senior cash pay notes due 2021 (the Cash Pay Notes);

  •
  issuance of $600.0 million aggregate principal amount of 8.75%/9.50% senior PIK toggle notes due 2021 (the PIK Toggle Notes); and

  •
  $1,583.3 million of equity investments funded by direct and indirect equity investments from the Sponsors, certain co-investors and management.

        The Acquisition occurred simultaneously with:

  •
  the closing of the financing transactions and equity investments described previously;

  •
  the termination of the former $700.0 million senior secured asset-based revolving credit facility (the Former Asset-Based Revolving Credit Facility); and

  •
  the termination of the former $2,560.0 million senior secured term loan facility (the Former Senior Secured Term Loan Facility and, together with the Former Asset-Based Revolving Credit Facility, the Former Senior Secured Credit Facilities).

        We have accounted for the Acquisition in accordance with the provisions of FASB Accounting Standards Codification Topic 805, Business Combinations, whereby the purchase price paid to effect the Acquisition was allocated to state the acquired assets and liabilities at fair value. The Acquisition and the preliminary allocation of the purchase price were recorded for accounting purposes as of November 2, 2013, the end of our first quarter of fiscal year 2014.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 2. THE ACQUISITION (Continued)

        In connection with the allocation of the purchase price, we made estimates of the fair values of our long-lived and intangible assets based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases, valuation results from independent valuation specialists. As of November 2, 2013, we recorded preliminary purchase accounting adjustments to increase the carrying value of our property and equipment and inventory, to revalue intangible assets for our tradenames, customer lists and favorable lease commitments and to revalue our long-term benefit plan obligations, among other things. We revised these preliminary purchase accounting adjustments during the second, third and fourth quarters of fiscal year 2014 as additional information became available. The final purchase accounting adjustments, as reflected in our Consolidated Balance Sheet as of August 2, 2014, were as follows (in millions):

Consideration payable to former equity holders (including $26.8 million management rollover)		$3,382.7
Capitalized transaction costs		32.7

Total consideration paid to effect the Acquisition		3,415.4
Net assets acquired at historical cost		821.9
Adjustments to state acquired assets at fair value:
(1) Increase carrying value of merchandise inventories	$129.6
(2) Increase carrying value of property and equipment	457.7
(3) Revalue intangible assets:
Tradenames	739.3
Other definite-lived intangible assets, primarily customer lists	492.1
Favorable lease commitments	799.8
(4) Change in carrying values of other assets and liabilities	(67.0)
(5) Write-off of historical deferred lease credits	102.3
(6) Write-off of historical debt issuance costs	(31.3)
(7) Write-off of historical goodwill	(1,263.4)
(8) Settlement of unvested Predecessor stock options (Note 10)	51.5
(9) Tax impact of valuation adjustments and other tax benefits	(965.7)

Total adjustments to state acquired assets at fair value		444.9

Net assets acquired at fair value		1,266.8

Excess purchase price related to the Acquisition recorded as goodwill		$2,148.6

        The accompanying Condensed Consolidated Financial Statements as of May 3, 2014 and for the thirteen and twenty-six weeks then ended have been recast to reflect the final purchase accounting adjustments reflected in our Consolidated Balance Sheet as of August 2, 2014.

NOTE 3. MYTHERESA ACQUISITION

        In October 2014, we acquired MyTheresa, a luxury retailer headquartered in Munich, Germany. The operations of MyTheresa are primarily conducted through the MyTheresa.com global luxury website. As of the time of the acquisition, the annual revenues of MyTheresa were approximately

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 3. MYTHERESA ACQUISITION (Continued)

$130 million. The purchase price paid to acquire MyTheresa, net of cash acquired, was $181.7 million, which was financed through a combination of cash and debt. In addition, the MyTheresa purchase agreement contains contingent earn-out payments of up to €27.5 million per year for operating performance for each of calendar years 2015 and 2016.

        During the third quarter of fiscal year 2015, we finalized the allocation of the purchase price paid to the acquired assets and liabilities of MyTheresa. Acquired intangible assets and the contingent earn-out obligation at fair value are as follows:

(in millions)	Acquisition Fair Value
Customer lists	$18.8
Tradenames	74.8
Goodwill	140.0
Contingent earn-out obligation	50.0

        MyTheresa results of operations are included in our condensed consolidated results of operations effective the second quarter of fiscal year 2015.

NOTE 4. FAIR VALUE MEASUREMENTS

        Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. Assets and liabilities are classified using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value as follows:

  •
  Level 1—Unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—Observable market-based inputs or unobservable inputs corroborated by market data.

  •
  Level 3—Unobservable inputs reflecting management's estimates and assumptions.

        The following table shows the Company's financial assets that are required to be measured at fair value on a recurring basis in our Condensed Consolidated Balance Sheets:

(in thousands)	Fair Value Hierarchy	May 2, 2015	August 2, 2014	May 3, 2014
		(Successor)	(Successor)	(Successor)
Other long-term assets:
Interest rate caps	Level 2	$106	$1,132	$2,000
Other long-term liabilities:
Contingent earn-out obligation	Level 3	$45,661	$—	$—

        The fair value of the interest rate caps are estimated using industry standard valuation models using market-based observable inputs, including interest rate curves. In addition, the fair value of the interest rate caps includes consideration of the counterparty's non-performance risk.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 4. FAIR VALUE MEASUREMENTS (Continued)

        The fair value of the contingent earn-out obligation incurred in connection with the acquisition of MyTheresa was estimated as of the acquisition date using a valuation model that measured the present value of the probable cash payments to be made. The significant unobservable inputs used in the fair value measurement are the forecasted operating performance of MyTheresa and the discount rate that captures the risk associated with the obligation. We update our assumptions based on new developments and adjust the carrying value of the obligation to its estimated fair value at each reporting date.

        The carrying values of cash and cash equivalents, credit card receivables and accounts payable approximate fair value due to their short-term nature. We determine the fair value of our long-term debt on a non-recurring basis, which results are summarized as follows:

		May 2, 2015 (Successor)		August 2, 2014 (Successor)		May 3, 2014 (Successor)
(in thousands)	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt:
Asset-Based Revolving Credit Facility	Level 2	$150,000	$150,000	$—	$—	$45,000	$45,000
Senior Secured Term Loan Facility	Level 2	2,905,842	2,920,371	2,927,912	2,907,797	2,935,268	2,935,268
Cash Pay Notes	Level 2	960,000	1,034,400	960,000	994,800	960,000	1,046,400
PIK Toggle Notes	Level 2	600,000	648,120	600,000	633,000	600,000	657,000
2028 Debentures	Level 2	122,196	125,320	122,035	127,500	121,982	125,156

        We estimated the fair value of long-term debt using (i) prevailing market rates for debt of similar remaining maturities and credit risk for the Senior Secured Credit Facilities and (ii) quoted market prices of the same or similar issues for the Cash Pay Notes, the PIK Toggle Notes and the $125.0 million aggregate principal amount of 7.125% Debentures due 2028 (the 2028 Debentures and, together with the Cash Pay Notes and the PIK Toggle Notes, the Notes).

        In connection with purchase accounting, we made estimates of the fair value of our long-lived and intangible assets based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases, valuation results from independent valuation specialists (Level 3 determination of fair value). We also measure certain non-financial assets at fair value on a non-recurring basis, primarily long-lived assets, intangible assets and goodwill, in connection with our periodic evaluations of such assets for potential impairment.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 5. INTANGIBLE ASSETS, NET AND GOODWILL

(in thousands)	May 2, 2015	August 2, 2014	May 3, 2014
	(Successor)	(Successor)	(Successor)
Favorable lease commitments, net	$1,054,092	$1,094,767	$1,108,291
Other definite-lived intangible assets, net	536,960	587,519	623,537
Tradenames	2,034,398	1,970,698	1,970,698

Intangible assets, net	$3,625,450	$3,652,984	$3,702,526

Goodwill	$2,267,897	$2,148,627	$2,148,627

        Intangible Assets Subject to Amortization.    Our definite-lived intangible assets, which primarily consist of customer lists, are amortized using accelerated methods which reflect the pattern in which we receive the economic benefit of the asset, currently estimated at 6 to 16 years (weighted average life of 13 years from acquisition). Favorable lease commitments are amortized straight-line over the remaining lives of the leases, ranging from two to 55 years (weighted average life of 30 years from acquisition).

        Total amortization of all intangible assets recorded in connection with acquisitions for the current and next five fiscal years is currently estimated as follows (in thousands):

May 3, 2015 through August 1, 2015	$28,815
2016	110,939
2017	105,031
2018	99,138
2019	96,014
2020	89,354

        At May 2, 2015, accumulated amortization was $174.6 million for other definite-lived intangible assets and $81.2 million for favorable lease commitments.

        Indefinite-lived Intangible Assets and Goodwill.    Indefinite-lived intangible assets, such as our Neiman Marcus, Bergdorf Goodman and MyTheresa tradenames and goodwill, are not subject to amortization. Rather, we assess the recoverability of indefinite-lived intangible assets and goodwill in the fourth quarter of each fiscal year and upon the occurrence of certain events.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 6. LONG-TERM DEBT

        The significant components of our long-term debt are as follows:

(in thousands)	Interest Rate	May 2, 2015	August 2, 2014	May 3, 2014
		(Successor)	(Successor)	(Successor)
Asset-Based Revolving Credit Facility	variable	$150,000	$—	$45,000
Senior Secured Term Loan Facility	variable	2,905,842	2,927,912	2,935,268
Cash Pay Notes	8.00%	960,000	960,000	960,000
PIK Toggle Notes	8.75%/9.50%	600,000	600,000	600,000
2028 Debentures	7.125%	122,196	122,035	121,982

Total debt		4,738,038	4,609,947	4,662,250
Less: current portion of Senior Secured Term Loan Facility		(29,426)	(29,426)	(29,426)

Long-term debt		$4,708,612	$4,580,521	$4,632,824

        Asset-Based Revolving Credit Facility.    At May 2, 2015, we had a senior secured Asset-Based Revolving Credit Facility providing for a maximum committed borrowing capacity of $900.0 million. The Asset-Based Revolving Credit Facility matures on October 25, 2018. On May 2, 2015, we had $150.0 million of borrowings outstanding under this facility, no outstanding letters of credit and $660.0 million of unused borrowing availability.

        Availability under the Asset-Based Revolving Credit Facility is subject to a borrowing base. The Asset-Based Revolving Credit Facility includes borrowing capacity available for letters of credit (up to $150.0 million, with any such issuance of letters of credit reducing the amount available under the Asset-Based Revolving Credit Facility on a dollar-for-dollar basis) and for borrowings on same-day notice. The borrowing base is equal to at any time the sum of (a) 90% of the net orderly liquidation value of eligible inventory, net of certain reserves, plus (b) 90% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds from the sale or disposition of inventory, less certain reserves, plus (c) 100% of segregated cash held in a restricted deposit account. To the extent that excess availability is not equal to or greater than the greater of (a) 10% of the lesser of (1) the aggregate revolving commitments and (2) the borrowing base and (b) $50.0 million, we will be required to maintain a fixed charge coverage ratio.

        The Asset-Based Revolving Credit Facility permits us to increase commitments under the Asset-Based Revolving Credit Facility or add one or more incremental term loans to the Asset-Based Revolving Credit Facility by an amount not to exceed $200.0 million. However, the lenders are under no obligation to provide any such additional commitments or loans, and any increase in commitments or incremental term loans will be subject to customary conditions precedent. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the size of the Asset-Based Revolving Credit Facility could be increased to up to $1,100.0 million, but our ability to borrow would still be limited by the amount of the borrowing base. The cash proceeds of any incremental term loans may be used for working capital and general corporate purposes.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 6. LONG-TERM DEBT (Continued)

        At May 2, 2015, borrowings under the Asset-Based Revolving Credit Facility bore interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Deutsche Bank AG New York Branch (the administrative agent), (2) the federal funds effective rate plus 1/2 of 1.00% and (3) the adjusted one-month LIBOR plus 1.00%, or (b) LIBOR, subject to certain adjustments, in each case plus an applicable margin (1.25% at May 2, 2015). The applicable margin is up to 0.75% with respect to base rate borrowings and up to 1.75% with respect to LIBOR borrowings. The applicable margin is subject to adjustment based on the average historical excess availability under the Asset-Based Revolving Credit Facility. The weighted average interest rate on the outstanding borrowings pursuant to the Asset-Based Revolving Credit Facility was 1.78% at May 2, 2015. In addition, we are required to pay a commitment fee in respect of unused commitments at a rate of 0.25% per annum. We must also pay customary letter of credit fees and agency fees.

        If at any time the aggregate amount of outstanding revolving loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Asset-Based Revolving Credit Facility exceeds the lesser of (a) the aggregate revolving commitments and (b) the borrowing base, we will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the excess availability under the Asset-Based Revolving Credit Facility is less than the greater of (a) 10% of the lesser of (1) the aggregate revolving commitments and (2) the borrowing base and (b) $50.0 million for a period of five or more consecutive business days, funds held in a collection account maintained with the agent would be applied to repay the loans and other obligations and cash collateralize letters of credit. We would then be required to make daily deposits in the collection account maintained with the agent under the Asset-Based Revolving Credit Facility.

        We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. There is no scheduled amortization under the Asset-Based Revolving Credit Facility; the principal amount of the revolving loans outstanding thereunder will be due and payable in full on October 25, 2018, unless extended.

        The Asset-Based Revolving Credit Facility is guaranteed by Holdings and each of our current and future direct and indirect wholly owned subsidiaries (subsidiary guarantors) other than (a) unrestricted subsidiaries, (b) certain immaterial subsidiaries, (c) foreign subsidiaries and any domestic subsidiary of a foreign subsidiary, (d) certain holding companies of foreign subsidiaries, (e) captive insurance subsidiaries, not for profit subsidiaries, or a subsidiary which is a special purpose entity for securitization transactions or like special purposes and (f) any subsidiary that is prohibited by applicable law or contractual obligation from acting as a guarantor or which would require governmental approval to provide a guarantee. At May 2, 2015, the assets of non-guarantor subsidiaries, primarily NMG Germany GmbH (through which we conduct the operations of MyTheresa), aggregated $249.9 million, or 2.8% of consolidated total assets. All obligations under the Asset-Based Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain significant exceptions, by substantially all of the assets of Holdings, NMG and the subsidiary guarantors.

        The Asset-Based Revolving Credit Facility contains covenants limiting, among other things, dividends and other restricted payments, investments, loans, advances and acquisitions, and

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 6. LONG-TERM DEBT (Continued)

prepayments or redemptions of other indebtedness. These covenants permit such restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that we must have (x) pro forma excess availability under the Asset-Based Revolving Credit Facility for each day of the 30-day period prior to such actions, which exceeds the greater of $90.0 million or 15% of the lesser of (a) the revolving commitments under the Asset-Based Revolving Credit Facility and (b) the borrowing base and (y) a pro forma fixed charge coverage ratio of at least 1.0 to 1.0, unless pro forma excess availability for each day of the 30-day period prior to such actions under the Asset-Based Revolving Credit Facility would exceed the greater of (1) $200.0 million and (2) 25% of the lesser of (i) the aggregate revolving commitments under the Asset-Based Revolving Credit Facility and (ii) the borrowing base. The Asset-Based Revolving Credit Facility also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        For a more detailed description of the Asset-Based Revolving Credit Facility, refer to Note 7 of the Notes to Consolidated Financial Statements for the fiscal year ended August 2, 2014.

        Senior Secured Term Loan Facility.    On October 25, 2013, we entered into a credit agreement and related security and other agreements for the $2,950.0 million Senior Secured Term Loan Facility. At May 2, 2015 (after giving effect to the Refinancing Amendment described below), the outstanding balance under the Senior Secured Term Loan Facility was $2,905.8 million. The principal amount of the loans outstanding is due and payable in full on October 25, 2020.

        The Senior Secured Term Loan Facility permits us to increase the term loans or add a separate tranche of term loans by an amount not to exceed $650.0 million plus an unlimited amount that would result (a) in the case of any incremental term loan facility to be secured equally and ratably with the term loans, a senior secured first lien net leverage ratio equal to or less than 4.25 to 1.00, and (b) in the case of any incremental term loan facility to be secured on a junior basis to the term loans, to be subordinated in right of payment to the term loans or unsecured and pari passu in right of payment with the term loans, a total net leverage ratio equal to or less than the total net leverage ratio as of October 25, 2013.

        On March 13, 2014, we entered into a refinancing amendment with respect to the Senior Secured Term Loan Facility (the Refinancing Amendment). The Refinancing Amendment provided for an immediate reduction in the interest rate margin applicable to the loans outstanding under the Senior Secured Term Loan Facility from (a) 4.00% to 3.25% for LIBOR borrowings and (b) 3.00% to 2.25% for base rate borrowings. In addition, the interest rate margin in the event of a step down based on our senior secured first lien net leverage, as defined in the credit agreement governing the Senior Secured Term Loan Facility, was reduced from (1) 3.75% to 3.00% for LIBOR borrowings and (2) 2.75% to 2.00% for base rate borrowings. Substantially all other terms are consistent with the credit agreement governing the Senior Secured Term Loan Facility as of October 25, 2013, including the amortization schedule and maturity dates. In connection with the Refinancing Amendment, we incurred costs of $29.5 million, which were capitalized as debt issuance costs (included in other assets). In addition, we incurred a loss on debt extinguishment of $7.9 million, which primarily consisted of the write-off of debt issuance costs, previously incurred in connection with the initial issuance of the Senior Secured Term Loan Facility, allocable to lenders that no longer participate in the Senior Secured Term Loan

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 6. LONG-TERM DEBT (Continued)

Facility subsequent to the refinancing. The loss on debt extinguishment was recorded in the third quarter of fiscal year 2014 as a component of interest expense.

        At May 2, 2015, borrowings under the Senior Secured Term Loan Facility bore interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Credit Suisse AG (the administrative agent), (2) the federal funds effective rate plus 1/2 of 1.00% and (3) the adjusted one-month LIBOR plus 1.00%, or (b) an adjusted LIBOR (for a period equal to the relevant interest period, and in any event, never less than 1.00%), subject to certain adjustments, in each case plus an applicable margin. The applicable margin is up to 2.25% with respect to base rate borrowings and up to 3.25% with respect to LIBOR borrowings. The applicable margin is subject to adjustment based on our senior secured first lien net leverage ratio. The applicable margin with respect to outstanding LIBOR borrowings was 3.25% at May 2, 2015. The interest rate on the outstanding borrowings pursuant to the Senior Secured Term Loan Facility was 4.25% at May 2, 2015.

        Subject to certain exceptions and reinvestment rights, the Senior Secured Term Loan Facility requires that 100% of the net cash proceeds from certain asset sales and debt issuances and 50% (which percentage will be reduced to 25% if our senior secured first lien net leverage ratio, as defined in the credit agreement governing the Senior Secured Term Loan Facility, is equal to or less than 4.0 to 1.0 but greater than 3.5 to 1.0 and will be reduced to 0% if our senior secured first lien net leverage ratio is equal to or less than 3.5 to 1.0) from excess cash flow, as defined in the credit agreement governing the Senior Secured Term Loan Facility, for each of our fiscal years (commencing with the period ended July 26, 2015) must be used to prepay outstanding term loans under the Senior Secured Term Loan Facility at 100% of the principal amount to be prepaid, plus accrued and unpaid interest. We were not required to prepay any outstanding term loans pursuant to the annual excess cash flow requirements for fiscal year 2014.

        We may repay all or any portion of the Senior Secured Term Loan Facility at any time, subject to redeployment costs in the case of prepayment of LIBOR borrowings other than the last day of the relevant interest period. The Senior Secured Term Loan Facility amortizes in equal quarterly installments in an amount equal to 1.00% per annum of the principal amount outstanding as of the Refinancing Amendment, less certain voluntary or mandatory prepayments, with the remaining balance due at final maturity.

        The Senior Secured Term Loan Facility is guaranteed by Holdings and each of our current and future subsidiary guarantors other than (a) unrestricted subsidiaries, (b) certain immaterial subsidiaries, (c) foreign subsidiaries and any domestic subsidiary of a foreign subsidiary, (d) certain holding companies of foreign subsidiaries, (e) captive insurance subsidiaries, not for profit subsidiaries, or a subsidiary which is a special purpose entity for securitization transactions or like special purposes and (f) any subsidiary that is prohibited by applicable law or contractual obligation from acting as a guarantor or which would require governmental approval to provide a guarantee. As of May 2, 2015, the assets of non-guarantor subsidiaries, primarily NMG Germany GmbH (through which we conduct the operations of MyTheresa), aggregated $249.9 million, or 2.8% of consolidated total assets. All obligations under the Senior Secured Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of Holdings, NMG and the subsidiary guarantors.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 6. LONG-TERM DEBT (Continued)

        The credit agreement governing the Senior Secured Term Loan Facility contains a number of negative covenants and covenants related to the security arrangements for the Senior Secured Term Loan Facility. The credit agreement also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        For a more detailed description of the Senior Secured Term Loan Facility, refer to Note 7 of the Notes to Consolidated Financial Statements for the fiscal year ended August 2, 2014.

        Cash Pay Notes.    In connection with the Acquisition, we incurred indebtedness in the form of $960.0 million aggregate principal amount of 8.00% Senior Cash Pay Notes due 2021. Interest on the Cash Pay Notes is payable semi-annually in arrears on each April 15 and October 15. The Cash Pay Notes are guaranteed by the same entities that guarantee the Senior Secured Term Loan Facility, other than Holdings. The Cash Pay Notes are unsecured and the guarantees are full and unconditional. The Cash Pay Notes mature on October 15, 2021.

        We may redeem the Cash Pay Notes, in whole or in part, at any time or from time to time prior to October 15, 2016, at a price equal to 100% of the principal amount of the Cash Pay Notes redeemed plus accrued and unpaid interest up to the redemption date plus the applicable premium. In addition, we may redeem up to 40% in the aggregate principal amount of the Cash Pay Notes with the net proceeds of certain equity offerings at any time and from time to time before October 15, 2016 at a redemption price equal to 108.00% of the face amount thereof, plus accrued and unpaid interest up to the date of redemption, so long as at least 50% of the original aggregate principal amount of the Cash Pay Notes remain outstanding after such redemption and such redemption occurs within 120 days of the equity offering. On and after October 15, 2016, we may redeem the Cash Pay Notes, in whole or in part, at the redemption prices set forth in the indenture governing the Cash Pay Notes.

        For a more detailed description of the Cash Pay Notes, refer to Note 7 of the Notes to Consolidated Financial Statements for the fiscal year ended August 2, 2014.

        PIK Toggle Notes.    In connection with the Acquisition, we incurred indebtedness in the form of $600.0 million aggregate principal amount of the 8.75%/9.50% Senior PIK Toggle Notes due 2021. The PIK Toggle Notes are guaranteed by the same entities that guarantee the Senior Secured Term Loan Facility, other than Holdings. The PIK Toggle Notes are unsecured and the guarantees are full and unconditional. The PIK Toggle Notes mature on October 15, 2021. Interest on the PIK Toggle Notes is payable semi-annually in arrears on each April 15 and October 15. Interest on the PIK Toggle Notes was paid entirely in cash for the first two interest payments and now may be paid (i) entirely in cash (Cash Interest), (ii) entirely by increasing the principal amount of the PIK Toggle Notes by the relevant interest (PIK Interest), or (iii) 50% in Cash Interest and 50% in PIK Interest, subject to certain restrictions on the timing and number of elections of PIK Interest or partial PIK Interest payments. Cash Interest on the PIK Toggle Notes accrues at a rate of 8.75% per annum. PIK Interest on the PIK Toggle Notes accrues at a rate of 9.50% per annum.

        We may redeem the PIK Toggle Notes, in whole or in part, at any time and from time to time prior to October 15, 2016, at a price equal to 100% of the principal amount of the PIK Toggle Notes redeemed plus accrued and unpaid interest up to the redemption date plus the applicable premium. In

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 6. LONG-TERM DEBT (Continued)

addition, we may redeem up to 40% in the aggregate principal amount of the PIK Toggle Notes with the net proceeds of certain equity offerings at any time and from time to time before October 15, 2016 at a redemption price equal to 108.75% of the face amount thereof, plus accrued and unpaid interest up to the date of redemption, so long as at least 50% of the original aggregate principal amount of the PIK Toggle Notes remain outstanding after such redemption and such redemption occurs within 120 days of the equity offering. On and after October 15, 2016, we may redeem the PIK Toggle Notes, in whole or in part, at the redemption prices set forth in the indenture governing the PIK Toggle Notes.

        For a more detailed description of the PIK Toggle Notes, refer to Note 7 of the Notes to Consolidated Financial Statements for the fiscal year ended August 2, 2014.

        2028 Debentures.    The Neiman Marcus Group LLC (NMG LLC), a wholly owned subsidiary of NMG, has outstanding $125.0 million aggregate principal amount of our 7.125% Senior Debentures due 2028. The 2028 Debentures are secured by a first lien security interest on certain collateral subject to liens granted under the Senior Secured Credit Facilities. The 2028 Debentures are guaranteed on an unsecured, senior basis by NMG. The guarantee is full and unconditional. At May 2, 2015, our non-guarantor subsidiaries consisted principally of Bergdorf Goodman, Inc., through which we conduct the operations of our Bergdorf Goodman stores, NM Nevada Trust, which holds legal title to certain real property and intangible assets used by us in conducting our operations, and NMG Germany GmbH, through which we conduct the operations of MyTheresa. The 2028 Debentures include certain restrictive covenants and a cross-acceleration provision in respect of any other indebtedness that has an aggregate principal amount exceeding $15.0 million. The 2028 Debentures mature on June 1, 2028.

        For a more detailed description of the 2028 Debentures, refer to Note 7 of the Notes to Consolidated Financial Statements for the fiscal year ended August 2, 2014.

        Former Asset-Based Revolving Credit Facility.    In connection with the Acquisition, NMG repaid all outstanding obligations of $145.0 million under the Former Asset-Based Revolving Credit Facility and terminated the facility on October 25, 2013. This facility was replaced by the Asset-Based Revolving Credit Facility.

        Former Senior Secured Term Loan Facility.    In connection with the Acquisition, NMG repaid the outstanding balance of $2,433.1 million under the Former Senior Secured Term Loan Facility on October 25, 2013. This facility was replaced by the Senior Secured Term Loan Facility.

        Maturities of Long-term Debt.    Annual maturities of long-term debt outstanding at May 2, 2015 during the current and next five fiscal years and thereafter are as follows (in millions):

May 3, 2015 through August 1, 2015	$7.4
2016	29.4
2017	29.4
2018	29.4
2019	179.4
2020	29.4
Thereafter	4,433.6

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 6. LONG-TERM DEBT (Continued)

        The previous table does not reflect future excess cash flow prepayments, if any, that may be required under the Senior Secured Term Loan Facility.

        Interest Expense.    The significant components of interest expense are as follows:

	Quarter-to-date		Year-to-date
(in thousands)	Thirteen weeks ended May 2, 2015	Thirteen weeks ended May 3, 2014	Thirty-nine weeks ended May 2, 2015	Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)

Asset-Based Revolving Credit Facility	$402	$33	$1,117	$291	$75
Senior Secured Term Loan Facility	31,326	34,003	94,310	71,286	3,687
Cash Pay Notes	19,200	18,986	57,600	38,400	2,773
PIK Toggle Notes	13,125	12,979	39,375	26,250	1,896
2028 Debentures	2,227	2,227	6,680	4,454	2,226
Former Asset-Based Revolving Credit Facility	—	—	—	—	477
Former Senior Secured Term Loan Facility	—	—	—	—	22,521
Amortization of debt issue costs	6,143	5,845	18,417	10,990	2,466
Other, net	923	570	2,100	1,094	1,334
Capitalized interest	(502)	(303)	(1,680)	(566)	(140)

	$72,844	$74,340	$217,919	$152,199	$37,315
Loss on debt extinguishment	—	7,882	—	7,882	—

Interest expense, net	$72,844	$82,222	$217,919	$160,081	$37,315

        We recorded interest expense of $8.4 million during the first quarter of fiscal year 2014 related to debt incurred as a result of the Acquisition.

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS

        At May 2, 2015, we had outstanding floating rate debt obligations of $3,055.8 million. In April 2014, we entered into interest rate cap agreements (at a cost of $2.0 million) for an aggregate notional amount of $1,400.0 million to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. The interest rate cap agreements cap LIBOR at 3.00% from December 2014 through December 2016 with respect to the $1,400.0 million notional amount of such agreements. In the event LIBOR is less than 3.00%, we will pay interest at the lower LIBOR rate. In the event LIBOR is higher than 3.00%, we will pay interest at the capped rate of 3.00%. On May 2, 2015, the fair value of our interest rate caps was $0.1 million.

        Gains and losses realized due to the expiration of applicable portions of the interest rate caps are reclassified to interest expense at the time our quarterly interest payments are made. Losses of $0.4 million were realized in the first quarter of fiscal year 2014. No gains or losses were realized in the

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

third quarter of fiscal years 2015 and 2014, year-to-date fiscal 2015 or the twenty-six weeks ended May 3, 2014.

NOTE 8. INCOME TAXES

        Our effective income tax rates are as follows:

	Quarter-to-date		Year-to-date
	Thirteen weeks ended May 2, 2015	Thirteen weeks ended May 3, 2014	Thirty-nine weeks ended May 2, 2015	Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)

Effective income tax rate	43.6%	58.5%	41.6%	41.9%	152.9%

        Our effective income tax rates for the third quarter of fiscal year 2015 and year-to-date fiscal 2015 exceeded the federal statutory tax rate due to the non-deductible portion of transaction and other costs incurred in connection with our acquisition of MyTheresa and state income taxes. Our effective income tax rates for the third quarter of fiscal year 2014, the twenty-six weeks ended May 3, 2014 and the first quarter of fiscal year 2014 exceeded the federal statutory tax rates due to the non-deductible portion of transaction costs incurred in connection with the Acquisition, state income taxes and the lack of a U.S. tax benefit related to the losses from our prior investment in a foreign e-commerce retailer.

        At May 2, 2015, the gross amount of unrecognized tax benefits was $2.0 million ($1.3 million of which would impact our effective tax rate, if recognized). We classify interest and penalties as a component of income tax expense and our liability for accrued interest and penalties was $4.6 million at May 2, 2015, $5.1 million at August 2, 2014 and $5.0 million at May 3, 2014.

        We file income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. The Internal Revenue Service (IRS) is currently auditing our fiscal year 2012 and short-year 2013 federal income tax returns. With respect to state, local and foreign jurisdictions, with limited exceptions, we are no longer subject to income tax audits for fiscal years before 2011. We believe our recorded tax liabilities as of May 2, 2015 are sufficient to cover any potential assessments to be made by the IRS or other taxing authorities upon the completion of their examinations and we will continue to review our recorded tax liabilities for potential audit assessments based upon subsequent events, new information and future circumstances. We believe it is reasonably possible that additional adjustments in the amounts of our unrecognized tax benefits could occur within the next twelve months as a result of settlements with tax authorities or expiration of statutes of limitation. At this time, we do not believe such adjustments will have a material impact on our Condensed Consolidated Financial Statements.

        Subsequent to the Acquisition, the Company and its subsidiaries file U.S. federal income taxes as a consolidated group.

NOTE 9. EMPLOYEE BENEFIT PLANS

        Description of Benefit Plans.    We currently maintain defined contribution plans consisting of a retirement savings plan (RSP) and a defined contribution supplemental executive retirement plan (Defined Contribution SERP Plan). In addition, we sponsor a defined benefit pension plan (Pension

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

Plan) and an unfunded supplemental executive retirement plan (SERP Plan), which provides certain employees additional pension benefits. As of the third quarter of fiscal year 2010, benefits offered to all participants in our Pension Plan and SERP Plan were frozen. Retirees and active employees hired prior to March 1, 1989 are eligible for certain limited postretirement health care benefits (Postretirement Plan) if they meet certain service and minimum age requirements. We also sponsor an unfunded key employee deferred compensation plan, which provides certain employees with additional benefits.

        Obligations for our employee benefit plans, included in other long-term liabilities, are as follows:

(in thousands)	May 2, 2015	August 2, 2014	May 3, 2014
	(Successor)	(Successor)	(Successor)
Pension Plan	$197,358	$189,890	$162,958
SERP Plan	109,515	113,787	108,481
Postretirement Plan	10,777	10,945	14,643

	317,650	314,622	286,082
Less: current portion	(5,814)	(6,602)	(5,754)

Long-term portion of benefit obligations	$311,836	$308,020	$280,328

        Funding Policy and Plan Status.    Our policy is to fund the Pension Plan at or above the minimum level required by law. In fiscal year 2014, we were not required to make contributions to the Pension Plan. As of May 2, 2015, we do not believe we will be required to make contributions to the Pension Plan for fiscal year 2015. We will continue to evaluate voluntary contributions to our Pension Plan based upon the unfunded position of the Pension Plan, our available liquidity and other factors.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

        Cost of Benefits.    The components of the expenses we incurred under our Pension Plan, SERP Plan and Postretirement Plan are as follows:

	Quarter-to-date		Year-to-date
(in thousands)	Thirteen weeks ended May 2, 2015	Thirteen weeks ended May 3, 2014	Thirty-nine weeks ended May 2, 2015	Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)

Pension Plan:
Interest cost	$6,382	$6,420	$19,146	$12,201	$5,781
Expected return on plan assets	(6,234)	(6,167)	(18,702)	(12,333)	(6,401)
Net amortization of losses	—	—	—	—	1,095

Pension Plan expense (income)	$148	$253	$444	$(132)	$475

SERP Plan:
Interest cost	$1,126	$1,200	$3,378	$2,304	$1,104

SERP Plan expense	$1,126	$1,200	$3,378	$2,304	$1,104

Postretirement Plan:
Service cost	$3	$7	$9	$12	$5
Interest cost	113	173	339	315	142
Net amortization of prior service cost	—	—	—	—	(321)
Net amortization of (gains) losses	(93)	—	(279)	—	35

Postretirement Plan expense (income)	$23	$180	$69	$327	$(139)

NOTE 10. STOCK-BASED COMPENSATION

PREDECESSOR

        Stock Options.    Predecessor had equity-based management arrangements, which authorized equity awards to be granted to certain management employees. At the time of the Acquisition, Predecessor stock options for 101,730 shares were outstanding, consisting of vested options for 67,899 shares and unvested options for 33,831 shares. In connection with the Acquisition, previously unvested options became fully vested on October 25, 2013.

        All Predecessor stock options were subject to settlement in connection with the Acquisition in amounts equal to the excess of the per share merger consideration over the exercise prices of such options. The fair value of the consideration payable to holders of Predecessor stock options aggregated $187.4 million. Of such amount, $135.9 million represented the fair value of previously vested options, which was included in the consideration paid by the Sponsors to acquire the Company. The remaining $51.5 million represented the fair value of previously unvested options. Such amount was expensed in the results of operations of the Successor for the second quarter of fiscal year 2014.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 10. STOCK-BASED COMPENSATION (Continued)

SUCCESSOR

        Stock Options.    Subsequent to the Acquisition, we established various incentive plans pursuant to which eligible employees, consultants and non-employee directors are eligible to receive stock-based awards. Under the incentive plans, we are authorized to grant stock options, restricted stock and other types of awards that are valued in whole or in part by reference to, or are payable or otherwise based on, the shares of common stock.

        Co-Invest Options.    In connection with the Acquisition, certain executive officers of the Company rolled over a portion of the amounts otherwise payable in settlement of their Predecessor stock options into stock options of the Company representing a total of 56,979 shares of common stock of the Company (the Co-Invest Options).

        The number of Co-Invest Options issued upon conversion of Predecessor stock options was equal to the product of (a) the number of shares subject to the applicable Predecessor stock options multiplied by (b) the ratio of the per share merger consideration over the fair market value of a share of the Company, which was approximately 3.1x (the Exchange Ratio). The exercise price of each Predecessor stock option was adjusted by dividing the original exercise price of the Predecessor stock option by the Exchange Ratio. Following the conversion, the exercise prices of the Co-Invest Options range from $180 to $644 per share. As of the date of the Acquisition, the aggregate intrinsic value of the Co-Invest Options equaled the intrinsic value of the rolled over Predecessor stock options. The Co-Invest Options are fully vested and are exercisable at any time prior to the applicable expiration dates related to the original grant of the Predecessor options. The Co-Invest Options contain sale and repurchase provisions.

        Non-Qualified Stock Options.    Pursuant to the terms of the incentive plans, we granted time-vested and performance-vested non-qualified stock options to certain executive officers, non-executive officers and non-employee directors of the Company. These non-qualified stock options will expire no later than the tenth anniversary of the grant date and each grant consists of options to purchase an equal number of shares of our Class A common stock and Class B common stock.

        Accounting for Successor Stock Options.    Prior to an initial public offering (IPO), we generally have the right to repurchase shares issued upon exercise of vested stock options at the fair market value and shares underlying vested unexercised stock options for the difference between the fair market value of the underlying share and the exercise price in the event the optionee ceases to be an employee of the Company. However, if the optionee voluntarily leaves the Company without good reason or is terminated for cause, the repurchase price is the lesser of the exercise price of such options or the fair value of such awards at the employee termination date. In the event of the retirement of the optionee, the repurchase price is the fair value at the retirement date. Our repurchase rights expire upon completion of an IPO.

        As a result of our repurchase rights prior to an IPO, we currently account for stock options issued to optionees who will become retirement eligible prior to the expiration of their stock options (Retirement Eligible Optionees) using the liability method. Under the liability method, we establish the estimated liability for option awards held by Retirement Eligible Optionees over the vesting/performance periods of such awards and the liability for the vested/earned options is adjusted to its

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 10. STOCK-BASED COMPENSATION (Continued)

estimated fair value through compensation expense at each balance sheet date. With respect to options held by non-retirement eligible optionees, such options are effectively forfeited should the optionee voluntarily leave the Company without good reason or be terminated for cause prior to an IPO. As a result, we currently record no expense or liability with respect to such options.

        At the time of an IPO and the termination of our repurchase rights, we will record one-time compensation charges (i) to adjust the liability for vested options held by Retirement Eligible Optionees to their fair value at the IPO date and (ii) to record expense for all other vested options at the IPO date based upon the fair value of such options at the date of grant. In addition, as options vest subsequent to the IPO, we will record additional compensation charges (i) with respect to options held by Retirement Eligible Optionees based on the fair value of such options at the IPO date and (ii) with respect to all other options based on the fair value of such options at the grant date.

        With respect to the Co-Invest Options, the fair value of such options at the Acquisition date was $36.3 million. Of such amount, $9.5 million represented the fair value of options held by Retirement Eligible Optionees for which a liability was established at the Acquisition date. The remaining value of $26.8 million represented the fair value of options held by non-retirement eligible optionees and such amount was credited to Successor equity.

        At May 2, 2015, the aggregate number of co-invest, time-vested and performance-vested options held by Retirement Eligible Optionees aggregated 99,910 options. The recorded liability with respect to such options was $22.2 million at May 2, 2015, $15.8 million at August 2, 2014 and $14.3 million at May 3, 2014. We recognize compensation expense, which is included in selling, general and administrative expenses, for stock options on a straight-line basis over the vesting/performance periods.

        The following table sets forth certain summary information with respect to our stock options for the periods indicated.

	Quarter-to-date		Year-to-date
(in thousands, except number of options and per option price)	Thirteen weeks ended May 2, 2015	Thirteen weeks ended May 3, 2014	Thirty-nine weeks ended May 2, 2015	Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)

Stock compensation expense	$2,135	$2,376	$6,405	$4,752	$2,548
Stock option grants:
Number of options granted	2,240	12,008	8,243	157,992	—
Weighted average grant date fair value	$363	$407	$335	$407	$—
Stock option exercises:
Number of options exercised	—	—	118	—	65
Weighted average exercise price	$—	$—	$577	$—	$1,557

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 11. ACCUMULATED OTHER COMPREHENSIVE LOSS

        The following table summarizes the changes in accumulated other comprehensive loss by component (amounts are recorded net of related income taxes):

(in thousands)	Foreign Currency Translation Adjustments	Unrealized Losses on Financial Instruments	Unfunded Benefit Obligations	Total
Successor:
Balance, August 2, 2014	$—	$(954)	$(16,475)	$(17,429)
Other comprehensive loss	—	(1,191)	(1,910)	(3,101)

Balance, November 1, 2014	$—	$(2,145)	$(18,385)	$(20,530)
Other comprehensive loss	(5,977)	(1,741)	(57)	(7,775)

Balance, January 31, 2015	$(5,977)	$(3,886)	$(18,442)	$(28,305)
Other comprehensive (loss) earnings	(15,707)	925	(57)	(14,839)

Balance, May 2, 2015	$(21,684)	$(2,961)	$(18,499)	$(43,144)

NOTE 12. INCOME FROM CREDIT CARD PROGRAM

        We maintain a proprietary credit card program through which credit is extended to customers and have a related marketing and servicing alliance with affiliates of Capital One Financial Corporation (Capital One). Pursuant to our agreement with Capital One (the Program Agreement), Capital One currently offers credit cards and non-card payment plans under both the "Neiman Marcus" and "Bergdorf Goodman" brand names. Effective July 1, 2013, we amended and extended the Program Agreement to July 2020 (renewable thereafter for three-year terms), subject to early termination provisions.

        We receive payments from Capital One based on sales transacted on our proprietary credit cards. We may receive additional payments based on the profitability of the portfolio as determined under the Program Agreement depending on a number of factors, including credit losses. In addition, we receive payments from Capital One for marketing and servicing activities we provide to Capital One.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 13. OTHER EXPENSES

        Other expenses consists of the following components:

	Quarter-to-date		Year-to-date
(in thousands)	Thirteen weeks ended May 2, 2015	Thirteen weeks ended May 3, 2014	Thirty-nine weeks ended May 2, 2015	Twenty-six weeks ended May 3, 2014	Thirteen weeks ended November 2, 2013
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)

Costs incurred in connection with the Acquisition:
Change-in-control cash payments due to Former Sponsors and management	$—	$—	$—	$—	$80,457
Stock-based compensation for accelerated vesting of Predecessor stock options (including non-cash charges of $15.4 million)	—	—	—	51,510	—
Other, primarily professional fees	—	—	—	1,732	28,942

Total transaction costs	—	—	—	53,242	109,399
MyTheresa acquisition costs	376	—	11,814	—	—
Expenses related to cyber-attack, net of insurance recovery	1,321	4,477	4,121	8,565	—
Equity in loss of foreign e-commerce retailer	—	1,550	—	3,613	1,523
Management fee due to Former Sponsors	—	—	—	—	2,823
Accretion of contingent earn-out obligation	1,672	—	3,326	—	—
Other non-recurring expenses	2,202	2,391	8,819	8,588	155

Other expenses	$5,571	$8,418	$28,080	$74,008	$113,900

        We discovered in January 2014 that malicious software (malware) was clandestinely installed on our computer systems. In year-to-date fiscal 2015, we incurred investigative, legal and other expenses in connection with a cyber-attack. We expect to incur additional expenses related to the cyber-attack in the foreseeable future. Such expenses are not currently estimable but could be material to our future results of operations.

        In the third quarter of fiscal year 2014, we sold our investment in a foreign e-commerce retailer, which was previously accounted for under the equity method, for $35.0 million, which amount equaled the carrying value of our investment.

NOTE 14. COMMITMENTS AND CONTINGENCIES

        Employment and Consumer Class Actions Litigation.    On April 30, 2010, a Class Action Complaint for Injunction and Equitable Relief was filed against the Company, Newton Holding, LLC, TPG Capital, L.P. and Warburg Pincus LLC in the U.S. District Court for the Central District of

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 14. COMMITMENTS AND CONTINGENCIES (Continued)

California by Sheila Monjazeb, individually and on behalf of other members of the general public similarly situated. On July 12, 2010, all defendants except for the Company were dismissed without prejudice, and on August 20, 2010, this case was dismissed by Ms. Monjazeb and refiled in the Superior Court of California for San Francisco County. This complaint, along with a similar class action lawsuit originally filed by Bernadette Tanguilig in 2007, sought monetary and injunctive relief and alleged that the Company has engaged in various violations of the California Labor Code and Business and Professions Code, including without limitation, by (i) asking employees to work "off the clock," (ii) failing to provide meal and rest breaks to its employees, (iii) improperly calculating deductions on paychecks delivered to its employees and (iv) failing to provide a chair or allow employees to sit during shifts. The Monjazeb and Tanguilig class actions were deemed "related" cases and were then brought before the same trial court judge. On October 24, 2011, the court granted the Company's motion to compel Ms. Monjazeb and Juan Carlos Pinela (a co-plaintiff in the Tanguilig case) to arbitrate their individual claims in accordance with the Company's Mandatory Arbitration Agreement, foreclosing their ability to pursue a class action in court. However, the court's order compelling arbitration did not apply to Ms. Tanguilig because she is not bound by the Mandatory Arbitration Agreement. Further, the court determined that Ms. Tanguilig could not be a class representative of employees who are subject to the Mandatory Arbitration Agreement, thereby limiting the putative class action to those associates who were employed between December 2003 and July 15, 2007 (the effective date of our Mandatory Arbitration Agreement). Following the court's order, Ms. Monjazeb and Mr. Pinela filed demands for arbitration with the American Arbitration Association (AAA) seeking to arbitrate not only their individual claims, but also class claims, which the Company asserted violated the class action waiver in the Mandatory Arbitration Agreement. This led to further proceedings in the trial court, a stay of the arbitrations, and a decision by the trial court, on its own motion, to reconsider its order compelling arbitration. The trial court ultimately decided to vacate its order compelling arbitration due to a recent California appellate court decision. Following this ruling, the Company timely filed two separate appeals, one with respect to Mr. Pinela and one with respect to Ms. Monjazeb, with the California Court of Appeal, asserting that the trial court did not have jurisdiction to change its earlier determination of the enforceability of the arbitration agreement. The appeal with respect to Mr. Pinela has been fully briefed, and oral argument was held on June 9, 2015. On June 29, 2015, the California Court of Appeal issued its order affirming the trial court's denial of our motion to compel arbitration and awarding Mr. Pinela his costs of appeal. On July 13, 2015, we filed our petition for rehearing with the California Court of Appeal, which was denied on July 29, 2015. The appeal with respect to Ms. Monjazeb was dismissed since final approval of the class action settlement (as described below) was granted.

        Notwithstanding the appeal, the trial court decided to set certain civil penalty claims asserted by Ms. Tanguilig for trial on April 1, 2014. In these claims, Ms. Tanguilig sought civil penalties under the Private Attorneys General Act based on the Company's alleged failure to provide employees with meal periods and rest breaks in compliance with California law. On December 10, 2013, the Company filed a motion to dismiss all of Ms. Tanguilig's claims, including the civil penalty claims, based on her failure to bring her claims to trial within five years as required by California law. After several hearings, on February 28, 2014, the court dismissed all of Ms. Tanguilig's claims in the case and vacated the April 1, 2014 trial date. The court has awarded the Company its costs of suit in connection with the defense of Ms. Tanguilig's claims, but denied its request of an attorneys' fees award from Ms. Tanguilig.

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 14. COMMITMENTS AND CONTINGENCIES (Continued)

Ms. Tanguilig filed a notice of appeal from the dismissal of all her claims, as well as a second notice of appeal from the award of costs, both of which are pending before the California Court of Appeal. Should the California Court of Appeal reverse the trial court's dismissal of all of Ms. Tanguilig's claims, the litigation will resume, and Ms. Tanguilig will seek class certification of the claims asserted in her Third Amended Complaint. If this occurs, the scope of her class claims will likely be reduced by the class action settlement and release in the Monjazeb case (as described below); however, that settlement does not cover claims asserted by Ms. Tanguilig for alleged Labor Code violations from approximately December 19, 2003 to August 20, 2006 (the beginning of the settlement class period in the Monjazeb case). Briefing on the appeals is underway, but no date has been set for oral argument.

        In Ms. Monjazeb's class action, a settlement was reached at a mediation held on January 25, 2014, and the court granted final approval of the settlement after the final approval hearing held on September 18, 2014. Notwithstanding the settlement of the Monjazeb class action, Ms. Tanguilig filed a motion on January 26, 2015 seeking to recover catalyst attorneys' fees from the Company. A hearing was held on February 24, 2015, and the court issued an order on February 25, 2015 allowing Ms. Tanguilig to proceed with her motion to recover catalyst attorneys' fees related to the Monjazeb settlement. On April 8, 2015, Ms. Tanguilig filed her motion for catalyst attorneys' fees. A hearing on the motion was held on July 23, 2015 and the motion was denied by the court on July 28, 2015.

        Based upon the settlement agreement with respect to Ms. Monjazeb's class action claims, we recorded our currently estimable liabilities with respect to both Ms. Monjazeb's and Ms. Tanguilig's employment class actions litigation claims in fiscal year 2014, which amount was not material to our financial condition or results of operations. With respect to the Monjazeb matter, the settlement funds have been paid by the Company and have been disbursed by the claims administrator in accordance with the settlement. We will continue to evaluate the Tanguilig matter, and our recorded reserve for such matter, based on subsequent events, new information and future circumstances.

        In addition to the foregoing matters, the National Labor Relations Board (NLRB) has been pursuing a complaint alleging that the Mandatory Arbitration Agreement's class action prohibition violates employees' rights to engage in concerted activity, which was submitted to an administrative law judge (ALJ) for determination on a stipulated record. Recently, the ALJ issued a recommended decision and order finding that the Company's Arbitration Agreement and class action waiver violated the National Labor Relations Act. The matter has now been transferred to the NLRB for further consideration and decision.

        On August 7, 2014, a putative class action complaint was filed against The Neiman Marcus Group LLC in Los Angeles County Superior Court by a customer, Linda Rubenstein, in connection with the Company's Last Call stores in California. Ms. Rubenstein alleges that the Company has violated various California consumer protection statutes by implementing a marketing and pricing strategy that suggests that clothing sold at Last Call stores in California was originally offered for sale at full-line Neiman Marcus stores when allegedly, it was not, and is allegedly of inferior quality to clothing sold at the full-line stores. Ms. Rubenstein also alleges that the Company lacks adequate information to support its comparative pricing labels. On September 12, 2014, we removed the case to the U.S. District Court for the Central District of California. On October 17, 2014, we filed a motion to dismiss the complaint, which the court granted on December 12, 2014. In its order dismissing the complaint, the court granted Ms. Rubenstein leave to file an amended complaint. Ms. Rubenstein filed

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 14. COMMITMENTS AND CONTINGENCIES (Continued)

her first amended complaint on December 22, 2014. On January 6, 2015, we filed a motion to dismiss the first amended complaint, which the court granted on March 2, 2015. In its order dismissing the first amended complaint, the court granted Ms. Rubenstein leave to file a second amended complaint, which she filed on March 17, 2015. On April 6, 2015, we filed a motion to dismiss the second amended complaint. On May 12, 2015, the court granted our motion to dismiss the second amended complaint in its entirety, without leave to amend, and on June 9, 2015, Ms. Rubenstein filed a notice to appeal the court's ruling.

        On February 2, 2015, a putative class action complaint was filed against Bergdorf Goodman, Inc. in the Supreme Court of the State of New York, County of New York by Marney Zaslav. Ms. Zaslav seeks monetary relief and alleges that she and other similarly situated individuals were misclassified as interns exempt from minimum wage requirements instead of as employees and, therefore, were not provided with proper compensation under the New York Labor Law. The Company is vigorously defending this matter.

        In addition, we are currently involved in various other legal actions and proceedings that arose in the ordinary course of business. With respect to the matters described above as well as all other current outstanding litigation involving us, we believe that any liability arising as a result of such litigation will not have a material adverse effect on our financial position, results of operations or cash flows.

        Cyber-Attack Class Actions Litigation.    Three class actions relating to a cyber-attack on our computer systems in 2013 (the Cyber-Attack) were filed in January 2014 and later voluntarily dismissed by the plaintiffs between February and April 2014. The plaintiffs had alleged negligence and other claims in connection with their purchases by payment cards and sought monetary and injunctive relief. Melissa Frank v. The Neiman Marcus Group, LLC, et al., was filed in the U.S. District Court for the Eastern District of New York on January 13, 2014 but was voluntarily dismissed by the plaintiff on April 15, 2014, without prejudice to her right to re-file a complaint. Donna Clark v. Neiman Marcus Group LTD LLC was filed in the U.S. District Court for the Northern District of Georgia on January 27, 2014 but was voluntarily dismissed by the plaintiff on March 11, 2014, without prejudice to her right to re-file a complaint. Christina Wong v. The Neiman Marcus Group, LLC, et al., was filed in the U.S. District Court for the Central District of California on January 29, 2014, but was voluntarily dismissed by the plaintiff on February 10, 2014, without prejudice to her right to re-file a complaint. Three additional putative class actions relating to the Cyber-Attack were filed in March and April 2014, also alleging negligence and other claims in connection with plaintiffs' purchases by payment cards. Two of the cases, Katerina Chau v. Neiman Marcus Group LTD, Inc., filed in the U.S. District Court for the Southern District of California on March 14, 2014, and Michael Shields v. The Neiman Marcus Group, LLC, filed in the U.S. District Court for the Southern District of California on April 1, 2014, were voluntarily dismissed, with prejudice as to Chau and without prejudice as to Shields. The third case, Hilary Remijas v. The Neiman Marcus Group LLC, was filed on March 12, 2014 in the U.S. District Court for the Northern District of Illinois. On June 2, 2014, an amended complaint in the Remijas case was filed, which added three plaintiffs (Debbie Farnoush and Joanne Kao, California residents; and Melissa Frank, a New York resident) and asserted claims for negligence, implied contract, unjust enrichment, violation of various consumer protection statutes, invasion of privacy and violation of state data breach laws. The Company moved to dismiss the Remijas amended complaint on July 2, 2014. On September 16, 2014, the court granted the Company's motion to dismiss the Remijas

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 14. COMMITMENTS AND CONTINGENCIES (Continued)

case on the grounds that the plaintiffs lacked standing due to their failure to demonstrate an actionable injury. On September 25, 2014, plaintiffs appealed the district court's order dismissing the case to the Seventh Circuit Court of Appeals. Oral argument was held on January 23, 2015. On July 20, 2015, the Seventh Circuit Court of Appeals reversed the district court's ruling and remanded the case to the district court for further proceedings. On August 3, 2015, we filed a petition for rehearing en banc. Andrew McClease v. The Neiman Marcus Group, LLC was filed in the U.S. District Court for the Eastern District of North Carolina on December 30, 2014, alleging negligence and other claims in connection with Mr. McClease's purchase by payment card. On March 9, 2015, the McClease case was voluntarily dismissed without prejudice by stipulation of the parties.

        In addition to class actions litigation, payment card companies and associations may require us to reimburse them for unauthorized card charges and costs to replace cards and may also impose fines or penalties in connection with the security incident, and enforcement authorities may also impose fines or other remedies against us. We have also incurred other costs associated with this security incident, including legal fees, investigative fees, costs of communications with customers and credit monitoring services provided to our customers. At this point, we are unable to predict the developments in, outcome of, and economic and other consequences of pending or future litigation or regulatory investigations related to, and other costs associated with, this matter. We will continue to evaluate these matters based on subsequent events, new information and future circumstances.

        Other.    We had no outstanding irrevocable letters of credit relating to purchase commitments and insurance and other liabilities at May 2, 2015. We had approximately $3.1 million in surety bonds at May 2, 2015 relating primarily to merchandise imports and state sales tax and utility requirements.

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        2028 Debentures.    All of NMG LLC's obligations under the 2028 Debentures are guaranteed by NMG. The guarantee by NMG is full and unconditional and is subject to automatic release if the requirements for legal defeasance or covenant defeasance of the 2028 Debentures are satisfied, or if NMG LLC's obligations under the indenture governing the 2028 Debentures are discharged. Currently, the non-guarantor subsidiaries under the 2028 Debentures consist principally of (i) Bergdorf Goodman, Inc., through which we conduct the operations of our Bergdorf Goodman stores, (ii) NM Nevada Trust, which holds legal title to certain real property and intangible assets used by NMG in conducting its operations and (iii) NMG Germany GmbH, through which we conduct the operations of MyTheresa.

        The following condensed consolidating financial information represents the financial information of the Company and its non-guarantor subsidiaries under the 2028 Debentures, prepared on the equity basis of accounting. The information is presented in accordance with the requirements of Rule 3-10 under the SEC's Regulation S-X. The financial information may not necessarily be indicative of results

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

of operations, cash flows or financial position had the non-guarantor subsidiaries operated as independent entities.

	May 2, 2015 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$70,490	$11,721	$—	$82,211
Merchandise inventories	—	988,955	184,307	—	1,173,262
Other current assets	—	127,129	15,363	(102)	142,390

Total current assets	—	1,186,574	211,391	(102)	1,397,863

Property and equipment, net	—	1,325,068	114,589	—	1,439,657
Intangible assets, net	—	641,446	2,984,004	—	3,625,450
Goodwill	—	1,669,365	598,532	—	2,267,897
Other assets	—	139,203	1,375	—	140,578
Intercompany notes receivable	—	150,000	—	(150,000)	—
Investments in subsidiaries	1,454,710	3,572,692	—	(5,027,402)	—

Total assets	$1,454,710	$8,684,348	$3,909,891	$(5,177,504)	$8,871,445

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$246,696	$33,589	$—	$280,285
Accrued liabilities	—	366,369	91,237	(102)	457,504
Current portion of long-term debt	—	29,426	—	—	29,426

Total current liabilities	—	642,491	124,826	(102)	767,215

Long-term liabilities:
Long-term debt	—	4,708,612	—	—	4,708,612
Intercompany notes payable	—	—	150,000	(150,000)	—
Deferred income taxes	—	1,485,902	15,012	—	1,500,914
Other long-term liabilities	—	392,633	47,361	—	439,994

Total long-term liabilities	—	6,587,147	212,373	(150,000)	6,649,520

Total stockholders' equity	1,454,710	1,454,710	3,572,692	(5,027,402)	1,454,710

Total liabilities and stockholders' equity	$1,454,710	$8,684,348	$3,909,891	$(5,177,504)	$8,871,445

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	August 2, 2014 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$195,004	$1,472	$—	$196,476
Merchandise inventories	—	953,936	115,696	—	1,069,632
Other current assets	—	131,894	11,772	—	143,666

Total current assets	—	1,280,834	128,940	—	1,409,774

Property and equipment, net	—	1,275,264	115,002	—	1,390,266
Intangible assets, net	—	708,125	2,944,859	—	3,652,984
Goodwill	—	1,669,364	479,263	—	2,148,627
Other assets	—	158,637	1,438	—	160,075
Investments in subsidiaries	1,432,594	3,560,258	—	(4,992,852)	—

Total assets	$1,432,594	$8,652,482	$3,669,502	$(4,992,852)	$8,761,726

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$343,783	$31,302	$—	$375,085
Accrued liabilities	—	375,640	76,532	—	452,172
Current portion of long-term debt	—	29,426	—	—	29,426

Total current liabilities	—	748,849	107,834	—	856,683

Long-term liabilities:
Long-term debt	—	4,580,521	—	—	4,580,521
Deferred income taxes	—	1,540,076	—	—	1,540,076
Other long-term liabilities	—	350,442	1,410	—	351,852

Total long-term liabilities	—	6,471,039	1,410	—	6,472,449

Total stockholders' equity	1,432,594	1,432,594	3,560,258	(4,992,852)	1,432,594

Total liabilities and stockholders' equity	$1,432,594	$8,652,482	$3,669,502	$(4,992,852)	$8,761,726

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	May 3, 2014 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$80,109	$35,709	$—	$115,818
Merchandise inventories	—	927,443	126,007	—	1,053,450
Other current assets	—	177,977	10,733	—	188,710

Total current assets	—	1,185,529	172,449	—	1,357,978

Property and equipment, net	—	1,248,659	114,862	—	1,363,521
Intangible assets, net	—	743,941	2,958,585	—	3,702,526
Goodwill	—	1,669,364	479,263	—	2,148,627
Other assets	—	166,112	1,458	—	167,570
Investments in subsidiaries	1,491,532	3,624,515	—	(5,116,047)	—

Total assets	$1,491,532	$8,638,120	$3,726,617	$(5,116,047)	$8,740,222

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$238,957	$22,971	$—	$261,928
Accrued liabilities	—	360,941	77,965	—	438,906
Current portion of long-term debt	—	29,426	—	—	29,426

Total current liabilities	—	629,324	100,936	—	730,260

Long-term liabilities:
Long-term debt	—	4,632,824	—	—	4,632,824
Deferred income taxes	—	1,566,554	—	—	1,566,554
Other long-term liabilities	—	317,886	1,166	—	319,052

Total long-term liabilities	—	6,517,264	1,166	—	6,518,430

Total stockholders' equity	1,491,532	1,491,532	3,624,515	(5,116,047)	1,491,532

Total liabilities and stockholders' equity	$1,491,532	$8,638,120	$3,726,617	$(5,116,047)	$8,740,222

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Thirteen weeks ended May 2, 2015 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$977,352	$242,748	$—	$1,220,100
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	605,313	149,721	—	755,034
Selling, general and administrative expenses (excluding depreciation)	—	237,511	48,178	—	285,689
Income from credit card program	—	(10,603)	(1,296)	—	(11,899)
Depreciation expense	—	40,308	7,762	—	48,070
Amortization of intangible assets and favorable lease commitments	—	15,496	14,179	—	29,675
Other expenses	—	3,899	1,672	—	5,571

Operating earnings	—	85,428	22,532	—	107,960
Interest expense, net	—	72,407	437	—	72,844
Intercompany royalty charges (income)	—	35,624	(35,624)	—	—
Foreign currency loss (gain)	—	—	17,748	(17,748)	—
Equity in (earnings) loss of subsidiaries	(19,820)	(45,095)	—	64,915	—

Earnings (loss) before income taxes	19,820	22,492	39,971	(47,167)	35,116
Income tax expense (benefit)	—	15,561	(5,124)	4,859	15,296

Net earnings (loss)	$19,820	$6,931	$45,095	$(52,026)	$19,820

Total other comprehensive (loss) earnings, net of tax	(14,839)	868	(2,818)	1,950	(14,839)

Total comprehensive earnings (loss)	$4,981	$7,799	$42,277	$(50,076)	$4,981

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Thirteen weeks ended May 3, 2014 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$976,197	$188,523	$—	$1,164,720
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	636,890	112,071	—	748,961
Selling, general and administrative expenses (excluding depreciation)	—	236,426	35,004	—	271,430
Income from credit card program	—	(12,066)	(1,156)	—	(13,222)
Depreciation expense	—	32,304	4,335	—	36,639
Amortization of intangible assets and favorable lease commitments	—	35,817	13,725	—	49,542
Other expenses	—	6,868	1,550	—	8,418

Operating earnings	—	39,958	22,994	—	62,952
Interest expense, net	—	82,222	—	—	82,222
Intercompany royalty charges (income)	—	33,733	(33,733)	—	—
Equity in loss (earnings) of subsidiaries	8,004	(56,727)	—	48,723	—

(Loss) earnings before income taxes	(8,004)	(19,270)	56,727	(48,723)	(19,270)
Income tax benefit	—	(11,266)	—	—	(11,266)

Net (loss) earnings	$(8,004)	$(8,004)	$56,727	$(48,723)	$(8,004)

Total other comprehensive earnings (loss), net of tax	588	588	—	(588)	588

Total comprehensive (loss) earnings	$(7,416)	$(7,416)	$56,727	$(49,311)	$(7,416)

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Thirty-nine weeks ended May 2, 2015 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,203,081	$725,335	$—	$3,928,416
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	2,041,854	460,699	—	2,502,553
Selling, general and administrative expenses (excluding depreciation)	—	755,932	138,734	—	894,666
Income from credit card program	—	(36,633)	(4,119)	—	(40,752)
Depreciation expense	—	120,028	16,562	—	136,590
Amortization of intangible assets and favorable lease commitments	—	66,678	40,761	—	107,439
Other expenses	—	24,323	3,757	—	28,080

Operating earnings	—	230,899	68,941	—	299,840
Interest expense, net	—	215,675	2,244	—	217,919
Intercompany royalty charges (income)	—	114,650	(114,650)	—	—
Foreign currency loss (gain)	—	—	23,940	(23,940)	—
Equity in (earnings) loss of subsidiaries	(47,831)	(165,244)	—	213,075	—

Earnings (loss) before income taxes	47,831	65,818	157,407	(189,135)	81,921
Income tax expense (benefit)	—	35,373	(7,837)	6,554	34,090

Net earnings (loss)	$47,831	$30,445	$165,244	$(195,689)	$47,831

Total other comprehensive (loss) earnings, net of tax	(25,715)	(4,031)	(4,298)	8,329	(25,715)

Total comprehensive earnings (loss)	$22,116	$26,414	$160,946	$(187,360)	$22,116

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Twenty-six weeks ended May 3, 2014 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$2,187,471	$410,042	$—	$2,597,513
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	1,539,019	262,866	—	1,801,885
Selling, general and administrative expenses (excluding depreciation)	—	501,483	74,512	—	575,995
Income from credit card program	—	(25,958)	(2,493)	—	(28,451)
Depreciation expense	—	64,510	8,821	—	73,331
Amortization of intangible assets and favorable lease commitments	—	71,634	27,450	—	99,084
Other expenses	—	70,395	3,613	—	74,008

Operating (loss) earnings	—	(33,612)	35,273	—	1,661
Interest expense, net	—	160,081	—	—	160,081
Intercompany royalty charges (income)	—	74,725	(74,725)	—	—
Equity in loss (earnings) of subsidiaries	92,027	(109,998)	—	17,971	—

(Loss) earnings before income taxes	(92,027)	(158,420)	109,998	(17,971)	(158,420)
Income tax benefit	—	(66,393)	—	—	(66,393)

Net (loss) earnings	$(92,027)	$(92,027)	$109,998	$(17,971)	$(92,027)

Total other comprehensive earnings (loss), net of tax	303	303	—	(303)	303

Total comprehensive (loss) earnings	$(91,724)	$(91,724)	$109,998	$(18,274)	$(91,724)

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Thirteen weeks ended November 2, 2013 (Predecessor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$926,436	$202,702	$—	$1,129,138
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	568,665	116,743	—	685,408
Selling, general and administrative expenses (excluding depreciation)	—	229,935	36,453	—	266,388
Income from credit card program	—	(13,271)	(1,382)	—	(14,653)
Depreciation expense	—	31,057	3,182	—	34,239
Amortization of intangible assets and favorable lease commitments	—	8,773	2,947	—	11,720
Other expenses	—	112,377	1,523	—	113,900

Operating (loss) earnings	—	(11,100)	43,236	—	32,136
Interest expense, net	—	37,315	—	—	37,315
Intercompany royalty charges (income)	—	32,907	(32,907)	—	—
Equity in loss (earnings) of subsidiaries	13,098	(76,143)	—	63,045	—

(Loss) earnings before income taxes	(13,098)	(5,179)	76,143	(63,045)	(5,179)
Income tax expense	—	7,919	—	—	7,919

Net (loss) earnings	$(13,098)	$(13,098)	$76,143	$(63,045)	$(13,098)

Total other comprehensive earnings (loss), net of tax	1,324	1,324	—	(1,324)	1,324

Total comprehensive (loss) earnings	$(11,774)	$(11,774)	$76,143	$(64,369)	$(11,774)

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Thirty-nine weeks ended May 2, 2015 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net earnings (loss)	$47,831	$30,445	$165,244	$(195,689)	$47,831
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expense	—	205,123	57,323	—	262,446
Deferred income taxes	—	(40,431)	(8,776)	—	(49,207)
Non-cash charges related to acquisitions	—	—	10,159	—	10,159
Other	—	2,381	23,422	(17,386)	8,417
Intercompany royalty income payable (receivable)	—	114,650	(114,650)	—	—
Equity in (earnings) loss of subsidiaries	(47,831)	(165,244)	—	213,075	—
Changes in operating assets and liabilities, net	—	(79,796)	(77,037)	—	(156,833)

Net cash provided by operating activities	—	67,128	55,685	—	122,813

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(169,307)	(13,709)	—	(183,016)
Acquisition of MyTheresa	—	—	(181,727)	—	(181,727)

Net cash used for investing activities	—	(169,307)	(195,436)	—	(364,743)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Asset-Based Revolving Credit Facility	—	480,000	—	—	480,000
Repayment of borrowings	—	(352,070)	—	—	(352,070)
Intercompany notes (receivable) payable	—	(150,000)	150,000	—	—
Debt issuance costs paid	—	(265)	—	—	(265)

Net cash (used for) provided by financing activities	—	(22,335)	150,000	—	127,665

CASH AND CASH EQUIVALENTS
(Decrease) increase during the period	—	(124,514)	10,249	—	(114,265)
Beginning balance	—	195,004	1,472	—	196,476

Ending balance	$—	$70,490	$11,721	$—	$82,211

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Acquisition and Twenty-six weeks ended May 3, 2014 (Successor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net (loss) earnings	$(92,027)	$(92,027)	$109,998	$(17,971)	$(92,027)
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization expense	—	147,134	36,271	—	183,405
Loss on debt extinguishment	—	7,882	—	—	7,882
Deferred income taxes	—	(119,637)	—	—	(119,637)
Non-cash charges related to the Acquisition	—	145,062	—	—	145,062
Other	—	834	3,401	—	4,235
Intercompany royalty income payable (receivable)	—	74,725	(74,725)	—	—
Equity in loss (earnings) of subsidiaries	92,027	(109,998)	—	17,971	—
Changes in operating assets and liabilities, net	—	26,123	(66,201)	—	(40,078)

Net cash provided by operating activities	—	80,098	8,744	—	88,842

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(66,515)	(9,114)	—	(75,629)
Acquisition of NMG	—	(3,388,585)	—	—	(3,388,585)
Proceeds from sale of foreign e-commerce retailer	—	—	35,000	—	35,000

Net cash (used for) provided by investing activities	—	(3,455,100)	25,886	—	(3,429,214)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Asset-Based Revolving Credit Facility	—	170,000	—	—	170,000
Borrowings under Senior Secured Term Loan Facility	—	2,950,000	—	—	2,950,000
Borrowings under Cash Pay Notes	—	960,000	—	—	960,000
Borrowings under PIK Toggle Notes	—	600,000	—	—	600,000
Repayment of borrowings	—	(2,717,828)	—	—	(2,717,828)
Debt issuance costs paid	—	(178,606)	—	—	(178,606)
Cash equity contributions	—	1,556,500	—	—	1,556,500

Net cash provided by financing activities	—	3,340,066	—	—	3,340,066

CASH AND CASH EQUIVALENTS
(Decrease) increase during the period	—	(34,936)	34,630	—	(306)
Beginning balance	—	115,045	1,079	—	116,124

Ending balance	$—	$80,109	$35,709	$—	$115,818

NEIMAN MARCUS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Thirteen weeks ended November 2, 2013 (Predecessor)
(in thousands)	Company	NMG LLC	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net (loss) earnings	$(13,098)	$(13,098)	$76,143	$(63,045)	$(13,098)
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization expense	—	42,296	6,129	—	48,425
Deferred income taxes	—	(6,326)	—	—	(6,326)
Other	—	5,068	1,457	—	6,525
Intercompany royalty income payable (receivable)	—	32,907	(32,907)	—	—
Equity in loss (earnings) of subsidiaries	13,098	(76,143)	—	63,045	—
Changes in operating assets and liabilities, net	—	21,469	(44,684)	—	(23,215)

Net cash provided by operating activities	—	6,173	6,138	—	12,311

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(30,051)	(5,908)	—	(35,959)

Net cash used for investing activities	—	(30,051)	(5,908)	—	(35,959)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Former Asset-Based Revolving Credit Facility	—	130,000	—	—	130,000
Repayment of borrowings	—	(126,904)	—	—	(126,904)

Net cash provided by financing activities	—	3,096	—	—	3,096

CASH AND CASH EQUIVALENTS
(Decrease) increase during the period	—	(20,782)	230	—	(20,552)
Beginning balance	—	135,827	849	—	136,676

Ending balance	$—	$115,045	$1,079	$—	$116,124

Neiman Marcus | Group

Through and including , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated fees and expenses (except for the SEC registration fee, the FINRA filing fee and the stock exchange listing fee) payable by the registrant in connection with the distribution of our common stock:

SEC registration fee		$11,620
FINRA filing fee		15,500
Stock exchange listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees and expenses			*
Blue Sky fees and expenses			*
Miscellaneous			*

Total	$		*

*
To be provided by amendment.

        We will bear all of the expenses shown above.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the DGCL provides that a Delaware corporation may indemnify and advance expenses to its current and former directors, officers, employees and agents against certain liabilities and expenses reasonably incurred by such person.

        Our certificate of incorporation provides for indemnification of our directors to the maximum extent permitted by the DGCL, and for indemnification of our officers, employees and other agents to the extent authorized by our board of directors, and our bylaws that will be in effect at the closing of this offering provide for indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the DGCL.

        In addition, we have entered into indemnification agreements with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

        The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        The following sets forth information regarding all unregistered securities sold since the formation of the registrant on September 9, 2013 and does not give effect to the Equity Conversion:

  •
  On October 25, 2013, Ares Corporate Opportunities Fund III, L.P. purchased 265,384.62 shares of Existing Class A common stock and 265,384.62 shares of Existing Class B common stock for an aggregate purchase price of $265,384,615.38;

  •
  On October 25, 2013, Ares Corporate Opportunities Fund IV, L.P. purchased 424,615.38 shares of Existing Class A common stock and 424,615.38 shares of Existing Class B common stock for an aggregate purchase price of $424,615,384.62;

  •
  On October 25, 2013, CPP Investment Board (USRE) Inc. purchased 690,000.00 shares of Existing Class A common stock and 466,950.00 shares of Existing Class B common stock for an aggregate purchase price of $690,000,000.00;

  •
  On October 25, 2013, Procific purchased 120,000.00 shares of Existing Class A common stock and 120,000.00 shares of Existing Class B common stock for an aggregate purchase price of $120,000,000.00;

  •
  On October 25, 2013, The Regents of the University of California purchased 35,000.00 shares of Existing Class A common stock and 35,000.00 shares of Existing Class B common stock for an aggregate purchase price of $35,000,000.00;

  •
  On October 25, 2013, Pantheon Global Co-Investment Opportunities Fund II, L.P. purchased 9,950.00 shares of Existing Class A common stock and 9,950.00 shares of Existing Class B common stock for an aggregate purchase price of $9,950,000.00;

  •
  On October 25, 2013, Pantheon Global Co-Investment Opportunities Fund II (Sidecar), L.P. purchased 10,050.00 shares of Existing Class A common stock and 10,050.00 shares of Existing Class B common stock for an aggregate purchase price of $10,050,000.00;

  •
  On October 25, 2013, Norman H. Axelrod purchased 1,000.00 shares of Existing Class A common stock and 1,000.00 shares of Existing Class B common stock for an aggregate purchase price of $1,000,000.00;

  •
  On October 25, 2013, the Alison K. Axelrod 2012 Family Trust purchased 500.00 shares of Existing Class A common stock and 500.00 shares of Existing Class B common stock for an aggregate purchase price of $500,000.00;

  •
  On October 25, 2013, ACOF Mariposa Holdings LLC purchased 223,050.00 shares of Existing Class B common stock for an aggregate purchase price of $223.05;

  •
  On April 30, 2014, Nora A. Aufreiter purchased 750.00 shares of Existing Class A common stock and 750.00 shares of Existing Class B common stock for an aggregate purchase price of $750,000.00;

  •
  On April 30, 2014, Philippe E. Bourguignon purchased 100.00 shares of Existing Class A common stock and 100.00 shares of Existing Class B common stock for an aggregate purchase price of $100,000.00; and

  •
  On July 18, 2014, Frank Kern (i) resigned from the Company, (ii) delivered a notice to exercise options to purchase 118.00 shares of Existing Class A common stock and 118.00 shares of Existing Class B common stock at an exercise price of $576.59 per Common Unit and (iii) elected net exercise and net withholding with respect to such options, resulting in 36.807 shares of Existing Class A common stock and 36.807 shares of Existing Class B common stock being issued to Mr. Kern. On January 13, 2015, all of such shares issued to Mr. Kern were repurchased by the Company for an aggregate purchase price of $39,530.72.

        Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

  (b)
  Financial Statement Schedules

        Schedule I—Condensed Financial Information of Registrant included in the prospectus.

        Schedule II—Valuation and Qualifying Accounts and Reserves included in the prospectus.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Neiman Marcus Group, Inc. has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 4th day of August, 2015.

NEIMAN MARCUS GROUP, INC.
By:	/s/ KAREN W. KATZ Karen W. Katz President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald T. Grimes and Tracy M. Preston, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KAREN W. KATZ Karen W. Katz	President and Chief Executive Officer, Director (principal executive officer)	August 4, 2015
/s/ DONALD T. GRIMES Donald T. Grimes	Executive Vice President, Chief Operating Officer and Chief Financial Officer (principal financial officer)	August 4, 2015
/s/ T. DALE STAPLETON T. Dale Stapleton	Senior Vice President and Chief Accounting Officer (principal accounting officer)	August 4, 2015
/s/ NORA AUFREITER Nora Aufreiter	Director	August 4, 2015
/s/ NORMAN AXELROD Norman Axelrod	Director	August 4, 2015

Signature	Title	Date

/s/ PHILIPPE BOURGUIGNON Philippe Bourguignon	Director	August 4, 2015
/s/ ADAM BROTMAN Adam Brotman	Director	August 4, 2015
/s/ SHANE FEENEY Shane Feeney	Director	August 4, 2015
/s/ DAVID KAPLAN David Kaplan	Director	August 4, 2015
/s/ SCOTT NISHI Scott Nishi	Director	August 4, 2015
/s/ ADAM STEIN Adam Stein	Director	August 4, 2015

EXHIBIT INDEX

Exhibit		Method of Filing
1.1	Form of Underwriting Agreement.	To be filed by amendment.
3.1	Amended and Restated Certificate of Incorporation of Neiman Marcus Group, Inc.	To be filed by amendment.
3.2	Amended and Restated Bylaws of Neiman Marcus Group, Inc.	To be filed by amendment.
4.1	Form of stock certificate.	To be filed by amendment.
4.2	Senior Cash Pay Notes Indenture, dated as of October 21, 2013, between Mariposa Merger Sub LLC, Mariposa Borrower, Inc. and U.S. Bank National Association, as trustee.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
4.3	Senior PIK Toggle Notes Indenture, dated as of October 21, 2013, between Mariposa Merger Sub LLC, Mariposa Borrower, Inc. and U.S. Bank National Association, as trustee.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
4.4	Indenture, dated as of May 27, 1998, between The Neiman Marcus Group, Inc. and The Bank of New York, as trustee.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 1, 2009 (File No. 333-133184-12) filed on October 20, 2009.
4.5	Form of 7.125% Senior Debentures Due 2028, dated May 27, 1998.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 1, 2009 (File No. 333-133184-12) filed on October 20, 2009.
4.6
	First Supplemental Indenture, dated as of July 11, 2006, to the Indenture, dated as of May 27, 1998, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., and The Bank of New York Trust Company, N.A., as successor trustee.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended July 30, 2011 (File No. 333-133184-12) filed on September 21, 2011.
4.7
	Second Supplemental Indenture, dated as of August 14, 2006, to the Indenture, dated as of May 27, 1998, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., and The Bank of New York Trust Company, N.A., as successor trustee.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended July 30, 2011 (File No. 333-133184-12) filed on September 21, 2011.

Exhibit		Method of Filing
4.8	First Supplemental Indenture, dated as of October 25, 2013, to the Senior Cash Pay Notes Indenture, dated as of October 21, 2013, among the Company (as successor by merger of Mariposa Merger Sub LLC), Mariposa Borrower, Inc., each of the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
4.9
	First Supplemental Indenture, dated as of October 25, 2013, to the Senior PIK Toggle Notes Indenture, dated as of October 21, 2013, among the Company (as successor by merger of Mariposa Merger Sub LLC), Mariposa Borrower, Inc., each of the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
5.1	Opinion of Proskauer Rose LLP	To be filed by amendment.
10.1
	Term Loan Credit Agreement, dated as of October 25, 2013, among Mariposa Intermediate Holdings LLC, the Company (as successor by merger to Mariposa Merger Sub LLC), the subsidiaries of the Company from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative and Collateral Agent, and the lenders thereunder.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
10.2
	Refinancing Amendment, dated March 13, 2014, among the Company as Borrower, Mariposa Intermediate Holdings LLC, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the banks and other financial institutions party thereto as lenders.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on March 13, 2014.
10.3
	Revolving Credit Agreement, dated as of October 25, 2013, among Mariposa Intermediate Holdings LLC, the Company (as successor by merger to Mariposa Merger Sub LLC), the subsidiaries of the Company from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative and Collateral Agent, and the lenders thereunder.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
10.4	Employment Agreement, dated as of October 25, 2013, by and among The Neiman Marcus Group LLC, the Company and Karen Katz.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.

Exhibit		Method of Filing
10.5	Amended & Restated Employment Agreement, effective as of June 15, 2015, by and among The Neiman Marcus Group LLC and James E. Skinner.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on June 3, 2015.
10.6	Employment Agreement, dated as of October 25, 2013, by and among The Neiman Marcus Group LLC, the Company and James J. Gold.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
10.7	Employment Agreement, effective as of June 15, 2015, between The Neiman Marcus Group LLC and Donald T. Grimes.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on June 3, 2015.
10.8	NM Mariposa Holdings, Inc. Management Equity Incentive Plan dated October 25, 2013.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
10.9	Form of NM Mariposa Holdings, Inc. Co-Invest Options Non-Qualified Stock Option Agreement pursuant to the NM Mariposa Holdings, Inc. Management Equity Incentive Plan.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
10.10	Form of NM Mariposa Holdings, Inc. Time-Vested Option Non-Qualified Stock Option Agreement pursuant to the NM Mariposa Holdings, Inc. Management Equity Incentive Plan.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
10.11	Form of NM Mariposa Holdings, Inc. Performance-Vested Option Non-Qualified Stock Option Agreement pursuant to the NM Mariposa Holdings, Inc. Management Equity Incentive Plan.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Current Report on Form 8-K (File No. 333-133184-12) filed on October 29, 2013.
10.12	Second Amended and Restated Credit Card Program Agreement, dated as of July 15, 2013, by and among The Neiman Marcus Group, Inc., Bergdorf Goodman, Inc., and Capital One, National Association.(1)	Incorporated herein by reference Neiman Marcus Group LTD LLC's Amendment No. 1 to the Form S-1 Registration Statement (File No. 333-189539) dated August 7, 2013.
10.13	Second Amended and Restated Servicing Agreement, dated as of July 15, 2013, between The Neiman Marcus Group, Inc. and Capital One, National Association.(1)	Incorporated herein by reference Neiman Marcus Group LTD LLC's Amendment No. 1 to the Form S-1 Registration Statement (File No. 333-189539) dated August 7, 2013.
10.14	Form of Confidentiality, Non-Competition and Termination Benefits Agreement by and between The Neiman Marcus Group, Inc. and certain eligible key employees.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended July 30, 2011 (File No. 333-133184-12) filed on September 21, 2011.

Exhibit		Method of Filing
10.15	Form of Amendment to the Confidentiality, Non-Competition and Termination Benefits Agreement effective as of January 1, 2009 by and between The Neiman Marcus Group, Inc., a Delaware corporation, and certain eligible key employees.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Quarterly Report on Form 10-Q for the quarter ended January 31, 2009 (File No. 333-133184-12) filed on March 11, 2009.
10.16	The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan amended and restated effective January 1, 2008.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Quarterly Report on Form 10-Q for the quarter ended April 26, 2008 (File No. 333-133184-12) filed on June 4, 2008.
10.17	Amendment No. 1 effective as of January 1, 2009 to The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Quarterly Report on Form 10-Q for the quarter ended January 31, 2009 (File No. 333-133184-12) filed on March 11, 2009.
10.18	The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan as amended and restated effective January 1, 2009.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Quarterly Report on Form 10-Q for the quarter ended January 31, 2009 (File No. 333-133184-12) filed on March 11, 2009.
10.19	The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan, as amended and restated effective as of January 1, 2008.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 2, 2008 (File No. 333-133184-12) filed on September 24, 2008.
10.20	Amendment No. 1 effective January 1, 2009 to the Amended and Restated Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Quarterly Report on Form 10-Q for the quarter ended January 31, 2009 (File No. 333-133184-12) filed on March 11, 2009.
10.21	Amendment No. 2 to the Amended and Restated Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan dated July 17, 2010.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended July 31, 2010 (File No. 333-133184-12) filed on October 1, 2010.
10.22	Amendment No. 1 to The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan dated July 17, 2010.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended July 31, 2010 (File No. 333-133184-12) filed on October 1, 2010.
10.23	Management Services Agreement, dated October 25, 2013, by and among NM Mariposa Holdings, Inc., The Neiman Marcus Group, Inc. and ACOF Operating Manager III, LLC.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 2, 2014 (File No. 333-133184-12) filed on September 26, 2014.

Exhibit		Method of Filing
10.24	Management Services Agreement, dated October 25, 2013, by and among NM Mariposa Holdings, Inc., The Neiman Marcus Group, Inc. and ACOF Operating Manager IV, LLC.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 2, 2014 (File No. 333-133184-12) filed on September 26, 2014.
10.25	Management Services Agreement, dated October 25, 2013, by and among NM Mariposa Holdings, Inc., The Neiman Marcus Group, Inc. and CPPIB Equity Investments Inc.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 2, 2014 (File No. 333-133184-12) filed on September 26, 2014.
10.26	Director Services Agreement, dated January 29, 2014, by and between NM Mariposa Holdings, Inc. and Nora Aufreiter.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Quarterly Report on Form 10-Q for the quarter ended February 1, 2014 (File No. 333-133184-12) filed on March 12, 2014.
10.27	Director Services Agreement, dated April 30, 2014, by and between NM Mariposa Holdings, Inc. and Philippe Bourguignon.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 2, 2014 (File No. 333-133184-12) filed on September 26, 2014.
10.28	Director Services Agreement, dated April 30, 2014, by and between NM Mariposa Holdings, Inc. and Adam Brotman.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 2, 2014 (File No. 333-133184-12) filed on September 26, 2014.
12.1	Computation of Ratio of Earnings to Fixed Charges.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 2, 2014 (File No. 333-133184-12) filed on September 26, 2014. -
14.1	The Neiman Marcus Group, Inc. Code of Ethics and Conduct.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended August 3, 2013 (File No. 333-133184-12) filed on September 26, 2013.
14.2	The Neiman Marcus Group, Inc. Code of Ethics for Financial Professionals.	Incorporated herein by reference to Neiman Marcus Group LTD LLC's Annual Report on Form 10-K for the fiscal year ended July 31, 2010 (File No. 333-133184-12) filed on October 1, 2010.
21.1	Subsidiaries of the Company.	To be filed by amendment.
23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1).	To be filed by amendment.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.	Filed herewith.

Exhibit		Method of Filing
24.1	Power of attorney.	Included on the signature page of this registration statement.

(1)
Portions of these exhibits have been omitted pursuant to a request for confidential treatment.